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Proxy Statement-Prospectus

Central Sierra Bank 373 West St. Charles Street San Andreas, California 95249 (209) 754-3000	Western Sierra Bancorp 4080 Plaza Goldorado Circle Cameron Park, California 95682 (530) 677-5600

        The Board of Directors of Central Sierra Bank, referred to as Central Sierra, has scheduled its special shareholders' meeting for the purpose of approving a merger transaction; and voting on other matters that may properly come before the meeting.

        If approved, the merger will result in Central Sierra being merged with and into Central California Bank, a wholly-owned subsidiary of Western Sierra Bancorp, referred to as Western.

        You are cordially invited to attend the special shareholders' meeting, which will be held at Central Sierra's head office, 373 West St. Charles Street, San Andreas, California 95249, on Wednesday, June 25, 2003, at 4:00 p.m. If you are not able to attend, a proxy authorizing someone else to vote for you in the way that you specify is enclosed. This proxy statement-prospectus provides you with detailed information about the merger, Central Sierra and Western.

        Central Sierra and Western entered into a merger agreement on March 12, 2003. The merger agreement was amended on May 12, 2003. A copy of that agreement and the amendment is attached as Appendix A to this proxy statement-prospectus. Under the terms of the merger agreement, Central Sierra will be merged with and into Central California Bank, a wholly-owned subsidiary of Western. You will have the choice of electing to receive newly issued shares of Western common stock; cash; or a combination of both; subject to certain restrictions discussed in this proxy statement-prospectus. As of May 12, 2003, the value of the merger consideration was $23.82 per share, based upon the $31.04 average closing price of Western common stock for the twenty trading days ending on May 9, 2003. You should read the section entitled "The Merger—Calculation of Consideration to be Paid to Central Sierra Shareholders" for additional information.

        Western's common stock is quoted on the Nasdaq-National Market System, or Nasdaq-NMS, under the symbol "WSBA."

        You will be entitled to dissenters' rights in connection with the merger if you comply with the applicable provisions of California law. You should read the section entitled "The Merger—Dissenters' Rights of Central Sierra Shareholders" and Appendix B to this proxy statement-prospectus for additional information.

        Please read the section entitled "Risk Factors" beginning on page 8 for a discussion of certain factors that you should consider when deciding on how to vote on the merger.

        This proxy statement-prospectus is dated May 13, 2003 and is first being mailed to shareholders on or about May 16, 2003.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities regulators have approved either the acquisition described in this proxy statement-prospectus or the Western common stock to be issued in the acquisition, nor have they determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The shares of Western common stock offered through this proxy statement-prospectus are not deposits and are not insured by the Federal Deposit Insurance Corporation, or FDIC. Western and Central Sierra do not guarantee the investment value of the transaction described in this proxy statement-prospectus.

        The information contained in this proxy statement-prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Central Sierra Bank
373 West St. Charles Street
San Andreas, California 95249

Notice of Special Meeting of Shareholders
June 25, 2003

To:	The Shareholders of Central Sierra Bank

        Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the special meeting of shareholders of Central Sierra Bank will be held at Central Sierra's head office located at 373 West St. Charles Street, San Andreas, California, on Wednesday, June 25, 2003 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

1.
Approval of the Merger Agreement. To approve the merger agreement dated March 12, 2003 and the amendment to the merger agreement, attached as Appendix A to the proxy statement-prospectus and the transactions contemplated by the merger agreement, as amended.

2.
Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

        The merger agreement, as amended sets forth the terms of the acquisition of Central Sierra by Western Sierra Bancorp. As a result of the acquisition, all shareholders of Central Sierra will have a choice of electing to receive for their shares of Central Sierra common stock newly issued shares of Western common stock, cash, or a combination of both. The election is subject to certain restrictions which are listed and discussed in detail in the proxy statement-prospectus and in the merger agreement, as amended which is attached as Appendix A to the proxy statement-prospectus. The transaction is also more fully described in the enclosed proxy statement-prospectus and in Appendix A.

        The Board of Directors has fixed the close of business on May 7, 2003 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

        Since the affirmative vote of shareholders holding not less than a majority of the outstanding shares of Central Sierra common stock is required to approve the merger agreement, as amended and the transactions contemplated by the merger agreement, as amended, it is essential that all shareholders vote. You are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you do attend the meeting you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors

Dated: May 13, 2003	Debbie Weyrauch Assistant Corporate Secretary

i

Information Regarding Western	50
Business of Western	50
Properties of Western	53
Management's Discussion & Analysis of Financial Condition and Results of Operations	55
Financial Condition	57
Results of Operations	59
Quantitative & Qualitative Disclosure About Market Risk	72
Certain Information Regarding Western's Management and Principal Shareholders	74
Description of Capital Stock	85
Available Information	85
Information Regarding Central Sierra	87
Business of Central Sierra	87
Properties of Central Sierra	89
Litigation	89
Supervision and Regulation	89
Certain Information Regarding Central Sierra's Management and Principal Shareholders	89
Director Compensation	91
Summary Financial Data	93
Management's Discussion and Analysis of Financial Condition and Results of Operations	95
Description of Capital Stock	109
Comparison of Shareholder Rights	110
Comparison of Corporate Structure	110
Voting Rights	110
Dividends	110
Number of Directors	111
Indemnification of Directors and Officers	111
Supervision and Regulation	112
Introduction	112
Western	112
Western's Banking Subsidiaries and Central Sierra	116
Validity of Western's Common Stock	129
Experts	129
Index to Financial Statements	130
Western Sierra Bancorp Consolidated Financial Statements	F-1
Central Sierra Bank Financial Statements	F-38

List of Appendices

Agreement and Plan of Reorganization dated March 12, 2003, by and between Western Sierra Bancorp, Central California Bank and Central Sierra Bank, as amended	Appendix A
Chapter 13 of the California Corporations Code	Appendix B
Fairness Opinion of Hoefer & Arnett	Appendix C

ii

Questions and Answers About the Merger

        This question and answer summary highlights selected information contained in other sections of this proxy statement-prospectus. To understand the merger more fully, you should carefully read this entire proxy statement-prospectus, including all appendices and financial statements.

Q:
What am I being asked to vote on?

A:
You are being asked to vote on an agreement which, if approved, will result in Central Sierra being merged with and into Central California Bank, a wholly-owned subsidiary of Western.

Q:
What will happen if Central Sierra shareholders approve the merger?

A:
If Central Sierra shareholders approve the merger, and all regulatory approvals are obtained, Central Sierra will merge with Central California Bank, a wholly-owned bank subsidiary of Western, and Central Sierra will cease to operate.

Q:
Why is Central Sierra merging with Western?

A:
Western's and Central Sierra's respective managements believe that their respective shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could individually accomplish. Western and Central Sierra believe that their similar and complementary financial products and services in the Northern California market will contribute to enhanced future performance, as well as providing a larger shareholder base. Western and Central Sierra believe a larger shareholder base will increase shareholder liquidity and provide for increased shareholder value. Please read the section entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors" for additional information.

Q:
Should I send in my certificates now?

A:
No. You should not send your Central Sierra stock certificates in the envelope provided for use in returning your proxy. You will be sent written instructions for exchanging your stock certificates only if the merger is approved and completed.

Q:
What happens if I do not return my proxy card?

A:
If you fail to execute and return your proxy card, it will have the same effect as voting against the merger.

Q:
What risks should I consider before I vote on the merger?

A:
The risks that you should consider in deciding how to vote on the merger are explained in the section of this proxy statement-prospectus entitled "Risk Factors." You are urged to read this section, as well as the rest of this proxy statement-prospectus, before deciding how to vote.

Q:
How do I vote?

A:
Just indicate on your proxy card how you want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Central Sierra special shareholders' meeting. Alternatively, you may attend the meeting and vote in person.

  If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the merger.

  You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Central Sierra special shareholders' meeting by following the directions on page 17 and either change your vote or attend the meeting and vote in person.

Q:
If my shares are held in my broker's name, will my broker vote them for me?

A:
No. Your broker can only vote your shares of Central Sierra common stock if you provide instructions on how to vote them. You should, therefore, instruct your broker on how to vote your shares by following the directions your broker provides when forwarding these proxy materials to you. If you do not provide voting instructions to your broker, your broker will not be able to vote your shares. This will have the effect of voting against the merger.

Q:
How do Central Sierra's directors plan to vote?

A:
All of Central Sierra's directors have committed to vote their shares in favor of the merger. Central Sierra's directors collectively hold, as of the record date for the special shareholders' meeting, 177,562 shares, or approximately 19%, of Central Sierra common stock eligible to vote. The affirmative vote of over 50%, or 455,873 shares, of Central Sierra's issued and outstanding common stock eligible to vote is needed to approve the merger.

Q:
Who can help answer my other questions?

A:
If you want to ask any additional questions about the merger, you should contact Mr. Clarence E. Hartley, President and Chief Executive Officer or Marilyn Goode, Senior Vice President, Central Sierra Bank, 373 West St. Charles Street, San Andreas, California 95249, telephone (209) 754-3000

Summary

        This summary only highlights selected information from this proxy statement-prospectus. It may not contain all the information that is important to you in deciding how to vote. You should carefully read this entire proxy statement-prospectus, including the appendices. These will give you a more complete description of the merger, the merger agreement, as amended and the transactions proposed. You should also refer to the section entitled "Information Regarding Western—Available Information."

General

        This proxy statement-prospectus relates to the proposed merger of Central Sierra Bank with Central California Bank, a wholly-owned subsidiary of Western Sierra Bancorp. Central Sierra and Western believe that the merger will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger (Pages 50 and 87)

  Western Sierra Bancorp
  4080 Plaza Goldorado Circle
  Cameron Park, California 95682
  (530) 677-5600

        Western is a bank holding company headquartered in Cameron Park, California. Western has three subsidiary banks, Western Sierra National Bank, or Western Sierra, Lake Community Bank, or Lake, and Central California Bank. Through its subsidiaries, Western serves the California communities of Cameron Park, El Dorado Hills, Lincoln, Placerville, Pollock Pines, Sacramento, Columbia, Sonora, Twain Harte, Roseville, Rocklin, Lakeport, Kelseyville, Modesto, Antioch and Turlock.

        Please read the section entitled "Information Regarding Western" for additional information about Western, Western Sierra, Lake and Central California Bank.

  Central Sierra Bank
  373 West St. Charles Street
  San Andreas, California 95249
  (209) 754-3000

        Central Sierra is a California-chartered commercial bank. Central Sierra opened for business in 1981. Central Sierra serves the Calaveras, Amador, San Joaquin and Tuolumne counties through full-service branches.

        Please read the section entitled "Information Regarding Central Sierra" for additional information.

  Central California Bank
  13775 C Mono Way
  Sonora, California 95370
  (209) 536-9900

        Central California Bank is a California-chartered commercial bank and member of the Federal Reserve System. Central California Bank opened for business in 1998. Central California Bank serves the California communities of Sonora, Twain Harte, Turlock and Antioch, through full service branches. Central California Bank also has a loan production office. Central California Bank was acquired by Western in April of 2002, and is a wholly-owned subsidiary of Western. According to the terms of the merger agreement, Central Sierra will merge with and into Central California Bank, and Central California Bank will be the survivor.

Special Shareholders' Meeting (Page 17)

        Central Sierra will hold its special shareholders' meeting at 373 West St. Charles Street, San Andreas, California 95249 on Wednesday, June 25, 2003 at 4:00 p.m. At this important meeting, Central Sierra shareholders will consider and vote upon the approval of the merger and other matters that may properly come before the special shareholders' meeting. You may vote at the Central Sierra special shareholders' meeting if you owned shares of Central Sierra common stock at the close of business on May 7, 2003. On that date, Central Sierra had 911,745 shares of common stock issued and outstanding and entitled to be voted at the shareholders' meeting. Each Central Sierra shareholder is entitled to one vote for each share he or she held on May 7, 2003. The affirmative vote of over 50%, or at least 455,873 shares entitled to vote, is required to approve the merger. Under the provisions of the California Corporations Code, Western's shareholders are not required to approve the merger. Please read the section entitled "The Central Sierra Meeting" for additional information.

The Merger (Page 19)

        The merger will result in Central Sierra being merged out of existence and into Central California Bank, a wholly-owned subsidiary of Western, subject to shareholder and regulatory approvals, as well as other customary closing conditions. Please read the sections entitled "The Merger—Structure of the Merger" and "—Certain Effects of the Merger" for additional information.

  The Merger Agreement (Page 39)

        The merger agreement, as amended is the legal document that embodies the merger's terms and governs Western's and Central Sierra's merger process, including the issuance of Western common stock and cash to Central Sierra's shareholders in connection with the merger. Please read the entire merger agreement, as amended which is attached to this proxy statement-prospectus as Appendix A. Also, please read the section entitled "The Merger—The Merger Agreement" for additional information.

  Consideration Paid to Central Sierra Shareholders (Pages 8 and 21)

        You will have the right to receive newly issued shares of Western common stock, cash, or a combination of cash and Western common stock. Please read the sections entitled "Risk Factors—Risks Regarding the Merger" and "The Merger—Calculation of Consideration to be Paid to Central Sierra Shareholders" for additional information.

  Regulatory Approvals (Page 29)

        Western must receive approvals from the Federal Reserve Board, or FRB, and the California Department of Financial Institutions, or the DFI. Western submitted applications which are currently pending. Western and Central Sierra believe the applications will be approved. Please read the section entitled "The Merger—Regulatory Approvals" for additional information.

  Votes Required; Securities Held by Insiders (Page 17)

        Approval of the merger requires the affirmative vote of over 50%, or 455,873 shares, of Central Sierra's 911,745 issued and outstanding shares of common stock. Your failure to vote in person or by proxy, or your abstention from voting entirely, will have the same effect as voting against the merger. Please read the section entitled "The Central Sierra Meeting."

        Directors and executive officers owned approximately 177,562 shares, or 19%, of Central Sierra's outstanding shares of common stock entitled to vote. Please be aware that Central Sierra's directors have entered into separate agreements in which they have agreed, among other things, to vote "FOR"

approval of the merger agreement, as amended. Please read the section entitled "The Merger—The Merger Agreement—Director Voting Agreements" for additional information.

  Opinion of Central Sierra's Financial Advisor (Page 33)

        In deciding to approve the merger, Central Sierra's Board of Directors considered, among other things, the March 12, 2003 oral opinion of Hoefer & Arnett, Central Sierra's financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by Central Sierra's shareholders as a result of the merger. Hoefer & Arnett confirmed its oral opinion by delivery of its updated written opinion dated May 12, 2003, which is attached as Appendix C. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion. Please read the section entitled "The Merger—Opinion of Financial Advisor" for additional information.

  Recommendation of Central Sierra's Board of Directors (Pages 19, 21 and 33)

        On March 12, 2003, Central Sierra's Board of Directors unanimously approved the merger agreement and the transactions contemplated by it and on May 12, 2003, unanimously approved the amendment of the merger agreement. Moreover, they unanimously believe that the merger's terms are fair to you and in your best interests. Accordingly, they unanimously recommend a vote "FOR" the proposal to approve the merger agreement, as amended, and the merger. The conclusions of Central Sierra's Board of Directors regarding the merger are based upon a number of factors. Please read the sections entitled "The Merger—Reasons for the Merger," "—Recommendation of the Board of Directors" and "—Opinion of Financial Advisor" for additional information.

  Exchange of Share Certificates (Page 39)

        After completing the merger, holders of Central Sierra stock certificates will need to exchange those certificates for new certificates of Western common stock, cash, or a combination of both. Shortly after completing the merger, Computershare Trust Company, Inc., Western's exchange agent, will send Central Sierra's shareholders detailed instructions on how to exchange their shares and elect the form of payment. Please do not send any stock certificates until you receive these instructions. Please read the section entitled "The Merger—The Merger Agreement—Election, Exchange and Proration Procedures" for additional information.

  Conditions to Closing the Merger (Page 43)

        In addition to regulatory and shareholder approvals, Western's and Central Sierra's obligations to close the merger depend on fulfilling certain conditions, unless waived, including receipt of a tax opinion from Perry-Smith LLP that the merger qualifies as a tax-free reorganization for federal income tax purposes.

        Central Sierra's obligation to close the merger is also subject to the appointment of Clarence Hartley, Robert Manassero and Ken James to Central California Bank's Board of Directors. Please read the section entitled "The Merger—The Merger Agreement—Conditions to the Parties' Obligations" for additional information.

  Closing the Merger (Page 39)

        If all required regulatory and shareholder approvals are received as planned, and if the conditions to the merger have either been met or waived, Western and Central Sierra anticipate that the merger will close on or about July 11, 2003. However, neither Western nor Central Sierra can assure you whether or when the merger will actually close. Please read the section entitled "The Merger—The Merger Agreement—The Closing" for additional information.

  Termination of the Merger (Pages 42 and 44)

        Western and Central Sierra can mutually agree to terminate or extend the merger agreement. Either Western or Central Sierra can terminate the merger agreement in the event of a material breach or the occurrence of certain other events, including receipt of an offer from a third party.

        Western and Central Sierra have agreed that in the event the merger agreement is terminated because of a material breach, the non-breaching party will be entitled to receive $200,000 from the breaching party. Additionally, a fee of $300,000 must be paid by Central Sierra if it accepts an alternative merger or similar proposal within a specified period following a termination because of a material breach by Central Sierra, or a fee of $500,000 if Central Sierra terminates the merger agreement because it elected to proceed with a third party transaction. Please read the section entitled "The Merger—The Merger Agreement—Termination" and "—Discussion with Third Parties" for additional information.

  Federal Income Tax Consequences (Page 23)

        Except for those shareholders who receive cash, Central Sierra and Western intend for the merger to be treated as a tax-free reorganization under federal tax law, so that neither Central Sierra nor Western will recognize any gain or loss. The federal income tax consequences of the merger to you, however, depend upon the type of consideration you receive in the merger. Please read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

        The tax laws are complex. Therefore, you should consult your individual tax advisor regarding the federal income tax consequences of the merger to you. You should also consult your tax advisor concerning all state, local and foreign tax consequences of the merger.

  Accounting Treatment (Page 38)

        Western must account for the merger as a purchase. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired. Please read the section entitled "The Merger—Accounting Treatment" for additional information.

Central California Bank's Management and Operations After the Merger (Page 30)

        After the merger, Central California Bank's present directors will remain directors, plus three of Central Sierra's directors will be appointed directors of Central California Bank. Additionally, Marilyn Goode will be added as an executive officer of Central California Bank. Please read the section entitled "The Merger—Certain Effects of the Merger" and "—Interests of Certain Persons in the Merger" for additional information.

Interests of Certain Persons in the Merger That Are Different From Yours (Page 31)

        The directors and executive officers of Central Sierra have financial interests in the merger over and above those of Central Sierra shareholders. You should consider these interests in deciding how to vote. Please read the section entitled "The Merger—Interests of Certain Persons in the Merger" for additional information.

Differences in Your Rights as a Shareholder (Page 110)

        As a Central Sierra shareholder, your rights are currently governed by Central Sierra's Articles of Incorporation and Bylaws and by the California Corporations Code, or Corporations Code, and the

California Financial Code, or Financial Code. If you receive Western common stock in exchange for your Central Sierra common stock, you will become a Western shareholder. Consequently, your rights as a Western shareholder will be governed by Western's Articles of Incorporation and Bylaws and by the Corporations Code, but not by the Financial Code. Therefore, the rights of Western shareholders differ from the rights of Central Sierra shareholders in certain respects. Please read the section entitled "Comparison of Shareholder Rights" for additional information.

Dissenters' Rights (Page 31)

        In the event Central Sierra's shareholders approve the merger and you do not wish to accept the consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares under the provisions of Chapter 13 of the Corporations Code. Please read the section entitled "The Merger—Dissenters' Rights of Central Sierra Shareholders" and Appendix B for additional information.

Stock Dividends; Western Stock Repurchase Plan

        On May 23, 2002, Western's Board of Directors declared a 5% stock dividend to stockholders of record on June 3, 2002, which was paid on June 14, 2002. Also, on January 14, 2003, Central Sierra's Board of Directors declared a 5% stock dividend to shareholders of record on January 14, 2003, which was paid on January 22, 2003. All per share financial data contained in this proxy statement-prospectus have been adjusted to reflect these stock dividends.

        On May 29, 2002, Western announced the repurchase of up to 5% of its outstanding common stock amounting to approximately 180,000 shares. The repurchase plan was developed in connection with Western's annual 5% stock dividend program which has been in place since 1999. The repurchase began on June 3, 2002. As of the date of this proxy statement-prospectus, Western has repurchased approximately 5,000 shares at an aggregate cost of $105,000.

Resale of Western Common Stock by Former Central Sierra Shareholders (Page 30)

        Western common stock that you receive in the merger will be freely transferable, unless you are considered an affiliate of Central Sierra. Please refer to the section entitled "The Merger—Resale of Western Common Stock" for additional information.

Risk Factors

        In addition to the other information included in this proxy statement-prospectus or incorporated by reference, you are urged to carefully consider the following factors before making a decision to approve the merger.

Risks Regarding the Merger

  Combining Western and Central Sierra May Be More Difficult Than Expected

        If Western and Central Sierra are unable to successfully integrate their businesses, operating results may suffer. Both Western and Central Sierra have operated and, until completion of the merger, will continue to operate independently of one another. It is possible that the integration process could result in the loss of key employees, disruption of Western's and Central Sierra's ongoing business or inconsistencies in standards, controls, policies or procedures. These could negatively affect both Western's and Central Sierra's ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the merger within the time period expected, if at all. As with any merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors. Even though Western has already completed several mergers and reorganizations since 1999, and successfully integrated those operations, no guarantees exist that Central Sierra's integration within Western's operations will be successful.

  You Will Not Know in Advance the Value of the Merger Consideration You Will be Entitled to Receive

        The merger agreement provides for merger consideration of $10,700,000 in cash and 385,000 shares of Western common stock. The merger agreement also provides for the payout of $9.21 in cash for each outstanding option to purchase Central Sierra common stock. This payout amount will come out of the $10,700,000 in cash. In addition, fluctuations in Western's per share market value will also change the value of the merger consideration. These two components will determine the amount that you will be entitled to receive for each share of Central Sierra common stock that you own.

        Because of the time period spanning the computation of the exchange ratio and per share value of your shares of Central Sierra common stock, you will not know in advance the amount of cash that you will be entitled to receive or the number of shares of Western common stock that you will receive until the merger is completed.

        Please read the sections entitled "The Merger—Calculation of Consideration Paid to Central Sierra Shareholders."

  The Composition of the Total Merger Consideration That You Receive May Not Be the Amount You Originally Elected

        You will have the right to choose to receive newly issued shares of Western common stock, cash, or a combination of the two equal to approximately $22.54 per share (based on the number of Central Sierra shares outstanding of 911,745, 100,848 options of Central Sierra outstanding and the market price of Western common stock of $28.00) for each share of Central Sierra common stock that you own. Your choice is limited by the fact that the $10,700,000 in cash and the 385,000 shares of Western common stock will be allocated to exchange your shares of Central Sierra common stock. These limitations could result in total Central Sierra shareholders elections' exceeding the amounts of cash or the number of shares of Western common stock allotted. Accordingly, you will be voting to approve a transaction without the certainty of knowing the actual type and amount of consideration you will receive. No assurances can be given that Central Sierra shareholders electing all cash, all Western common stock, or a combination of cash and Western common stock will receive the exact consideration elected. Should this contingency arise, your individual election will be prorated, subject to certain qualifications and limitations. Please read the sections entitled "The Merger—Calculation of Consideration Paid to Central Sierra Shareholders" and "—The Merger Agreement—Election, Exchange and Proration Procedures" for additional information.

  Your Actual Tax Consequences Will Depend on What You Receive in the Merger

        The tax consequences of the merger to you will depend upon the form of merger consideration you receive and not what you elect. Please read the section entitled "The Merger—Certain Federal Income Tax Consequences—Consequences to Central Sierra Shareholders" for additional information.

Risks Regarding Western Common Stock

  Limited Market for Western Common Stock

        Western common stock has only traded on the Nasdaq NMS under the symbol "WSBA" since July 29, 1999. Additionally, Western had 3,997,466 shares issued and outstanding as of April 17, 2003 owned by 1,665 shareholders of record. Of that amount, 552,228 shares are held by directors, executive officers and other insiders. Thus, for all practical purposes, the shares of Western common stock held by Western's directors, executive officers and other insiders do not trade. Western cannot assure you that the stock you receive in the merger may be resold at the frequency or at the prices occurring before the merger. Please read the section entitled "Markets; Market Prices and Dividends" for additional information.

Risks Regarding the Businesses of Western and Central Sierra

  Declines in Real Estate Values Could Materially Impair Profitability and Financial Condition

        Approximately 80% and 71% respectively, of Western's and Central Sierra's loans are secured by real estate collateral. A substantial portion of the real estate securing these loans is located in Northern California. Real estate values are generally affected by factors such as:

  •
  the socioeconomic conditions of the area where real estate collateral is located;

  •
  fluctuations in interest rates;

  •
  property and income tax laws;

  •
  local zoning ordinances governing the manner in which real estate may be used; and

  •
  federal, state and local environmental regulations.

        Management and the Boards of Directors of Western and Central Sierra monitor the concentrations of loans secured by real estate, which are within pre-approved limits. However, declines in real estate values could significantly reduce the value of the real estate collateral securing Western's and Central Sierra's loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, Western and Central Sierra will need to make additional loan loss provisions which, in turn, will reduce their profits. Also, if a borrower defaults on a real estate secured loan, Western and Central Sierra may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, may reduce net interest income. For additional information, please read the sections entitled "Information Regarding Western—Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information Regarding Central Sierra—Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Western's and Central Sierra's Asset Growth May Not Continue at the Same Rates as Previously Experienced

        Western and Central Sierra have experienced high rates of growth. From the end of 1998 to December 31, 2002, Western's total assets have increased from $383 million to $678 million. Central Sierra's assets have increased from $111 million at the end of 1998 to $138 million at December 31, 2002. These growth rates have resulted from acquisitions by Western, as well as from internally generated growth for both Western and Central Sierra. Sustained asset growth for Western and Central Sierra depends on their ability to successfully implement their marketing strategies, as well as Western's ability to make future acquisitions consistent with its strategic plans. Western's and Central Sierra's continued success in achieving these goals cannot be guaranteed and, therefore, there can be no assurances that Western and Central Sierra will experience the same rates of growth previously experienced.

A Warning about Forward Looking Statements

        Western and Central Sierra make forward-looking statements in this proxy statement-prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results after the merger. These forward-looking statements are based on the beliefs and assumptions of Western's and Central Sierra's managements, as well as on information currently available to them. While Central Sierra and Western believe that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on their beliefs as well as assumptions they have made, those expectations may ultimately prove to be incorrect.

        Forward-looking statements include information concerning possible or assumed future results about the operations of Western and/or Central Sierra made throughout this proxy statement-prospectus. Also, when any of the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" or similar expressions are used, forward-looking statements are being made.

        Many possible events or factors could affect Western's and Central Sierra's future results and performance after the merger. The events or factors that could cause results or performance to materially differ from those expressed in the forward-looking statements include:

  •
  lower than expected consolidated revenues for Western;

  •
  higher than expected merger related costs;

  •
  losses of deposit and loan customers resulting from the merger;

  •
  greater than expected operating costs and/or loan losses;

  •
  significant increases in competition;

  •
  unexpected difficulties or delays in obtaining regulatory approvals for the merger;

  •
  the inability to achieve expected cost savings from the merger, or the inability to achieve those savings as soon as expected;

  •
  adverse changes in interest rates and economic or business conditions;

  •
  adverse legislative or regulatory changes affecting Western's and Central Sierra's businesses;

  •
  unexpected costs and difficulties in adapting to technological changes and integrating systems;

  •
  adverse changes in the securities markets; and

  •
  the effects of terrorist attacks in the U.S. or abroad or other events affecting world peace or international commerce.

        Due to the uncertainties surrounding these events or factors, you should not unduly rely on the forward-looking statements made in this proxy statement-prospectus. Actual results may materially differ from those currently expected or anticipated.

        Forward-looking statements are not guarantees of performance. Instead, they involve risks, uncertainties and assumptions. The future results and shareholder value of Western following completion of the merger may materially differ from those expressed in these forward-looking statements. Many of the factors described under the section of this proxy statement-prospectus entitled "Risk Factors" will determine the results and values of Western, and are beyond Western's and Central Sierra's ability to control or predict. As a result, Western and Central Sierra claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 for the forward-looking statements contained in this proxy statement-prospectus.

Markets; Market Prices And Dividends

        The following chart summarizes the approximate high and low bid prices and dividends declared per share for Western and Central Sierra common stock. Western common stock has been quoted on the Nasdaq-NMS and traded under the symbol "WSBA" since July 29, 1999. Before that date, Western common stock was traded on the over-the-counter marker under the symbol "WESA." Central Sierra common stock is quoted on the over-the-counter market the symbol "CESR.OB." The information in the following table is based upon information provided by the OTC Bulletin Board for prices on the over-the-counter market and by the National Association of Securities Dealers for prices on the Nasdaq-NMS. This information has been retroactively adjusted to reflect previous stock dividends, including the 5% stock dividends paid by Western on June 14, 2002 and November 26, 2001 to shareholders of record on June 3, 2002 and November 15, 2001, respectively, and Central Sierra's 5% stock dividend paid on January 22, 2003 to shareholders of record on January 14, 2003. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	Western Common Stock			Central Sierra Common Stock
	High Bid	Low Bid	Dividends(1)	High Bid	Low Bid	Dividends
2001
First Quarter	$13.61	$9.07		$12.94	$11.46	$.143 cash
Second Quarter	$13.60	$11.56		$13.98	$12.05	$.143 cash
Third Quarter	$13.97	$12.70		$13.68	$12.18	$.143 cash
Fourth Quarter	$15.48	$11.79	5% stock	$12.91	$12.32	$.143 cash
2002
First Quarter	$19.92	$17.69		$15.80	$12.96	$.143 cash
Second Quarter	$26.53	$19.41	5% stock	$14.04	$12.63	$.143 cash
Third Quarter	$25.40	$20.40		$14.19	$12.62	$.143 cash
Fourth Quarter	$27.00	$22.01		$12.76	$11.90
2003
First Quarter	$31.03	$26.19		$22.18	$11.76	5% stock
Second Quarter through May 12, 2003	$33.31	$29.99		$23.20	$21.60

(1)
Represents cash dividends paid by Sentinel Community Bank prior to its merger with Western.

        The following table sets forth the closing price per share of Western common stock on the Nasdaq-NMS and the closing price per share of Central Sierra common stock as reported by the OTC Bulletin Board on March 12, 2003, the last trading day before the date on which Western and Central Sierra announced the execution of the merger agreement, and as of May 12, 2003, the last practicable date prior to the date of this proxy statement-prospectus.

Market Price Per Share as of	Western Common Stock	Central Sierra Common Stock
March 12, 2003	$27.50	$15.85
May 12, 2003	$33.31	$23.50

        You should obtain current market quotations for Western and Central Sierra common stock. The market price of Western common stock will probably fluctuate between the date of this proxy statement-prospectus, the date on which the merger is completed and after the merger. Because the market price of Western common stock is subject to fluctuation, the number of shares of Western common stock that you may receive in the merger may increase or decrease.

Selected Financial Data

        Western and Central Sierra are providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Western and Central Sierra. The charts also show results as if the companies had been combined for the periods presented after giving effect to the purchase method of accounting and other merger-related adjustments described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements on page 49. When you read this information, you should also read the information under the Section "Unaudited Pro Forma Condensed Combined Financial Data" on pages 46 through 58.

Western

        Western derived its annual historical financial data for 2002 and 2001 from the audited consolidated financial statements included elsewhere herein. In the opinion of Western's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at those dates and for those periods have been made.

Western Sierra Bancorp

	At or For the Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$38,895	$35,780	$34,048	$28,508	$26,854
Interest expense	9,746	13,752	14,595	10,858	10,994

Net interest income	29,149	22,028	19,453	17,650	15,860
Provision for loan losses	2,026	925	380	920	1,011

Net interest income after provision for loan losses	27,123	21,103	19,073	16,730	14,849
Other operating income	7,464	5,447	3,745	3,580	4,284
Other operating expenses	23,146	17,876	16,602	15,401	16,556

Income before taxes	11,441	8,674	6,216	4,909	2,577
Income tax expense	3,437	3,238	2,332	1,601	875

Net income	$8,004	$5,436	$3,884	$3,308	$1,702

Ending Balance Sheet Data:
Assets	$677,788	$510,622	$474,603	$391,883	$382,503
Investment securities	$69,039	$74,642	$74,134	$72,179	$70,187
Loans, net of allowance for loan losses	$531,671	$383,337	$324,856	$270,562	$212,422
Allowance for loan losses	$7,113	$5,097	$4,395	$3,794	$2,988
Deposits	$589,373	$448,631	$433,771	$343,184	$343,442
Other liabilities	$18,076	$6,080	$4,695	$17,784	$9,754
Mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts	$16,000	$16,000	$0	$0	$0
Total shareholders' equity	$54,339	$39,911	$36,137	$30,915	$29,307
Per Share Data(1) and Other Selected Ratios:
Net income per common share:
Basic	$2.06	$1.44	$1.03	$0.89	$0.48
Diluted	$1.98	$1.40	$1.01	$0.86	$0.47
Cash dividends declared per share	$0.00	$0.00	$0.05	$0.05	$0.04
Book value per share	$13.62	$10.78	$9.50	$8.61	$8.72
Shareholders' equity to assets at period end	8.02%	7.82%	7.61%	7.89%	7.66%
Return on average assets	1.31%	1.10%	0.91%	0.87%	0.49%
Return on average equity	16.91%	14.47%	12.08%	11.71%	6.13%
Average equity to average assets	7.74%	7.62%	7.51%	7.49%	8.01%
Net interest margin	5.34%	5.02%	5.14%	5.27%	5.14%

(1)
All per share data have been retroactively adjusted for stock dividends.

Central Sierra

        Central Sierra derived its historical financial data for 2002 and 2001 from its audited financial statements included elsewhere herein. The audit report of Arthur Andersen LLP contained in the Central Sierra Financial Statements with respect to the balance sheet for the year ended December 31, 2001 and the statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, was issued on February 1, 2002. Arthur Andersen has not reissued its report in connection with this proxy statement-prospectus.

Central Sierra Bank

	At or For the Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$7,622	$9,597	$9,275	$8,095	$8,455
Interest expense	2,240	4,059	3,473	2,837	3,026

Net interest income	5,382	5,538	5,802	5,258	5,429
Provision for loan losses	45	140	160	190	172

Net interest income after provision for loan losses	5,337	5,398	5,642	5,068	5,257
Other operating income	854	763	750	812	794
Other operating expenses	4,594	4,589	4,239	4,168	4,311

Income before taxes	1,597	1,572	2,153	1,712	1,740
Income tax expense	640	628	867	696	713

Net income	$957	$944	$1,286	1,016	1,027

Ending Balance Sheet Data:
Assets	$137,677	$139,748	$123,465	$100,197	$110,855
Investment securities	11,487	6,345	11,726	15,741	14,314
Loans, net of allowance for loan losses	85,474	78,559	76,651	66,057	64,539
Allowance for loan losses	1,210	1,153	1,027	927	848
Deposits	118,612	120,803	105,238	90,400	101,086
Other liabilities	637	1,084	790	516	855
Total shareholders' equity	10,778	10,211	9,787	9,280	8,913
Per Share Data(1) and Other Selected Ratios:
Net income per common share:
Basic	$1.05	$1.04	$1.42	$1.12	$1.13
Diluted	$1.04	$1.04	N/A	N/A	N/A
Cash dividends declared per share	$0.43	$0.57	$0.86	$0.71	$0.57
Book value per share	$11.86	$11.23	$10.77	$10.21	$9.81
Shareholders' equity to assets at period end	7.83%	7.31%	7.93%	9.26%	8.04%
Return on average assets	0.70%	0.69%	1.13%	0.94%	0.99%
Return on average equity	9.36%	9.34%	13.35%	11.00%	11.81%
Average equity to average assets	7.52%	7.42%	8.44%	8.53%	8.37%
Net interest margin	4.17%	4.27%	5.37%	5.17%	5.56%

(1)
All per share data have been retroactively adjusted for stock dividends.

Summary Unaudited Pro Forma Combined Financial Data

        The following summary unaudited pro forma combined financial data gives effect to the merger in a transaction to be accounted for as a purchase. The unaudited pro forma combined balance sheet data is based on the individual balance sheets of Western and Central Sierra appearing elsewhere in this proxy statement-prospectus and have been prepared as if the merger had been effective on December 31, 2002 after giving effect to purchase accounting and other related adjustments. The unaudited pro forma combined results of operations combine the individual income statements of Western and Central Sierra appearing elsewhere in this proxy statement-prospectus for the year ended December 31, 2002 as if the acquisition had been effective at the beginning of the period presented after giving effect to purchase accounting and other related adjustments.

        The summary unaudited pro forma combined financial data reflects the application of the purchase method of accounting for the merger. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing. Estimates of the fair values of Central Sierra's assets and liabilities have been combined with recorded values of the assets and liabilities of Western. However, changes to the adjustments included in the summary unaudited pro forma combined financial data are expected as evaluations of assets and liabilities are completed and as additional information becomes available. Accordingly, the final actual combined amounts will differ from those set forth in the summary unaudited pro forma combined financial data. Please refer to the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" for additional information.

        The pro forma earnings are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of revenues or cost savings. Please read the sections entitled "A Warning About Forward Looking Statements" and "Risk Factors" for additional information.

Western Sierra Bancorp Pro Forma

At or For the Year Ended December 31, 2002
(Dollars in thousands)
Results of Operations:
Interest income	$46,377
Interest expense	11,884

Net interest income	34,493
Provision for loan losses	2,071

Net interest income after provision for loan losses	32,422
Other operating income	8,318
Other operating expenses	27,407

Income before taxes	13,333
Income tax expense	4,186

Net income	$9,147

Ending Balance Sheet Data:
Assets	$819,667
Investment securities	80,544
Loans, net of allowance for loan losses	617,145
Deposits	707,985
Borrowed funds	26,350
Other liabilities	4,213
Mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts	16,000
Total shareholders' equity	65,119
Per Share Data(1) and Other Selected Ratios:
Net income per common share:
Basic	$2.14
Diluted	$2.07
Dividends declared per share	$0.09
Book value per share	$14.89
Shareholders' equity to assets at period end	7.9%
Return on average assets	1.15%
Return on average equity	15.10%
Average equity to average assets	7.38%
Net interest margin	5.02%

(1)
All per share data have been retroactively adjusted for stock dividends.

Selected Historical and Pro Forma Per Share Data

        The table below shows the earnings, book value and dividends per share for Western and Central Sierra both on a historical and a pro forma basis. The Western pro forma data was derived by combining historical consolidated financial information of Western and Central Sierra using the purchase method of accounting for business combinations. Central Sierra's equivalent pro forma data was derived by multiplying the Western pro forma income per share before nonrecurring charges or credits directly attributable to the transaction, the pro forma book value per share, and the pro forma dividends per share by an assumed exchange ratio of $10.7170 in cash and .42226 shares of Western common stock for each share of Central Sierra common stock, so that the per share amounts are equated to the respective values for one share of Central Sierra common stock.

        The table below reflects the selected historical and pro forma per share data of Central California Bank from April 1, 2002 to December 31, 2002. The selected financial data of Central California Bank for the period from January 1, 2002 to March 31, 2002 is not included in Western's pro forma data because the acquisition of Central California Bank was accounted for as a purchase and the transaction was consummated on April 1, 2002. Management of Western and Central Sierra believe the selected historical and pro forma data for Central California Bank for the period from January 1, 2002 to March 31, 2002 would not have a significant impact on the proforma combined total.

        You should read the respective audited financial statements and related footnotes of Western and Central Sierra attached to this proxy statement-prospectus.

At or For the Year Ended December 31, 2002
Basic earnings per share:
Western	$2.06
Central Sierra	$1.05
Western unaudited pro forma	$2.14
Central Sierra equivalent pro forma	$1.72
Diluted earnings per share:
Western	$1.98
Central Sierra	$1.04
Western unaudited pro forma	$2.07
Central Sierra equivalent pro forma	$1.67
Dividends per share:
Western cash dividends per share	$0.00
Central Sierra cash dividends per share	$0.43
Western unaudited pro forma cash dividends per share	$0.09
Central Sierra equivalent pro forma cash dividends per share	$0.07
Book value per share:
Western	$13.63
Central Sierra	$11.86
Western unaudited pro forma	$14.89
Central Sierra equivalent pro forma	$11.99

The Central Sierra Meeting

General

        Central Sierra Bank will hold a special shareholders' meeting on June 25, 2003 at 4:00 p.m., local time, at 373 West St. Charles Street, San Andreas, California 95249. At the special shareholders' meeting you will be asked to consider and vote on the approval of the merger agreement, as amended, and any other matters that may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of Central Sierra common stock at the close of business on May 7, 2003, the record date for Central Sierra's special shareholders' meeting, are entitled to receive notice of and to vote at the special shareholders' meeting. On the record date, Central Sierra had 911,745 shares of its common stock issued, outstanding and eligible to vote at the special shareholders' meeting. A majority of the shares of Central Sierra common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders' meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the special shareholders' meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

        Each holder of Central Sierra common stock will be entitled to one vote, in person or by proxy, for each share of Central Sierra common stock held on the record date on approval of the merger agreement, as amended.

Votes Required

        Approval of the merger agreement, as amended and the merger requires the affirmative vote of at least a majority of the shares of Central Sierra common stock outstanding on the record date. As of the record date, Central Sierra's directors and executive officers owned 177,562 shares, representing approximately 19%, of Central Sierra's issued and outstanding shares of common stock entitled to vote.

Voting of Proxies

  Submitting Proxies

        Central Sierra shareholders may vote their shares in person by attending the special shareholders' meeting or they may vote their shares by proxy. In order to vote by proxy, Central Sierra shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" approval of the merger. Central Sierra shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Central Sierra special shareholders' meeting. It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the proposal to approve the merger agreement, as amended and the merger.

  Revoking Proxies

        Central Sierra shareholders of record may revoke their proxies at any time before the time their proxies are voted at the Central Sierra special shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Central Sierra, by a later-dated proxy signed and returned by mail or by attending the special shareholders' meeting and voting in person. Attendance at the special shareholders' meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Central Sierra shareholders who wish to revoke their proxies must inform Central Sierra's Corporate Secretary at the special shareholders' meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Central Sierra's special shareholders' meeting as follows:

      Central Sierra Bank
      373 West St. Charles
      P.O. Box 729
      San Andreas, California 95249
      Attention: Ms. Debbie Weyrauch
      Assistant Corporate Secretary

  Abstentions and Broker Nonvotes

        The presence, in person or by properly executed proxy, of the holders of a majority of Central Sierra's outstanding shares entitled to vote is necessary to constitute a quorum at the special shareholders' meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of Central Sierra common stock are prohibited from giving a proxy to vote those shares regarding approval of the merger and the merger agreement, as amended, in the absence of specific instructions from beneficial owners. We refer to these as "broker nonvotes." Abstentions and broker nonvotes will not be counted as a vote "FOR" or "AGAINST" the merger agreement, as amended and merger at the Central Sierra special shareholders' meeting. However, abstentions and broker nonvotes will have the same effect as a vote "AGAINST" the merger agreement, as amended and merger.

  Other Matters

        In addition to voting for approval of the merger, any other matters that are properly presented at the special shareholders' meeting will be acted upon. Central Sierra's management does not presently know of any other matters to be presented at the Central Sierra special shareholders' meeting other than those set forth in this proxy statement-prospectus. If other matters come before the special shareholders' meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Central Sierra's Board of Directors.

  Solicitation of Proxies

        Central Sierra's Board of Directors is soliciting the proxies for the Central Sierra special shareholders' meeting. Central Sierra will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Central Sierra's directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, telegram or in person. If Central Sierra's management deems it advisable, the services of individuals or companies that are not regularly employed by Central Sierra may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Central Sierra will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

        Central Sierra shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. Instructions for the surrender of stock certificates representing shares of Central Sierra common stock will be mailed by Computershare Trust Company, Inc., Western's exchange agent, to former Central Sierra shareholders shortly after the merger is completed. Please read the section entitled "The Merger—The Merger Agreement—Exchange of Stock Certificates" for additional information.

The Merger

        This section of the proxy statement-prospectus describes certain aspects of the proposed merger. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire proxy statement-prospectus, including the appendices. A copy of the merger agreement, as amended is attached as Appendix A to this proxy statement-prospectus. The following discussion, and the discussion under the subsection entitled "The Merger Agreement," describes important aspects of the merger and the material terms of the merger agreement, as amended. These descriptions are qualified by reference to Appendix A.

Background and Reasons for the Merger; Recommendation of the Board of Directors

        Central Sierra has conducted general banking operations to serve individuals and small- to medium-sized businesses since November 12, 1981. In serving individuals and small businesses, Central Sierra historically has focused on a community-based approach to banking.

        During the past two fiscal years, Central Sierra's net interest income has fluctuated due to the general decline in the interest rates. The decline in interest rates had a greater impact on Central Sierra's operations due to the mismatch of investments and deposits. This mismatch caused a decline in Central Sierra's net income in 2001 and restricted its growth. During the third quarter of 2002, Central Sierra suspended its cash dividends in order to increase its capital. It was also during this quarter that Central Sierra considered other alternatives, such as an acquisition or merger, as a method of increasing shareholder value.

        On January 14, 2003, the president of Western contacted the president of Central Sierra about a possible combination. These discussions led to the signing of the confidentiality agreement on February 11, 2003, along with a confidential term sheet outlining the proposed structure of the acquisition. Following the signing of the confidentiality agreement and term sheet, Central Sierra and Western conducted due diligence on each other's institutions, which led to the signing of the merger agreement in March 12, 2003.

        During the course of negotiations and discussions, Central Sierra's Board of Directors consulted with its senior management. Over the course of these negotiations and discussions, Central Sierra's Board of Directors and senior management determined that the merger might provide the following opportunities:

  •
  Expansion of Central Sierra services and products including cash management, online banking, SBA loans, enhanced commercial and mortgage loan programs with higher lending limits, expanded geographical branch offices and other offices, bill pay and presentment, positive pay, lock box, Fast Track small loans, leasing programs, and credit cards.

  •
  Improved earnings through consolidation of certain back office functions, such as accounting, computer processing, personnel and stock transactions;

  •
  Favorable acquisition price and increased liquidity for Central Sierra shareholders;

  •
  The advantages of being part of a larger entity, including the effect of a higher lending limit on Central Sierra's customers and prospective customers and the generally higher trading multiples of larger financial institutions; and

  •
  The fact that Western common stock trades on the Nasdaq National Market and the historical trading volume of its common stock, and the possibility of greater market capitalization and liquidity of Western common stock following the merger compared to Central Sierra's current stock liquidity.

        Central Sierra's Board of Directors also considered the potential problems of management compatibility, the complexity of the data processing conversion, the integrating of a loan portfolio primarily based on real estate and the ability to effectively combine the operations of Central Sierra and Central California Bank. Meetings between Central Sierra's and Central California Bank's senior management teams and Boards of Directors brought out the similarity of banking and customer attention philosophies which the two entities share. At the Central Sierra Board of Directors' meeting approving the merger, the following material factors were considered:

  •
  The economic conditions and prospects for the markets in which Central Sierra operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

  •
  The enhancement of Central Sierra's competitiveness and Central Sierra's ability to serve its customers, depositors, creditors, other constituents and the communities in which Central Sierra operates as a result of the merger with Central California Bank;

  •
  Information concerning the business, results of operations, asset quality and financial condition of Central Sierra on a stand-alone basis and on a combined basis with Central California Bank, and the future growth prospects following the merger;

  •
  The cost savings in operations which the management of Central Sierra believes may be achieved as a result of the merger;

  •
  An assessment of the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

  •
  The anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Central Sierra;

  •
  The terms and conditions of the merger agreement and related agreements;

  •
  The potential downside of the merger. These were principally the challenges of merging two distinctively different entities into one well-managed institution and related credit risk if a severe economic downturn were to occur in the near future;

  •
  The information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Western;

  •
  The information with respect to historical and recent trading prices for Central Sierra common stock and Western common stock and possible trading prices for each independently and on a combined basis in the future;

  •
  The belief that the merger will greatly enhance the long-term prospects for stock value;

  •
  The tax-free nature of the merger as to shares of Western common stock received in exchange for shares of Central common stock;

  •
  The flexibility of the pricing in the transaction presenting the opportunity for Central Sierra shareholders to receive Western common stock, cash or a combination of both in exchange for their shares of Central Sierra common stock;

  •
  Review of the results of financial and business due diligence completed by Central Sierra's officers and representatives; and

  •
  The presentations by Hoefer & Arnett, Incorporated and their opinion that the consideration to be received by Central Sierra's shareholders in the merger is fair to Central Sierra shareholders from a financial point of view.

        The foregoing discussion of the information and factors considered by the Central Sierra Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Central Sierra Board of Directors. In reaching its determination to approve and recommend the principal terms of the merger agreement, as amended, the Central Sierra Board of Directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

        For reasons set forth above, the Central Sierra Board of Directors has unanimously approved the merger agreement, as amended as in the best interest of Central Sierra and its shareholders and unanimously recommends that the Central Sierra shareholders approve the principal terms of the merger agreement, as amended.

Structure of the Merger

        The merger agreement provides that Central Sierra will merge with and into Central California Bank, Western's wholly-owned subsidiary. As a result of the merger, Central California Bank will be the surviving bank and will operate under the name "Central California Bank." Each share of Central Sierra common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive shares of Western common stock, cash, or a combination of both, based on a formula exchange ratio. Each share of Western common stock outstanding will remain outstanding after the merger. Please read the sections entitled "The Merger—Calculation of Consideration Paid to Central Sierra Shareholders" and "—Dissenters' Rights" for additional information.

Calculation of Consideration to be Paid to Central Sierra Shareholders

        Under the terms of the merger agreement, Western shall pay an aggregate of $10,700,000 in cash and 385,000 shares of Western common stock to Central Sierra shareholders and option holders. The shares of Western common stock shall be valued based upon the average of the daily closing price of a share of Western common stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the effective time of the merger ("average Western stock price.")

        On a per share basis, each share of Central Sierra common stock will be entitled to receive the aggregate merger consideration described above, adjusted for the cash payment to option holders, divided by the number of shares of Central Sierra common stock issued and outstanding just before the merger becomes effective.

        According to the terms of the merger agreement, as amended, Central Sierra shareholders will be entitled to receive the Central Sierra per share merger consideration in the form of: newly issued shares of Western common stock based upon an exchange ratio; cash; or a combination of cash and/or Western common stock.

        The merger agreement also provides for the payout of $9.21 in cash for each outstanding option to purchase Central Sierra common stock. This payout amount will come out of the $10,700,000 in cash. In addition, cash will be paid to Central Sierra shareholders in lieu of any fractional shares of Western common stock they would otherwise be entitled to receive, and cash will be paid to any shareholder who perfects his or her dissenter's rights.

        The following table provides an illustration, at various assumed average per share closing prices of Western average stock prices, of the number of shares of Western common stock to be issued, the aggregate value of merger consideration to be received by Central Sierra shareholders and option holders, and the Central Sierra per share consideration. Please note that the following table is only an illustration. The Central Sierra per share merger consideration was computed based upon 911,745 shares of common stock issued and outstanding on March 12, 2003, and 100,848 options outstanding.

Assumed Average Western Stock Prices	Number of Western Shares to be Issued	Aggregate Value of Merger Consideration	Value of Central Sierra per Share Merger Consideration
$25.00	385,000	$20,325,000	$21.27
$26.00	385,000	$20,710,000	$21.70
$27.00	385,000	$21,095,000	$22.12
$28.00	385,000	$21,480,000	$22.54
$29.00	385,000	$21,865,000	$22.96
$30.00	385,000	$22,250,000	$23.39
$31.00	385,000	$22,635,000	$23.81
$32.00	385,000	$23,020,000	$24.33

        As the table above illustrates, as the average Western stock price increases, the aggregate value of the merger consideration also increases.

  Fractional Shares

        It is very likely that most of Central Sierra's shareholders will be entitled to receive a fractional interest of a share of Western common stock in addition to a whole number of shares of Western common stock. The merger agreement provides that, in lieu of receiving a fractional share, Central Sierra's shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest.

  Illustration of Exchange

        The per share merger consideration paid to individual Central Sierra shareholders will comprise either all cash, part cash and part Western common stock, or only Western common stock. All of the option holders have agreed not to exercise their options pending completion of the merger and will receive $9.21 per share held under options. Shareholders who elect to receive all Western common stock will have their elections filled first. The following chart illustrates the approximate amounts of cash and shares of Western common stock that a Central Sierra shareholder, owning 100 shares, would receive, if either all cash were elected or all shares of Western common stock were elected, assuming the average Western stock prices of $25.00, $28.00 and $31.00. The amounts of cash received in each example are adjusted for the amount of cash that would be paid in lieu of issuing fractional shares of Western common stock. Please note that the values of average Western stock prices used are for illustrative purposes only, and do not indicate what the actual value will eventually be at the time of its computation.

Assuming that 100 shares of Central Sierra common stock are
exchanged and the average Western per share stock price is:

	$25.00		$28.00		$31.00
The Central Sierra shareholder will receive cash and/or Western common stock:	Cash	Shares of Western	Cash	Shares of Western	Cash	Shares of Western
If 100% cash is elected	$2,127.37	0	$2,254.05	0	$2,380.73	0
If 100% stock is elected	$2.37	85	$14.05	80	$24.73	76

        The limits placed on the amounts of cash paid and shares of Western common stock issued in the merger makes it possible that Central Sierra shareholders, in the aggregate, may elect to receive more cash or Western common stock than allotted. To address this possibility, the merger agreement provides for specific order of the allocation of shares of Western common stock and cash payable to Central Sierra shareholders. First, all shareholders of Central Sierra who elect to receive only shares of Western common stock will receive shares up to 385,000 shares. If shareholders who elect to receive only shares of Western common stock request more stock than is available, those shareholders will divide the 385,000 shares on a pro rata basis and will receive cash for the remainder of their merger consideration. If there are shares remaining after payment to those shareholders who elect to receive only shares of Western common stock, then all shareholders of Central Sierra who elect to receive cash and stock will receive shares of Western common stock to the extent shares remain available. If the aggregate amount of merger consideration payable to shareholders who elect to receive cash and shares of Western common stock exceeds the number of remaining shares of Western common stock available, then those shareholder will divide the remaining shares of Western common stock on a pro rata basis and will receive cash for the remainder of their merger consideration. If there are shares remaining after payment to those shareholders who elect to receive cash and stock, then those shareholders who make no election or an improper election, shall receive shares of Western common stock as their merger consideration. If the aggregate amount of merger consideration payable to shareholders who make no election or an improper election exceeds the number of remaining shares of Western common stock available, then those shareholder will divide the remaining shares of Western common stock on a pro rata basis and will receive cash for the remainder of their merger consideration. Finally, the shareholders who elect to receive all cash shall receive the remaining shares of Western common stock, if any, on a pro rata basis and shall receive cash for the remainder of their merger consideration. Accordingly, based on the aggregate form of payment chosen by Central Sierra shareholders, an individual Central Sierra shareholder may not receive the exact amount of cash and/or Western common stock that he or she elects.

Certain Federal Income Tax Consequences

  General

        The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Central Sierra shareholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options to purchase Central Sierra common stock in anticipation of the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Central Sierra shareholders in light of their particular circumstances, such as shareholders who:

  •
  are dealers in securities;

  •
  are insurance companies, or tax-exempt organizations;

  •
  are subject to alternative minimum tax;

  •
  hold their shares as part of a hedge, straddle, or other risk reduction transaction;

  •
  are foreign persons;

  •
  dissent from the merger; or

  •
  acquired their Central Sierra common stock through the exercise of stock options or otherwise as compensation.

        You are urged to consult your own tax advisors regarding the tax consequences of the merger to you based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences.

        The following discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, as of the date of this proxy statement-prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Western, Central Sierra and Central Sierra shareholders.

  Tax Opinion of Perry-Smith LLP

        Neither Western nor Central Sierra has requested nor will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Instead, as a condition to the closing of the merger, Perry-Smith LLP, independent accountants to Western and Central Sierra, will render its opinion to Western and Central Sierra to the effect that:

  •
  the merger constitutes a "reorganization" within the meaning of Code Section 368(a)(1)(A) by reason of the application of Code Section 368(a)(2)(D);

  •
  Western, Central California Bank and Central Sierra are each a "party" to a reorganization within the meaning of Code Section 368(b);

  •
  neither Western, Central California Bank nor Central Sierra will recognize federal taxable gain or loss as a result of the merger;

  •
  the federal income tax basis and holding periods of the assets exchanged between the parties to the merger will be the same as the federal income tax basis and holding periods of those assets prior to the merger;

  •
  to the extent that Central Sierra shareholders exchange Central Sierra common stock in the merger solely for Western common stock: (i) no gain or loss will be recognized on the exchange; (ii) the federal income tax basis of the shares of Western common stock received by former holders of Central Sierra common stock will equal the federal income tax basis of such stockholders' shares of Central Sierra common stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged; and (iii) the holding period for the shares of Western common stock received will include the holding period for the shares of Central Sierra common stock exchanged, provided that the Central Sierra common stock exchanged was held as a "capital asset" as such term is defined in Code Section 1221;

  •
  to the extent that holders of Central Sierra common stock exchange Central Sierra common stock in the merger solely for cash: (i) gain or loss will be recognized equal to the difference between the amount of cash received and the federal income tax basis in their shares of Central Sierra common stock exchanged; and (ii) the nature of the gain or loss recognized will be capital gain or loss if the shares of Central Sierra common stock exchanged were held as a capital asset;

  •
  to the extent that holders of Central Sierra common stock receive a combination of cash and Western common stock (other than cash in lieu of fractional shares): (i) loss, if any, will not be recognized; (ii) gain, if any, will be recognized in an amount equal to the lesser of: (1) the difference between the fair market value of all consideration received in the exchange (Western common stock plus cash) and the basis in the Central Sierra common stock surrendered; or (2) the amount of cash received in the exchange; (iii) the federal income tax basis of the Western common stock received by holders of Central Sierra common stock in the merger will be equal to the total federal income tax basis of the Central Sierra common stock exchanged, decreased by the amount of cash (other than cash received in lieu of fractional share interests) received in the exchange, and increased by the amount of gain recognized in the exchange, if any; and (iv) the holding period of the Western common stock received in the merger will include the holding period for which holders of Central Sierra common stock held their Central Sierra common stock, provided that such Central Sierra common stock was held as a capital asset; and

  •
  to the extent that cash is received by holders of Central Sierra common stock in lieu of fractional share interests in Western common stock, the cash will be treated as being received by the holders of Central Sierra common stock as a distribution in redemption of such stockholders' fractional share interests, subject to the provisions and limitations of the Code Section 302.

        Perry-Smith LLP's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that have been made by Western and Central Sierra and which are customarily given in transactions of this nature.

  Consequences to Central Sierra Shareholders

        The tax consequences of the merger to you will depend upon the form of merger consideration you receive and not what you elect. Based on the assumption that the merger will constitute a tax-free reorganization, and subject to the limitations and qualifications referred to in this discussion, the following federal income tax consequences will result from the merger. If you exchange your shares of Central Sierra common stock: and receive

  •
  solely Western common stock (and cash in lieu of a fractional share), you should not recognize any gain or loss, except with respect to the fractional share;

  •
  solely cash, you will generally recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and your basis in your Central Sierra common stock; or

  •
  a combination of Western common stock and cash, you will generally recognize gain in an amount equal to the lesser of the amount of cash received in the exchange or of the difference between (1) the fair market value of all Western common stock and cash received in the exchange and (2) your basis in the Central Sierra common stock. Also, you will not be permitted to recognize a loss in the exchange. The total initial tax basis of the Western common stock received by you in the merger will be equal to the total tax basis of the Central Sierra common stock exchanged for the Western common stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

        If you receive cash in lieu of a fractional share of Western common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share.

        The holding period of the Western common stock you receive in the merger will include the period for which you held your Central Sierra common stock, provided that you held your Central Sierra common stock as a capital asset at the time of the merger.

  Central Sierra Shareholders Receiving Western Common Stock and Cash—Character of Gain

        The gain recognized by you if you receive a combination of Western common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon your particular situation. In determining the character of the gain recognized by you if you receive both Western common stock and cash, the Internal Revenue Service will: (1) treat you as having exchanged your Central Sierra common stock solely for Western common stock; and then (2) treat you as having sold back a portion of that stock to Western in exchange for cash. The exchange of stock for cash in this fashion is known as a "redemption." Gain recognized by you in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Code, either:

  •
  your receipt of cash is "substantially disproportionate" to your equity interest in Central Sierra; or

  •
  the redemption is "not essentially equivalent to a dividend."

        Additionally, to receive capital gain treatment, you must have held your Central Sierra common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if your holding period for the Central Sierra common stock was more than one year at the effective time of the merger.

        Both of the two alternative tests given above are designed to determine whether a shareholder experiences a significant decrease in corporate voting power as a result of a partial redemption of his or her share holdings. In making this determination, the Code's constructive ownership rules must be taken into account. Under these rules, a former Central Sierra shareholder is treated as owning, in addition to the Western common stock he or she receives, or is treated as having received in the merger, those shares of Western common stock that are held or controlled by certain related individuals or entities. Specifically a shareholder who/which is:

  •
  an individual is treated as owning the shares owned, directly or indirectly, by his or her spouse, children, grandchildren, and parents;

  •
  a partner in a partnership, a shareholder of an S corporation, or a beneficiary of an estate or trust, is treated as owning those shares owned, directly or indirectly, by the relevant entity, in proportion to his or her ownership interest in the relevant entity;

  •
  considered the "owner" of any portion of a so-called "grantor trust" is treated as owning those shares owned, directly or indirectly, by that portion of the trust;

  •
  directly or indirectly, the owner of 50% or more of the value of the stock of a corporation is treated as owning those shares owned, directly or indirectly, by the corporation, in proportion to his or her ownership interest in the corporation;

  •
  a partnership or an S corporation is treated as owning those shares owned, directly or indirectly, by its owners;

  •
  an estate is treated as owning those shares owned, directly or indirectly, by its beneficiaries;

  •
  a trust is generally treated as owning those shares owned, directly or indirectly, by its beneficiaries, other than any beneficiary whose interest in the trust is contingent and worth no more than 5% of the value of the trust property, computed actuarially;

  •
  a corporation, other than an S corporation, is treated as owning those shares owned, directly or indirectly, by its shareholders who own, directly or indirectly, 50% or more of the value of the stock of the corporation; or

  •
  someone who has an option to acquire Western common stock (or any option to acquire such an option) is treated as owning that stock.

        Once a shareholder computes the total number of shares that he or she is treated as owning, after giving effect to the constructive ownership rules, the shareholder must determine whether the deemed redemption satisfies the requirements of either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test.

        Substantially Disproportionate Test.    To qualify as "substantially disproportionate" with respect to a particular shareholder, a redemption must meet three requirements, in each case taking into account the constructive ownership rules described above. The three requirements are that, immediately after the redemption:

  •
  the shareholder must own less than 50% of the total voting power of the outstanding Western common stock;

  •
  the shareholder must own less than 80% of the percentage of voting power of the Western common stock he or she owned or was treated as owning before the redemption; and

  •
  the shareholder must own less than 80% of the percentage of Western common stock measured by fair market value he or she owned or was treated as owning before the redemption.

        Not Essentially Equivalent to a Dividend Test.    If a shareholder fails any part of the "substantially disproportionate test," the redemption may still qualify as "not essentially equivalent to a dividend." In order to meet this test, there must be a "meaningful reduction" of the shareholder's proportionate interest in Central Sierra. This is a highly subjective standard. Accordingly, neither Western nor Central Sierra can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction in the Central Sierra shareholder's proportionate interest in Central Sierra. However, based on a published ruling of the Internal Revenue Service, a shareholder with a relatively minimal interest in Central Sierra and no ability to exercise any substantial measure of control over Central Sierra's corporate affairs should be treated as having experienced a meaningful reduction of his or her proportionate interest in Central Sierra as a result of the deemed redemption.

        If the deemed redemption of Western common stock in exchange for cash fails to satisfy either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test with respect to a particular Central Sierra shareholder, then the gain recognized by that shareholder will be characterized as a dividend distribution with respect to the stock. A dividend distribution payment received by a shareholder is generally treated as ordinary income for federal income tax purposes. A corporate shareholder that receives a dividend may be eligible to claim a dividends-received deduction, and may be subject to the "extraordinary dividend" provisions of the Code.

  Central Sierra Shareholders Receiving Solely Cash—Character of Gain and Recognition of Loss

        The character of income, gain, or loss if any, recognized by you if you receive solely cash in exchange for your Central Sierra common stock is determined under an analysis similar to that described above, except that the Internal Revenue Service may treat your common stock as having been redeemed by Central Sierra immediately before the merger, rather than as having been exchanged for Western common stock and then redeemed by Western immediately after the merger. In either case, if the deemed redemption satisfies either the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test relative to you, or if the deemed redemption results in a complete termination of your interest in the relevant entity, after giving effect to the constructive ownership rules, then any gain recognized by you will be treated as a capital gain (provided that you held your Central Sierra common stock as a capital asset immediately before the merger), and you will be permitted to recognize loss.

        If the deemed redemption fails all three of these tests relative to you, then you would not be permitted to recognize loss, and the full amount of cash received by you could be characterized as a distribution with respect to stock and, thus, be treated as a dividend to the extent of your allocable share of Central Sierra's current and accumulated earnings and profits. Central Sierra shareholders receiving solely cash in the merger are also urged to consult their own tax advisors with regard to their individual tax consequences.

  Withholding

        Payments in respect of Central Sierra common stock or a fractional share of Western common stock may be subject to the information reporting requirements of the Internal Revenue Service and to a 30% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Western's exchange agent, or you otherwise prove to Western and its exchange agent that you are exempt from backup withholding.

  Reporting and Record Keeping

        If you exchange shares of Central Sierra common stock in the merger for Western common stock, or for a combination of Western common stock and cash, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

  •
  your tax basis in the Central Sierra common stock surrendered; and

  •
  the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Western common stock received in exchange.

  Federal Income Tax Treatment of Dissenters

        If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your federal income tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on:

  •
  the length of time you held the shares;

  •
  whether you held the shares as a capital asset; and

  •
  whether you actually own Western common stock or are deemed to own shares of Central Sierra common stock or Western common stock pursuant to the constructive ownership rules previously discussed.

        In certain circumstances, you can be deemed for tax purposes to own shares that are actually owned by a nondissenter who is related to you, or to own shares of Western common stock, with the possible result that the cash received upon the exercise of your rights could be treated as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of Central Sierra common stock.

  Warning Regarding Federal Income Tax Opinions

        The opinion of Perry-Smith LLP is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully assert that the merger is not a reorganization within the meaning of Section 368(a) of the Code, then you would be required to recognize gain or loss equal to the difference between:

  •
  the fair market of all Western common stock and cash received in the exchange; and

  •
  your federal income tax basis in the Central Sierra common stock surrendered.

        In such an event, your total initial tax basis in the Western common stock received would be equal to its fair market value, and your holding period for the Western common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the Central Sierra common stock was more than one year and the Central Sierra common stock was a capital asset in your hands.

        The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Central Sierra shareholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Regulatory Approvals

  Federal Reserve Board

        Because the survivor of the merger will be a state-chartered member bank, the merger is subject to approval of an application by Central California Bank to the FRB. In reviewing the application, the FRB takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits the FRB from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

        The FRB has the authority to deny Central California Bank's application if the FRB concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FRB must also evaluate the records of Central California Bank in meeting the credit needs of its community, including low- and moderate-income neighborhoods, consistent with safe and sound operation. Central California Bank has a satisfactory Community Reinvestment Act evaluations.

        Central California Bank submitted its application for FRB approval of the merger on April 10, 2003.

  California Department of Financial Institutions

        Because the survivor of the merger will be a California-chartered bank, the approval of the DFI is also required. In determining whether to approve the merger, the DFI evaluates the application to determine, among other things, that:

  •
  the merger will not result in a monopoly;

  •
  the merger will not have the effect of substantially lessening competition;

  •
  the shareholders' equity of Western will be adequate and will not jeopardize Central California Bank's financial condition;

  •
  the directors and executive officers of Central California Bank after the merger will be competent;

  •
  the merger will afford a reasonable promise of successful operation and that Central California Bank will be operated in a safe and sound manner, in compliance with all applicable laws; and

  •
  the merger will be fair, just and equitable.

        The application for DFI approval of the merger was submitted on April 10, 2003.

  Statutory Waiting Period

        Under federal banking laws, a 30-day waiting period must expire following the FRB's approval of the merger. Within that 30-day waiting period the Department of Justice may file objections to the merger under federal antitrust laws. The FRB may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

        The merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period. Western and Central Sierra are not aware of any reasons why regulatory approvals will not be received. Western and Central Sierra have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Resale of Western Common Stock

        The shares of Western common stock that you receive as a result of the merger will be registered under the Securities Act of 1933, or the Securities Act. You may freely trade these shares of Western common stock if you are not considered an "affiliate" of Central Sierra, as that term is defined in the federal securities laws. Generally, an "affiliate" of Central Sierra is any person or entity directly or indirectly controlling or who is controlled by Central Sierra. Central Sierra's affiliates generally include directors, certain executive officers and holders of 10% or more of Central Sierra's common stock.

        Central Sierra's affiliates may not sell their shares of Western common stock acquired in the merger, unless those shares are registered pursuant to an effective registration statement under the Securities Act, or by complying with Securities Act Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Western may also place restrictive legends on certificates representing shares of Western common stock issued to all persons considered "affiliates" of Central Sierra.

        Before Western and Central Sierra complete the merger, the merger agreement requires each "affiliate" of Central Sierra to execute and deliver to Western a letter acknowledging that such person or entity will not dispose of any Western common stock in violation of the Securities Act or Securities Act Rule 145.

Certain Effects of the Merger

        The merger agreement requires Central Sierra to merge into Central California Bank, with Central California Bank as the surviving entity. After the merger, Central California Bank will continue to be Western's wholly-owned subsidiary, and will continue to have its headquarters at 13775C Mono Way, Sonora, California 95370.

        Central California Bank will continue to operate with its present directors and executive officers, except that three of Central Sierra's directors, Clarence Hartley, Robert Manassero and Ken James, will be added to Central California Bank's board and Marilyn Goode will be added as an executive officer of Central California Bank.

        After the merger, there will be no more trading in Central Sierra's common stock. Each Central Sierra shareholder will receive instructions from Western's exchange agent regarding exchanging Central Sierra stock certificates and making the election to receive the merger consideration.

Interests of Certain Persons in the Merger

        Central Sierra's directors and executive officers have interests in the merger in addition to their interests as Central Sierra shareholders. Central Sierra's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement. As of the record date, the executive officers of Central Sierra have 100,848 options to purchase Central Sierra common stock under the Central Sierra Bank 2000 Stock Option Plan, and will receive cash in the amount of $9.21 for each option to acquire Central Sierra common stock, totaling approximately $928,810. Please read the section entitled "Information Regarding Central Sierra—Certain Information Regarding Central Sierra's Management and Principal Shareholders" for additional information regarding options held by Central Sierra's directors and executive officers.

        Under the merger agreement, Western has agreed to appoint Mr. Clarence Hartley, Robert Manassero and Ken James, all of whom are currently directors of Central Sierra to Central California Bank's Board of Directors. As a result, Messrs. Clarence Hartley, Robert Manassero and Ken James will be entitled to receive the directors' fees and benefits which Central California Bank provides to its directors. After the effective time of the merger, Clarence E. Hartley, President and Chief Executive Officer will continue to serve as the President of Central Sierra Bank, a division of Central California Bank under an employment agreement with Central California Bank for a term of two years with salary set at $60,000 per year.

        Assuming completion of the merger, and for cancellation of his current employment agreement and other consideration, Central Sierra entered into salary continuation agreement with Mr. Hartley. The salary continuation agreement provides for the payment of $60,000 per year for a period of ten years beginning the first month following the Effective Time of the merger. Benefits under the salary continuation agreement are fully vested.

        Central Sierra's bylaws provide Central Sierra's directors and officers with contractual rights to indemnification binding upon a successor. Please read the section entitled "Comparison of Shareholder Rights—Indemnification of Directors and Officers" for additional information.

Dissenters' Rights of Central Sierra's Shareholders

        Dissenters' rights will be available to the Central Sierra shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the Corporations Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Central Sierra shareholders and is qualified in its entirety by reference to Chapter 13 of the Corporations Code which is attached to this proxy statement-prospectus as Appendix B.

  Fair Market Value of Shares

        If the merger is approved, Central Sierra shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the Corporations Code will be entitled to receive an amount equal to the fair market value of their shares as of March 12, 2003, the last business day before the public announcement of the merger. The bid, ask and closing prices for Central Sierra's common stock as quoted on the OTC Bulletin Board on March 12, 2003 were $16.05, $16.05, and $16.05, respectively. Accordingly, Central Sierra believes that the fair market value for dissenters' rights purposes is $16.05.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of Central Sierra common stock which are outstanding and are entitled to be voted at the special shareholders' meeting must not have been voted "FOR" the merger by the holder of such shares. Thus, any Central Sierra shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person or by proxy at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Central Sierra shareholder must make a written demand upon Central Sierra for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of March 12, 2003. The demand must be addressed to Central Sierra Bank, 373 West St. Charles, P.O. Box 729, San Andreas, California 95249; Attention: Debbie Weyrauch, Assistant, Corporate Secretary, and the demand must be received by Central Sierra not later than 30 days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. A vote "AGAINST" the merger does not constitute the written demand.

  Notice of Approval

        If the merger is approved by the Central Sierra shareholders, Central Sierra will have 10 days after the approval to send to those shareholders who have not voted "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the Corporations Code, a statement of the price determined by Central Sierra to represent the fair market value of the dissenting shares as of March 12, 2003, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

  Surrender of Certificates

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Central Sierra, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Central Sierra common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  Agreement on Price and Payment

        If Central Sierra and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between Central Sierra and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  Disagreement on Price and Court Determination

        If Central Sierra denies that the shares surrendered are dissenting shares, or Central Sierra and the dissenting shareholder fail to agree upon a fair market value of the shares of Central Sierra common stock, then the dissenting shareholder of Central Sierra must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

  Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Central Sierra consents to the withdrawal.

Opinion of Financial Advisor

        Central Sierra retained Hoefer & Arnett to act as its financial advisor in connection with the merger. Hoefer & Arnett rendered to the Board of Directors of Central Sierra an oral opinion on March 12, 2003, followed by an additional oral opinion on April 23, 2003. On March 12, 2003 the parties entered into the merger agreement and on May 12, 2003, the parties amended the merger agreement. Hoefer & Arnett has issued to the Board of Directors of Central Sierra its written opinion dated May 12, 2003, pursuant to the terms of the merger agreement, as amended, that, subject to the assumptions and limitations set forth, the Western common stock, cash, or combination of Western common stock and cash to be received is fair, from a financial point of view, to the holders of the shares of Central Sierra common stock. Under the terms of the merger agreement, as amended, Central Sierra shareholders, will be able to elect to receive shares of Western common stock, cash, or a combination of Western common stock and cash. A copy of the opinion dated May 12, 2003 of Hoefer & Arnett is attached as Appendix C to this proxy statement-prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the Board of Directors of Central Sierra and does not constitute a recommendation to any shareholder of Central Sierra as to how such shareholder should vote at Central Sierra's special shareholders' meeting.

        Central Sierra's board of directors retained Hoefer & Arnett, Incorporated as its financial advisor because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Central Sierra and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (NASDAQ) and Over-the-Counter (OTC) securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

        Hoefer & Arnett has not previously provided investment banking or financial advisory services to Central Sierra or Western. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Central Sierra and Western for its own account and for the accounts of customers.

        No limitations were imposed by Central Sierra's board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett's fairness opinion is based on the financial analysis described below. Hoefer & Arnett's fairness opinion is for the use and benefit of Central Sierra's board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett's fairness opinion is not intended to be and does not constitute a recommendation to any Central Sierra shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett's fairness opinion does not address Central Sierra's underlying business decision to proceed with the proposed transaction.

        In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

  •
  the merger agreement, as amended;

  •
  quarterly Reports of Condition and Income for Central Sierra for the quarters ended December 31, 2002, September 30, 2002, June 30, 2002, March 31, 2002 and December 31, 2001; and internal financial statements as of March 31, 2003;

  •
  annual reports to shareholders and annual reports on Form 10-K of Western for December 31, 2002, December 31, 2001 and December 31, 2000; Quarterly Reports on Form 10-Q of Western for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002; and the press release announcing March 31, 2003 financial results of Western;

  •
  internal financial analyses for Central Sierra prepared by management;

  •
  information obtained from discussions held with senior management of Central Sierra concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

  •
  the publicly reported historical prices and trading activity for Central Sierra and Western stock;

  •
  certain other publicly available financial and other information concerning Central Sierra and Western; and

  •
  the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies.

        In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of Central Sierra as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Central Sierra management. Hoefer & Arnett relied on First Call consensus earnings per share estimates for Western for the years 2003 and 2004. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowance for loan losses set forth in the financial statements of Central Sierra and Western is adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Central Sierra or Western, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of Central Sierra with respect to the terms of the proposed merger of Central Sierra with and into Western.

        As a matter of policy, Central Sierra does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Central Sierra, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

        As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer deemed appropriate under the circumstances, including among others the following:

  •
  the historical and current financial position and results of operations of Central Sierra and Western, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Central Sierra and Western;

  •
  the assets and liabilities of Central Sierra and Western, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

  •
  Hoefer & Arnett's assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

        The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Central Sierra or Western could materially affect the assumptions used in preparing the opinion.

        The following is a summary of the material financial analyses performed by Hoefer & Arnett in arriving at its opinion and does not purport to be a complete description of all the analyses performed by Hoefer & Arnett. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Central Sierra and Western. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

        The following is a summary of the material financial analyses performed by Hoefer & Arnett in connection with providing its opinion:

        Summary of Proposal.    Hoefer & Arnett reviewed the terms of the proposed merger as described in the merger agreement. Pursuant to the merger agreement and subject to the terms and conditions therein, Western shall pay an aggregate of $10,700,000 in cash and 385,000 shares of Western common stock to Central Sierra shareholders and option holders.

        Our analysis is based on the issuance of 385,000 shares of Western common stock, a market price of $30.29 per share for Western common stock (closing price on April 21, 2003), an aggregate of $10,700,000 in cash and assumes the payment of $9.21 in cash for each of the 100,848 options outstanding, which will come out of the $10,700,000 in cash. This results in a total transaction value of $22,361,650. Based on 911,745 shares of Central Sierra common stock outstanding, the transaction value equals $23.51 per share.

Transaction Summary
Western Common Stock Price	$30.29
Number of Western Shares to be Issued	385,000
Cash Consideration	$10,700,000
Implied Transaction Value	$22,361,650
Price to December 31, 2002 Central Sierra Book Value	2.07
Price to 2002 Central Sierra Earnings	23.37

        The following table summarizes the implied value for Central Sierra derived from the analyses indicated, each of which is described in greater detail below:

Valuation Methodology	Implied Value for Central Sierra
Implied Transaction Value	$22,361,650
Selected Transaction Analysis	$15,847,920-$21,794,269
Present Value Analysis	$8,335,105-$11,822,524
Discounted Cash Flow Analysis	$15,648,533-$15,874,497

        Analysis of Selected Bank Merger Transactions.    Hoefer & Arnett reviewed information relating to selected bank mergers and acquisitions announced between January 1, 2002 and April 21, 2003 in which the acquired banking organization was located in California (the "California Transactions"). We compared financial performance ratios at Central Sierra with financial performance ratios of the banking organizations making up the California Transactions and compared the pricing multiples to be paid for Central Sierra with those paid in the California Transactions. This data was obtained from SNL Financial.

        The following table compares selected performance and financial ratios of Central Sierra at December 31, 2002 with the median ratios for the Selected Transactions:

	Central Sierra	California Transactions
Total Assets	$137.7 million	$167.3 million
Return on Assets	0.70%	0.97%
Return on Equity	9.36%	10.59%
Equity to Assets	7.83%	8.56%

        We compared the pricing multiples to be paid for Central Sierra with the California Transactions with respect to the price to book value multiple, the price to tangible book value multiple, the price to earnings multiple, the price to assets multiple and the premium on core deposits and calculated high, low, mean and median multiples for the California Transactions. The median multiples were applied to

Central Sierra's balance sheet information as of December 31, 2002, 2002 earnings and estimated 2003 earnings, and the resulting implied values are shown in the chart below.

	California Transactions Median Multiple	Implied Value
Price to Book Value	1.66x	$17,891,480
Price to Tangible Book Value	1.68x	$18,107,040
Price to 2002 Earnings	16.56x	$15,847,920
Price to Est. 2003 Earnings	16.56x	$16,511,261
Price to Assets	15.83%	$21,794,269
Tangible Premium/Core Deposits	10.10%	$21,613,785

        Based on the median multiples, this analysis resulted in a range of imputed values for Central Sierra's common stock of between $15,847,920 and $21,794,269 per share, which supports the fairness of the $22,361,650 transaction value.

        Present Value Analysis.    Hoefer & Arnett calculated the present value of theoretical future earnings of Central Sierra and compared the transaction value to the calculated present value of Central Sierra's common stock on a stand-alone basis. Based on projected earnings for Central Sierra for 2003 through 2007, discount rates ranging from 10% to 14%, and including a residual value, the stand-alone present value of Central Sierra's common stock ranged from $8,335,105 to $11,822,524, which is below the transaction value of $22,361,650.

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that Central Sierra could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Central Sierra for 2003 through 2007, we calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for Central Sierra were calculated based on Central Sierra's projected 2007 equity and earnings, the median price to book and price to earnings multiples paid in the California Transactions and utilized a discount rate of 10%. This discounted cash flow analysis indicated implied values of $15,648,533 and $15,874,497, which are both below the transaction value of $22,361,650.

        Accretion/Dilution Analysis.    Hoefer & Arnett analyzed the financial implications of the merger to the Central Sierra stockholders. This analysis indicated the level of accretion to earnings per share and equity per share that a stockholder of Central Sierra would achieve on a pro forma equivalent basis, based on the above mentioned terms of the transaction and including assumed cost savings and revenue enhancement opportunities. Such cost savings and revenue enhancements were assumed to equal 22% of Central Sierra's overhead on an annualized basis, as estimated by Central Sierra management. The table below summarizes these results:

	Estimated 2003		Estimated 2004
	Earnings	Equity	Earnings	Equity
Central Sierra Standalone	$0.98	$12.91	$1.04	$14.07
Pro Forma Equivalent	$1.79	$13.54	$1.96	$15.58
% Accretion	82.65%	4.88%	88.46%	10.73%

        Stock Trading History.    Hoefer & Arnett reviewed the closing per share market prices and volumes for Western common stock on a daily basis from January 2, 2003 to April 21, 2003. Hoefer & Arnett compared the stock price performance for Western to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of publicly traded banking organizations with total assets between $500 million and $1 billion. During the one year period ended April 21, 2003, Western's common stock outperformed each of the indices to which it was compared.

	Beginning Index Value April 21, 2002	Ending Index Value April 21, 2003
Western	100.00%	139.49%
Banks $500M-$1B	100.00%	122.23%
Nasdaq Bank Index	100.00%	91.15%
S&P 500 Index	100.00%	80.52%

        Hoefer & Arnett compared selected financial information, ratios and multiples for Western to corresponding financial information, ratios and multiples of publicly traded California banking organizations with total assets between $300 million and $1 billion that had a return on average equity greater than 14% (the California peer group). The table below sets forth the comparative data as of December 31, 2002 with pricing data as of April 21, 2003 (Source: SNL Financial).

	Western	Median for California Peer Group
Total assets	$677.8	$603.7
Equity to assets	8.02%	7.48%
Return on average assets	1.31%	1.32%
Return on average equity	16.91%	17.59%
NPAs/Total Assets	0.17%	.23%
Dividend Yield	0.00%	1.07%
Price to book value per share	2.22x	2.08x
Price to LTM earnings per share	15.3x	13.6x

        Financial Advisory Fees.    In its engagement letter, dated February 12, 2003, Central Sierra agreed to pay Hoefer & Arnett $21,000 to provide an opinion as to the fairness, from a financial point of view, to the shareholders of Central Sierra.

Accounting Treatment

        Western must account for the merger under the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States of America. Under this method, Western's purchase price will be allocated to Central Sierra's assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment. Western's financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of Western and Central Sierra. For additional information, please read the section entitled "Information Regarding Western—Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Merger Agreement

  The Merger

        Western and Central Sierra entered into the merger agreement on March 12, 2003 and the amendment to the merger agreement on May 12, 2003. Under the merger agreement's terms, Central Sierra will merge with and into Central California Bank. The separate corporate existence of Central Sierra will cease, and Central California Bank will be the survivor. Each share of Central Sierra common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive: Western common stock; cash; or a combination of both.

        Each share of Western common stock outstanding immediately before the merger closes will remain outstanding after the merger closes. Please read the sections entitled "The Merger—Calculation of Consideration Paid to Central Sierra Shareholders" and "—Dissenters' Rights" for additional information.

        Western and Central Sierra have structured the merger to qualify as a tax-free reorganization from their perspectives. However, Central Sierra shareholders will have certain tax effects depending on the type of merger consideration they choose and actually receive. For more information, you are urged to read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

  The Closing

        The merger will be effective at the date and time a short-form merger agreement (substantially in the form attached to the merger agreement as Exhibit 2.1) is filed with the DFI, after having been filed with the California Secretary of State and previously approved by the DFI. At the closing the parties will exchange various documents, including officers' certificates, as required by the merger agreement. The merger agreement provides that the timing for the closing and the completion of the merger shall be mutually agreed upon by the parties and shall be held within 30 days after the last to occur of:

  •
  all conditions to the completion of the merger being satisfied or waived;

  •
  the receipt of all regulatory approvals; and

  •
  the expiration of all applicable waiting periods in connection with the regulatory approvals.

        Based upon the timing for Central Sierra's special shareholders' meeting and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the merger will be closed on or about July 11, 2003. Neither Western nor Central Sierra can assure you that the merger will close on that date.

  Election, Exchange and Proration Procedures

        Making the Election.    Western's current transfer agent, Computershare Trust Company, Inc., will be Western's exchange agent to effect the election, allocation and, if necessary, prorations of your elections. An election form will be sent to you shortly after the merger is completed. If you do not exercise dissenters' rights, you must use the election form to make the election to receive Western common stock, cash, or a combination of Western common stock and cash in exchange for your shares of Central Sierra common stock.

        All elections will be required to be made on an election form. To make an effective election with respect to former shares of Central Sierra common stock, you must deliver to the exchange agent prior to the deadline:

  •
  a properly completed letter of election and transmittal form;

  •
  your certificates representing former shares of Central Sierra common stock; and

  •
  any other required documents described in the election form.

        Do not return your certificates representing shares of Central Sierra common stock with the enclosed proxy. The certificates should only be forwarded to the exchange agent with the letter of transmittal and election form.

        Western, Western's Board of Directors, Central Sierra and Central Sierra's Board of Directors do not recommend whether you should elect to receive cash, stock, or a combination of stock and cash. You must make your own decision with respect to that election.

        Following the completion of the merger and upon surrender of all of the certificates representing former shares of Central Sierra common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of election and transmittal, the exchange agent will mail to you the cash and/or Western common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

        Allocation and Proration Procedures.    The merger agreement requires that the total consideration to be received by former Central Sierra shareholders and holders of options to acquire Central Sierra common stock must be $10,700,000 in cash and 385,000 shares of Western common stock. Due to these terms, you may not receive the exact form of merger consideration you elect to receive. For a detailed discussion of the allocation and proration, please refer to "The Merger—Calculation of Consideration to be Paid to Central Sierra Shareholders—Illustration of Exchange" and Sections 2.6.1 and 2.6.2 of the amendment to the merger agreement contained in Appendix A.

  Representations and Warranties

        The merger agreement contains various customary representations and warranties that Western and Central Sierra make for each other's benefit. The representations and warranties relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

  •
  the accuracy of documents filed with the Securities and Exchange Commission and bank regulatory agencies;

  •
  absence of certain material adverse events, changes, effects or undisclosed liabilities;

  •
  retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

  •
  litigation;

  •
  compliance with laws, including environmental laws;

  •
  tax returns and audits;

  •
  ownership of real property;

  •
  regulatory actions; and

  •
  labor matters.

        The foregoing is an outline of the types of representations and warranties made by Western and Central Sierra contained in the merger agreement, as amended attached as Appendix A. You should carefully review the entire merger agreement, as amended, and in particular Articles 3 and 4, containing the detailed representations and warranties of the parties.

  Conduct of Business Before the Merger

        The merger agreement places restrictions on and requires commitments by Western and Central Sierra regarding the conduct of their respective businesses between the date of the merger agreement and the closing. Central Sierra has agreed to make its books and records available to Western for ongoing review. Additionally, Central Sierra has agreed to allow a representative from Western to attend the meetings of its Board of Directors and loan committees. Both Western and Central Sierra have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies as well as to work together for the purpose of preparing this proxy statement-prospectus. Also, both Western and Central Sierra have agreed to use their best efforts to prevent any material changes to their respective representations and warranties contained in the merger agreement.

        In addition, Central Sierra has agreed that until the closing and subject to certain exceptions, including Western's prior approval, Central Sierra will not, other than in the ordinary and usual course of business:

  •
  declare or pay any dividend;

  •
  issue any additional stock options to acquire shares of Central Sierra common stock;

  •
  amend its Articles of Incorporation or Bylaws

  •
  authorize another acquisition proposal to acquire Central Sierra unless the Board of Directors of Central Sierra has determined that the proposal is more favorable to Central Sierra's shareholders and that the action is necessary for Central Sierra to comply with its fiduciary duties to shareholders under applicable law;

  •
  make, renew, or extend any loan if the aggregate indebtedness of the borrower exceeds or will exceed $100,000 if unsecured and $250,000 if secured;

  •
  make the credit underwriting policies less stringent than those in effect on December 31, 2002 or reduce the amount of the loan loss reserves;

  •
  take into other real estate owned any commercial property without an environmental report reporting no adverse environmental condition on the property;

  •
  incur any merger-related expenses (including attorneys', accountants' and advisors' fees, meeting costs, printing and mailing costs, and retention payments to employees not made under existing contract provisions), but not including contractual change-of-control payments to employees under existing agreements, in excess of $100,000 in the aggregate; or

  •
  materially change its pricing practices on loans or deposit products.

        Until the closing, Central Sierra has agreed to use its best efforts to take certain actions and to:

  •
  maintain a reserve for loan losses at an adequate level and charge off all loans deemed uncollectible;

  •
  provide Central Sierra's monthly board reports, copies of all material reports filed with or received from any governmental entity, and monthly unaudited balance sheets, statements of income and changes in shareholders' equity to Western; and

  •
  provide copies of each credit authorization package for credit of $250,000 or more for secured loans, $100,000 for unsecured loans, and renewals of any classified or criticized loans, concurrently with submission to Central Sierra's loan committee.

        Until the closing, subject to certain exceptions including Central Sierra's prior approval, Western has agreed that it will not, other than in the ordinary and usual course of business, declare or pay any extraordinary dividend.

        The foregoing is a summary of some of the negative and affirmative covenants of the merger agreement, as amended. You are encouraged to carefully read the terms of the merger agreement, as amended attached as Appendix A, including the specific covenants contained in Articles 5 and 6.

  Discussions with Third Parties

        The merger agreement provides that Central Sierra shall not solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to Western. Notwithstanding the prohibition on soliciting or encouraging such proposals, the merger agreement recognizes that an unsolicited third party proposal might be received. Moreover, the merger agreement permits Central Sierra engaging in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders' perspective, to the merger.

        In the event the merger agreement is terminated because Central Sierra elects to proceed with a third party transaction, Central Sierra will be obligated to pay a termination fee to Western in the amount of $500,000.

        The foregoing is a summary of the provisions of the merger agreement, as amended regarding discussions with third parties. You are encouraged to read the terms of the merger agreement, as amended attached as Appendix A, including the specific provisions contained in Sections 6.2.5 and 8.5.1 of the merger agreement.

  Employee Benefits

        Immediately prior to the closing, Central Sierra shall terminate any employee benefit arrangement requested by Western. It is anticipated that after completion of the merger, certain of the employee benefits provided to Western's employees will be made available to Central Sierra's employees in lieu of benefits presently provided by Central Sierra. For example, it is anticipated that Western's 401(k) and ESOP plans will be made available to Central Sierra's employees, and the Central Sierra participants in the Central Sierra ESOP shall have the right to rollover their ESOP account balances into the Western 401(k) plan. Similarly, after completion of the merger, all future stock option grants to Central Sierra's directors, officers and employees will be made under the terms of Western's stock option plans.

        All outstanding stock options issued under the Central Sierra Bank Stock Option Plan will be canceled and each option holder will receive $9.21 per share held under option.

  Conditions to the Parties' Obligations

        The obligations of Western and Central Sierra to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

  •
  approval of the principal terms of the merger by at least a majority of the issued and outstanding shares of Central Sierra common stock entitled to vote;

  •
  receipt of the regulatory approvals (without the imposition of burdensome conditions) required in connection with the merger;

  •
  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

  •
  the registration statement having become effective regarding the shares of Western common stock to be issued upon completion of the merger;

  •
  the receipt and continued effectiveness of all qualifications or registrations under state securities laws necessary for the issuance of the shares of Western common stock to be issued upon completion of the merger;

  •
  receipt of the opinion of Perry-Smith LLP stating, among other things, that the merger will qualify as a tax-free reorganization for federal income tax purposes; and

  •
  Central Sierra and Clarence Hartley having entered into a salary continuation agreement providing for salary continuation benefits of $60,000 per year for a period of ten years for Mr. Hartley, and Central California Bank and Mr. Hartley having entered into an employment agreement providing for the employment of Mr. Hartley by Central California Bank for a period of two years following the completion of the merger.

        Western's obligation to complete the merger is also subject to the fulfillment or waiver by Western of certain conditions, including but not limited to the following:

  •
  Central Sierra's representations and warranties being and remaining true, accurate and correct in all material respects;

  •
  Central Sierra's performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

  •
  delivery of affiliate letters executed by each of Central Sierra's affiliates;

  •
  delivery of voting agreements executed by each of Central Sierra's directors, as well as other various and customary closing documents; and

  •
  Central Sierra's shareholders' equity being no less than its December 31, 2002 shareholders' equity plus eighty-five percent (85%) of Central Sierra's 2002 net income calculated on a pro rata monthly basis for the number of months in 2003 which have occurred as of the Determination Date, subject to adjustment as provided in Section 7.2.10 of the merger agreement attached as Appendix A.

        In addition, Central Sierra's obligation to complete the merger is also subject to the fulfillment or waiver by Central Sierra of certain conditions, including but not limited to the following:

  •
  Western's representations and warranties being and remaining true, accurate and correct in all material aspects;

  •
  Western performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

  •
  receipt of a fairness opinion to the effect that the terms of the merger are fair, from a financial standpoint, to Central Sierra and its shareholders; and

  •
  the fairness opinion shall not have been withdrawn prior to the Central Sierra meeting.

        The foregoing is a summary of the conditions of the merger agreement, as amended. You are encouraged to read the terms of the merger agreement, as amended attached as Appendix A, including the specific provisions contained in Article 7 of the merger agreement.

  Termination

        Western and Central Sierra can mutually agree to terminate the merger agreement and abandon the merger at any time.

        Under certain circumstances, either Western or Central Sierra can terminate the merger agreement:

  •
  if the other party materially breaches any representation, warranty, covenant, or agreement contained in the merger agreement that is not cured within 20 business days after written notice of such breach is given to the breaching party; or

  •
  if the merger has not closed by September 30, 2003 (or October 31, 2003 if any applicable waiting period for a required regulatory approval requires additional time); or

  •
  if the fairness opinion is rescinded at no fault of Central Sierra.

        Western can terminate the merger agreement if Central Sierra's Board of Directors approves a merger agreement with a party other than Western or fails to publicly oppose an offer to acquire 15% of the outstanding shares of Central Sierra common stock, or if the fairness opinion is rescinded at the fault of Central Sierra.

        If the merger agreement is terminated by Western or Central Sierra pursuant to a material breach of any representation, warranty, covenant or agreement, the breaching party will owe the other party liquidated damages of $200,000. If Western terminates the merger agreement due to lack of shareholder approval by Central Sierra's shareholders, or the rescission of the fairness opinion at the fault of Central Sierra, Central Sierra will owe Western liquidated damages of $200,000. In addition, if Central Sierra's Board of Directors approves an alternative merger or similar proposal within one year of Western's termination of the merger agreement, Central Sierra will owe Western an additional $300,000. The payment of these fees shall be made as reasonable liquidated damages and not as a penalty or forfeiture.

        The foregoing is a summary of the termination provisions of the merger agreement, as amended. You are encouraged to read the terms of the merger agreement, as amended attached as Appendix A, including the specific provisions contained in Article 8 of the merger agreement.

  Expenses

        The merger agreement provides that Western and Central Sierra shall bear their own costs and expenses incurred in connection with the merger agreement and the merger, except that the costs associated with the conversion of the registration statement into electronic format for filing with the SEC shall be split by the parties. The total estimated cost of the merger is approximately $500,000. Western will bear approximately $350,000 and Central Sierra will bear approximately $150,000. For example, Western shall bear, among others, the expenses of:

  •
  preparation and delivery of the tax opinion from Perry-Smith LLP;

  •
  preparation of the registration statement, including filing fees;

  •
  filing fees and related costs of regulatory applications; and

  •
  any notifications and press releases to Western shareholders, including printing expenses.

        Central Sierra shall bear, among others, the expenses of:

  •
  preparation and delivery of its proxy materials, including printing and mailing expenses;

  •
  the fairness opinion; and

  •
  any notifications and press releases to Central Sierra shareholders, including printing expenses.

  Director Voting Agreements

        Western has entered into voting agreements with each of Central Sierra's directors who hold, in the aggregate, shares representing approximately 19% of Central Sierra common stock entitled to vote. The director's agreements, in the form attached as Exhibit 7.2.9 to the merger agreement, require each of Central Sierra's directors to vote in favor of the merger at Central Sierra's shareholders' meeting.

        Each director's agreement also provides that the directors will not take any action that will alter or affect in any way the director's right to vote his or her shares of Central Sierra common stock.

        The director's agreements bind the actions of the directors only in their capacity as Central Sierra shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Central Sierra. Accordingly, while the directors are contractually bound to vote as a Central Sierra shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Central Sierra when they consider the merger. In addition, the directors will continue to be bound by their fiduciary duties as Central Sierra's directors with respect to any further decisions they make in connection with the merger.

        The director's agreements also provide that for a period of two years after the completion of the merger, the director agrees not to compete with Western through the ownership of more than 1% of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the FDIC that has its head offices or a branch office within 50 miles of the head office of Central Sierra.

        The director's agreements terminate at the earlier of two years following the completion of the merger or when the merger agreement terminates according to its terms.

Unaudited Pro Forma Condensed Combined Financial Statements

        The following unaudited pro forma condensed combined financial statements give effect to the merger in a transaction to be accounted for as a purchase. The unaudited pro forma condensed combined balance sheet is based on the individual balance sheets of Western and Central Sierra appearing elsewhere in this proxy statement-prospectus and has been prepared as if the merger had been effective on December 31, 2002 after giving effect to the purchase accounting and other related adjustments described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined income statements combine the individual income statements of Western and Central Sierra appearing elsewhere in this proxy statement-prospectus for the year ended December 31, 2002 as if the acquisition had been effective at the beginning of the period presented after giving effect to purchase accounting and other related adjustments described in the notes to the unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial data and accompanying notes reflect the application of the purchase method of accounting for the merger. Under this method of accounting, the purchase price will be allocated to the Central Sierra assets acquired and liabilities assumed based on their estimated fair values at the closing. Estimates of the fair values of Central Sierra's assets and liabilities have been combined with recorded values of the assets and liabilities of Western. However, changes to the adjustments included in the unaudited pro forma condensed combined financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. Accordingly, the final pro forma condensed combined amounts will differ from those set forth in the unaudited pro forma condensed combined financial statements.

        The pro forma earnings are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of revenues or cost savings. Please read the sections entitled "A Warning about Forward Looking Statements" and "Risk Factors" for additional information.

        Western's and Central Sierra's financial statements are prepared in conformity with generally accepted accounting principles. In the opinions of management of Western and Central Sierra, the unaudited pro forma condensed combined financial statements include all normal recurring adjustments necessary to present fairly, on a pro forma basis, the results of the periods presented.

Pro Forma Balance Sheet

Pro Forma Condensed Combined Balance Sheet at December 31, 2002
(unaudited)

	Western (Historical)	Central Sierra (Historical)	Pro Forma Adjustments	Western and Central Sierra Pro Forma
	(Dollars in thousands, except per share data)
Assets:
Cash and due from banks	$29,064	$7,589	$(7,000)	$29,653
Federal funds sold	7,900	19,681		27,581

Total cash and cash equivalents	36,964	27,270	(7,000)	57,234

Interest bearing deposits	1,784	9,898		11,682
Loans held for sale	4,926	—		4,926
Trading securities	18	—		18
Securities available-for-sale	61,038	—		61,038
Securities held-to-maturity	8,001	11,487		19,488

Total securities	69,057	11,487		80,544

Net loans	531,671	85,474		617,145
Premises and equipment	16,034	1,652		17,686
Goodwill and other intangible assets	4,364	—	12,518	16,882
Accrued interest receivable and other assets	12,988	1,896	(1,316)	13,568

Total assets	$677,788	$137,677	$4,202	$819,667

Liabilities and Shareholders' Equity:
Liabilities:
Noninterest-bearing deposits	$162,108	$24,840		$186,948
Interest-bearing deposits	427,265	93,772		521,037

Total deposits	589,373	118,612		707,985
Borrowed funds	14,500	7,650	$4,200	26,350
Accrued interest payable and other liabilities	3,576	637		4,213
Mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts	16,000	—		16,000

Total liabilities	623,449	126,899	4,200	754,548

Shareholders' Equity:
Common stock	30,958	4,501	6,279	41,738
Retained earnings	22,712	6,277	(6,277)	22,712
Accumulated other comprehensive income	669	—		669

Total shareholders' equity	54,339	10,778	2	65,119

Total liabilities and shareholders' equity	$677,788	$137,677	$4,202	$819,667

Number of common shares outstanding (in thousands)	3,987	909	(524)	4,372
Common shareholders' equity per share	$13.63	$11.86		$14.89
Tangible common shareholders' equity per share	$12.53	$11.86		$11.03

Pro Forma Income Statements

Pro Forma Condensed Combined Income Statement
for the Year Ended December 31, 2002
(unaudited)

	Western (Historical)	Central Sierra (Historical)	Pro Forma Adjustments	Western and Central Sierra Pro Forma
	(Dollars in thousands, except per share data)
Interest income	$38,895	$7,622	$(140)	$46,377
Interest expense	9,746	2,240	-102	11,884

Net interest income	29,149	5,382	(38)	34,493
Less: provision for loan and lease losses	2,026	45		2,071

Net interest income after provision for loan and lease losses	27,123	5,337	(38)	32,422
Noninterest income	7,464	854		8,318
Noninterest expense	23,146	4,594	-333	27,407

Income before income taxes	11,441	1,597	295	13,333
Income taxes	3,437	640	109	4,186

Net income	$8,004	$957	$186	$9,147

Per share information:
Number of shares (in thousands)	3,987	909	(524)	4,372
Basic (in thousands)	3,885	909	(524)	4,270
Diluted (in thousands)	4,037	916	(531)	4,422
Income per share
Basic	$2.06	$1.05		$2.14
Diluted	$1.98	$1.04		$2.07

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

  Balance Sheet

        The total purchase price of $21.98 million, which includes an estimate of $500,000 in merger expenses directly attributable to the acquisition, is allocated to the assets acquired and the liabilities assumed based on their estimated fair values at December 31, 2002 in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

        Assuming an estimated final Western stock price of $28 per share and assuming that 50% of the merger consideration is paid in Western common stock and 50% is paid in cash, the total merger consideration value paid to existing Central Sierra shareholders is $21.48 million.

        For the purpose of the unaudited pro forma combined condensed financial statements, the stock portion of the total consideration value is comprised of the issuance of 385,000 shares of Western common stock with an assumed Western per share stock value of $28.00.

        The pro forma balance sheet reflects a reduction of cash balances of $7.0 million and an increase in debt of $4.2 million to fund the $10.7 million cash payment to Central Sierra shareholders required under the terms of the agreement and to cover the costs of approximately $500,000 in merger related expenses.

        The estimated core deposit premium is based on 3% of Central Sierra's total deposits as of December 31, 2002, or $3.56 million.

        The pro forma balance sheet also reflects approximately $8.96 million of goodwill that is generated from this transaction.

        The following table reflects the adjustment of certain assets and liabilities to reflect their estimated fair values and the resultant components of goodwill. Book values of Central Sierra's existing assets and liabilities have been deemed to be reasonable estimates of their respective fair values.

As of December 31, 2002
Core deposit premium	$(3,558)
Other assets	1,316
Capitalized merger expenses	500
Cash paid to Central Sierra shareholders	10,700
Issuance of common stock	10,780
Central Sierra historical shareholders' equity	(10,778)

Remaining unallocated purchase price (goodwill)	$8,960

  Income Statement

        The decrease in net interest income is estimated to be $38,000 for the year ended December 31, 2002, which is comprised of pro forma carrying costs on additional debt of $273,000 per year offset by interest savings of approximately $375,000 in refinancing some current debt less lost interest income of approximately $140,000 on $7.0 million estimated to be paid from existing cash reserves.

        The decrease of $333,000 in other operating expenses is comprised of an increase in expense related to the amortization of core deposit intangibles of $356,000 per year offset by expense reductions of approximately $689,000 gained primarily through elimination of redundant administrative costs.

        The core deposit intangible of approximately $3.56 million is expected to be amortized over ten years. Other operating expenses were decreased for the year ended December 31, 2002 by 15% of Central Sierra's operating expense for 2002. It is expected that the consolidation of certain administrative functions into Western's existing infrastructure will result in these savings soon after the closing of the transaction. Under new accounting standards for business combinations, goodwill will not be amortized but will be subject to annual evaluations for impairment. The pro forma income statements do not reflect any impairment provisions.

        Tax provisions or benefits are computed using a 37% tax rate.

Information Regarding Western

Business of Western

  General

        Western was incorporated under the laws of the State of California on July 11, 1996 and is a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, also referred to as the BHCA. Western was organized under a plan of reorganization for the purpose of becoming the parent corporation of Western Sierra. On December 31, 1996, the reorganization was completed and shares of Western common stock were issued to the shareholders of Western Sierra for the common shares held by Western Sierra's shareholders. In April 1999, Western acquired Roseville 1st National Bank and Lake Community Bank in a stock-for-stock exchange. In May 2000, Western acquired Sentinel Community Bank in a stock-for-stock exchange, and Sentinel Community Bank was immediately merged with and into Western Sierra. These mergers were accounted for as a pooling of interests and, accordingly, all prior period financial statements have been restated to reflect the combined operations of Western Sierra, Roseville 1st National Bank, Lake Community Bank and Sentinel Community Bank. Roseville 1st National Bank was subsequently merged into Western Sierra. In October 2000, Western Sierra purchased certain assets and assumed the deposits and certain other liabilities of the Columbia branch of Pacific State Bank. On March 1, 2002, Western Sierra formed a non-bank subsidiary, WSNB Investment Trust, a Maryland real estate investment trust. On April 1, 2002, Western acquired Central California Bank in exchange for cash and stock. The acquisition of Central California Bank was accounted for as a purchase. Western's headquarters is located at 4080 Plaza Goldorado Circle, Cameron Park, California 95682.

        In 2001, Western formed two wholly-owned Connecticut business trusts for the sole purpose of issuing trust preferred securities and purchasing Western's floating rate junior subordinated debentures. Please read the section entitled "Information Regarding Western—Trust Preferred Securities Offerings" for additional information.

        Western Sierra was organized as a national banking association and began operations on January 4, 1984. Western Sierra is a member of the Federal Reserve System and its deposits are insured by the FDIC up to the maximum amount permitted by law. Western Sierra's main office is located at 4011 Plaza Goldorado Circle, Cameron Park, California and its branch offices are located at 2661 Sanders Drive, Pollock Pines, California, 3970 J Missouri Flat Road, Placerville, California, 1450 Broadway, Placerville, California, 3880 El Dorado Hills Blvd., El Dorado Hills, California, 571 5th Street, Lincoln, California, 1545 River Park Dr. #101 & #200, Sacramento, California, 229 South Washington Street, Sonora, California, 13753-A Mono Way, Sonora, California, 18711 Tiffeni Drive, Twain Harte, California, 1801 Douglas Blvd., Roseville, California, 6951 Douglas Blvd., Granite Bay, California, and 22712 Main Street, Columbia, California. Western Sierra does not have any affiliates other than Lake, Sentinel Associates, Inc., and Central California Bank.

        Roseville 1st National Bank was founded in 1983 as Countryside Thrift and Loan and operated as an industrial loan company until its conversion to a national bank on July 1, 1992. Roseville 1st National Bank was merged into Western Sierra in May 2000.

        Lake Community Bank was incorporated as a California-chartered banking corporation on March 9, 1984 and commenced operations on November 15, 1984. Lake is an insured bank under the Federal Deposit Insurance Act and is not a member of the Federal Reserve System. Lake engages in the general commercial banking business in Lake County in the State of California from its headquarters banking office located at 805 Eleventh Street, Lakeport, California, and its branch located at 4280 Main Street, Kelseyville, California.

        Sentinel Community Bank was incorporated under the laws of the State of California on December 24, 1980, and commenced operations on April 2, 1982. Sentinel was initially formed as a

California-chartered savings and loan association. Sentinel converted to a federally-chartered savings and loan association on June 9, 1989. Sentinel was merged into Western Sierra in May 2000.

        Central California Bank is a California-chartered commercial bank, organized on January 13, 1997 and commenced business on April 24, 1998. Central California Bank is an insured bank under the Federal Deposit Insurance Act and is a member of the Federal Reserve System. Central California Bank engages in the general commercial banking business from its headquarters banking office located at 13775 C Mono Way, Sonora, California, and its branch offices are located at 3700 Lone Tree Way, Antioch, California, 400 E. Olive Avenue, Turlock, California, Fulton and Main Streets, Columbia State Park, California, 3400 Tully Toad, Suite B, Modesto, California, 229 S. Washington, Sonora, California and 18711 Tiffeni Drive, Twain Harte, California. Central California Bank services Tuolumne, Contra Costa and Stanislaus Counties, California.

        Western has an inactive subsidiary (acquired from Sentinel), Sentinel Associates, Inc. Sentinel Associates, Inc. was formed in October 1983, for the purpose of developing single family residential real estate.

  Banking Services

        Western is a bank holding company within the meaning of the BHCA, and its primary service area is in the Northern California communities of Cameron Park, Pollock Pines, Placerville, El Dorado Hills, Lincoln, Sacramento, Roseville, Granite Bay, Sonora, Twain Harte, Columbia, Lakeport, Tuolumne, Calaveras and Antioch, and surrounding communities. Western's primary business is servicing the banking needs of these communities and its marketing strategy stresses its local ownership and commitment to serve the banking needs of individuals living and working in Western's primary service areas and local businesses, including retail, professional and real estate-related activities, in those service areas.

        Western, through its banking subsidiaries, offers a broad range of services to individuals and businesses with an emphasis upon efficiency and personalized attention. Western provides a full line of customer services and also offers specialized services, such as courier services to small businesses, middle market companies and professional firms. Each of Western's subsidiary banks offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal, or NOW accounts), money market accounts, accounts combining checking and savings with automatic transfer, IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks, computer cash management and internet banking, including bill payment. Western's subsidiary banks also make commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, commercial real estate, single family mortgage, agricultural, SBA, office equipment, leasehold improvement, installment and credit card loans. Other services include overdraft protection lines of credit, standby letters of credit, travelers' checks and ATM services. Most of Western's deposits are obtained from commercial businesses, professionals and individuals.

  Competition

        The banking business in California generally, and in the market areas served by Western, through Western Sierra, Lake and Central California Bank, is highly competitive with respect to both loans and deposits. Western's banking subsidiaries compete for loans and deposits with other, sometimes larger, commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions. There has been increased competition for deposit and loan business over the last several years as a result of deregulation. Additionally, with the enactment of interstate banking legislation in California, bank holding companies headquartered outside of California have entered the California market and provide further competition for Western's banking subsidiaries.

Many of the major commercial banks operating in Western's market areas offer certain services, such as trust and international banking services, which Western's banking subsidiaries do not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to attract and serve larger, and in some instances, more economically resilient customers. Please read the section entitled "Supervision and Regulation—Western's Banking Subsidiaries and Central Sierra—Recent Legislation" for additional information regarding the legislative impact on competition within the financial service industry.

  Employees

        At December 31, 2002, Western and its subsidiaries employed 238 persons on a full-time equivalent basis. Western is not a party to any labor or collective bargaining agreements. Western believes its employee relations are excellent.

Litigation

        From time to time, Western and/or its subsidiary banks are a party to claims and legal proceedings arising in the ordinary course of business. Western's management is not aware of any material pending litigation proceedings to which either it or any of its subsidiary banks is a party or has recently been a party, which will have a material adverse effect on the financial condition or results of operations of Western taken as a whole.

Trust Preferred Securities Offerings

        On July 10, 2001, Western formed a wholly-owned Connecticut statutory business trust, Western Sierra Statutory Trust I (Western Trust I). On July 31, 2001, Western issued to Western Trust I Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2031 in the aggregate principal amount of $6,000,000. These debentures qualify as Tier I capital under Federal Reserve Board guidelines subject to limitations under Federal Reserve Board guidelines. In exchange for these debentures Western Trust I paid Western $6,000,000. Western Trust I funded its purchase of debentures by issuing $6,000,000 in floating rate capital securities (capital securities), which were then pooled and sold to third parties. Western Trust I secured the capital securities with debentures issued by Western. The debentures are the only asset of Western Trust I. The interest rate on both instruments is the same and is computed on actual days divided by 360 times the rate. he rate is the three month LIBOR (London Interbank Offered Rate) plus 3.58% not to exceed 12.5% adjustable quarterly. The proceeds from the debentures were used to retire short-term debt and the related accrued interest ($3,522,000) repurchase stock ($2,076,000) (see note 10 to the consolidated financial statements included in this report) and to partially fund the construction of new corporate headquarters ($122,000).

        The debentures and capital securities accrue and pay distributions quarterly based on the floating rate described above on the stated liquidation value of $1,000 per security. Western has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by Western Trust I, and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of Western Trust I.

        The capital securities are mandatorily redeemable upon maturity of the debentures on July 31, 2031, or upon earlier redemption as provided in the indenture.

        On December 18, 2001, Western formed a wholly-owned Connecticut statutory business trust, Western Sierra Statutory Trust II (Western Trust II). On December 18, 2001, Western issued to Western Trust II Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2031 in the aggregate principal amount of $10,000,000. These debentures qualify as Tier I capital, subject to limitations, under Federal Reserve Board guidelines. In exchange for these debentures Western Trust II paid

Western $10,000,000. Western Trust II funded its purchase of debentures by issuing $10,000,000 in floating rate capital securities (capital securities), which were then pooled and sold to third parties. Western Trust II secured capital securities with debentures issued by Western. The debentures are the only asset of Western Trust II. The interest rate on both instruments is the same and is computed on actual days divided by 360 times the rate. The rate is the three month LIBOR plus 3.60% not to exceed 12.5% adjustable quarterly. The proceeds from the debentures were used to retire short-term debt and the related accrued interest ($2,113,000), to partially fund the construction of new corporate headquarters ($1,379,000) with the balance temporarily invested and available for corporate purposes.

        The debentures and capital securities accrue and pay distributions quarterly based on the floating rate described above on the stated liquidation value of $1,000 per security. Western has entered into contractual agreements which, taken collectively, fully and unconditionally guarantee payment of: (1) accrued and unpaid distributions required to be paid on the capital securities; (2) the redemption price with respect to any capital securities called for redemption by Western Trust II, and (3) payments due upon voluntary or involuntary dissolution, winding up, or liquidation of Western Trust II.

        The capital securities are mandatorily redeemable upon maturity of the debentures on December 18, 2031, or upon earlier redemption as provided in the indenture.

Properties of Western

        Western owns six depository branches and leases seventeen other locations used in the normal course of business located throughout its service areas. There are no contingent rental payments. Western has two sublease arrangements. Total rental expenses under all leases, including premises, totaled $607,000, $453,000 and $381,000, in 2002, 2001 and 2000, respectively. The expiration dates of the leases vary, with the first lease expiring during 2003 and the last lease expiring during 2007, unless extended. Western maintains insurance coverage on its premises, leaseholds and equipment, including business interruption and record reconstruction coverage.

Summary of Consolidated Financial Data and Performance Ratios

	At or For The Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Statement of Earnings:
Interest income	$38,895	$35,780	$34,048	$28,508	$26,854
Interest expense	9,746	13,752	14,595	10,858	10,994
Net interest income	29,149	22,028	19,453	17,650	15,860
Provision for loan and lease losses	2,026	925	380	920	1,011
Noninterest income	7,464	5,447	3,745	3,580	4,284
Noninterest expense	23,146	17,876	16,602	15,401	16,556

Income before income taxes	11,441	8,674	6,216	4,909	2,577
Provision for income taxes	3,437	3,238	2,332	1,601	875

Net income	$8,004	$5,436	$3,884	$3,308	$1,702

Financial Ratios:
For the Year:
Return on average assets	1.31%	1.10%	0.91%	0.87%	0.49%
Return on average equity	16.91%	14.47%	12.18%	11.71%	6.13%
Net interest margin(1)	5.34%	5.02%	5.14%	5.27%	5.14%
Efficiency ratio(1)	61.01%	63.24%	69.61%	70.50%	80.99%
Dividend payout ratio	0%	0%	0%	0%	0%
At December 31:
Average equity to average assets	7.74%	7.62%	7.51%	7.49%	8.01%
Total capital to risk-adjusted assets	12.68%	14.23%	11.00%	12.40%	12.80%
Allowance for loan and lease losses to loans	1.32%	1.31%	1.33%	1.38%	1.39%
Loans to deposits	81.42%	86.58%	75.90%	79.94%	62.72%
Nonperforming assets to capital	2.17%	6.65%	3.10%	4.07%	13.39%
Consolidated Balance Sheet Data:
Total assets	$677,788	$510,622	$474,603	$391,883	$382,503
Total loans and leases	$538,784	$338,434	$329,251	$274,356	$215,410
Allowance for loan and lease losses	$7,113	$5,097	$4,395	$3,794	$2,988
Total deposits	$589,373	$448,631	$433,771	$343,184	$343,442
Shareholders' equity	$54,339	$39,911	$36,137	$30,915	$29,307
Share data:
Common shares outstanding	3,987	3,527	3,621	3,419	3,198
Book value per share	$13.66	$11.32	$9.98	$9.04	$9.16
Basic earnings per share	$2.06	$1.44	$1.03	$0.89	$0.48
Diluted earnings per share	$1.98	$1.40	$1.01	$0.86	$0.47
Cash dividends per share	$0.00	$0.00	$0.05	$0.05	$0.04

(1)
Ratio computed on a fully tax equivalent basis using a marginal tax rate of 34%.

	Unaudited Quarterly Statements of Operations
	Q4 2002	Q3 2002	Q2 2002	Q1 2002	Q4 2001	Q3 2001	Q2 2001	Q1 2001
	(Dollars in thousands, except per share data)
Net interest income	$8,029	$7,737	$7,241	$6,142	$6,054	$5,645	$5,194	$5,135
Provision for credit losses	(560)	(541)	(525)	(400)	(300)	(290)	(245)	(90)
Other operating income	2,170	2,118	1,686	1,490	1,484	1,431	1,448	1,088
Other operating expenses	6,429	6,356	5,692	4,669	4,669	4,568	4,330	4,413

Income before income taxes	3,210	2,959	2,710	2,563	2,569	2,218	2,067	1,820
Provision for income taxes	1,047	893	751	747	1,000	800	752	686

Net income	$2,163	$2,065	$1,959	$1,816	$1,569	$1,418	$1,315	$1,134

Per share
Basic earnings per share:	$0.54	$0.52	$0.50	$0.49	$0.42	$0.38	$0.34	$0.30
Diluted earnings per share:	$0.52	$0.50	$0.48	$0.48	$0.40	$0.37	$0.33	$0.30

Management's Discussion & Analysis of Financial Condition and Results of Operations

  General

        The Board of Directors and management of Western believe that Western plays an important role in the economic well being of the communities it serves. Its subsidiary banks have a continuing responsibility to provide a wide range of lending and deposit services to both individuals and businesses. These services are tailored to meet the needs of the communities served by Western and its subsidiary banks.

        Various loan products are offered which promote home ownership and affordable housing, fuel job growth, and support community economic development. Types of loans offered range from personal and commercial loans to real estate, construction, agricultural, and mortgage loans. Banking decisions are made locally and Western's primary goals are maximizing shareholder return and customer satisfaction.

        Various deposit products are offered which are geared to provide both individual and business customers with a wide range of choices. These products include both high and low volume transaction accounts, savings and money market products, certificate of deposit accounts with a wide range of maturities, and IRA accounts including Roth and Educational IRAs.

        Western has been a member of NASDAQ since 1999 and trades on the NASDAQ exchange (symbol "WSBA"). The following discussion is designed to provide a better understanding of significant trends related to Western's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It pertains to Western's financial condition, changes in financial condition and results of operations as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002.

        The consolidated financial statements of Western include the results of operations of Sentinel Community Bank both before and after the 2000 merger with Western Sierra as a result of applying the pooling-of-interests method of accounting for the transaction. In addition, the results of operations for Central California Bank for the period from April 1, 2002 through the end of the year are included in the consolidated financial statements as a result of applying the purchase method of accounting for this acquisition. See Footnote 2 to the consolidated financial statements for further information regarding Western's acquisition activity.

  Application of Critical Accounting Policies

        Western's consolidated financial statements are prepared in accordance with generally accepted accounting principles and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

        The most significant accounting policies followed by Western are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

Financial Condition

  2002 Compared to 2001

        Total assets at December 31, 2002 were $677.8 million, an increase of $167 million, or 32.7%, over total assets of $510.6 million at December 31, 2001. Of the 32.7% asset growth, $68 million, or 12.7%, came from the acquisition of Central California Bank and the remaining 20.0% was attributed to internal growth. Since 1997, Western has grown $595 million in total assets, an annual compounded growth rate of greater than 50%, to $678 million at December 31, 2002. This historical growth was 52% by acquisition and 48% by internal growth.

        At December 31, 2002, loans were $538.8 million, an increase of $150.4 million or 38.7%, over total loans of $388.4 million at December 31, 2001. Loan growth was the result of continued marketing efforts, strong demand in our market area, and the acquisition of Central California Bank which contributed $48 million of loan growth in 2002. In addition Western purchased approximately $10.7 million in pools of loans from local banks in order to further diversify the portfolio and maximize profitability. Western applies the same underwriting standards in loan pool purchases as it does when it originates its own loans.

        Total deposits at December 31, 2002 were $589.4 million, an increase of $140.8 million, or 31.4%, over total deposits of $448.6 million at December 31, 2001. Included in the $140 million growth figure is $62 million in deposits acquired in the Central California Bank acquisition, which represents 44% of 2002 total growth. A large portion of the deposit growth occurred in noninterest- bearing deposits, which increased 62% to $162 million at December 31, 2002. Included in these noninterest-bearing deposit totals are certain deposit relationships with title companies which did not have an interest cost but did have an operational expense cost to Western of approximately $118,000, which resulted in an effective cost of these deposits of approximately 0.47%. NOW accounts increased 15.6% to $67.3 million and Money Market accounts increased 21.7% to $68.0 million at December 31, 2002. The majority of Western's deposits remain local core deposits.

        In March of 2002, Western moved into its new 18,000 square foot corporate headquarters building at 4080 Plaza Goldorado Circle, Cameron Park, California as the prior facility was no longer able to house its administrative functions. Western built the facility for approximately $3.2 million and later secured a loan from two of its subsidiary banks for $2.4 million at a variable rate which was 6.79%, as of December 31, 2002, for a term of 10 years. The depreciation for the facility in 2002 was $72,000 for 8 months of use.

        At December 31, 2002, Western had $14.5 million outstanding in short term borrowings comprised of overnight federal funds advances and longer-term Federal Home Loan Bank ("FHLB") borrowings. The balance at year-end 2002 represents a $12.2 million increase over short-term borrowings outstanding at December 31, 2001. These funds were borrowed primarily because of strong loan demand at year end as well as management's desire to take advantage the historic low rates available which management believes Western will benefit from in a rising rate environment. During 2002, $16 million in variable rate Trust Preferred Securities ("TPS") were outstanding throughout 2002 resulting in $890,000 in interest expense which resulted in a cost of 5.56%.

        Total shareholders' equity at December 31, 2002 was $54.3 million, an increase of $14.4 million over total shareholders' equity of $39.9 million at December 31, 2001. The increase in equity is due to an increase in retained earnings of $7.8 million and common stock of $5.4 million from the Central California Bank acquisition the exercise of stock options by employees and directors, the release of previously unearned ESOP shares and adjustments for unrealized gains on available-for-sale securities. Please see the Consolidated Statement of Changes in Shareholders' Equity in the consolidated financial statements for a detailed analysis of these changes.

  2001 Compared to 2000

        Total assets at December 31, 2001 were $510.6 million, an increase of $36.0 million or 7.6% over total assets of $474.6 million at December 31, 2000. Loans grew to $388.4 million, an increase of $59.2 million or 18.0% over total loans of $329.3 million at December 31, 2000.

        Total deposits at December 31, 2001 were $448.6 million as compared to total deposits of $433.8 million at December 31, 2000, an increase of 3.4% or $14.8 million. Most of the deposit growth occurred in noninterest-bearing deposits, an increase of 23.0% to $100 million at December 31, 2001. Included in these noninterest-bearing deposit totals are certain deposit relationships with title companies which did not have an interest cost but did have an operational expense cost to Western of approximately $97,000, which resulted in an effective cost of these deposits of approximately 0.56%. NOW accounts increased 10.2% to $58.2 million at December 31, 2001 and time deposits increased 8.8% to $202.8 million at December 31, 2001.

        Total shareholders' equity at December 31, 2001 was $39.9 million, an increase of $3.8 million over total shareholders' equity of $36.1 million at December 31, 2000. The increase in equity was due to an increase in retained earnings of $3.2 million for the twelve months ended December 31, 2001 and an increase in common stock from the exercise of stock options by employees and directors, which was partially offset by the repurchase of 163,000 shares of Western common stock.

Results of Operations

  Net Income

        Western recorded net income of $8.0 million, or $1.98 diluted earnings per share, for the year ended December 31, 2002 compared to net income of $5.4 million, or $1.40 diluted earnings per share, in 2001 and net income of $3.9 million, or $1.01 diluted earnings per share, in 2000. On a cash earnings basis (excluding amortization expense of intangibles of $127,000 and $36,000, respectively, on a tax adjusted basis), net income increased $2.7 million, or 49%, to $8.1 million for the year ended December 31, 2002 from $5.5 million for the year ended December 31, 2001.

        The increase in net income for each year above is generally attributed to increases in net interest income driven by an increase in earning assets, a higher loan to deposit ratio, growth in mortgage department revenues and a lower effective tax rate, partially offset by an increase in the provision for loan and lease losses and operating expenses.

  Net Interest Income and Net Interest Margin

        Total interest income increased from $34.0 million in 2000 to $35.8 million in 2001, and to $38.9 million in 2002, representing a 5.1% increase in 2001 over 2000 and an 8.7% increase in 2002 over 2001. The total interest income increases in the periods discussed were primarily the result of growth in Western's established market areas and an expanded loan-to-deposit ratio. On a tax adjusted basis, Western increased interest income by $9.7 million in 2002 as a result of additional loan balances outstanding offset by a $6.4 million reduction as a result of declining rates. The net result was an increase of $3.3 million in tax adjusted interest income. In 2001, Western increased interest income by $6.0 million as a result of additional loan balances outstanding offset by a $4.1 million reduction as a result of declining rates. The net result was an increase of $1.9 million in tax adjusted interest income.

        The loan-to-deposit ratio averaged 88% for the year 2002 as compared to 80% in 2001 and 76% in 2000. Although rates declined steadily in 2001 and 2002, Western's yield on assets declined at a slower pace primarily as a result of a higher percentage of assets shifted to loans from lower yielding securities and because approximately 68% of Western's loans (as of December 31, 2002) were fixed or had reached contractual interest floor rates. While these contractual floors have benefitted Western as rates have declined, there may be some net interest margin compression in a rising rate environment as the related assets will reprice at a slower pace as a result of the floors. While Western's tax adjusted interest income fell $6.6 million and $4.0 million in 2002 and 2001, respectively, as a result of declining rates, the decline was fully offset by an increase in interest income from additional loan volume of $9.7 million in 2002 and $6.0 million in 2001.

        Total interest expense decreased from $14.6 million in 2000 to $13.8 million in 2001, and decreased again to $9.7 million in 2002, representing a 5.8% decrease in 2001 from 2000, and a 29.7% decrease in 2002 from 2001. The decrease in interest expense in 2002 and 2001 was due to lower interest rates across all deposit types applied to a larger deposit base and a change in the deposit mix from higher to lower paying deposit types. Western saved approximately $6.6 million in 2002 as a result of declining rates, offset in part by a $2.6 million interest cost increase as a result of increased volume in deposits. In 2001, Western saved approximately $2.6 million as a result of declining rates, offset in part by a $1.8 million interest cost increase as a result of increased volume in deposits.

        Despite a continued soft macroeconomic environment and record low interest rates, net interest income for 2002 increased by $7.1 million or 33% from 2001. Western's net interest margin (on a fully tax equivalent basis) has continued to grow overall during the past three years, initially decreasing to 5.02% in 2001 from 5.14% in 2000 and then recovering to 5.34% in 2002. This growth in margin has occurred during a time when many in Western's peer group have experienced significant compression of their margins and a resulting negative effect on net income. The primary reasons that Western has expanded its net interest margin during this challenging rate environment are 1) an increase in the loan/deposit ratio 2) the benefit of fixed rate loans and loans that have reached contractual interest rate floors and 3) a greater percentage of noninterest deposits to total deposits.

        The following table presents, for the years indicated, the distribution of consolidated average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average earning assets and the resultant yields and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans, which are not considered material, are included in the calculation of the average balances of loans. Savings deposits include NOW and money market accounts. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pre-tax equivalents based on the marginal corporate federal tax rate of 34 percent.

	2002			2001			2000
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Earning assets:
Portfolio loans	$465,359	$34,983	7.52%	$357,081	$30,879	8.65%	$295,654	$28,123	9.51%
Taxable investment securities	41,565	2,112	5.08%	44,294	2,757	6.22%	54,837	3,606	6.58%
Tax exempt investment securities	30,354	2,211	7.28%	21,766	1,618	7.43%	16,308	1,227	7.53%
Federal funds sold	21,781	338	1.55%	28,133	1,155	4.11%	21,796	1,591	7.30%
Interest-bearing deposits in banks	1,963	82	4.18%	641	42	6.55%	1,857	100	5.39%

Average earning assets	561,022	39,726	7.08%	451,915	36,451	8.07%	390,452	34,647	8.87%

Other assets	56,426			45,546			41,608
Less ALLL	(6,229)			(4,701)			(3,991)

Average total assets	$611,219			$492,760			$428,069

Interest-bearing liabilities:
Savings deposits	$173,328	1,731	1.00%	$138,644	2,311	1.67%	$120,199	$2,653	2.21%
Time deposits	232,638	6,813	2.93%	217,687	11,162	5.13%	193,550	11,565	5.98%
Other borrowings(1)	27,201	1,203	4.42%	4,933	279	5.66%	6,264	377	6.02%

Average interest-bearing liabilities	433,167	9,747	2.25%	361,264	13,752	3.81%	320,013	14,595	4.56%

Noninterest-bearing deposits	123,870			90,063			75,559
Other liabilities	6,857			3,865			333
Shareholders' equity	47,325			37,568			32,164

Average liabilities and equity	$611,219			$492,760			$428,069

Net interest spread			4.83%			4.26%			4.31%
Net interest income and margin		$29,979	5.34%		$22,699	5.02%		$20,052	5.14%

(1)
For the purpose of this schedule, the interest on Western's junior subordinated debentures is included in other borrowings.

        The following table sets forth changes in interest income and interest expense for each major category of earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to rate. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pre-tax equivalents based on the marginal corporate federal tax rate of 34 percent.

	2002 over 2001 Changes in Net Interest Income Due to			2001 over 2000 Changes in Net Interest Income Due to
	Volume	Rate	Total	Volume	Rate	Total
Earning assets:
Portfolio loans	$9,363	$(5,259)	$4,104	$5,843	$(2,988)	$2,855
Taxable investment securities	(170)	(475)	(645)	(693)	(156)	(849)
Tax exempt investment securities	638	(46)	592	411	(20)	391
Federal funds sold	(261)	(556)	(817)	463	(899)	(436)
Interest-bearing deposits in banks	87	(47)	40	(65)	7	(58)

Average earning assets	9,657	(6,383)	3,274	5,959	(4,056)	1,903
Interest-bearing liabilities:
Savings deposits	578	(1,158)	(580)	407	(749)	(342)
Time deposits	767	(5,116)	(4,349)	1,442	(1,845)	(403)
Other borrowings(1)	1,259	(335)	924	(80)	(18)	(98)

Total interest-bearing liabilities	2,604	(6,609)	(4,005)	1,769	(2,612)	(843)

Net interest differential	$7,053	$226	$7,279	$4,190	$(1,444)	$2,746

(1)
For the purpose of this schedule the interest on Western's junior subordinated debentures is included in other borrowings.

  Noninterest income

        Noninterest income increased 37.0%, or $2.0 million, to $7.5 million for 2002 as compared to $5.4 million for 2001. Noninterest income for 2001 increased by $1.7 million or 45.4% from the $3.7 million earned during 2000.

        The following table describes the components of noninterest income for the years ended December 31, 2002, 2001 and 2000.

Noninterest Income
>1% of Gross Revenue

	Year Ended December 31,
	2002		2001		2000
	Income	% of Average Assets	Income	% of Average Assets	Income	% of Average Assets
	(Dollars in thousands)
Service charges	$2,812	0.46%	$2,306	0.42%	$1,858	0.38%
Gain on sale and packaging of loans	3,995	0.65%	2,584	0.52%	1,239	0.29%
Gain on sale and call of investment securities, net	49	0.01%	120	0.02%	10	0.00%
Other income	608	0.10%	437	0.14%	638	0.20%

Total	$7,464	1.22%	$5,447	1.11%	$3,745	0.87%

        The increase in noninterest income in 2002 from 2001 and 2000 was primarily from increases in the gain on sale and packaging of loans as a result of an improved market for home mortgages due to decreasing interest rates. Western's mortgage banking activities contributed approximately $746,000, $417,000, and $235,000 in 2002, 2001 and 2002, respectively, to pretax income after allocation of interest and administrative costs incurred to support the mortgage group's activities. While Western's mortgage activities have benefitted from historically low interest rates and the resulting refinance market during the past two years, Western had approximately 41% of its mortgage business tied to purchase transactions which management expects will not be as exposed in a future cycle of increasing interest rates.

  Noninterest expense

        Noninterest expense amounted to $23.1 million in 2002, $17.9 million in 2001 and $16.6 million in 2000. This represents an increase of $5.3 million, or 29.5%, in 2002 over 2001 and an increase of $1.3 million, or 7.7%, in 2001 when compared to 2000. It should be noted that non-interest expense totaling $2.3 million related to the operations of Central California Bank from the date of acquisition to year end represent approximately 43.4% of the 2002 increase.

        Western's primary measure of its cost containment strategies is the "Efficiency ratio" (total operating expense divided by total tax adjusted revenue), which is a standard measure in the banking industry. As Western has leveraged its cost basis and managed expense growth to a rate slower than growth in net interest income, Western's efficiency ratio has improved from 69.6% in 2000 to 63.2% in 2001 and 61.0% in 2002.

        Western continues to believe that to be able to compete in the current environment of decreasing interest margins and increased competition, the controlling of operating expenses is essential. The consolidation of many administrative functions such as purchasing, human resources, advertising, accounting, treasury and data processing is essential in successfully deploying a multi-bank holding company business model. Management continues to closely monitor this area.

        Salaries and benefits have continued to increase due primarily to mortgage commissions, incentives and the addition of Central California Bank personnel. Mortgage commissions increased 46.0% in 2002 to $1.76 million from $1.21 million in 2001. Incentives paid increased 71.2% in 2002 to $1.33 million from $0.78 million in 2001. Management believes that the increase in revenues more than compensates for increases in mortgage commissions and employee incentives. Total salary and benefit expenses due to the acquisition of Central California Bank were approximately $1.31 million, which represents 49.4% of the 2002 increase.

        Merger expense in 2000 related to the acquisition of Sentinel accounted for as a pooling of interests.

        Professional fees increased 91.7% or $733 thousand in 2001 over 2000 primarily due to a comprehensive operational study conducted by a leading bank consulting firm and the outsourcing of the internal audit function. Data processing fees increased significantly in 2002 as a result of Management's decision to outsource its primary data and item processing functions in the third quarter of 2001. This data processing cost increase is offset by salary savings and redeployment of staff that previously performed that function in-house.

        The following table describes the components of other noninterest expense as a percentage of average assets outstanding for the years ended December 31, 2002, 2001 and 2000.

Noninterest Expense
>1% of Gross Revenue

	Year Ended December 31,
	2002		2001		2000
	Expense	% of Average Assets	Expense	% of Average Assets	Expense	% of Average Assets
	(Dollars in thousands)
Salaries and benefits	$12,161	1.99%	$9,503	1.93%	$8,561	2.00%
Occupancy /FF&E	3,705	0.61%	2,804	0.57%	2,301	0.54%
Merger expenses					1,143	0.27%
Professional fees	1,593	0.26%	1,529	0.31%	799	0.19%
Data processing	1,083	0.18%	496	0.10%	621	0.15%
Stationery and supplies	517	0.08%	432	0.09%	410	0.10%
Advertising/Promotion	258	0.04%	218	0.04%	245	0.06%
Other operating expense	3,829	0.63%	2,894	0.59%	2,522	0.59%

Total	$23,146	3.79%	$17,876	3.63%	$16,602	3.88%

  Provision for Loan and Lease Losses

        The provision for loan and lease losses corresponds directly to the level of the allowance that Management deems sufficient to offset potential losses. The balance in the allowance reflects the amount which, in Management's judgment, is adequate to provide for these potential losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors as deserve recognition in estimating loan and lease losses.

        Management allocated $2,026,000 as a provision for loan and lease losses in 2002, $925,000 in 2001 and $380,000 in 2000. Loan charge-offs, net of recoveries, were $657,000 in 2002, $223,000 in 2001,and in 2000 loan recoveries net of charge-offs were $221,000. The ratio of net loan charge-offs (recoveries) to average gross loans was 0.14% in 2002, 0.06% in 2001 and (0.07)% in 2000. While this ratio increased in 2002, it compares very favorably to peer group averages. The ratio of the allowance for loan and lease losses to total gross loans was 1.32% in 2002, 1.31% in 2001, and 1.33% in 2000.

        In determining the provision for each of the last three years and the resulting loan loss reserve ratio to gross loans, management considered, among other factors, loan and lease loss experience, current economic conditions, maturity of the portfolio, size of the portfolio, industry concentrations, borrower credit history, the existing allowance for loan and lease losses, independent loan reviews, current charges to and recoveries within the allowance for loan and lease losses and the overall quality of the portfolio as determined by management, regulatory agencies, and independent credit review consultants retained by Western.

        In management's opinion, the allowance for loan and lease losses at December 31, 2002 was sufficient to sustain any foreseeable losses in the loan portfolio at that time. However, no assurances can be given that Western will not sustain substantially higher loan and lease losses.

  Income Taxes

        Income taxes were $3.4 million in 2002, $3.2 million in 2001 and $2.3 million in 2000, representing effective tax rates of 30.0%, 37.3% and 37.5%, respectively. Western's effective tax rate varies with changes in the relative amounts of its non-taxable income and nondeductible expenses. Western's tax provision is affected by increases in Western's net income in comparison to the relative amount of tax-exempt income. Western has decreased its effective tax rate in 2002 by deploying a series of tax strategies including the purchase of tax-exempt municipal bonds, the funding of enterprise zone loans and the establishment of a real estate investment trust ("REIT") at Western Sierra in the first quarter of 2002. The REIT resulted in tax savings net of costs of approximately $550,000 in 2002. There are no assurances that tax benefits generated by bank owned REIT's will continue in 2003 or thereafter as the California legislature may change tax law concerning REIT's.

  Liquidity

        A Funds Management Policy has been developed by Western's management, and approved by Western's Board of Directors, which establishes guidelines for the investments and liquidity of Western. The goals of this policy are to provide liquidity to meet the financial requirements of Western's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings. Liquidity of Western at December 31, 2002 was 10.5%, at December 31, 2001 was 17.1% and at December 31, 2000 was 19.8% based on liquid assets (consisting of cash and due from banks, investments not pledged, federal funds sold and loans available-for-sale) divided by total liabilities. In addition, Western substantially increased its borrowing capacity from its correspondent banks in 2002. At December 31, 2002, the aggregate consolidated unused borrowing capacity of each subsidiary bank and of Western was approximately $54 million. Western's management believes it maintains adequate liquidity levels.

  Investment Portfolio

        Western classifies its investment securities as trading, held to maturity or available for sale. Western's intent is to hold all securities classified as held to maturity until maturity and Management believes that it has the ability to do so. Securities available for sale may be sold to implement Western's asset/liability Management strategies and in response to changes in interest rates, prepayment rates and similar factors.

        The following table summarizes the maturities of Western's securities at their carrying value and their weighted average yields at December 31, 2002. Yields on tax-exempt securities have not been computed on a tax-equivalent basis (all amounts in thousands).

	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale
U.S. govt. & agencies			$70	3.86%	$6,168	4.87%	$21,993	5.02%	$28,231	4.99%
Municipal obligations	$980	4.43%	493	6.09%	1,475	5.03%	26,004	4.72%	28,953	4.75%
Corp. and other	1,017	5.95%					1,007	9.44%	2,023	7.69%
Stock							1,830	0.00%	1,830	0.00%
Other							1	0.00%	1	0.00%

Total	$1,997	5.21%	$563	5.81%	$7,643	4.90%	$50,835	4.77%	$61,038	4.81%

Held to Maturity
U.S. govt. & agencies	$514	5.71%	$2,204	4.45%	$13	9.28%	$1,887	5.54%	$4,618	5.05%
Municipal Obligations					766	5.13%	2,617	5.19%	3,383	5.18%

Total	$514	5.71%	$2,204	4.45%	$779	5.20%	$4,504	5.34%	$8,001	5.10%

        The following tables summarize the values of Western's investment securities held on the dates indicated (all amounts in thousands):

	December 31,
	2002	2001	2000
Available for Sale (Book)
U.S. government agencies	$27,958	$32,969	$35,947
Municipal obligations	28,236	27,474	15,207
Corporate and other bonds	1,994	5,032	7,625
Stock and other investments	1,830	2,309	933

Total	$60,018	$67,784	$59,712

Available for Sale (Market)
U.S. government agencies	$28,231	$32,718	$35,670
Municipal obligations	28,953	27,212	14,984
Corporate and other bonds	2,023	5,119	7,579
Stock and other investments	1,831	2,409	933

Total	$61,038	$67,458	$59,166

Held to Maturity (Book)
U.S. government agencies	$4,618	$3,770	$8,160
Municipal obligations	3,383	3,414	3,444

Total	$8,001	$7,184	$11,604

Held to Maturity (Market)
U.S. government agencies	$4,670	$3,789	$8,117
Municipal obligations	3,533	3,495	3,483

Total	$8,203	$7,284	$11,600

  Loan and Lease Portfolio

        Western experienced a 57.4% increase in loan production during 2002 over 2001. Nonperforming assets totaled $1.2 million or 0.17% of total assets, compared to $2.7 million, or 0.52% of total assets, at December 31, 2001. Management believes that all of Western's asset quality ratios compare favorably with its peer group. The allowance for loan and lease losses totaled $7.1 million, equaling 1.32% of loans and leases outstanding, compared to $5.1 million, or 1.31%, a year ago.

        Western's largest historical lending categories are real estate secured and commercial loans. These categories accounted for approximately 80.9% and 16.4%, respectively, of Western's total loan portfolio at December 31, 2002, and approximately 79.3% and 16.5%, respectively, of Western's total loan portfolio at December 31, 2001. Loans are carried at face amount, less payments collected and the allowance for possible loan and lease losses. Interest on all loans and leases is accrued monthly on a simple interest basis. Typically, once a loan or lease is placed on non-accrual status, Western reverses interest accrued through the date of the transfer. Loans and leases are placed on nonaccrual status when principal or interest on a loan or lease is past due 90 days or more, unless the loan or lease is both well secured and in the process of collection. Interest actually received for loans and leases on nonaccrual status is recognized as income at the time of receipt for loans and leases for which the ultimate collectibility of principal is not in doubt. Problem loans are maintained on accrual status only when management of Western is confident of full repayment within a reasonable period of time.

        The rates of interest charged on variable rate loans are set at specific increments in relation to Western's published lending rate and vary as Western's lending rate varies. At December 31, 2002 and

2001, approximately 32.4% and 49.1%, respectively, of Western's loan portfolio was comprised of variable rate loans that were not at contractual floors.

        The following table sets forth the amounts of loans outstanding by category as of the dates indicated (dollars in thousands).

	December 31,
	2002		2001		2000		1999		1998
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
Real estate mortgage	$311,030	57.7%	$235,981	60.8%	$217,095	65.9%	$157,368	57.4%	$120,339	55.9%
Real estate construction	124,726	23.1%	72,051	18.5%	59,106	18.0%	41,758	15.2%	23,559	10.9%
Commercial	88,083	16.3%	64,931	16.7%	38,854	11.8%	51,205	18.7%	47,806	22.2%
Lease financing	3,325	0.6%	3,496	0.9%	3,982	1.2%	1,763	0.6%	1,383	0.6%
Installment	4,630	0.9%	4,461	1.1%	6,051	1.8%	7,680	2.8%	6,716	3.1%
Agriculture	8,540	1.6%	8,574	2.2%	5,025	1.5%	15,370	5.6%	16,268	7.6%
Less deferred fees	(1,551)	(0.3)%	(1,060)	(0.3)%	(862)	(0.3)%	(788)	(0.3)%	(661)	(0.3)%

Total loans	538,784	100.0%	388,434	100.0%	329,251	100.0%	274,356	100.0%	215,410	100.0%
Less provision for loan and lease losses	(7,113)		(5,097)		(4,395)		(3,794)		(2,988)

Net loans	$531,671		$383,337		$324,856		$270,562		$212,422

  Real Estate Loans

        Real estate loans are primarily made for the purpose of purchasing, refinancing, improving or constructing single family residences as well as commercial and industrial properties.

        At December 31, 2002, $61.4 million of Western's commercial real estate construction loans consisted of loans secured by first trust deeds on the construction of speculative commercial buildings and the remaining $17.9 million consisted of loans secured by first trust deeds on the construction of owner occupied commercial buildings. The minimum loan to appraised value is generally 80% for conforming real estate loans, 75% for construction, 75% for nonconforming real estate and 75% for commercial real estate loans. Construction loans are generally written with terms of 12 to 18 months. The risks associated with speculative construction lending include the borrower's inability to complete the construction process on time and within budget, the leasing of the project at projected lease rates within projected absorption periods, the economic risks associated with real estate collateral, and the potential of a rising interest rate environment. Management has established underwriting and monitoring criteria to minimize the inherent risks of speculative commercial real estate construction lending. Further, management concentrates lending efforts with developers demonstrating successful performance on marketable projects within Western's lending areas. To date, Western has not suffered any significant losses through its speculative commercial real estate construction loans.

        At December 31, 2002, approximately $19.0 million of Western's single family real estate construction loans consisted of loans secured by first trust deeds on the construction of speculative single family dwellings and the remaining $17.9 million consisted of loans secured by first trust deeds on the construction of owner-occupied single family dwellings. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 75 to 80%. The risk associated with speculative construction lending includes the borrower's inability to complete and sell the project, the borrower's incorrect estimate of necessary construction funds and/or time for completion and economic changes, including depressed real estate values and increased interest rates. Management has established underwriting criteria to minimize losses on speculative construction loans by lending only to experienced developers and contractors with proven track records. To date Western has not suffered any significant losses through its speculative single-family real estate construction loans.

  Commercial Loans

        Commercial loans are made for the purpose of providing working capital, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days and term loans, which are loans with maturities normally ranging from one to five years. Short-term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

        Western extends lines of credit to business customers. On business credit lines, Western specifies a maximum amount that it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Western. The purpose for which such loans will be used and the security pledged, if any, are determined before Western's commitment is extended. Normally Western does not make credit line commitments in material amounts for periods in excess of one year.

  Mortgage Loans

        Mortgage loans are generated by Western's Mortgage division for the purpose of resale in the secondary market. The loans are Fannie Mae and Freddie Mac conforming product and are sold by Western without retaining servicing rights. Purchase transactions accounted for 41% of dollars funded in 2002, with the balance refinance transactions. Management expects rising rates would have a negative effect on the Mortgage divisions volume especially in refinance activity. Sales generated $4.0 million in net fees to Western in 2002.

  Loan Commitments

        In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. Annual review of commercial credit lines and ongoing monitoring of outstanding balances reduces the risk of loss associated with these commitments. As of December 31, 2002, Western had $95.3 million in unfunded commercial real estate loan commitments that are secured by real estate and $35.4 million in unfunded commercial commitments that are secured by collateral other than real estate or are unsecured. In addition, Western had $17.1 million in other unused commitments. Western's undisbursed commercial loan commitments represent primarily business lines of credit. The undisbursed construction commitments represent undisbursed funding on construction projects in process. Mortgage loan commitments represent approved but unfunded mortgage loans in connection with Western's mortgage banking business.

        Based upon prior experience and prevailing economic conditions, it is anticipated that approximately 60% of the commitments at December 31, 2002 will be exercised during 2003.

  Maturity Distribution

        The following table sets forth the maturity of certain loan categories. Excluded categories are residential mortgages of 1-4 family residences, personal installment loans and lease financing outstanding as of December 31, 2002. Also provided with respect to such loans are the amounts due after one year, classified according to sensitivity to changes in interest rates (all amounts in thousands).

	Within One Year	After One Through Five Years	After Five Years	Total
Commercial, financial, agricultural, installment and commercial mortgage	$43,944	$24,934	$31,206	$100,084
Real estate-construction	102,219	81,164	223,026	406,409

Total	$146,163	$106,098	$254,232	$506,493

Loans maturing after one year with:
Fixed interest rates and variable rate loans at floors		$77,198	$144,206	$221,404
Variable interest rates		28,900	110,027	138,927

Total		$106,098	$254,233	$360,331

        Real Estate construction loans maturing after one year are made up of construction and mini-perm loans. The construction phase of these loans generally runs from 12 to 18 months.

  Asset Quality

        Western attempts to minimize credit risk through its underwriting and credit review policies. Western conducts its own internal credit review processes. The Board of Directors, through the loan committee, reviews the asset quality of new and problem loans on a monthly basis and reports the findings to the full Board of Directors. In management's opinion, this loan review system facilitates the early identification of potential problem loans.

        Western places loans 90 days or more past due on non-accrual status unless the loan is well secured and in the process of collection. A loan is considered to be in the process of collection if, based on a probable specific event, it is expected that the loan will be repaid or brought current. Generally, this collection period would not exceed 90 days. When a loan is placed on nonaccrual status, Western's general policy is to reverse and charge against current income previously accrued but unpaid interest. Interest income on such loans is subsequently recognized only to the extent that cash is received and future collection of principal is deemed by management to be probable. Where the collectibility of the principal or interest on a loan is considered to be doubtful by management, it is placed on non-accrual status prior to becoming 90 days delinquent.

        Interest income is recognized on impaired loans in a manner similar to that of the rest of the portfolio. It is Western's policy to place impaired loans that are delinquent 90 days or more as to principal or interest on non-accrual status unless secured and in the process of collection and to reverse from current income accrued but uncollected interest. Cash payments subsequently received on non-accrual loans are recognized as income only where the future collection of principal is considered by Management to be probable.

        The following table sets forth the amount of Western's nonperforming assets as of the dates indicated.

	December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Nonaccrual loans	$692	$2,656	$1,121	$543	$1,406
Accruing loans past due 90 days or more	—	—	—	—	—
Restructured loans (in compliance with modified terms)	—	—	—		277
Total nonperforming loans	692	2,656	1,121	543	1,683
Other real estate	489	—		715	2,241

Total nonperforming assets	$1,181	$2,656	$1,121	$1,258	$3,924

Nonperforming loans to total loans	0.13%	0.68%	0.34%	0.20%	0.78%
Nonperforming assets to total assets	0.17%	0.52%	0.24%	0.32%	1.03%
Allowance for loan and lease losses to nonperforming assets	6.03%	1.92%	3.92%	3.02%	0.76%
Allowance for loan and lease losses to nonperforming loans	10.28%	1.92%	3.92%	6.99%	1.77%

        The following table provides certain information for the years indicated with respect to Western's allowance for loan and lease losses as well as charge-off and recovery activity.

	Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Balance at beginning of period	$5,097	$4,395	$3,794	$2,988	$3,014
Charge-offs:
Commercial	335		116	231	868
Real estate mortgage	89	151	171	28	133
Installment	55	27	62	25	112
Agriculture	257	137	—	—	—

Total charge-offs	736	315	349	284	1,113

Recoveries:
Commercial	47	36	169	139	40
Real estate mortgage	2	37	382	—
Installment	20	19	19	31	36
Agriculture	10	—	—	—	—

Total recoveries	79	92	570	170	76

Net charge-offs (recoveries)	657	223	(221)	114	1,037

Allowance of Central California Bank acquired	647

Provision for loan and lease losses	2,206	925	380	920	1,011

Balance at end of period	$7,113	$5,097	$4,395	$3,794	$2,988

Net charge-offs (recoveries) during the period to average loans	0.14%	0.06%	(0.07)%	0.05%	0.50%
Allowance for loan and lease losses to total loans	1.32	1.31	1.33	1.38	1.39

        The allowance for loan and lease losses is established through charges to earnings in the form of the provision for loan and lease losses. Loan and lease losses are charged to, and recoveries are credited to, the allowance for loan and lease losses. The provision for loan and lease losses is determined after considering various factors such as loan and lease loss experience, current economic conditions, maturity of the portfolio, size of the portfolio, industry concentrations, borrower credit history, the existing allowance for loan and lease losses, independent loan reviews, current charges to and recoveries within the allowance for loan and lease losses and the overall quality of the portfolio as determined by management, regulatory agencies, and independent credit review consultants retained by Western.

        The adequacy of Western's allowance for loan and lease losses is based on specific and formula allocations to Western's loan portfolio. Specific allocations are made for identified problem or potential problem loans. The specific allocations are increased or decreased through Management's reevaluation of the status of the particular problem loans. Loans which do not receive a specific allocation receive an allowance allocation based on a formula represented by a percentage factor based on underlying collateral, type of loan, historical charge-offs and general economic conditions which is applied against the general portfolio segments.

        It is the policy of management to make additions to the allowance for loan and lease losses so that it remains adequate to cover anticipated charge-offs and management believes that the allowance at December 31, 2002 is adequate. However, the determination of the amount of the allowance is judgmental and subject to economic conditions which cannot be predicted with certainty. Accordingly, Western cannot predict whether charge-offs of loans in excess of the allowance may be required in future periods. The provision for loan and lease losses reflects an accrual sufficient to cover projected probable charge-offs and the maintenance of the allowance at a level deemed adequate to absorb potential future losses. The table below sets forth the allocation of the allowance for loan and lease losses by loan type as of the dates specified. The allocation of individual categories of loans includes amounts applicable to specifically identified, as well as unidentified, losses inherent in that segment of the loan portfolio and will necessarily change whenever Management determines that the risk characteristics of the loan portfolio have changed.

        Management believes that any breakdown or allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans and undisbursed commitments.

        The allocation below should not be interpreted as an indication of the specific amounts or loan categories in which future charge-offs may occur (dollars in thousands):

	December 31,
	2002		2001		2000		1999		1998
	Allowance for Losses	% of Loans	Allowance for Losses	% of Loans	Allowance for Losses	% of Loans	Allowance for Losses	% of Loans	Allowance for Losses	% of Loans
Commercial	$1,513	16%	$850	17%	$732	12%	$367	19%	$493	22%
Real estate mortgage	3,888	58%	2,118	61%	1,442	66%	1,171	57%	809	56%
Real estate construction	1,187	23%	739	18%	392	18%	320	15%	140	11%
Lease financing	39	1%	35	1%	40	1%	18	1%	14	1%
Installment and other	115	1%	81	1%	90	2%	96	3%	100	3%
Agriculture	49	2%	267	2%	50	1%	154	5%	162	7%
Unallocated	323		1,007		1,649		1,668		1,270

Total	$7,113	100%	$5,097	100%	$4,395	100%	$3,794	100%	$2,988	100%

  Deposit Structure

        Deposits represent Western's primary source of funds. Deposits are primarily core deposits in that they are demand, savings and time deposits generated from local businesses and individuals. These sources are considered to be relatively stable, long-term relationships thereby enhancing steady growth of the deposit base without major fluctuations in overall deposit balances. Western has experienced some seasonality, with the slower growth period from November through April and the higher growth period from May through October. In order to assist in meeting any funding demands, Western maintains unsecured borrowing arrangements with several correspondent banks in addition to a secured borrowing arrangement with the Federal Home Loan Bank for longer more permanent funding needs. The unused borrowing capacity of Western was approximately $54 million and $51 million at December 31, 2002 and 2001 respectively.

        The following chart sets forth the distribution of Western's average daily deposits for the periods indicated (in thousands).

	Year Ended December 31,
	2002		2001		2002
	Amount	Rate	Amount	Rate	Amount	Rate
Transaction accounts:
Savings	$37,627	0.87%	$30,028	1.49%	$28,777	2.01%
NOW & money market	135,755	1.03%	108,616	1.72%	91,422	2.50%
Noninterest-bearing	123,870	—	90,063	—	75,559	—
Time deposits	232,638	2.93%	217,687	5.13%	193,550	5.98%

        Western's time deposits of $100,000 or more had the following schedule of maturities at December 31, 2002 (in thousands):

Amount
Remaining Maturity
Three months or less	$73,892
Over three months to six months	21,498
Over six months to 12 months	17,445
Over 12 months	11,184

Total	$124,019

        Time deposits of $100,000 or more are generally from Western's local business and individual customer base. The potential impact on Western's liquidity from the withdrawal of these deposits is discussed in Western's asset and liability Management committee and is considered to be minimal.

  Other Borrowings

        Western's short-term borrowing arrangements are discussed in detail in Note 8 to the consolidated financial statements.

        The following table summarizes the balances outstanding at year end, the highest amount of borrowings outstanding for a month-end during the year, the average balance of borrowings and the weighted average rate for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
Average Short-term Borrowings
Outstanding During the Year	$11,201	$117	$6,264
Balance at Year End	$14,500	$2,400	$1,150
Interest Rate at Year End	1.61%	1.50%	9.41%
Maximum Amount at any Month End	$14,500	$2,400	$13,817
Month End	December	December	December
Average Interest Rate	1.77%	5.66%	6.02%

  Terms

        The terms of the short-term borrowings over this three year period varied, consisting of three different methods:

  1)
  Overnight federal funds purchased.

  2)
  Three and six month term borrowings under a blanket lien agreement with FHLB, with mortgage loans as collateral.

  3)
  Line of credit advances with FHLB, with securities as collateral.

Quantitative & Qualitative Disclosure About Market Risk

        As a financial institution, Western's primary component of market risk is interest rate volatility. Fluctuation in interest rates will ultimately impact both the level of income and expense recorded on a large portion of Western's assets and liabilities and the market value of all interest earning assets and interest bearing liabilities, other than those which possess a short term to maturity. Since virtually all of Western's interest earning assets and all of Western's interest bearing liabilities are located at the subsidiary bank level, all significant interest rate risk management procedures are performed at this level. Based upon the nature of their operations, the subsidiary banks are not subject to foreign currency exchange or commodity price risk. The subsidiary banks' real estate loan portfolios, concentrated primarily within northern California, are subject to risks associated with the local economies.

        The fundamental objective of Western's management of its assets and liabilities is to maximize the economic value of Western while maintaining adequate liquidity and an exposure to interest rate risk deemed by Management to be acceptable. Management believes an acceptable degree of exposure to interest rate risk results from the management of assets and liabilities through maturities, pricing and mix to attempt to neutralize the potential impact of changes in market interest rates. The subsidiary banks' profitability is dependent to a large extent upon their net interest income, which is the difference between their interest income on interest-earning assets, such as loans and securities, and their interest expense on interest-bearing liabilities, such as deposits and borrowings. The subsidiary banks, like other financial institutions, are subject to interest rate risk to the degree that their interest-earning assets reprice differently than their interest-bearing liabilities. The subsidiary banks manage their mix of assets and liabilities with the goals of limiting their exposure to interest rate risk, ensuring adequate liquidity, and coordinating their sources and uses of funds.

        The subsidiary banks seek to control their interest rate risk exposure in a manner that will allow for adequate levels of earnings and capital over a range of possible interest rate environments. The subsidiary banks have adopted formal policies and practices to monitor and manage interest rate risk exposure. As part of this effort, the subsidiary banks will measure interest rate risk utilizing both an internal model and utilizing third party sources, which can be compared and analyzed together, enabling management to make any adjustments as necessary.

        The following table sets forth, as of December 31, 2002, the distribution of repricing opportunities for Western's earning assets and interest-bearing liabilities, the interest rate sensitivity gap, the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e. earning assets divided by interest-bearing liabilities) and the cumulative interest rate sensitivity gap ratio.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Earning assets:
Federal funds sold	$7,900				$7,900
Investment securities and other	6,196	$11,956	$13,499	$38,170	69,821
Loans	169,082	96,416	125,972	152,240	543,710

Total earning assets	183,178	108,372	139,471	190,410	621,431

Interest-bearing liabilities:
Savings	29,519	14,760			44,279
Interest-bearing transaction accounts	119,703	22,443			142,146
Time deposits	121,420	98,543	27,674	2,425	250,062
Other borrowings	9,500	5,000			14,500

Total interest-bearing liabilities	280,142	140,746	27,674	2,425	450,987

Interest rate sensitivity gap:	(96,965)	(32,374)	111,797	190,407	172,865
Cumulative interest rate sensitivity gap	$(96,965)	$(129,339)	$(17,542)	$172,865	$172,865
Interest rate sensitivity gap ratio	0.65	0.77	5.04	78.52	1.38
Cumulative interest rate sensitivity gap ratio	0.65	0.69	0.96	1.38	1.38

        The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities would minimize interest rate risk in any interest rate environment. The difference between the amounts of assets and liabilities repriced at the same time, or "gap", represents the risk, or opportunity, in repricing. In general, if more assets than liabilities are repriced at a given time in a rising rate environment, net interest income would improve while in a declining rate environment net interest income would decline. If more liabilities than assets were repriced under the same conditions the opposite would result. Western appears liability sensitive in the immediate to six-month timeframe, and turns asset sensitive in the longer term. This can be, and is, influenced by the fact that interest-bearing transaction accounts which consist of money market, NOW and savings deposit accounts are classified as repricing within three months when in fact these deposits may be immediately repriced at management's option, thus assisting in the further management of interest rate risk. Western lists these deposits as it has because this is the actual historical trend Western has experienced.

        Western's net interest margin (on a fully tax equivalent basis) has continued to grow overall during the past three years, initially decreasing to 5.02% in 2001 from 5.14% in 2000 and then recovering to 5.34% in 2002. Management believes that longer term municipal bonds, fixed rate loans, and loans at contractual floors have benefitted Western's interest margin over the last three years. Because these asset yields will not immediately rise in an increasing rate cycle there may be some net interest margin compression in a rising rate environment as the related assets will reprice at a slower pace as a result of their fixed rate terms or, in the near term, the effect of the interest rate floors, management is taking steps to lengthen the maturities of its liabilities by taking out FHLB advances and longer-term time deposits to mitigate the impact of increasing interest rates.

        Management will be deploying a new interest rate sensitivity measurement tool in 2003 that will better measure Western's exposure to future changes in interest rates. While a significant change to interest rates, such as a 200 basis point rate shock, may negatively effect Western's net interest margin in the near term, management believes that Western can manage the effect of such changes to net income through balance sheet growth and deploying additional defensive strategies.

  Capital Standards

        The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance-sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk-adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

        As of December 31, 2002, Western's and its subsidiary banks' capital ratios exceeded applicable minimum regulatory requirements. The following tables present the capital ratios for Western and its subsidiary banks compared to the standards for bank holding companies and well capitalized depository institutions as of December 31, 2002 (amounts in thousands except percentage amounts).

Western Sierra Bancorp

	Actual Capital	Ratio	Minimum Capital Requirement
Leverage	$65,306	9.6%	4.0%
Tier 1 risk-based	$65,306	11.4%	4.0%
Total risk based	$72,416	12.7%	8.0%

The Subsidiary Banks

	Western Sierra		Lake		Central California
	Actual Capital	Ratio	Actual Capital	Ratio	Actual Capital	Ratio	Well Capitalized Ratio	Minimum Capital Requirement
Leverage	$31,612	8.3%	$9,701	8.5%	$13,077	7.0%	5.0%	4.0%
Tier 1 risk-based	$31,612	9.5%	$9,701	9.2%	$13,077	10.2%	6.0%	4.0%
Total risk-based	$35,713	10.7%	$11,024	10.4%	$14,636	11.4%	10.0%	8.0%

The current and projected capital positions of Western and its subsidiary banks and the impact of capital plans and long-term strategies are reviewed regularly by management. Western's policy is to maintain ratios above the prescribed well-capitalized ratios at all times.

  Shareholders' Equity

        The shareholders' equity of Western increased from $36.1 million at December 31, 2002 to $39.9 million at December 31, 2001 and to $55.4 million at December 31, 2002. These increases are attributable to retained earnings, the exercise of stock options, issuance of shares in acquisitions, and adjustments for unrealized gains and losses on available-for-sale securities offset in part by stock repurchases by Western.

Certain Information Regarding Western's Management and Principal Shareholders

  Beneficial Ownership of Stock

        Management of Western knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent (5%) or more of the outstanding shares of common stock, except as set forth in the table below. The following table sets forth, as of February 1, 2003, the number and percentage of shares of common stock beneficially owned, directly or indirectly, by each of Western's directors, named executive officers and principal shareholders and by the directors and executive officers of Western as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of February 1, 2003. Each person in the table, except as noted has sole voting and investment powers over the shares beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers:
Charles W. Bacchi	142,893	(1)	3.6%
Matthew A. Bruno, Sr.	18,686	(2)	*
Barbara L. Cook	11,013	(3)	*
Lary Davis	29,165	(4)	*
William M. Eames	84,642	(5)	2.1%
William J. Fisher	143,333	(6)	3.6%
Gary D. Gall	108,504	(7)	2.7%
Howard A. Jahn	32,215	(8)	*
Alan J. Kleinert	188,451	(9)	4.7%
Thomas J. Manz	154,790	(10)	3.9%
Douglas A. Nordell	166,168	(11)	4.2%
Harold S. Prescott, Jr.	82,127	(12)	2.0%
Lori A. Warden	3,723		*
Kirk N. Dowdell	14,858	(13)	*
Philip S. Wood	3,364	(14)	*
C. Frederick Rowden	4,291	(15)	*
All Directors and Executive Officers as a Group (17 in all)	680,207	(16)	16.4%

*
Less than 1%.

(1)
Mr. Bacchi has shared voting and investment powers as to 137,861 shares of which 89,931 shares and 38,048 shares are owned in his capacity as a co-trustee for Western's ESOP and Western's 401(k) Plan, respectively. Mr. Bacchi disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan. The total amount includes 5,032 shares acquirable by exercise of stock options.

(2)
Mr. Bruno has shared voting and investment powers as to 17,606 of these shares, and the total amount includes 1,080 shares acquirable by exercise of stock options.

(3)
The amount includes 1,922 shares acquirable by exercise of stock options.

(4)
Mr. Davis has shared voting and investment powers as to 19,264 of these shares. The amount includes 9,901 shares acquirable by exercise of stock options.

(5)
The amount includes 400 shares acquirable by exercise of stock options.

(6)
Mr. Fisher has shared voting and investment powers as to 134,416 shares of which 89,931 shares and 38,048 shares are owned in his capacity as a co-trustee for Western's ESOP and Western's 401(k) Plan, respectively. Mr. Fisher disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan. The amount includes 8,917 shares acquirable by exercise of stock options.

(7)
The total amount includes 90,536 shares acquirable by exercise of stock options. Mr. Gall's address is 4080 Goldorado Circle Plaza, Cameron Park, CA 95682.

(8)
Mr. Jahn has shared voting and investment powers as 27,009 of these shares. The amount includes 1,500 shares acquirable by exercise of stock options.

(9)
Mr. Kleinert has shared voting and investment powers as to 127,979 shares of which 89,931 shares and 38,048 shares are owned in his capacity as a co-trustee for Western's ESOP and Western's 401(k) Plan, respectively. Mr. Kleinert disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan. The amount also includes 10,581 shares acquirable by exercise of stock options.

(10)
Mr. Manz has shared voting and investment powers as to 142,649 of which 89,931 shares and 38,048 shares are owned in his capacity as a co-trustee for Western's ESOP and Western's 401(k) Plan, respectively. Mr. Manz disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan. The amount includes 1,160 shares acquirable by exercise of stock options.

(11)
Mr. Nordell has shared voting and investment powers as to 145,992 of these shares of which 89,931 and 38,048 shares are owned in his capacity as a co-trustee for Western's ESOP and Western's 401(k) Plan, respectively. Mr. Nordell disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass through voting and investment rights exercised by participants other than himself in the ESOP and 401(k) Plan. The total amount includes 7,621 shares acquirable by exercise of stock options.

(12)
Mr. Prescott has shared voting and investment powers as 80,627 shares. The amount includes 1,500 shares acquirable by exercise of stock options.

(13)
The amount includes 13,710 shares acquirable by exercise of stock options.

(14)
The amount includes 3,364 shares acquirable by exercise of stock options.

(15)
The amount includes 3,600 shares acquirable by exercise of stock options.

(16)
The amount includes 164,604 shares acquirable by exercise of stock options.

        Western's bylaws provide for a range of eight to fifteen directors and permit the exact number to be fixed by board and shareholder approval. Western's Board of Directors has been fixed at thirteen.

        The persons named below, all of whom are currently members of Western's Board of Directors, were elected at Western's 2002 annual meeting of shareholders to serve until the 2003 annual meeting of shareholders and until their successors are elected and have qualified. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of Western acting within their capacities as such. There are no family relationships between any of the directors and executive officers. No director or executive officer of Western serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

        The following table sets forth the names and certain information as of February 1, 2003, concerning Western's directors:

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years
Charles W. Bacchi Chairman of the Board	59	1993	Partner in Bacchi Ranch, Lotus, California. General Manager and Partner, E Bar LLC, a cattle ranch.
Matthew A. Bruno, Sr.	59	2002	President of Turlock Dairy and Refrigeration, an equipment supply and dairy design firm located in Turlock.
Barbara L. Cook	71	1993	Real estate broker. Former co-owner of Coker & Cook Real Estate, which was sold to Coldwell Banker in 1998.
Lary A. Davis	49	2000	President of Sonora Community Hospital.
William M. Eames	67	2002	President of William M. Eames & Associates (Consulting)
William J. Fisher	55	1993	President/Broker of Pacific States Development Corporation, real estate development and marketing. Mr. Fisher is also an attorney.
Gary D. Gall President and Chief Executive Officer	51	1993	President and Chief Executive Officer of Western. Mr. Gall has over 25 years of community banking experience.
Howard A. Jahn	57	1999	A Partner with Jackson-Jahn Commercial Real Estate, former Senior Vice President of CB Commercial, a commercial real estate brokerage firm.
Alan J. Kleinert	58	2000	Owner of Cutler-Segerstrom Insurance and investor in Kleinert & van Savoye Corporation (investments). Former Chairman of the Board of Sentinel Community Bank.
Thomas J. Manz	53	1999	Real estate development. Chairman of the Board of Pacific Coast Banker's Bank, and former Chairman of the Board of Roseville 1st National Bank.
Douglas A. Nordell	54	2002	President and Chief Executive Officer of Lake Community Bank since November, 1998. Former Executive Vice President and Chief Operating Officer of Roseville 1st National Bank (1994-1998).
Harold S. Prescott, Jr.	71	1983	Licensed civil engineer and owner of Prescott Engineering, Land Surveying & Civil Engineering.
Lori A. Warden	46	2002	Bank officer with Western Sierra since January 2001. Former Operations Officer with US Bank (1998-2000). Former Recycling Coordinator with El Dorado Disposal Services (1987-1998).

  Executive Officers

        The following table sets forth certain information as of February 1, 2003, concerning Western's executive officers, except Messrs. Gall and Nordell, who are directors of Western, and are included in the previous table:

Name	Age	Position and Principal Occupation For the Past Five Years
Gary D. Gall	51	President and Chief Executive Officer of Western.
Kirk N. Dowdell	40
		President and Chief Executive Officer of the Western Sierra (since April 2002) and Executive Vice President of Western. Former Executive Vice President and Chief Credit Officer of Western since May 1999, and former Executive Vice President and Chief Credit Officer of Western Sierra since September, 1997. Former executive officer of Commerce Security Bank, Sacramento, California.
Douglas A. Nordell	54	President and Chief Executive Officer of Lake Community Bank since November, 1998. Former Executive Vice President and Chief Operating Officer of Roseville 1st National Bank (1994-1998).
C. Frederick Rowden	58	President and Chief Executive Officer of Central California Bank since July 2000. Former President and Chief Executive Officer of East County Bank since 1996-2000.
Philip S. Wood	59
		Corporate secretary and Senior Vice President and Chief Administrative Officer of Western. Former Executive Vice President and Chief Operating Officer of Sentinel Community Bank (1997-2000) and Former Vice President and Area Manager for ValliWide Bank (1996-1997).
Anthony J. Gould	40
		Executive Vice President and Chief Financial Officer since May 2002. Former Director of Finance and Accounting of Openwave Systems (2001-2002), former Controller of Central Corp. (2000-2001) and former Executive Vice President, Chief Financial and Chief Operating Officer for Bay Area Bank headquartered in Redwood City, California (1988-1999).

  Summary Compensation

        The following table sets forth a summary of annual and long-term compensation for services in all capacities to Western or its subsidiaries for Western's named executive officers. Compensation was paid by Western and/or one or more of Western's banking subsidiaries.

Summary Compensation Table

Long Term Compensation
Annual Compensation					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Options/ SARs(2)	LTIP Payouts ($)	All Other Compensation(3) ($)
Gary D. Gall, President & Chief Executive Officer of Western	2002 2001 2000	245282 215500 170986	244015 145844 106542	N/A N/A N/A		10000 27563 11576		6038 6601 12053
Kirk N. Dowdell, President and Chief Executive Officer of Western Sierra and Executive Vice President of Western	2002 2001 2000	141250 117500 117172	110131 45576 37852	N/A N/A N/A		3150 6405 1735		4941 3528 8945
Douglas Nordell, President & CEO of Lake Community Bank	2002 2001 2000	119458 105000 100500	55674 32216 27253	N/A N/A N/A		8715 4804 1735		3854 3163 5081
Philip S. Wood, Senior Vice President, CAO and Corporate Secretary of Western	2002 2001 2000	89250 73609 67632	52610 53207 3000	N/A N/A N/A		0 3202 3472		0 2034 452
C. Frederick Rowden, President & CEO of Central California Bank(4)	2002	125500	37700	N/A		18900		2381

(1)
No named executive officer had perquisites in an amount greater than the lesser of 10% of the total salary and bonus or $50,000.

(2)
These amounts are adjusted for stock dividends. Western has no SARs.

(3)
This amount represents the cost of premiums for life insurance and Western Sierra's contribution for the 401(k) Plan and ESOP, except for the amount of ESOP contributions for 2002 which have not been determined.

(4)
Central California Bank was acquired by Western on April 1, 2002, and the information is for the period April 1, 2002 to December 31, 2002.

Option/SAR Grants Table

Option/SAR Grants in Last Fiscal Year

Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (10) Years
		% of Total Options/SARs Granted to Employees in Fiscal Year
Name	Options/SARs Granted (#)		Exercise or Base Price ($/Share)	Expiration Date
					5%($)	10%($)
Gary D. Gall	10000	12.9	$23.67	6/27/12	148859	377239
Kirk N. Dowdell	3150	4.1	$21.34	4/25/12	42275	107133
Douglas A. Nordell	8715	11.3	$21.34	4/25/12	116961	296401
Phillip S. Wood	0	N/A	N/A	N/A	N/A	N/A
Frederick Rowden	18900	24.4	$21.34	4/25/12	253650	642798

(1)
Western has no SARs, and the number of options and exercise price are adjusted for stock dividends.

Option/SAR Exercises and Year End Value Table

Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year End (#) Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/ SARs at Year End ($) Exercisable/Unexercisable(1)
Gary D. Gall	0	N/A	90,536/34,516	1,524,507/427,456
Kirk N. Dowdell	0	N/A	13,710/7,421	212,402/78,551
Douglas A. Nordell	0	NA	7,621/11,277	97,483/95,401
Phillip S. Wood	0	N/A	3,364/3,310	51,781/47,790
Frederick Rowden	0	N/A	3,780/15,120	19,493/77,974

(1)
Western has no SARs.

Employment Contracts and Other Compensation Arrangements with Executive Officers

        On December 4, 1997, Western Sierra entered into an agreement with Mr. Gall to provide him with severance benefits of up to two years' worth of his regular compensation at the time of severance of employment in the event of (i) any merger or consolidation where Western Sierra is (A) not the surviving or resulting corporation or (B) the surviving corporation and the shareholders of Western at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) a transfer of all or substantially all of the assets of Western Sierra or (iii) a sale of the equity securities of Western representing more than 50% of the aggregate voting power of all outstanding equity securities of Western to any person or entity, or any group of persons or entities acting in concert (any of these events shall be referred to as an "Acquisition"). The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Gall is not given a new employment agreement that is satisfactory to him in his sole discretion within 15 days prior to the date of consummation of the Acquisition, then Western Sierra shall pay him the severance payment in a lump sum. The severance agreement was extended for an additional five years in 2002.

        Mr. Gall also has a salary continuation agreement which provides that Western Sierra will pay him $165,000 per year for 15 years following his retirement from Western Sierra at age 65 or later ("Retirement Age"). In the event of disability while Mr. Gall is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $165,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra. In the event of termination with or without cause or voluntary termination, Mr. Gall shall receive a benefit amount that is a percentage of the $165,000 per year based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Gall attains age 65 or beginning with the month following his death, if earlier. The vesting schedule is 5.0% per year of service for the first seven years beginning January 9, 1995, and increases to an additional 6.5% per year of service for the last ten years. Payment of salary continuation benefits to Mr. Gall is subject to his not working as an employee, independent contractor, or consultant of or for a branch of a financial institution located within a 15 mile radius of any branch of Western Sierra. In the event there is a change of control of Western, Mr. Gall shall be entitled to a lump sum payment of the present value (using the Applicable Federal Rate) of $165,000 being paid in 180 monthly installments beginning on the first day of the month following the consummation of the change of control. In the event Mr. Gall is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Gall shall be entitled to benefits of a split dollar agreement between Mr. Gall and Western Sierra. Pursuant to the split dollar agreement, upon Mr. Gall's death, his properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Mr. Gall as the insured and the cash value of such policies. Western Sierra would be entitled upon the death of Mr. Gall, to the remaining 25% of such difference. As of December 31, 2002, 75% of the difference between the death proceeds of those certain life insurance policies and the cash value of such policies was $1,542,110.

        On December 4, 1997, Western Sierra entered into an agreement with Mr. Dowdell to provide him with severance benefits of up to two years' worth of his regular compensation at the time of severance of employment in the event of an Acquisition. The amount of the severance payment will be calculated as stated in the severance agreement and is determined by the total assets of Western Sierra at the time of the Acquisition. The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Dowdell is not retained by the resulting corporation for at least one to two years in a position comparable to that of the highest level senior vice president of the resulting corporation or a position accepted by Mr. Dowdell, or the resulting corporation reduces his base salary from his base salary at the time of the Acquisition during the next one to two years following the Acquisition, then the resulting corporation shall pay him the severance payment in a lump sum. The severance agreement was extended for an additional five years in 2002.

        Mr. Dowdell also has salary continuation agreements which provides that Western Sierra will pay him $75,000 per year for 15 years following his retirement from Western Sierra at age 65 or later ("Retirement Age"). In the event of disability while Mr. Dowdell is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra. In the event Mr. Dowdell dies after being disabled, his beneficiaries would be entitled to such salary continuation benefits. In the event of termination without cause or voluntary termination, Mr. Dowdell shall receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below beginning with the month following the month in which Mr. Dowdell attains age 65 or beginning with the month following his death, if earlier. The vesting schedule is 4% per year of service beginning January 1, 2000. In the event of any (i) merger, consolidation or reorganization of Western in which (A) Western does not survive or (B) Western survives with a resulting change in beneficial ownership of Western of more than 50% of the voting shares, (ii) sale of more than 50% of the beneficial ownership of the voting shares of Western to any person or group of persons acting in concert, or (iii) transfer or sale of more than 50% of the total market value of the assets of Western (any of these events shall be referred to as a "Western Acquisition," Mr. Dowdell shall receive a lump sum at the time of the consummation of such transaction equal to the present value of the aggregate amount of the $75,000 per year being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of such transaction discounted using the long term monthly Applicable Federal Rate at the time of the consummation of such transaction. The lump sum payment is reduced if such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code. Payment of salary continuation benefits to Mr. Dowdell is subject to his not working as an employee, independent contractor, or consultant of or for a financial institution located within a 35 mile radius of the head office of Western Sierra within a period of three years from the date of termination of employment.

        In the event Mr. Dowdell dies while employed by Western Sierra or dies after retirement, then pursuant to a split dollar agreement between Mr. Dowdell and Western Sierra, his properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Mr. Dowdell as the insured and the cash value of such policies, however in the event of Mr. Dowdell dying after retirement, the aggregate amount paid under Mr. Dowdell's salary continuation agreement and split dollar agreement shall be limited no more than the total of the 180 monthly payments that would have been paid to Mr. Dowdell under his salary continuation agreement as if Mr. Dowdell retired and died after receiving all 180 monthly payments. Western Sierra would be entitled upon the death of Mr. Dowdell to the remaining difference. As of December 31, 2002, 75% of the difference between the death proceeds of those certain life insurance policies and the cash value of such policies was $408,487. Mr. Dowdell would be considered as being employed for purposes of the split dollar agreement in the event Mr. Dowdell has at least 12 years of service with Western Sierra and is disabled for the entire period between the time of his disability and death or is on a Western Sierra board approved leave of absence.

        Mr. Nordell entered into an agreement with Lake Community Bank, a subsidiary of Western to provide him with severance benefits of up to two years' worth of his base salary determined as of the month prior to a triggering event if after a triggering event (i) he is not retained by the resulting corporation for a period of two years in a position acceptable to him or a position comparable to that of the highest level vice president of the resulting corporation or (ii) his base salary is reduced at any time during the two years following the triggering event. A triggering event is any (i) merger or consolidation involving Lake Community Bank in which (A) the Lake Community Bank does not survive or (B) the shareholders of Western at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) the transfer of all or substantially all of the assets of Lake Community Bank, (iii) a sale of the stock of Lake Community Bank representing more than 50% of the aggregate voting power of all outstanding stock of Lake Community Bank to any person or entity, or group of persons acting in concert. The severance agreement is for a term expiring on April 30, 2004.

        Mr. Nordell also has salary continuation agreements which provides that Lake Community Bank will pay him $75,000 per year for 15 years following his retirement from Lake Community Bank at age 65 or later ("Retirement Age"). In the event Mr. Nordell terminates employment due to disability prior to Retirement Age, he will receive a benefit amount commencing after termination of employment and continuing for 15 years that is based on his years of service and increases yearly beginning with benefits of $1,645 per year after a partial year of service to benefits of $75,000 per year after 15 years of service. In the event Mr. Nordell dies after disability payments have begun, his beneficiaries would be entitled to such salary continuation benefits. In the event, Mr. Nordell is actively employed by Lake Community Bank and dies prior to Retirement Age, his beneficiaries would be entitled to benefits of $75,000 per year for 15 years beginning the month after his death. In the event of early termination of employment with Lake Community Bank, Mr. Nordell would receive salary continuation benefits based on his years of service and receive up to a benefit of $48,355 per year for 15 years based on 14 years of service with benefit payments commencing at age 65. In the event Mr. Nordell dies after salary continuation benefits for early termination or normal retirement have begun, his beneficiaries would be entitled to the remainder of such benefits as if he had survived to receive the remainder of benefits for the fifteen years. In no event are salary continuation benefits paid under the agreement if Mr. Nordell is terminated for cause. In the event of any change of control of the Lake Community Bank, Mr. Nordell shall receive benefits under the agreement of $75,000 per year paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following his termination of employment with Lake Community Bank. The benefit payments upon a change of control to Mr. Nordell are reduced so that the payments to not result in an excess parachute payment as defined under Section 280G of the Code.

        Mr. Wood has a salary continuation agreement which provides that Western Sierra will pay him $30,000 per year for 15 years following his retirement from Western Sierra at age 66 or later ("Retirement Age"). In the event of disability while Mr. Wood is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $30,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 66 or the date on which he is no longer entitled to disability benefits provided by Western Sierra. In the event Mr. Wood dies after being disabled, his beneficiary would be entitled to such salary continuation benefits. In the event of termination with or without cause or voluntary termination, Mr. Wood shall receive a benefit amount that is a percentage of the $30,000 per year based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Wood attains age 66 or beginning with the month following his death, if earlier. The vesting schedule is 12.5% per year of service beginning May 1, 2002. In the event there is a Western Acquisition where Mr. Wood does not have an employment agreement covering two years of post-acquisition employment with a similar or better position and the same or better salary as his pre-acquisition position and salary, Mr. Wood shall receive a lump sum at the time of the consummation of such transaction equal to the present value of the aggregate amount of the $30,000 per year being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of such transaction discounted using the long term monthly Applicable Federal Rate at the time of the consummation of such transaction. The lump sum payment is reduced if such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code. Payment of salary continuation benefits to

Mr. Wood is subject to his not working as an employee, independent contractor, or consultant of or for a financial institution located within a 35 mile radius of the head office of Western Sierra within a period of one year from the date of termination of employment.

        Mr. Rowden has a salary continuation agreement which provides that Central California Bank will pay him $50,000 per year for 15 years following his retirement from Central California Bank at age 67 or later ("Retirement Age"). In the event of disability while Mr. Rowden is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $50,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 67 or the date on which he is no longer entitled to disability benefits provided by Central California Bank. In the event Mr. Rowden dies after being disabled, his beneficiary would be entitled to such salary continuation benefits. In the event of termination with or without cause or voluntary termination, Mr. Rowden shall receive a benefit amount that is a percentage of the $50,000 per year based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Rowden attains age 67 or beginning with the month following his death, if earlier. The vesting schedule is 12.5% per year of service beginning August 1, 2001. In the event there is a Western Acquisition where Mr. Rowden does not have an employment agreement covering two years of post-acquisition employment with a position as an executive vice president and the same or better salary as his pre-acquisition position and salary, Mr. Rowden shall receive a lump sum at the time of the consummation of such transaction equal to the present value of the aggregate amount of the $50,000 per year being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of such transaction discounted using the long term monthly Applicable Federal Rate at the time of the consummation of such transaction. The lump sum payment is reduced if such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code. Payment of salary continuation benefits to Mr. Wood is subject to his not working as an employee, independent contractor, or consultant of or for a financial institution located within a 35 mile radius of the head office of Central California Bank within a period of one year from the date of termination of employment.

  Director Compensation

        Outside directors receive $1,000 per month from Western for director fees and directors of each of the subsidiary banks receive $300 per month from the subsidiary banks on which they serve, for director fees, except the Chairman of the Board of Western, who receives $2,000 per month from Western, and the Chairmen/Co-Chairmen of the Boards of each of the subsidiary banks who receive $500 per month from the subsidiary banks on which they serve. In addition, each director of Western received a bonus of $5,556 in 2002 under the Directors Incentive Plan.

        Directors also from time to time receive stock option grants as part of their compensation. In November, 1996, each of the then directors of Western, other than Mr. Gall, was granted stock options to acquire 5,667 shares of Common Stock, all at an exercise price of $7.06 per share. The options are for a term of ten years expiring in November, 2006. These options were fully vested upon grant. In May, 1999, each of the directors of Western who was a director in 1998, other than Mr. Gall, was granted stock options to acquire 2,430 shares of Common Stock, all at an exercise price of $10.49 per share. The options are for a term of ten years expiring in May, 2009. These options were fully vested upon grant. During 2000, each of the directors of Western, other than Mr. Gall participated in Western's incentive compensation plan and earned a bonus of $7,000 or a stock option grant of 1,102 shares for directors that served the entire year or 642 shares for directors that came on the Board during the year from Sentinel Community Bank. The directors that elected stock option grants were Ms. Cook and Messrs. Bacchi and Scariot, who each received a stock option grant of 1,102 shares and

Messrs. Davis and Kleinert, who each received a stock option grant of 642 shares. These stock options were granted on February 22, 2001 with an exercise price of $10.43 per share.

        Each of the directors of Western that served the entire year in 2001, other than Messrs. Gall and Nordell, received a stock option grant of 420 shares in January 2002 with an exercise price of $15.48 per share. The options are for a term of ten years expiring in January 2012, and the options were fully vested at the time of grant. In December 2002, each of Western's outside directors received a stock option grant to acquire 400 shares of Common Stock, all at an exercise price of $26.50 per share. The options are for a term of ten years expiring in December 2012, and the options were fully vested at the time of grant. In addition, at December 31, 2002, outside directors of Western had the election to take an additional stock option to acquire 680 shares of Common Stock at the exercise price of $26.50 per share in lien of directors' fees for all of 2003. Messrs. Bacchi, Bruno, John, Kleinert and Prescott elected to take stock options in lieu of directors' fees. Mr. Manz elected to take half in stock options and half in fees. The stock options are for a term of ten years expiring in December 2012 and were fully vested at time of grant. All of the option amounts and prices have been adjusted for stock splits and stock dividends.

  Certain Relationships and Related Transactions

        Some of Western's directors and their immediate families as well as the companies with which they are associated are customers of, or have had banking transactions with Western's subsidiary banks in the ordinary course of business, and Western's subsidiary banks expect to have banking transactions with these persons in the future. In management's opinion, all loans and commitments to lend included in these transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in management's opinion, did not involve more than a normal risk of collectibility or present other unfavorable features.

        The capital securities are mandatorily redeemable upon maturity of the debentures in July 2031, and December 2031, or upon earlier redemption as provided in the indentures.

Description of Capital Stock

        The authorized capital stock of Western consists of 10,000,000 shares of preferred stock and 10,000,000 shares of common stock, no par value, of which 3,997,466 shares were outstanding as of April 17, 2003. In addition, 400,966 shares of Western's common stock were reserved for issuance pursuant to Western's stock option plans.

        Each share of Western's common stock has the same rights, privileges and preferences as every other share and would share equally in Western's net assets upon liquidation or dissolution. The shares of the common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. Each share is entitled to one vote. In connection with the election of directors, shares may not be voted cumulatively. All of the outstanding shares of Western's common stock are fully paid and nonassessable and each participates equally in dividends, which are payable when and as declared by Western's Board of Directors out of funds legally available for the payment of dividends.

Available Information

        Western is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. In accordance with the Exchange Act, Western files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect these reports, proxy statements and other information Western has filed with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov.

        Western has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act of 1933, as amended, referred to as the Securities Act, covering the shares of Western common stock issuable in the merger. This proxy statement-prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Information Regarding Central Sierra

Business of Central Sierra

  General

        Central Sierra is a California state chartered bank which commenced operations on November 12, 1981. Central Sierra's deposit accounts are insured by the Federal Deposit Insurance Corporation (FDIC).

        Central Sierra primarily serves customers in four counties, Calaveras, Tuolumne, San Joaquin and Amador, California. Central Sierra opened with two branches, one at 373 W. Saint Charles Street, San Andreas, and the other at 1239 S. Main, Angels Camp. Central Sierra subsequently opened branches in Jamestown in 1983, Lodi in 1984, Sutter Hill in 1985, Valley Springs in 1988, and Copperopolis in June, 1996. With these branches as a base, Central Sierra intends to concentrate on continued growth within the established service areas.

        Central Sierra's operations have been designed to meet the banking needs of individuals and small to medium size businesses.

  Banking Services

        Central Sierra offers all the traditional banking services including an ATM/check card program and check imaging to its customer base, with the exception of credit cards. Central Sierra has ATM machines installed at the nearby Ironstone Winery in Murphys, California, as well as at its Valley Springs and Sutter Creek Branches. Central Sierra relies on longer lobby hours and personal service to attract the market for independent bank customers.

        Central Sierra has concentrated its growth and customer base in its four county service areas of Calaveras, Tuolumne, Amador, and San Joaquin counties. The metropolitan area of San Francisco and Oakland is approximately 125 miles west of the head office located in San Andreas. Central Sierra does not compete for deposits and loans with financial institutions in those areas. Central Sierra does compete for deposits and loans with approximately twenty other banks and their branches, and savings and loan associations in the four county service area, who offer services ranging from deposits and real estate loans to full service banking. Some of Central Sierra's competitors have greater financial and other resources than does Central Sierra. The major banks offer certain services (such as trust and investment services) which Central Sierra does not offer directly, and by virtue of their higher total capitalization, such banks have substantially higher lending limits than Central Sierra. Their extensive branching systems allow them to allocate their funds throughout California where the highest yields may be obtained. Central Sierra believes it has the ability to compete with these financial institutions as it relies heavily on local promotional activities, satisfied customers, and personal contact by officers and directors to produce business. Central Sierra believes that its service approach and local identity have built customer loyalty and helps offset the competitive disadvantages resulting from size.

        There are no concentrated areas of deposits in which the loss of them would have a materially adverse effect on the operation of Central Sierra. Approximately 25.72% of Central Sierra's loan portfolio is concentrated in construction loans. This is further broken down by category: Commercial 1.81%, Land Development .29%, Custom Homes 15.24%, and Speculative Construction 8.38%.

        Central Sierra holds no patents or registered trademarks, licenses (other than those required by regulatory authorities), franchises or concessions. Central Sierra is not significantly or directly affected by non-bank government regulations. However, it may be indirectly affected by how such regulations affect customers of Central Sierra.

        As a California state chartered bank, Central Sierra is subject to primary supervision, periodic examination, and regulation by the California Department of Financial Institutions ("DFI") and the

FDIC. The statutes and regulations administered by these agencies regulate investments and loans, certain check-clearing activities, payment of dividends, and the establishment of new branches, as well as other aspects of the banking business. Although Central Sierra is not a member of the Federal Reserve System, it is subject to certain regulations and reserve requirements of the Federal Reserve System.

        If the FDIC should determine, as a result of an examination of Central Sierra, that Central Sierra's financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of Central Sierra's operations are unsatisfactory or that Central Sierra or its management is violating, or has violated, any law or regulation, various actions are available to the FDIC to remedy the situation. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of Central Sierra, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate Central Sierra's deposit insurance, which would result in a revocation of Central Sierra's California charter. The DFI also has many of the same remedial powers.

        During FDIC reviews of Central Sierra in 2002 and 2001, the FDIC noted that Central Sierra was not in complete compliance with certain provisions of the Home Mortgage Disclosure Act and the Truth-In-Lending Act. As a result of these deficiencies, on December 23, 2002, Central Sierra entered into a Memorandum of Understanding with the FDIC. Under the Memorandum of Understanding, Central Sierra was required to adopt a written compliance program including appropriate internal controls and training of personnel in all bank functions related to compliance; institute a review procedure whereby loan disclosure statements and the home mortgage disclosure loan applications register are review by a knowledgeable person; to make restitution for Truth-In-Lending violations; and to list all violations in Central Sierra's compliance report and design procedures to prevent their reoccurrence. Central Sierra has made the restitution, which Central Sierra believes did not involve a material amount, and believes that it has adopted appropriate procedures and is in compliance with the Memorandum of Understanding.

  Competition

        The banking business in California generally, and in the market areas served by Central Sierra specifically, is highly competitive with respect to both loans and deposits. Central Sierra competes for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than Central Sierra. As of June 30, 2002 there were 123 banking offices, including 62 offices of nine major chain banks, operating within Central Sierra's primary market areas in Calaveras, Tuolumne, Amador and San Joaquin Counties. There has been increased competition for deposit and loan business over the last several years as a result of deregulation. Additionally, with the recent enactment of interstate banking legislation in California, bank holding companies headquartered outside of California may enter the California market and provide further competition for Central Sierra. Many of the major commercial banks operating in Central Sierra's market areas offer certain services, such as trust and international banking services, which Central Sierra does not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers.

  Employees of Central Sierra

        At December 31, 2002, Central Sierra employed 66 persons on a full-time basis and 27 persons on a part-time basis. Central Sierra believes its employee relations are excellent.

Properties of Central Sierra

        Central Sierra leases buildings in Angels Camp, Jamestown, Lodi, and Copperopolis. Banking offices are located at each site. Central Sierra owns a small commercial center in San Andreas, and it is home to the main branch and the administrative offices. Central Sierra also owns branch buildings in Sutter Hill and Valley Springs. Central Sierra is currently leasing a building in Angels Camp on a two-year basis with an option to renew in 2004. The Jamestown lease is for a two-year period with the option to renew for four successive two-year periods, ending in 2009. The Lodi lease was for a term of ten years, with an extension of five years, ending in 2007. The Copperopolis lease is for a ten-year period with the option to renew five successive two-year periods, ending in 2010.

Litigation

        In the normal course of business, Central Sierra is occasionally made a party to actions seeking to recover damages from Central Sierra. In the opinion of Central Sierra's management, the ultimate disposition of these matters will not have a material adverse effect on Central Sierra's financial condition.

Supervision and Regulation

        As a California state-licensed bank, Central Sierra is subject to regulation, supervision and periodic examination by the DFI and the FRB. Central Sierra's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases.

        The regulations of these state and federal bank regulatory agencies govern most aspects of Central Sierra's business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. Central Sierra is also subject to the requirements and restrictions of various consumer laws and regulations. Please read the section entitled "Supervision and Regulation" for additional information about Central Sierra's regulatory environment.

Certain Information Regarding Central Sierra's Management and Principal Shareholders

  Beneficial Ownership of Stock

        Management of Central Sierra knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent (5%) or more of the outstanding shares of Central Sierra common stock, except as set forth in the table below. The following table sets forth, as of March 31, 2003, the number and percentage of shares of Central Sierra common stock beneficially owned, directly or indirectly, by each of Central Sierra's directors, named executive officers and principal shareholders and by the directors and executive officers of Central Sierra as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 31, 2003. Each person in the table, except as noted has sole voting and investment powers over the shares beneficially owned.

        No stockholders or any "group" as the term is used in Section 13(d) of the Securities Exchange Act of 1934, is known by Central Sierra to be the beneficial owner of more than five percent (5%) of the common stock other than Clarence E. Hartley. The following information, as to all securities beneficially owned by each director and named executive officer and directors and executive officers as a group, is furnished as of March 15, 2003, on which date 911,745 shares were outstanding.

	Number of Shares with Voting and Investing Powers
Beneficial Owner(3)	Sole		Shared	Total	Percent of Class
Directors:
Clarence E. Hartley	19,631	(4)(5)	39306	58937	6.44%
Glen C. Croshaw	30188		0	30188	3.27%
Rosemary Faulkner	12068		5	12073	1.31%
Wilbur W. Fullaway	213		27321	27534	2.99%
Kenneth L. James	0		6118	6118	.66%
Sarah Gay (Gerard) Platt	3745		0	3745	.41%
Robert J. Manassero	0		11978	11978	1.30%
Forrest A. Turner, Jr.	0		20597	20597	2.23%
Directors and Executive Officers as a Group(4)(6)	82665		105325	187990	20.39%

(1)
All shares are common stock, no par value, 911,745 shares outstanding.

(2)
All Directors serve for a term of one year or until successors are chosen.

(3)
Based upon information furnished by Directors, none of the Directors have the right to acquire beneficial ownership of any additional shares. Except pursuant to Central Sierra's Employee Stock Option Plan and the ESOP as outlined elsewhere herein, Central Sierra has no knowledge of any arrangement which may at a subsequent date result in a change in control of Central Sierra.

(4)
Includes 16,633, 3,901, and 2,165 shares allocated to Clarence E. Hartley, Michael Schneider, and Jill Gilmore, respectively, as participants in the ESOP.

(5)
Includes options for 2,998 shares which are presently exercisable.

(6)
Includes options for 10,422 shares which are presently exercisable.

To the best of Central Sierra's knowledge, based solely on a review of the copies of such reports furnished to Central Sierra, all beneficial ownership reports have been filed in compliance with Section 16a of the Securities Exchange Act of 1934.

  Directors

        Each of the directors serves for a one-year term until his or her successor is elected and qualified. Central Sierra's directors are as follows:

Name and Principal Occupation	Age	Position with Central Sierra	Director of Central Sierra Since
Clarence E. Hartley President, Central Sierra Bank	67	President and Chief Executive Officer and Chairman of the Board	1981
Glen C. Croshaw Retired	73	Director	1981
Rosemary Faulkner Retired Educator	78	Director	1985
Wilbur W. Fullaway Chairman of Calaveras Lumber Company	77	Vice Chairman of the Board	1981
Sarah Gay (Gerard) Platt Owner Gerard & Gerard Realtors	66	Director	1986
Kenneth L. James Independent Contractor	53	Director	1989
Robert J. Manassero President of Manassero Insurance Agency	59	Director	1986
Forrest A. Turner, Jr. Co-owner Turners' Wild West Clothing Store	74	Director	1981

Director Compensation

        During 2002, Central Sierra's directors received a base fee of $500 per month for serving as directors and received additional fees for attending committee meetings. Central Sierra's Chairman of the Board received an additional $250 per month for serving as the Chairman. Directors, including the chairman of any committee, who attended any committee meetings (other than a committee meeting held concurrently with the board meetings), also received an additional $200 per committee meeting attended. During 2003, the compensation to directors will be the same as the compensation during 2002.

  Executive Officers

        The following table sets forth certain information, as of July 31, 2002, with respect to the remaining executive officers of Central Sierra other than Mr. Hartley:

Clarence E. Hartley	67	Chairman of the Board of Directors, President and Chief Executive Officer, Mr. Hartley has served in these capacities since Central Sierra opened in 1981. He has been in the banking business for 44 years.
Mike Schneider	60
		Appointed Executive Vice President and Loan Administrator in June, 2000, following 10 years as Vice President and Manager of our Sutter Creek Branch. He came to us from a community Bank in Chico where he was Vice President and Manager. Mr. Schneider has 34 years of banking experience in California.
Marilyn Goode	54
		Appointed Senior Vice President and Chief Administrator in November 2002. Mrs. Goode has 35 years banking experience during which time she has acted in the capacities of Vice President and Chief Financial Officer, Branch Manager and Loan Officer.
Jill Gilmore	37
		Appointed Vice President and Cashier in November, 2000. Mrs. Gilmore has been with Central Sierra Bank for 14 years, during which time she has acted in the capacities of Operations Officer in our Sutter Creek Branch and three years as Head Operations Officer in our main office.

  Summary Compensation

        The following information is furnished with respect Mr. Hartley, Central Sierra's President. No other executive officer of Central Sierra earned more than $100,000 during the past fiscal year.

ANNUAL COMPENSATION

		2002	2001	2000
Clarence E. Hartley President and CEO	Salary	$197,385	$197,385	$197,385
	Bonus	100	30,100	20,100
	Other(1)(2)(3)	12950	13,750	13,050

(1)
No disclosure is made as to the amount of other compensation as the aggregate dollar amount of all personal benefits to each individual did not exceed the lesser of $50,000 per person or 10% of the amount reported in the Cash Compensation Table as to any one person or that amount times the number of persons in the group.

(2)
Mr. Hartley received $11,400 in Director's fees during 2002 that is included in total other cash compensation.

(3)
Mr. Hartley received certain benefits from Central Sierra in the form of an automobile provided by Central Sierra that are included in other compensation.

  Employment Agreement

        In December 2000, Central Sierra extended its employment agreement with Mr. Hartley whereby Mr. Hartley agreed to continue to serve as president and chief executive officer, and receive compensation equal to $197,385 subject to annual increases as may be determined by Central Sierra's Board of Directors. Under the employment agreement, Mr. Hartley is also entitled to receive fringe benefits including, but not limited to, profit sharing plans, group life insurance, medical and dental insurance, disability and accident insurance, and vacation and sick pay as are generally accorded to other officers and employees of Central Sierra. Further, Mr. Hartley is entitled to the use of Central Sierra's automobile, and Central Sierra shall pay such reasonable expenses in connection with such use of the automobile, including the purchase of gasoline, maintenance and the like. The employment agreement, as extended, expires by its terms on March 1, 2006.

  Certain Relationships and Related Transactions

        During the normal course of business, Central Sierra has entered into borrowing transactions with related parties, including Central Sierra's directors and executive officers. These borrowings from Central Sierra were made under the substantially the same terms, including rates and collateral, as those with other customers of Central Sierra, were made in the ordinary course of business, and did not involve more than the normal risk of collectibility. See Note 10 to Central Sierra's Financial Statements.

Summary Financial Data

        The following summary of financial data for Central Sierra for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 should be read in conjunction with the financial statements and accompanying notes included elsewhere in this annual report.

Central Sierra Bank
Summary Financial Data

	At or For The Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Statement of Operations:
Interest income	$7,662	$9,597	$9,275	$8,095	$8,455
Interest expense	2,240	4,059	3,473	2,837	3,026

Net interest income	5,382	5,538	5,802	5,258	5,429
Provision for loan losses	45	140	160	190	172
Non-interest income	854	763	750	812	794
Non-interest expense	4,594	4,589	4,239	4,168	4,311

Income before income taxes	1,597	1,572	2,153	1,712	1,740
Provision for taxes	640	628	867	696	713

NET INCOME	$957	$944	$1,286	$1,016	$1,027

Financial Ratios:
For the Year:
Return on average assets	0.70%	0.69%	1.13%	0.94%	0.99%
Return on average equity	9.36%	9.34%	13.35%	11.00%	11.81%
Net interest margin	4.17%	4.27%	5.3%	5.17%	5.56%
Efficiency ratio	73.67%	72.83%	64.70%	68.6%	69.26%
Dividends payout ratio	40.95%	54.71%	60.56%	60.8%	49.90%
At December 31:
Average equity to average assets	7.52%	7.42%	8.44%	8.53%	8.37%
Total capital to risk-adjusted assets	13.00%	13.70%	12.71%	14.79%	13.79%
Allowance for loan losses to loans	1.40%	1.45%	1.32%	1.38%	1.30%
Loans to deposits	72.06%	65.03%	72.84%	73.07%	63.85%
Non-performing assets to capital	.41%	—	—	3.60%	16.18%
Balance Sheet Data:
Total assets	$137,677	$139,748	$123,465	$100,197	$110,855
Total loans	$86,684	$79,712	$77,678	$66,984	$65,387
Allowance for loan losses	$1,210	$1,153	$1,027	$927	$848
Total deposits	$118,612	$120,803	$105,238	$90,400	$101,086
Shareholders' equity	$10,778	$10,211	$9,787	$9,280	$8,913
Share data:
Common shares outstanding	908,745	908,745	908,745	908,745	908,745
Book value per share	$11.86	$11.23	$10.77	$10.21	$9.81
Basic earnings per share	$1.05	$1.04	$1.42	$1.12	$1.13
Diluted earnings per share	$1.04	$1.04	N/A	N/A	N/A
Cash dividends pe share	$0.43	$0.57	$0.86	$0.71	$0.57

Per share data has been retroactively restated to reflect a 5% stock dividend paid in January 2003.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction

        This discussion is designed to provide a better understanding of Central Sierra's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity for the years ended December 31, 2002, 2001 and 2000. It should be read in conjunction with Central Sierra's audited financial statements and notes thereto and the other financial information contained herein.

Net Interest Income and Net Interest Margin

        Total interest income increased from $9.3 million in 2000 to $9.6 million in 2001, and decreased to $7.6 million in 2002, representing a 3.5% increase in 2001 over 2000 and a 20.8% decrease in 2002 from 2001. The increase in interest income from 2000 to 2001 is attributable to an increase in volume mitigated to some extent by a decrease in rate. The increase in volume was the result of a 19.4% increase in average earning assets concentrated in Federal Funds sold and deposits with other banks. The rate decrease can be attributed to rate decreases implemented by Central Sierra during the year in response to the Federal Reserve Board's (the "FRB") decreases in federal funds and discount rates. During 2001 there were eleven such rate decreases by the FRB resulting in a 475 basis point decrease in the prime rate. The decrease from 2001 to 2002 is primarily attributable to the carryover effects of these sharp rate decreases. Additionally, there was a further rate reduction of 50 basis points in November 2002. Average earning assets remained essentially unchanged from 2001 to 2002 while the yield on average earning assets decreased from 7.39% in 2001 to 5.91% in 2002.

        Total interest expense increased from $3.5 million in 2000 to $4.1 million in 2001 and decreased to $2.2 million in 2002, representing a 17.1% increase in 2001 over 2000 and a 46.3% decrease in 2002 from 2001. The increase in interest expense from 2000 to 2001 is attributable to an increase in volume mitigated to some extent by a decrease in rates. The increase in volume was the result of a 22.3% increase in average interest-bearing liabilities concentrated in certificates of deposits (CD's) and other borrowings. In March of 2001, Central Sierra engaged in a campaign to attract depositors through the marketing of a twelve-month CD at a promotional rate of 6.10%. Additionally, Central Sierra's average outstanding borrowings increased from $4.8 million in 2000 to $7.7 million in 2001. The rate decrease can be attributed to rate decreases implemented by Central Sierra during the year in response to the FRB rate decreases previously discussed. The decrease from 2001 to 2002 is primarily attributable to a decrease in rates. The rate reductions resulted from the carryover effects of the FRB rate decreases and the maturation of the promotional CD's partially offset by the long-term fixed-rate nature of Central Sierra's outstanding borrowings. Central Sierra obtained two advances totaling $7,650,000 from the FHLB during 2000 that require monthly interest payments with the principal due at maturity. The loans are collateralized by certain of Central Sierra's residential mortgage loans with a carrying value of $10,551,000 and $10,361,000 at December 31, 2002 and 2001, respectively. Interest expense related to these loans totaled $538,855, $538,851 and $334,903 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Central Sierra's net interest margin (net interest income divided by average earning assets) was 5.37% in 2000, 4.27% in 2001, and 4.17% in 2002. Average earning assets increased 19.4% from 2000 to 2001 and remained essentially unchanged from 2001 to 2002; however, these funds were being invested in lower priced loans and/or lower earning investments. Total interest expense decreased from 2001 to 2002 due primarily to reduced rates paid on interest-bearing deposits. Central Sierra's net interest income decreased from $5.8 million in 2000 to $5.5 million in 2001 and to $5.4 million in 2002, representing a 5.2% decrease in 2001 from 2000 and a 1.9% decrease in 2002 from 2001.

        The following table presents, for the periods indicated, the distribution of Central Sierra's average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from and yields earned on average interest-earning assets and the dollar amounts of interest expense and rates paid on average interest-bearing liabilities. Nonaccrual loans are included in the calculation of the average balances of loans. Savings deposits include NOW and money market accounts. The yields on investment securities are not computed on a tax equivalent basis.

	For the Year Ended December 31,
	2002			2001			2000
	Average Balance	Interest Earned or Paid	Average Yield or Rate	Average Balance	Interest Earned or Paid	Average Yield or Rate	Average Balance	Interest Earned or Paid	Average Yield or Rate
	(Dollars in thousands)
Interest-earning assets:
Cash with FHLB	$3,552	$48	1.35%	$7,487	$226	3.02%	$2,385	$149	6.25%
Interest-earning deposits	12,615	224	1.78%	14,770	679	4.60%	10,084	626	6.21%
Equity securities	562	25	4.45%	540	26	4.81%	513	26	5.07%
HTM investment securities	15,801	564	3.57%	8,962	467	5.21%	14,044	733	5.22%
Fed funds sold	14,024	217	1.55%	17,447	628	3.60%	7,920	511	6.45%
Loans	82,394	6,544	7.94%	80,594	7,571	9.39%	73,065	7,230	9.90%

Total earning assets	128,948	7,622	5.91%	129,800	9,597	7.39%	108,011	9,275	8.59%
Non-earning assets	8,302			7,631			7,167
Allowance for loan losses	(1,183)			(1,103)			(979)

Total average assets	$136,067			$136,328			$114,199

Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$45,193	212	0.47%	$38,897	571	1.47%	$37,163	727	1.96%
Time deposits	48,844	1,490	3.05%	57,578	2,949	5.12%	43,134	2,411	5.59%
Other borrowings	7,650	539	7.05%	7,650	539	7.05%	4,820	335	6.95%

Total interest-bearing liabilities	101,687	2,241	2.20%	104,125	4,059	3.90%	85,117	3,473	4.08%
Noninterest-bearing deposits	23,777			21,316			18,822
Other liabilities	374			776			627
Shareholders' equity	10,229			10,111			9,633

Total liabilities and shareholders' equity	$136,067			$136,328			$114,199

Net interest margin	$128,948	$5,381	4.17%	$129,800	$5,538	4.27%	$108,011	$5,802	5.37%

        The following table sets forth the changes in interest income and expense attributable to changes in rates and volumes:

	For the Year Ended December 31,
	2002 Versus 2001			2001 Versus 2000
	Change Due to Rate	Change Due to Volume	Total Change	Change Due to Rate	Change Due to Volume	Total Change
	(Dollars in thousands)
Cash with FHLB	$(91)	$(87)	$(178)	$(24)	$101	$77
Interest-earning deposits	(368)	(87)	(455)	(68)	121	54
Equity securities	(2)	1	(1)	0	0	0
HTM investment securities	(68)	165	97	(1)	(265)	(266)
Federal funds sold	(306)	(105)	(411)	(68)	185	117
Loans	(1,200)	173	(1,027)	(329)	670	341

Total earning assets	(2,035)	60	(1,975)	(490)	812	322

Interest-bearing demand and savings deposits	(472)	113	(359)	(192)	36	(156)
Time deposits	(1,061)	(398)	(1,459)	(179)	717	538
Other borrowings	0	0	0	4	200	204

Total interest-bearing liabilities	(1,533)	(285)	(1,818)	(367)	953	586

Interest differential	$(502)	$345	$(157)	$(123)	$(141)	$(264)

        Changes not solely attributed to rate or volume have been allocated ratably to the rate and volume columns.

Noninterest Income

        Noninterest income increased from $750,000 in 2000 to $763,000 in 2001 and to $854,000 in 2002, representing a 1.7% increase in 2001 over 2000 and an 11.9% increase in 2002 over 2001. The following table describes the components of non-interest income (separately categorized if in excess of 1% of gross revenue), for the years ended December 31, 2002, 2001 and 2000.

	For the Year Ended December 31,
	2002		2001		2000
	Income	% of Avg. Assets	Income	% of Avg. Assets	Income	% of Avg. Assets
	(Dollars in thousands)
Service charges and fees	$653	0.48%	$604	0.44%	$600	0.53%
Gain on sale of loans	31	0.02%		0.00%		0.00%
Other income	170	0.12%	159	0.12%	150	0.13%

	$854	0.63%	$763	0.56%	$750	0.66%

        The increase from 2000 to 2001 was spread fairly evenly among the various components of noninterest income. The increase from 2001 to 2002 was primarily attributable to an increase in service charges as well as to the gain recognized from the sale of selected speculative real estate loans. For the year ended December 31, 2002, fees charged for returned checks increased approximately $42,000 and $31,000 in gains were recognized from the sale of speculative real estate loans.

Other Expenses

        Other expenses are comprised of salaries and related benefits, occupancy, equipment and other expenses. Other expenses increased from $4.2 million in 2000 to $4.6 million in 2001 and 2002, representing an 8.2% increase in 2001 over 2000. The following table describes the components of other non-interest expense (separately categorized if in excess of 1% of gross revenue) as a percentage of average assets outstanding for the years ended December 31, 2002, 2001 and 2000.

	For the Year Ended December 31,
	2002		2001		2000
	Income	% of Avg. Assets	Income	% of Avg. Assets	Income	% of Avg. Assets
	(Dollars in thousands)
Salaries and benefits	$2,403	1.77%	$2,372	1.74%	$2,217	1.94%
Occupancy and equipment	591	0.43%	592	0.43%	583	0.51%
Other	1,600	1.18%	1,625	1.19%	1,440	1.26%

	$4,594	3.38%	$4.589	3.37%	$4,240	3.71%

        The single largest component of other expenses is salary and employee benefits expense, which was $2.4 million, $2.4 million and $2.2 million in 2002, 2001 and 2000, respectively. The number of full-time equivalent employees was 82, 81 and 77 at December 31, 2002, 2001 and 2000, respectively. The increases in salary and employee benefits expense is due primarily to normal cost of living raises and higher health insurance premiums. The increase in the other expense component from 2000 to 2001 was due to incremental increases in the various general operating expenses of Central Sierra. The remaining components of non-interest expense did not change materially.

Provision for Loan Losses

        The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in management's judgment, is adequate to provide for these potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors important in estimating loan losses.

        Management allocated $45,000 as a provision for loan losses in 2002, $140,000 in 2001 and $160,000 in 2000. Loans charged off, net of recoveries, in 2002 were $(12,000), $14,000 in 2001 and $60,000 in 2000. The ratio of the allowance for loan losses to total loans was 1.40% in 2002, 1.45% in 2001 and 1.32% in 2000.

        In management's opinion, the balance of the allowance for loan losses at December 31, 2002 was sufficient to sustain any foreseeable losses in the loan portfolio at that time. However, no assurance can be given that Central Sierra may not sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluations of the loan portfolio may not require substantial additional provisions for loan losses.

Income Taxes

        Income taxes were $640,000 in 2002, $628,000 in 2001 and $867,000 in 2000. The effective tax rate on income was 40.1%, 40.0% and 40.3% in 2002, 2001 and 2000, respectively. The principal difference between statutory tax rates and Central Sierra's effective tax rate is the benefit derived from investing in tax-exempt securities.

Net Income

        The net income and basic earnings per share of Central Sierra were $957,000 and $1.05 per share in 2002, $944,000 and $1.04 per share in 2001, and $1.3 million and $1.42 per share in 2000. The decrease in net income for 2000 to 2001 was primarily due to increased interest expense related to fixed-rate Federal Home Loan Bank (FHLB) borrowings in addition to increases in operating expenses. At December 31, 2001, Central Sierra had total outstanding borrowings with FHLB of $7.6 million; $4 million with an interest rate of 7.02% and $3.6 million with an interest rate of 7.07%. The increase in income from 2001 to 2002 was primarily attributable to reduced provisions for loan losses and the gains recognized on loan sales.

Liquidity

        Central Sierra has an asset and liability management program allowing Central Sierra to maintain its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Central Sierra's liquidity at December 31, 2002, 2001 and 2000 was 31.1%, 42.4%, and 33.2%, respectively, based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investment securities with maturities within one year, and federal funds sold) divided by total liabilities. Central Sierra's management believes it maintains adequate liquidity levels.

Investment Portfolio

        The following table summarizes the amounts, terms, distributions and yields of Central Sierra's investment securities at amortized cost as of December 31, 2002. The yields on tax-exempt investment securities have not been computed on a tax equivalent basis.

	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury	$1,008	4.37%	$2,605	3.52%	—	—	—		$3,613	3.76%
U.S. Government and agencies	1,025	2.75%	6,000	3.13%	$119	5.91%	—		7,144	3.12%
State & political subdivisions	146	2.52%	81	4.60%	502	4.38%	—		729	4.03%

Total	$2,179	3.48%	$8,686	3.26%	$621	4.68%	$—		$11,486	3.38%

        Year-End Balance.    The following tables summarize the amortized cost and estimated market values of Central Sierra's held to maturity investment securities on the dates indicated.

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$3,613,561	$109,439		$3,723,000
U.S. Government agencies	7,144,280	23,720		7,168,000
Obligations of states and political subdivisions	728,984	17,016		746,000

	$11,486,825	$150,175	$—	$11,637,000

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$2,021,436	$34,504		$2,055,940
U.S. Government agencies	1,133,370			1,133,370
Obligations of states and political subdivisions	1,179,904	30,608		1,210,512
Corporate bonds	2,009,864	50,615		2,060,479

	$6,344,574	$115,727	$—	$6,460,301

	2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$6,033,836		$23,438	$6,010,398
U.S. Government agencies	641,163			641,163
Obligations of states and political subdivisions	1,518,760		426	1,518,334
Corporate bonds	3,532,206		12,068	3,520,138

	$11,725,965	$—	$35,932	$11,690,033

Loan Portfolio

        Central Sierra's largest historical lending categories are real estate loans, commercial loans, consumer loans and agricultural loans. These categories accounted for approximately 88%, 10%, 2% and less than 1%, respectively, of Central Sierra's total loan portfolio at December 31, 2001, and approximately 86%, 12%, 2% and less than 1%, respectively, of Central Sierra's total loan portfolio at December 31, 2002. Loans are carried at face amount, less payments collected and the allowance for loan losses. Interest on all loans is accrued daily on a simple interest basis. Typically, once a loan is placed on nonaccrual status, Central Sierra reverses interest accrued through the date of transfer. Loans are placed on nonaccrual status when principal or interest on a loan is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Interest actually received for loans on nonaccrual status is recognized as income at the time of receipt as long as collection of all principal due is assured. Problem loans are maintained on accrual status only when management of Central Sierra is confident of full repayment within a reasonable period of time.

        The rates of interest charged on variable rate loans are set at specified increments in relation to Central Sierra's published lending rate and vary as Central Sierra's lending rate varies. At December 31, 2001 and 2002, approximately 84% and 86%, respectively, of Central Sierra's loan portfolio was comprised of variable interest rate loans and/or had maturities of twelve months or less.

        Distribution of Loans.    The distribution of Central Sierra's total loans by type of loan as of the dates indicated is shown in the following table:

	December 31,
	2002		2001		2000		1999		1998
Type of Loan	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
	(Dollars in thousands)
Commercial	$10,070	11.6%	$7,698	9.7%	$5,580	7.2%	$5,831	8.7%	$7,822	12.0%
Agricultural	116	0.1%	119	0.1%	118	0.2%	219	0.3%	130	0.2%
Real estate—mortgage	30,397	35.1%	27,639	34.7%	33,452	43.1%	36,310	54.2%	34,517	52.8%
Real estate—construction	22,440	25.9%	21,018	26.4%	15,445	19.9%	9,856	14.7%	12,351	18.9%
Real estate—development & lot loans	22,534	26.0%	21,537	27.0%	20,657	26.6%	12,066	18.0%	6,694	10.2%
Installment	1,372	1.6%	1,836	2.3%	2,547	3.3%	2,727	4.1%	3,895	6.0%
Other	314	0.4%	265	0.3%	321	0.4%	299	0.4%	274	0.4%
Less deferred fees	(559)	-0.6%	(400)	-0.5%	(442)	-0.6%	(324)	-0.5%	(296)	-0.5%

Total loans	86,684	100.0%	79,712	100.0%	77,678	100.0%	66,984	100.0%	65,387	100.0%
Less allowance for loan losses	(1,210)		(1,153)		(1,027)		(927)		(848)

Net loans	$85,474		$78,559		$76,651		$66,057		$64,539

        Commercial Loans.    Commercial loans are made for the purpose of providing working funds, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days, and "term loans", which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

        Central Sierra also extends lines of credit to business customers. On business credit lines, Central Sierra specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Central Sierra. The purpose for which such loans will be used and the security required, if any, are generally determined before Central Sierra's commitment is extended. Normally, Central Sierra does not make fixed-rate loan commitments in material amounts for periods in excess of five years.

        Real Estate Loans.    Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

        Central Sierra's real estate mortgage loans consist primarily of loans (with terms generally not more than five years) collateralized by first deeds of trust on one to four unit residential properties. A substantial portion of these loans are adjustable rate mortgages where the interest rate and payment terms adjust on a periodic basis in accordance with various published indices. The majority of these adjustable-rate mortgages have terms that limit the amount of interest rate adjustment that can occur each year and over the life of the mortgage.

        All of Central Sierra's real estate construction loans consist of loans secured by first trust deeds on the construction of owner-occupied single family dwellings. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 80%.

        Central Sierra's real estate development and lot loans consist of loans secured by unimproved or improved (road and public or private utilities available) land. The loan to appraised value is generally 65% for unimproved land and 80% for improved land. Development and lot loans are generally written with terms of 12 to 36 months.

        Consumer Loans.    Most consumer loans are short-term loans, made for a period of up to five years or on a variable interest rate basis. Automobile loans are normally made with up to a five-year amortization period.

        Maturity of Loans and Sensitivity of Loans to Changes in Interest Rates.    Information about the maturity of certain loan categories is unavailable and cannot be compiled without unwarranted or undue burden or expense and has therefore been omitted from this document.

        Loan Commitments.    The following table shows Central Sierra's undisbursed loan commitments at the dates indicated:

	December 31,
	2002	2001
	(Dollars in thousands)
Loan commitments	$21,734	$19,859
Stand by letters of credit	$175	$140

        In the normal course of business, Central Sierra maintains outstanding commitments to extend credit. The same credit policies are used in making commitments as used in extending loans to customers. Central Sierra evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary is based on management's credit evaluation of the customer. The types of collateral held vary, but may include accounts receivable, inventory, property, equipment, crops and residential and income-producing commercial properties.

        Summary of Loan Loss Experience.    As a natural corollary to Central Sierra's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To some extent, the degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. Central Sierra attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

        Central Sierra maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans, which Central Sierra's management determines require further monitoring and supervision, are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by Central Sierra's Loan Committee. Loans for which it is probable that Central Sierra will be unable to collect all amounts due (including principal and interest) are considered to be impaired. There were no significant loans considered to be impaired during the years ended December 31, 2002, 2001 and 2000. In addition, when principal or interest on a loan is past due 90 days or more, the loan is placed on nonaccrual status unless it is both well-secured and in the process of collection. There were no significant nonaccrual loans during the years ended December 31, 2002, 2001 and 2000.

        Central Sierra charges off that portion of any loan which management or bank examiners consider to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against Central Sierra's allowance for loan losses.

        The following table sets forth the amount of loans on Central Sierra's books considered to be nonperforming assets at the dates indicated:

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Non-accrual loans				$49	$305
Accruing loans past due 90 days or more	$44
Restructured loans (in compliance with modified terms)
Total nonperforming loans	44			49	305
Other real estate owned				285	1,137
Total nonperforming assets	44
Nonperforming loans to total loans	0.05%	0.00%	0.00%	0.07%	0.47%
Nonperforming assets to total assets	0.03%	0.00%	0.00%	0.33%	1.30%

The following table summarizes Central Sierra's loans loss experience for the periods indicated:

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Balance at the beginning of period	$1,153	$1,027	$927	$848	$965
Charge-offs:
Commercial				65	278
Real estate—construction
Real estate—mortgage				28
Installment	1	1	60	14	12
Other	4	14		10	5
Total	5	15	60	117	295

Recoveries:
Commercial				6
Real estate—construction
Real estate—mortgage
Installment	15	1
Other	2				6

Total	17	1		6	6

Net loan (recoveries) charge-offs	(12)	14	60	111	289
Provision for loan losses	45	140	160	190	172
Allowance, end of period	$1,210	$1,153	$1,027	$927	$848

Net loan (recoveries) charge-offs to average loans	(0.01)%	0.02%	0.08%	0.17%	0.44%
Allowance for loan losses to average loans	1.47%	1.43%	1.41%	1.41%	1.32%
Net loan charge-offs to allowance for loan losses	(.99)%	1.21%	5.84%	11.97%	34.08%
Net loan charge-offs to provisions for loan losses	(26.67)%	10.00%	37.50%	58.42%	168.02%

        Central Sierra's allowance for loan losses is to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Provisions for possible loan losses amounted to $45,000 in 2002, $140,000 in 2001 and $160,000 in 2000. Actual loan losses or recoveries are charged or credited, respectively, directly to the allowance for loan losses. The amount of the allowance is determined by the management of Central Sierra. Among the factors considered in determining the allowance for loan losses are the current financial condition of Central Sierra's borrowers, the value of the security, if any, for their loans, as well as Central Sierra's historical loan loss experience. Because these estimates and evaluations are primarily judgmental factors, no assurance can be given that Central Sierra may not sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in the allowance.

        The table below sets forth the allocation of the allowance for loan losses by loan type at the dates specified. The allocation of individual categories of loans includes amounts applicable to specifically identified, as well as unidentified, losses inherent in that segment of the loan portfolio and will necessarily change whenever management determines that the risk characteristics of the loan portfolio have changed.

        Management believes that any allocation of the allowance for loan losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans and undisbursed commitments.

        The allocation below should not be interpreted as an indication of the specific amounts or loan categories in which future charge-offs may occur.

	December 31,
	2002		2001		2000		1999		1998
	Allowance Amount	% of Loans in Each Category to Total Loans	Allowance Amount	% of Loans in Each Category to Total Loans	Allowance Amount	% of Loans in Each Category to Total Loans	Allowance Amount	% of Loans in Each Category to Total Loans	Allowance Amount	% of Loans in Each Category to Total Loans
	(Dollars in thousands)
Commercial	$87	11.6%	$81	9.6%	$79	7.1%	$151	8.7%	$93	11.9%
Agricultural	1	0.1%	1	0.2%	1	0.2%	1	0.3%	1	0.2%
Real estate-mortgage	268	34.8%	243	34.5%	308	42.8%	277	53.9%	548	52.8%
Real estate-construction	179	25.7%	105	26.2%	77	19.8%	49	14.7%	62	18.7%
Real estate-development & lot loans	113	25.8%	108	26.9%	103	26.4%	60	17.9%	33	10.1%
Installment	7	1.6%	17	2.3%	23	3.3%	14	4.1%	19	5.9%
Other	2	0.4%	1	0.3%	2	0.4%	1	0.4%	1	0.4%
Unallocated	553	—	597		434	—	374	—	91	—

Total	$1,210	100.0%	$1,153	100.0%	$1,027	100.0%	$927	100.0%	$848	100.0%

        At December 31, 2002, 2001 and 2000, the allowance was 1.42%, 1.47%, and 1.34% of the loans then outstanding, respectively. Although the current level of the allowance is deemed adequate by management, future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

        Management of Central Sierra reviews with the Board of Directors the adequacy of the allowance for loan losses on a monthly basis and adjusts the loan loss provision upward where specific items reflect a need for such an adjustment. Management of Central Sierra charged off loans totaling approximately $5,000 in 2002 and $15,000 in 2001. Recoveries of loans previously charged off were $17,000 in 2002 and $1,000 in 2001. Management does not believe there has been any significant deterioration in Central Sierra's loan portfolio. Management also believes that Central Sierra has adequately reserved for all individual items in its portfolio which may result in a loss material to Central Sierra.

Investment Securities

        Central Sierra has invested, on average, $16.4 million in federal instruments, securities issued by states and political subdivisions, other debt securities, which yielded approximately 3.6% per annum during the year ended December 31, 2002. Central Sierra's present investment policy is to invest excess funds in federal funds, certificates of deposits in financial institutions, U.S. treasuries, securities issued by the U.S. government and securities issued by states and political subdivisions.

Liquidity Management

        Central Sierra has a total of $5.0 million available in federal funds lines of credit with two of its correspondent banks. In addition, Central Sierra can also borrow from the Federal Home Loan Bank based on specified percentages of pledged collateral. When Central Sierra has excess funds over its reserve requirements or short-term liquidity needs, Central Sierra increases/or decreases its security investments and/or sells federal funds.

        Policies have been developed by Central Sierra's management and approved by the Board of Directors which establish guidelines for the investments and liquidity of Central Sierra. These policies include an Investment Policy and an Asset/Liability Policy. The goals of these policies are to provide liquidity to meet the financial requirements of Central Sierra's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Central Sierra.

Liability Management

        The following chart sets forth the distribution of Central Sierra's average daily deposits for the periods indicated:

	2002		2001		2000
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Transaction accounts:
Savings	$20,629	0.55%	$18,298	1.67%	$17,098	2.49%
NOW & Money Market	24,564	0.40%	20,599	1.29%	20,065	1.51%
Non-interest bearing	23,777	—	21,316	—	18,822	—
Time deposits	48,844	3.05%	57,578	5.12%	43,134	5.59%

        The maturities of time certificates of deposit ("TCD's" over $100,000), as well as other time deposits, were as follows:

	December 31, 2002
	TCD's Over $100,000	Other Time Deposits
	(Dollars in thousands)
Less than three months	$4,191	$14,727
Over three months through twelve months	6,936	17,492
Over twelve months through five years	200	2,002

Total	$11,327	$34,221

        While the deposits of Central Sierra may fluctuate up and down somewhat with local and national economic conditions, management of Central Sierra does not believe that such deposits, or the business of Central Sierra in general, are seasonal in nature. Liability management is monitored by Central Sierra's Board of Directors which meets monthly.

Capital Resources and Regulatory Matters

        Capital Resources.    The shareholders' equity accounts of Central Sierra increased from $9.8 million at December 31, 2000, to $10.2 million at December 31, 2001 and to $10.8 million at December 31, 2002. These increases are attributable to net income off-set by cash dividends paid. Central Sierra is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Central Sierra must meet specific capital guidelines that involve quantitative measures of Central Sierra's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Central Sierra's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require Central Sierra to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2002, that Central Sierra exceeds all capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the FDIC categorized Central Sierra as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Central Sierra must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed Central Sierra's category.

        Central Sierra's actual capital ratios are presented below.

	Minimum Capital Requirement	Minimum Well Capitalized Requirement	Actual December 31, 2002
Capital ratios:
Tier 1 risk-based to risk-weighted assets	4.0%	6.0%	11.7%
Total risk-based to risk-weighted assets	8.0%	10.0%	13.0%
Leverage to total average assets	4.0%	5.0%	7.9%

        Capital Adequacy.    Central Sierra is subject to the FDIC's regulations governing capital adequacy for member banks. Additional capital requirements may be imposed on banks based on market risk.

        The FDIC has established capital adequacy regulations for member banks, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital and "supplemental capital elements," or Tier 2 capital. At least fifty percent (50%) of the qualifying total capital base must consist of Tier 1 capital. The maximum amount of Tier 2 capital that may be recognized for risk-based capital purposes is limited to one-hundred percent (100%) of Tier 1 capital, net of goodwill.

        Member banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent (8%), at least one-half of which must be in the form of Tier 1 capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the FDIC to those assets.

        The FDIC has established a minimum leverage ratio of three percent (3%) Tier 1 capital to total assets for member banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum for a minimum of four percent (4%) or five percent (5%).

        The risk-based capital ratios focus principally on broad categories of credit risk, and may not take into account many other factors that can affect a bank's financial condition. These factors include overall interest rate risk exposure; liquidity, funding and market risks; the quality and level of earnings; concentrations of credit risk; certain risks arising from nontraditional activities; the quality of loans and investments; the effectiveness of loan and investment policies; and management's overall ability to monitor and control financial and operating risks, including the risk presented by concentrations of credit and nontraditional activities. The FDIC has addressed many of these areas in related rule-making proposals and under FDICIA (as defined below), some of which are discussed herein. In addition to evaluating capital ratios, an overall assessment of capital adequacy must take into account each of these other factors including, in particular, the level and severity of problem and adversely classified assets. For this reason, the final supervisory judgment on a bank's capital adequacy may differ significantly from the conclusions that might be drawn solely from the absolute level of the bank's risk-based capital ratio. In light of the foregoing, the FDIC has stated that banks generally are expected to operate above the minimum risk-based capital ratio. Banks contemplating significant expansion plans, as well as those institutions with high or inordinate levels of risk, should hold capital commensurate with the level and nature of the risks to which they are exposed.

        Recently adopted regulations by the federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit and the risks of nontraditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Nontraditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas. In addition, the agencies have promulgated guidelines for institutions to develop and implement programs for interest rate risk management, monitoring and oversight.

        Further, the banking agencies have adopted modifications to the risk-based capital regulations to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from movements in interest rates. While interest rate risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. The banking agencies have addressed this problem by implementing changes to the capital standards to include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating an institution's capital adequacy. Bank examiners will consider a bank's historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank's internal interest rate risk management.

        Finally, institutions with significant trading activities must measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the trading portfolio. General market risk refers to changes in the market value of on-balance-sheet assets and off-balance-sheet items resulting from broad market movements. Specific market risk refers to changes in the market value of individual positions due to factors other than broad market movements and includes such risks as the credit risk of an instrument's issuer. The additional capital requirements apply effective January 1, 2002 to institutions with trading assets and liabilities equal to 10% or more of total assets or trading activity of $1 billion or more. The federal banking agencies may apply the market risk regulations on a case by case basis to institutions not meeting the eligibility criteria if necessary for safety and soundness reasons.

        In connection with the recent regulatory attention to market risk and interest rate risk, the federal banking agencies will evaluate an institution in its periodic examination on the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices can affect a financial institution's earnings or capital. In addition, the agencies will focus in the examination on an institution's ability to monitor and manage its market risk, and will provide management with a clearer and more focused indication of supervisory concerns in this area.

        In certain circumstances, the FDIC may determine that the capital ratios for an FDIC-insured bank must be maintained at levels which are higher than the minimum levels required by the guidelines or the regulations. A bank which does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels.

        Dividends.    Dividends payable by Central Sierra are restricted under California law to the lesser of Central Sierra's retained earnings, or Central Sierra's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the DFI, to the greater of the retained earnings of Central Sierra, the net income of Central Sierra for its last fiscal year or the net income of Central Sierra for its current fiscal year.

        The FDIC has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of Central Sierra in question and other factors, that the FDIC may assert that the payment of dividends or other payments by Central Sierra is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

        In addition to the regulations concerning minimum uniform capital adequacy requirements discussed above, the FDIC has established guidelines regarding the maintenance of an adequate allowance for loan losses. Therefore, the future payment of cash dividends by Central Sierra will generally depend, in addition to regulatory constraints, upon Central Sierra's earnings during any fiscal period, the assessment of Central Sierra's Board of Directors of the capital requirements of the institution and other factors, including the maintenance of an adequate allowance for loan losses.

        Quantitative and Qualitative Disclosures About Market Risk.    Market risk is the risk of loss from adverse changes in market prices and rates. Central Sierra's market risk arises primarily from interest rate risk inherent in its loan and deposit functions and management actively monitors and manages this interest rate risk exposure. Central Sierra does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Central Sierra has a positive gap. In addition, Central Sierra uses interest rate shock simulations to estimate the effect of certain hypothetical rate changes. Based upon Central Sierra's shock simulations, net interest income is expected to rise with increasing rates and fall with declining rates.

        Central Sierra's positive gap is the result of a significant portion of Central Sierra's loans repricing within three months on the asset side. On the liability side, the majority of Central Sierra's time deposits reprice within three months while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the next day to three month category because they do not have a contractual maturity date.

        Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its positive gap position. Central Sierra has reduced interest rates on time deposits and focused on increasing noninterest-bearing deposits and floating rate loans.

        The following table sets forth the distribution of repricing opportunities of Central Sierra's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 2002. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Central Sierra.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Earning assets:
Federal funds sold	$19,681				$19,681
Interest-bearing deposits	9,500	$398			9,898
Investment securities and other	110	2,068	$8,686	$622	11,486
Loans	84,654	2,154	413	22	87,243

Total earning assets	113,945	4,620	9,099	644	128,308

Interest-bearing liabilities:
Savings	23,073				23,073
Interest-bearing transaction accounts	25,151				25,151
Time deposits	32,038	11,397	2,113		45,548
Other borrowings			7,650		7,650

Total interest-bearing liabilities	80,262	11,397	9,763		101,422
Interest rate sensitivity gap	$33,683	$(6,777)	$(664)	$644	$26,886
Cumulative interest rate sensitivity gap	33,683	26,906	26,242	26,886	26,886
Interest rate sensitivity gap ratio	1.42	0.41	0.93	—	1.27
Cumulative interest rate sensitivity gap ratio	1.42	1.29	1.26	1.27	1.27

Description of Capital Stock

        The authorized capital stock of Central Sierra consists of 1,500,000 shares of Central Sierra common stock, no par value per share and 750,000 shares of Central Sierra preferred stock, no par value, of which 911,745 shares of Central Sierra common stock were outstanding as of March 31, 2003. In addition, 100,848 shares of Central Sierra common stock were reserved for issuance pursuant to outstanding stock options under the Central Sierra Bank Stock Option Plan. Holders of shares of the common stock are entitled to cast one vote for each share held of record on all matters to be voted on, except that holders are entitled to cumulate their votes in the election of directors upon compliance with certain conditions. The holders of the common stock are entitled to receive dividends, if any, as may be declared from time to time by Central Sierra's Board of Directors in its discretion from funds legally available. Upon liquidation or dissolution of Central Sierra, the holders of the common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders. Central Sierra's common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions. All the outstanding shares of Central Sierra's common stock are fully paid and nonassessable.

Comparison of Shareholder Rights

        The following discusses some of the similarities and some of the differences in the rights of shareholders of Central Sierra and Western. This discussion is applicable to those shareholders of Central Sierra who will receive Western common stock in the merger and become shareholders of Western.

Comparison of Corporate Structure

        Central Sierra and Western have authorized 1,500,000 shares and 10,000,000 shares, respectively, of common stock, no par value. The shares of common stock of both Central Sierra and Western are fully paid and nonassessable. There are no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions.

        Central Sierra and Western also have 750,000 shares and 10,000,000 shares, respectively, of preferred stock. If issued, the preferred stock would have liquidation and possibly dividend preference rights over the common stock.

        After completion of the merger, Central Sierra will cease to exist and will be merged into Central California Bank, a wholly-owned subsidiary of Western. Thus, after completion of the merger, matters requiring the approval of Central California Bank's shareholders, such as amendments to Central California Bank's articles of incorporation or approval of a merger with another corporation, will be subject to the approval of Western as Central California Bank's sole shareholder. Central Sierra's present shareholders who become shareholders of Western will be entitled to vote on similar matters pertaining to Western but will not be entitled to vote on matters affecting Central California Bank or Western's other subsidiaries.

        With respect to their charter documents, under California law amendments to Central Sierra's articles of incorporation require the approval of the DFI, in addition to any shareholder approvals which may be required. Amendments to Western's articles of incorporation only require the approval of Western's shareholders. Currently, neither Western nor Central Sierra has any anti-takeover provisions in its articles of incorporation or bylaws, however, Western's shareholders will vote on an anti-takeover provision at its 2003 annual meeting of shareholders.

Voting Rights

        Central Sierra and Western have different voting rights. Although as a general rule shareholders of Central Sierra and Western are entitled to one vote for each share of common stock held, Central Sierra has cumulative voting in the election of directors and Western has eliminated cumulative voting.

Dividends

        One of the most important differences between Central Sierra and Western involves dividends. Under California law, funds available for cash dividend payments by a bank are restricted to the lesser of: (1) retained earnings; or (2) the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). Cash dividends may also be paid out of net income for a bank's last preceding fiscal year upon the prior approval of the DFI, without regard to retained earnings or net income for its last three fiscal years. If the DFI finds that the stockholders' equity of a bank is not adequate or that the payment of a dividend would be unsafe or unsound for the bank, the DFI may order the bank not to pay any dividend to the bank's shareholders.

        Under California law, Western would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend (i) the sum of Western's assets would be at least equal to 125% of its liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, the current assets of Western would be at least equal to 125% of its current liabilities.

Number of Directors

        Central Sierra's bylaws provide for a range of seven to twelve directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Central Sierra's Board of directors or shareholders. Central Sierra has currently fixed the number of its directors at eight. Western's bylaws provide for a range of eight to fifteen directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Western's Board of Directors or shareholders. Western has currently fixed the number of its directors at thirteen.

Indemnification of Directors and Officers

        The articles of incorporation of Western and bylaws of Central Sierra authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance. In addition, Western's articles of incorporation eliminate directors' liability for monetary damages to the fullest extent permissible under California law. Both Central Sierra and Western have directors' and officers' liability insurance, and Western has also entered into indemnification agreements with its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Western pursuant to the foregoing provisions, Western has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Supervision and Regulation

Introduction

        Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC's insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of Western, Western's banking subsidiaries, Western Sierra, Lake and Central California Bank, and Central Sierra can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

  •
  the FRB;

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  the FDIC;

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  the Office of the Comptroller of the Currency, or OCC; and

  •
  the DFI.

        The system of supervision and regulation applicable to Western, its banking subsidiaries, and Central Sierra governs most aspects of their business, including:

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  the scope of permissible business;

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  investments;

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  reserves that must be maintained against deposits;

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  capital levels that must be maintained;

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  the nature and amount of collateral that may be taken to secure loans;

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  the establishment of new branches;

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  mergers and consolidations with other financial institutions; and

  •
  the payment of dividends.

        The following summarizes the material elements of the regulatory framework that apply to Western, its banking subsidiaries, and Central Sierra. It does not describe all of the statutes, regulations and regulatory policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and regulatory policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies discussed in this proxy statement-prospectus. Any change in these applicable laws, regulations or regulatory policies may have a material effect on the business of Western, its banking subsidiaries, and Central Sierra.

Western

  General

        Western, as a bank holding company registered under the BHCA, is subject to regulation by the FRB. According to FRB policy, Western is expected to act as a source of financial strength for its banking subsidiaries to commit resources to support them in circumstances where Western might not otherwise do so. Under the BHCA, Western and its banking subsidiaries are subject to periodic examination by the FRB. Western is also required to file periodic reports of its operations and any additional information regarding its activities and those of its banking subsidiaries with the FRB, as may be required.

        Western is also a bank holding company within the meaning of Section 3700 of the California Financial Code. Consequently, Western and its banking subsidiaries are subject to examination by, and may be required to file reports with, the DFI. Regulations have not yet been proposed or adopted or steps otherwise taken to implement the DFI's powers under this statute.

  Bank Holding Company Liquidity

        Western is a legal entity, separate and distinct from its subsidiaries. Western has the ability to raise capital on its own behalf or borrow from external sources. Western may also obtain additional funds from dividends paid by, and fees charged for services provided to, its subsidiaries, however, regulatory constraints may restrict or totally preclude Western from receiving those dividends.

        Regarding Western Sierra, Western is entitled to receive dividends when and as declared by Western Sierra's Board of Directors, out of funds legally available for dividends, as specified and limited by the OCC's regulations. Pursuant to the OCC's regulations, funds available for a national bank's dividends are restricted to the lesser of the bank's: (i) retained earnings; or (ii) net income for the current and past two fiscal years (less any dividends paid during that period), unless approved by the OCC. Furthermore, if the OCC determines that a dividend would cause a bank's capital to be impaired or that payment would cause it to be undercapitalized, the OCC can prohibit payment of a dividend notwithstanding that funds are legally available.

        Regarding Lake and Central California Bank, Western is entitled to receive dividends, when and as declared by Lake's and Central California Bank's respective Boards of Directors. Those dividends may come from funds legally available for those dividends, as specified and limited by the California Financial Code. Under the California Financial Code, funds available for cash dividends by a California-chartered bank are restricted to the lesser of:(i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). With the prior approval of the DFI, cash dividends may also be paid out of the greater of: (i) the bank's retained earnings; (ii) net income for the bank's last preceding fiscal year; or (iii) net income for the bank's current fiscal year. If the DFI determines that the shareholders' equity of the bank paying the dividend is not adequate or that the payment of the dividend would be unsafe or unsound for the bank, the DFI may order the bank not to pay the dividend.

        Since Western's banking subsidiaries are FDIC insured institutions, it is also possible, depending upon their financial condition and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, constitute an unsafe or unsound practice and thereby prohibit such payments.

  Transactions With Affiliates

        Western and any subsidiaries it may purchase or organize are deemed to be affiliates of Western's banking subsidiaries within the meaning of Sections 23A and 23B of the Federal Reserve Act. Under those terms, loans by Western's banking subsidiaries to affiliates, investments by them in affiliates' stock, and taking affiliates' stock as collateral for loans to any borrower is limited to 10% of the particular banking subsidiary's capital, in the case of any one affiliate, and is limited to 20% of the banking subsidiary's capital, in the case of all affiliates. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Western and its banking subsidiaries are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities. Please read the section entitled "Supervision and Regulation—Western's Banking Subsidiaries and Central Sierra—Recent Legislation" for additional information.

  Limitations on Business and Investment Activities

        Under the BHCA, a bank holding company must obtain the FRB's approval before:

  •
  directly or indirectly acquiring more than 5% ownership or control of any voting shares of another bank or bank holding company;

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  acquiring all or substantially all of the assets of another bank; or

  •
  merging or consolidating with another bank holding company.

        The FRB may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the FRB must give effect to applicable state laws limiting the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institutions in the state in which the target bank is located, provided that those limits do not discriminate against out-of-state depository institutions or their holding companies, and state laws which require that the target bank have been in existence for a minimum period of time, not to exceed five years, before being acquired by an out-of-state bank holding company.

        In addition to owning or managing banks, bank holding companies may own subsidiaries engaged in certain businesses that the FRB has determined to be "so closely related to banking as to be a proper incident thereto." Western, therefore, is permitted to engage in a variety of banking-related businesses. Some of the activities that the FRB has determined, pursuant to its Regulation Y, to be related to banking are:

  •
  making or acquiring loans or other extensions of credit for its own account or for the account of others;

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  servicing loans and other extensions of credit;

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  operating a trust company in the manner authorized by federal or state law under certain circumstances;

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  leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by FRB regulations;

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  providing financial, banking, or economic data processing and data transmission services;

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  owning, controlling, or operating a savings association under certain circumstances;

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  selling money orders, travelers' checks and U.S. Savings Bonds;

  •
  providing securities brokerage services, related securities credit activities pursuant to Regulation T, and other incidental activities; and

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  underwriting and dealing in obligations of the U.S., general obligations of states and their political subdivisions, and other obligations authorized for state member banks under federal law.

        Under the recently enacted Gramm-Leach-Bliley Act (discussed below in the section entitled "Supervision and Regulation—Western's Banking Subsidiaries and Central Sierra—Recent Legislation") qualifying bank holding companies making an appropriate election to the FRB may engage in a full range of financial activities, including insurance, securities and merchant banking. Western has not elected to qualify for these financial services.

        Generally, the BHCA does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

        Federal law prohibits a bank holding company and any subsidiary banks from engaging in certain tie-in arrangements in connection with the extension of credit. Thus, for example, Western's banking subsidiaries may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that:

  •
  the customer must obtain or provide some additional credit, property or services from or to Western's banking subsidiaries other than a loan, discount, deposit or trust service;

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  the customer must obtain or provide some additional credit, property or service from or to Western or any of the banking subsidiaries; or

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  the customer may not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

  Capital Adequacy

        Bank holding companies must maintain minimum levels of capital under the FRB's risk-based capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or nonbank businesses.

        The FRB's risk-based capital adequacy guidelines for bank holding companies and state member banks, discussed in more detail below in the section entitled "Supervision and Regulation—Western's Banking Subsidiaries and Central Sierra—Risk-Based Capital Guidelines," assign various risk percentages to different categories of assets, and capital is measured as a percentage of risk assets. Under the terms of the guidelines, bank holding companies are expected to meet capital adequacy guidelines based both on total risk assets and on total assets, without regard to risk weights.

        The risk-based guidelines are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual organizations. For example, the FRB's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Moreover, any banking organization experiencing or anticipating significant growth or expansion into new activities, particularly under the expanded powers under the Gramm-Leach-Bliley Act, would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

  Limitations on Dividend Payments

        California Corporations Code Section 500 allows Western to pay a dividend to its shareholders only to the extent that Western has retained earnings and, after the dividend, Western's:

  •
  assets (exclusive of goodwill and other intangible assets) would be 1.25 times its liabilities (exclusive of deferred taxes, deferred income and other deferred credits); and

  •
  current assets would be at least equal to current liabilities.

        Additionally, the FRB's policy regarding dividends provides that a bank holding company should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. The FRB also possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.

Western's Banking Subsidiaries and Central Sierra

  General

        Lake and Central Sierra, as California-chartered banks which are not members of the Federal Reserve System, are subject to regulation, supervision, and regular examination by the DFI and the FDIC. Central California Bank, as a member of the Federal Reserve System is subject to regulation, supervision and regular examination by the DFI and the FRB. Western Sierra, as a nationally chartered banking association, is also a member of the Federal Reserve System and is subject to regulation, supervision and regular examination by the OCC and the FDIC. Western Sierra's, Lake's, Central California Bank's and Central Sierra's deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of Western Sierra's, Lake's, Central California Bank's and Central Sierra's business and establish a comprehensive framework governing their operations. California law exempts all banks from usury limitations on interest rates.

        Western Sierra, Lake and Central Sierra are members of the Federal Home Loan Bank System. Among other benefits, each Federal Home Loan Bank serves as a reserve or center bank for its members within its assigned region. Each Federal Home Loan Bank makes available to its members loans (i.e., advances) in accordance with the policies and procedures established by the Board of Directors of the individual Federal Home Loan Bank.

        From time to time legislation is enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and nonfinancial institutions. Various federal laws enacted over the past several years have provided, among other things, for:

  •
  the maintenance of mandatory reserves with the Federal Reserve Bank on deposits by depository institutions;

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  the phasing-out of the restrictions on the amount of interest which financial institutions may pay on certain types of accounts; and

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  the authorization of various types of new deposit accounts, such as "NOW" accounts, "Money Market Deposit" accounts and "Super NOW" accounts, designed to be competitive with money market mutual funds and other types of accounts and services offered by various financial and non-financial institutions.

        The lending authority and permissible activities of certain nonbank financial institutions such as savings and loan associations and credit unions have been expanded, and federal regulators have been given increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions.

  Recent Legislation

        Sarbanes-Oxley Act.    During July, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

        The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

        In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

        The Sarbanes-Oxley Act also instructs the SEC to require by rule:

  •
  disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer; and

  •
  the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

        The Sarbanes-Oxley Act also prohibits insider transactions in Western's stock during lock out periods of Western's pension plans, and any profits on such insider transactions are to be disgorged. In addition, there is a prohibition of company loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Western's auditor. The SEC is also required to issue a code of ethics for senior financial officers of the company. Further, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

        Regulation W.    The FRB on October 31, 2002 approved a final Regulation W that comprehensively implements sections 23A and 23B of the Federal Reserve Act. Sections 23A and 23B and Regulation W restrict loans by a depository institution to its affiliates, asset purchases by a depository institution from its affiliates, and other transactions between a depository institution and its affiliates. Regulation W unifies in one public document the FRB's interpretations of sections 23A and 23B. Regulation W has an effective date of April 1, 2003.

        Regulatory Capital Treatment of Equity Investments.    In December of 2001 and January of 2002, the OCC, the FRB and the FDIC on the adopted final rules governing the regulatory capital treatment of equity investments in nonfinancial companies held by banks, bank holding companies and financial holding companies. The final rules became effective on April 1, 2002. The new capital requirements apply symmetrically to equity investments made by banks and their holding companies in nonfinancial companies under the legal authorities specified in the final rules. Among others, these include the merchant banking authority granted by the Gramm-Leach-Bliley Act and the authority to invest in small business investment companies ("SBICs") granted by the Small Business Investment Act. Covered equity investments will be subject to a series of marginal Tier 1 capital charges, with the size of the charge increasing as the organization's level of concentration in equity investments increases. The highest marginal charge specified in the final rules requires a 25 percent deduction from Tier 1 capital for covered investments that aggregate more than 25 percent of an organization's Tier 1 capital. Equity investments through SBICs will be exempt from the new charges to the extent such investments, in the aggregate, do not exceed 15 percent of the banking organization's Tier 1 capital. The new charges would not apply to individual investments made by banking organizations prior to March 13, 2000. Grandfathered investments made by state banks under section 24(f) of the Federal Deposit Insurance Act also are exempted from coverage.

        USA Patriot Act.    The terrorist attacks in September, 2001, have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

        Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLA"). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

        Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

        IMLA became effective July 23, 2002. Western's banking subsidiaries and Central Sierra have augmented their systems and procedures to comply with IMLA.

        Merchant Banking Investments.    The FRB and the Secretary of the Treasury in January 2001 jointly adopted a final rule governing merchant banking investments made by financial holding companies. The rule implements provisions of the Gramm-Leach-Bliley Act discussed below that permit financial holding companies to make investments as part of a bona fide securities underwriting or merchant or investment banking activity. The rule provides that a financial holding company may not, without FRB approval, directly or indirectly acquire any additional shares, assets or ownership interests or make any additional capital contribution to any company the shares, assets or ownership interests of which are held by the financial holding company subject to the rule if the aggregate carrying value of all merchant banking investments held by the financial holding company exceeds:

  •
  30 percent of the Tier 1 capital of the financial holding company, or

  •
  after excluding interests in private equity funds, 20 percent of the Tier 1 capital of the financial holding company.

        A separate final rule will establish the capital charge of merchant banking investments for the financial holding company.

        American Homeownership and Economic Opportunity Act of 2000.    The American Homeownership and Economic Opportunity Act of 2000 was enacted in late 2000 and provides for certain regulatory and financial relief to depository institutions. With respect to savings and loan associations, the Home Owners' Loan Act was amended to:

  •
  repeal the savings association liquidity requirements, and

  •
  permit a savings and loan holding company with prior approval to acquire more than 5% of the voting shares of a nonsubsidiary savings association or nonsubsidiary savings and loan holding company.

        Amendments to the Banking Act of 1933.    With respect to national banks, the Banking Act of 1933 was amended to allow a national bank to:

  •
  specifically reorganize into a bank holding company structure or merge with subsidiaries and nonbank affiliates;

  •
  have more than 25 directors as may be allowed by the Comptroller;

  •
  have director terms of up to three years;

  •
  have a classified board; and

  •
  allow the repurchase of stock to prevent loss upon a previously contracted debt without having to dispose of it within a period of six months.

        In addition, federal banking law was amended to authorize the Comptroller to waive the citizenship requirement for a minority of the directors on national bank board and to repeal the 20% surplus requirement for national banks. As to depository institutions, in general, the federal banking agencies are to develop a system for the electronic filing and dissemination of depository institution call reports.

        Gramm-Leach-Bliley Act.    In November 1999, the Gramm-Leach-Bliley Act, or the GLB Act, became law, significantly changing the regulatory structure and oversight of the financial services industry. Effective March 11, 2000, the GLB Act repealed the provisions of the Glass-Steagall Act that restricted banks and securities firms from affiliating. It also revised the Bank Holding Company Act to permit a "qualifying" bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the FRB's prior approval.

        The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits other financial services providers to acquire banks and become bank holding companies without ceasing any existing financial activities. Previously, a bank holding company could only engage in activities that were "closely related to banking." This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies. To qualify as a financial holding company, a bank holding company's subsidiary depository institutions must be well-capitalized, well-managed and have at least a "satisfactory" Community Reinvestment Act examination rating. "Nonqualifying" bank holding companies are limited to activities that were permissible under the Bank Holding Company Act as of November 11, 1999.

        Also effective on March 11, 2000, the GLB Act changed the powers of national banks and their subsidiaries, and made similar changes in the powers of state banks and their subsidiaries. National banks may now underwrite, deal in and purchase state and local revenue bonds. A subsidiary of a national bank may now engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment. In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be "well capitalized," have at least "satisfactory" general, managerial and Community Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.

        The GLB Act also reformed the overall regulatory framework of the financial services industry. In order to implement its underlying purposes, the GLB Act preempted state laws that would restrict the types of financial affiliations that are authorized or permitted under the GLB Act, subject to specified exceptions for state insurance laws and regulations. With regard to securities laws, effective May 12, 2001, the GLB Act removed the blanket exemption for banks from being considered brokers or dealers under the Securities Exchange Act of 1934 and replaced it with a number of more limited exemptions. Thus, previously exempted banks may become subject to the broker-dealer registration and supervision requirements of the Securities Exchange Act of 1934. The exemption that prevented bank holding companies and banks that advise mutual funds from being considered investment advisers under the Investment Advisers Act of 1940 was also eliminated.

        Separately, the GLB Act imposes customer privacy requirements on any company engaged in financial activities. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer's nonpublic personal information with affiliates and third parties. If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties. Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

  Risk-Based Capital Guidelines

        General.    The federal banking agencies have established minimum capital standards known as risk-based capital guidelines. These guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a bank's operations. The risk-based capital guidelines include both a new definition of capital and a framework for calculating the amount of capital that must be maintained against a bank's assets and off-balance sheet items. The amount of capital required to be maintained is based upon the credit risks associated with the various types of a bank's assets and off-balance sheet items. A bank's assets and off-balance sheet items are classified under several risk categories, with each category assigned a particular risk weighting from 0% to 100%. A bank's risk-based capital ratio is calculated by dividing its qualifying capital, which is the numerator of the ratio, by the combined risk weights of its assets and off-balance sheet items, which is the denominator of the ratio.

        Qualifying Capital.    A bank's total qualifying capital consists of two types of capital components: "core capital elements," known as Tier 1 capital, and "supplementary capital elements," known as Tier 2 capital. The Tier 1 component of a bank's qualifying capital must represent at least 50% of total qualifying capital and may consist of the following items that are defined as core capital elements:

  •
  common stockholders' equity;

  •
  qualifying noncumulative perpetual preferred stock (including related surplus); and

  •
  minority interests in the equity accounts of consolidated subsidiaries.

        The Tier 2 component of a bank's total qualifying capital may consist of the following items:

  •
  a portion of the allowance for loan and lease losses;

  •
  certain types of perpetual preferred stock and related surplus;

  •
  certain types of hybrid capital instruments and mandatory convertible debt securities; and

  •
  a portion of term subordinated debt and intermediate-term preferred stock, including related surplus.

        Risk Weighted Assets and Off-Balance Sheet Items.    Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk classifications, according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar value of the amount in each risk classification is then multiplied by the risk weight associated with that classification. The resulting weighted values from each of the risk classifications are added together. This total is the bank's total risk weighted assets.

        Risk weights for off-balance sheet items, such as unfunded loan commitments, letters of credit and recourse arrangements, are determined by a two-step process. First, the "credit equivalent amount" of the off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and is assigned to the appropriate risk category according to the obligor or, if relevant, the guarantor or the nature of the collateral. This result is added to the bank's risk weighted assets and comprises the denominator of the risk-based capital ratio.

        Minimum Capital Standards.    The supervisory standards set forth below specify minimum capital ratios based primarily on broad risk considerations. The risk-based ratios do not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

        All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%. At least 4% must be in the form of Tier 1 capital, net of goodwill. The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill. In addition, the combined maximum amount of subordinated debt and intermediate-term preferred stock that qualifies as Tier 2 capital is limited to 50% of Tier 1 capital. The maximum amount of the allowance for loan and lease losses that qualifies as Tier 2 capital is limited to 1.25% of gross risk weighted assets. The allowance for loan and lease losses in excess of this limit may, of course, be maintained, but would not be included in a bank's risk-based capital calculation.

        The federal banking agencies also require all banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 4% to 5%. These uniform risk-based capital guidelines and leverage ratios apply across the industry. Regulators, however, have the discretion to set minimum capital requirements for individual institutions which may be significantly above the minimum guidelines and ratios.

  Other Factors Affecting Minimum Capital Standards

        The federal banking agencies have established certain benchmark ratios of loan loss reserves to be held against classified assets. The benchmark by federal banking agencies is the sum of:

  •
  100% of assets classified loss;

  •
  50% of assets classified doubtful;

  •
  15% of assets classified substandard; and

  •
  estimated credit losses on other assets over the upcoming twelve months.

        The federal banking agencies have recently revised their risk-based capital rules to take account of concentrations of credit and the risks of engaging in non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving a single borrower, industry, geographic location, collateral or loan type. Nontraditional activities are considered those that have not customarily been part of the banking business, but are conducted by a bank as a result of developments in, for example, technology, financial markets or other additional activities permitted by law or regulation. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas.

        The federal banking agencies also limit the amount of deferred tax assets that are allowable in computing a bank's regulatory capital. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. However, deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lessor of:

  •
  the amount that can be realized within one year of the quarter-end report date; or

  •
  10% of Tier 1 capital.

The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital, total assets and regulatory capital calculations.

        The federal banking agencies have also adopted a joint agency policy statement which provides that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the evaluation of the bank's capital adequacy. A bank with material weaknesses in its interest rate risk management process or high levels of interest rate exposure relative to its capital will be directed by the federal banking agencies to take corrective actions. Financial institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities, and who fail to adequately manage these risks, may be required to set aside capital in excess of the regulatory minimums.

  Prompt Corrective Action

        The federal banking agencies possess broad powers to take prompt corrective action to resolve the problems of insured banks. Each federal banking agency has issued regulations defining five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulations, a bank shall be deemed to be:

  •
  "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

  •
  "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized";

  •
  "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

  •
  "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

  •
  "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

        Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment the bank would be "undercapitalized," that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to "undercapitalized" banks. Banks classified as "undercapitalized" are required to submit acceptable capital plans guaranteed by its holding company, if any. Broad regulatory authority was granted with respect to "significantly undercapitalized" banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to "critically undercapitalized" banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator after 90 days, even if the bank is still solvent. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

        A bank, based upon its capital levels, that is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratios actually warrant such treatment.

  Deposit Insurance Assessments

        The FDIC has implemented a risk-based assessment system in which the deposit insurance premium relates to the probability that the deposit insurance fund will incur a loss. The FDIC sets semi-annual assessments in an amount necessary to maintain or increase the reserve ratio of the insurance fund to at least 1.25% of insured deposits or a higher percentage as determined to be justified by the FDIC.

        Under the risk-based assessment system adopted by the FDIC, banks are categorized into one of three capital categories ("well capitalized," "adequately capitalized," and "undercapitalized"). Assignment of a bank into a particular capital category is based on supervisory evaluations by its primary federal regulator. After being assigned to a particular capital category, a bank is classified into one of three supervisory categories. The three supervisory categories are:

  •
  Group A—financially sound with only a few minor weaknesses;

  •
  Group B—demonstrates weaknesses that could result in significant deterioration; and

  •
  Group C—poses a substantial probability of loss.

The capital ratios used by the FDIC to define "well-capitalized," "adequately capitalized" and "undercapitalized" are the same as in the prompt corrective action regulations.

        The assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

	Assessment Rates
	Supervisory Group
Capital Group	Group A	Group B	Group C
Well Capitalized	0	3	17
Adequately Capitalized	3	10	24
Undercapitalized	10	24	27

  Interstate Banking and Branching

        Bank holding companies from any state may generally acquire banks and bank holding companies located in any other state, subject in some cases to nationwide and state-imposed deposit concentration limits and limits on the acquisition of recently established banks. Banks also have the ability, subject to specific restrictions, to acquire by acquisition or merger branches located outside their home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to many of the laws of the states in which they are located.

        California law authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations, but limits interstate branching into California to branching by acquisition of an existing bank.

  Enforcement Powers

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses, or for violation of any law, rule, regulation, condition imposed in writing by the regulatory agency, or term of a written agreement with the regulatory agency. Enforcement actions may include:

  •
  the appointment of a conservator or receiver for the bank;

  •
  the issuance of a cease and desist order that can be judicially enforced;

  •
  the termination of the bank's deposit insurance;

  •
  the imposition of civil monetary penalties;

  •
  the issuance of directives to increase capital;

  •
  the issuance of formal and informal agreements;

  •
  the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

  •
  the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the deposit insurance fund or the bank would be harmed if such equitable relief was not granted.

  FDIC Receiverships

        The FDIC may be appointed conservator or receiver of any insured bank or savings association. In addition, the FDIC may appoint itself as sole conservator or receiver of any insured state bank or savings association for any, among others, of the following reasons:

  •
  insolvency;

  •
  substantial dissipation of assets or earnings due to any violation of law or regulation or any unsafe or unsound practice;

  •
  an unsafe or unsound condition to transact business, including substantially insufficient capital or otherwise;

  •
  any willful violation of a cease and desist order which has become final;

  •
  any concealment of books, papers, records or assets of the institution;

  •
  the likelihood that the institution will not be able to meet the demands of its depositors or pay its obligations in the normal course of business;

  •
  the incurrence or likely incurrence of losses by the institution that will deplete all or substantially all of its capital with no reasonable prospect for the replenishment of the capital without federal assistance; or

  •
  any violation of any law or regulation, or an unsafe or unsound practice or condition which is likely to cause insolvency or substantial dissipation of assets or earnings, or is likely to weaken the condition of the institution or otherwise seriously prejudice the interests of its depositors.

        As a receiver of any insured depository institution, the FDIC may liquidate such institution in an orderly manner and dispose of any matter concerning such institution as the FDIC determines is in the best interests of such institution, its depositors and the FDIC. Further, the FDIC shall, as the conservator or receiver, by operation of law, succeed to all rights, titles, powers and privileges of the insured institution, and of any shareholder, member, account holder, depositor, officer or director of such institution with respect to the institution and the assets of the institution; may take over the assets of and operate such institution with all the powers of the members or shareholders, directors and the officers of the institution and conduct all business of the institution; collect all obligations and money due to the institution and preserve and conserve the assets and property of the institution.

  Safety and Soundness Guidelines

        The federal banking agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before capital becomes impaired. These guidelines establish operational and managerial standards relating to:

  •
  internal controls, information systems and internal audit systems;

  •
  loan documentation;

  •
  credit underwriting;

  •
  asset growth; and

  •
  compensation, fees and benefits.

Additionally, the federal banking agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

        The federal banking agencies have issued regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

  Consumer Protection Laws and Regulations

        The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with various consumer protection laws and implementing regulations. Banks are subject to many federal consumer protection laws and regulations, including:

  •
  the Community Reinvestment Act, or the CRA;

  •
  the Truth in Lending Act, or the TILA;

  •
  the Fair Housing Act, or the FH Act;

  •
  the Equal Credit Opportunity Act, or the ECOA;

  •
  the Home Mortgage Disclosure Act, or the HMDA; and

  •
  the Real Estate Settlement Procedures Act, or the RESPA.

        The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, completing mergers or acquisitions, or holding company formations.

        The federal banking agencies have adopted regulations which measure a bank's compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from "outstanding" to a low of "substantial noncompliance."

        The ECOA prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In March, 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination:

  •
  overt evidence of discrimination;

  •
  evidence of disparate treatment; and

  •
  evidence of disparate impact.

This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable, even when there is no intent to discriminate.

        The FH Act regulates many practices, including making it unlawful for any lender to discriminate against any person in its housing-related lending activities because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are:

  •
  declining a loan for the purposes of racial discrimination;

  •
  making excessively low appraisals of property based on racial considerations;

  •
  pressuring, discouraging, or denying applications for credit on a prohibited basis;

  •
  using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants;

  •
  imposing on minority loan applicants more onerous interest rates or other terms, conditions or requirements; and

  •
  racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

        The TILA is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total payments and the payment schedule.

        HMDA grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for one-to-four family real estate loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of those types of loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.

        RESPA requires lenders to provide borrowers with disclosures regarding the nature and costs of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts.

        Violations of these various consumer protection laws and regulations can result in civil liability to the aggrieved party, regulatory enforcement including civil money penalties, and even punitive damages.

  Other Aspects of Banking Law

        Western's banking subsidiaries and Central Sierra are also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

  Impact of Monetary Policies

        Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank's earnings. These rates are highly sensitive to many factors which are beyond the bank's control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

  •
  its open-market dealings in United States government securities;

  •
  adjusting the required level of reserves for financial institutions subject to reserve requirements;

  •
  placing limitations upon savings and time deposit interest rates; and

  •
  adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

        The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.

Validity of Western's Common Stock

        The validity of the shares of Western common stock to be issued in the merger has been reviewed by the firm of Gary Steven Findley & Associates, 1470 N. Hundley Street, Anaheim, California 92806. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Western common stock for any of Central Sierra's shareholders.

Experts

        The audited consolidated financial statements of Western as of December 31, 2002 and 2001, and for each of the years in the thee-year period ended December 31, 2002, and the audited consolidated financial statements of Central Sierra as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included in this proxy statement-prospectus in reliance on the reports of Perry-Smith LLP, independent certified public accountants, included herein, and upon the authority of said firms as experts in accounting and auditing. The audit report of Arthur Andersen LLP contained in the Central Sierra Financial Statements with respect to the balance sheet for the year ended December 31, 2001 and the statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001 and 2000, was issued on February 1, 2002. Arthur Andersen has not reissued its report in connection with this proxy statement-prospectus.

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
and Shareholders
Western Sierra Bancorp
and Subsidiaries

        We have audited the accompanying consolidated balance sheet of Western Sierra Bancorp and subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based upon our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Western Sierra Bancorp and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Perry-Smith LLP

Sacramento, California
January 31, 2003, except for
Note 19, as to which the date
is March 13, 2003.

WESTERN SIERRA BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2002 and 2001

(Dollars in thousands)

	2002	2001
ASSETS
Cash and due from banks	$29,064	$17,273
Federal funds sold	7,900	5,765
Interest-bearing deposits in banks	1,784	396
Loans held for sale	4,926	5,128
Trading securities (Note 3)	18	16
Available-for-sale investment securities (Notes 3 and 8)	61,038	67,458
Held-to-maturity investment securities (market value of $8,203 in 2002 and $7,284 in 2001) (Notes 3 and 8)	8,001	7,184
Loans and leases, less allowance for loan and lease losses of $7,113 in 2002 and $5,097 in 2001 (Notes 4, 8, 9 and 14)	531,671	383,337
Premises and equipment, net (Note 5)	16,034	12,516
Goodwill and other intangible assets (Note 2)	4,364	316
Accrued interest receivable and other assets (Notes 6, 13 and 15)	12,988	11,233

	$677,788	$510,622

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing (Note 12)	$162,108	$99,962
Interest bearing (Note 7)	427,265	348,669

Total deposits	589,373	448,631
Short-term borrowings (Note 8)	14,500	2,300
Long-term debt (Notes 8 and 14)		100
Mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts (Note 10)	16,000	16,000
Accrued interest payable and other liabilities	3,576	3,680

Total liabilities	623,449	470,711

Commitments and contingencies (Note 9)
Shareholders' equity (Note 11):
Preferred stock—no par value; 10,000,000 shares authorized; none issued Common stock—no par value; 10,000,000 shares authorized; issued—3,986,917 shares in 2002 and 3,526,986 shares in 2001	30,958	20,926
Retained earnings	22,712	19,600
Unearned ESOP shares (34,106 shares in 2001, at cost) (Note 15)		(400)
Accumulated other comprehensive income (loss) (Notes 3 and 16)	669	(215)

Total shareholders' equity	54,339	39,911

	$677,788	$510,622

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN SIERRA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands, except per share data)

	2002	2001	2000
Interest income:
Interest and fees on loans and leases	$34,904	$30,758	$27,941
Interest on Federal funds sold	338	1,155	1,591
Interest on investment securities:
Taxable	2,112	2,757	3,606
Exempt from Federal income taxes	1,459	1,068	810
Interest on deposits in banks	82	42	100

Total interest income	38,895	35,780	34,048

Interest expense:
Interest on deposits (Note 7)	8,544	13,474	14,218
Interest on borrowings (Note 8)	312	86	377
Interest on mandatorily redeemable trust preferred securities (Note 10)	890	192

Total interest expense	9,746	13,752	14,595

Net interest income	29,149	22,028	19,453
Provision for loan and lease losses (Note 4)	2,026	925	380

Net interest income after provision for loan and lease losses	27,123	21,103	19,073

Non-interest income:
Service charges and fees	2,812	2,306	1,858
Gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	3,995	2,584	1,239
Gain on sale and call of investment securities, net (Note 3)	49	120	10
Trading securities income (Note 3)	2	1	30
Other income	606	436	608

Total non-interest income	7,464	5,447	3,745

Other expenses:
Salaries and employee benefits (Notes 4 and 15)	12,161	9,503	8,561
Occupancy (Notes 5 and 9)	1,678	1,155	1,097
Equipment (Note 5)	2,027	1,649	1,204
Merger and acquisition expenses (Note 2)			1,143
Other expenses (Note 12)	7,280	5,569	4,597

Total other expenses	23,146	17,876	16,602

Income before income taxes	11,441	8,674	6,216
Income taxes (Note 13)	3,437	3,238	2,332

Net income	$8,004	$5,436	$3,884

Basic earnings per share (Note 11)	$2.06	$1.44	$1.03

Diluted earnings per share (Note 11)	$1.98	$1.40	$1.01

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN SIERRA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Unearned ESOP Shares	Retained Earnings		Shareholders' Equity	Comprehensive Income
	Shares	Amount
Balance, January 1, 2000	3,255,895	$18,812	$(300)	$14,341	$(1,938)	$30,915
Comprehensive income:
Net income				3,884		3,884	$3,884
Other comprehensive income, net of tax (Note 16):
Unrealized gains on available-for-sale investment securities					1,607	1,607	1,607

Total comprehensive income							$5,491

Stock options exercised and related tax benefit	58,645	507				507
5% stock dividend	163,407	1,634		(1,634)
Fractional shares				(12)		(12)
Repurchase and retirement of common stock (Note 11)	(29,165)	(400)				(400)
Cash dividend				(164)		(164)
Unearned ESOP shares (Note 15)			(200)			(200)

Balance, December 31, 2000	3,448,782	20,553	(500)	16,415	(331)	36,137
Comprehensive income:
Net income				5,436		5,436	$5,436
Other comprehensive income, net of tax (Note 16):
Unrealized gains on available-for-sale investment securities					116	116	116

Total comprehensive income							$5,552

Stock options exercised and related tax benefit	74,254	549				549
5% stock dividend	166,950	2,242		(2,242)
Fractional shares				(9)		(9)
Repurchase and retirement of common stock (Note 11)	(163,000)	(2,418)				(2,418)
Earned ESOP shares (Note 15)			100			100

Balance, December 31, 2001	3,526,986	20,926	(400)	19,600	(215)	39,911
Comprehensive income:
Net income				8,004		8,004	$8,004
Other comprehensive income, net of tax (Note 16):
Unrealized gains on available-for-sale investment securities					884	884	884

Total comprehensive income							$8,888

Stock issued in Central California Bank acquisition (Note 2)	252,181	4,998				4,998
Stock options exercised and related tax benefit	23,966	278				278
5% stock dividend	188,784	4,861		(4,861)
Fractional shares				(31)		(31)
Repurchase and retirement of common stock (Note 11)	(5,000)	(105)				(105)
Earned ESOP shares (Note 15)			400			400

Balance, December 31, 2002	3,986,917	$30,958	$—	$22,712	$669	$54,339

	2002	2001	2000
Disclosure of reclassification amount, net of taxes (Note 16):
Unrealized holding gains arising during the year	$916	$191	$1,613
Less: reclassification adjustment for gains included in net income	32	75	6

Net unrealized holding gains on available-for-sale investment securities	$884	$116	$1,607

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN SIERRA BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

(Dollars in thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income	$8,004	$5,436	$3,884
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	2,026	925	380
Depreciation and amortization	2,292	1,375	1,182
Deferred loan and lease origination fees, net	326	198	74
Amortization of investment security premiums, net of accretion	290	212	8
Gain on sale and call of available-for-sale investment securities	(49)	(120)	(10)
Provision for losses on other real estate			51
Loss (gain) on sale of premises and equipment	197	(7)	(13)
Gain on sale of other real estate	(84)		(50)
(Increase) decrease in trading securities	(2)	(1)	160
Increase in cash surrender value of life insurance policies	(159)	(36)	(66)
Compensation cost associated with the ESOP	400	100
Decrease (increase) in loans held for sale	202	(1,779)	(2,385)
Decrease (increase) in accrued interest receivable and other assets	1,088	616	(876)
(Decrease) increase in accrued interest payable and other liabilities	(189)	135	1,024
Deferred taxes	(78)	(761)	251

Net cash provided by operating activities	14,264	6,293	3,614

Cash flows from investing activities:
Cash acquired in acquisitions	9,234		4,015
Proceeds from called available-for-sale investment securities	2,738	22,370	3,240
Proceeds from called held-to-maturity investment securities	589	1,360
Proceeds from the sale of available-for-sale investment securities		2,091	999
Proceeds from matured available-for-sale investment securities	2,045	1,910	2,666
Proceeds from matured held-to-maturity investment securities	543	188	50
Purchases of available-for-sale investment securities	(5,996)	(38,413)	(9,943)
Purchases of held-to-maturity investment securities	(507)
Principal repayments received from available-for-sale SBA pools and mortgage-backed securities	8,759	3,942	2,398
Principal repayments received from held-to-maturity mortgage-backed securities	1,569	2,808	2,440
Net decrease in interest-bearing deposits in banks	1,287	99	396
Net increase in loans and leases	(105,829)	(59,604)	(54,089)
Proceeds from the sale of premises and equipment	37	35	276
Purchases of premises and equipment	(5,565)	(2,184)	(3,084)
Proceeds from the sale of other real estate	1,227		55
Purchase of life insurance policies	(1,658)		(160)

Net cash used in investing activities	(91,527)	(65,398)	(50,741)

Cash flows from financing activities:
Net increase in demand, interest-bearing and savings deposits	$61,896	$38,213	$26,229
Net increase (decrease) in time deposits	17,377	(23,353)	60,251
Net increase (decrease) in short-term borrowings	12,200	1,350	(14,350)
Payments for fractional shares	(31)	(9)	(12)
Repurchase of common stock	(105)	(2,418)	(400)
Repayment of ESOP borrowings	(400)	(100)
Proceeds from ESOP borrowings			200
Purchase of unearned ESOP shares			(200)
Proceeds from the exercise of stock options	252	508	450
Proceeds from issuance of mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts		16,000
Cash dividends paid			(164)

Net cash provided by financing activities	91,189	30,191	72,004

Increase (decrease) in cash and cash equivalents	13,926	(28,914)	24,877
Cash and cash equivalents at beginning of year	23,038	51,952	27,075

Cash and cash equivalents at end of year	$36,964	$23,038	$51,952

(Continued)

	2002	2001	2000
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$9,769	$14,243	$13,806
Income taxes	$3,215	$3,237	$2,827
Non-cash investing activities:
Real estate acquired through foreclosure	$1,632		$241
Net change in unrealized loss on available-for-sale investment securities	$1,346	$220	$2,469
Supplemental schedules related to acquisitions:
Acquisition of Central California Bank (CCB) (Note 2):
Deposits assumed	$61,469
Other liabilities	385
Interest-bearing deposits in banks	(2,675)
Held-to-maturity investment securities	(3,032)
Loans, net	(46,489)
Premises and equipment	(280)
Other assets	(895)
Intangibles acquired	(4,247)
Stock issued	4,998

Cash acquired, net of cash paid to CCB shareholders	$9,234

Acquisition of certain assets and liabilities of the Columbia branch of Pacific State Bank (Note 2):
Deposits assumed			$4,107
Fair value of assets and liabilities acquired, net			(50)
Premium paid for deposits			(42)

Cash acquired			$4,015

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN SIERRA BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Western Sierra Bancorp (the "Company") was incorporated on July 11, 1996, and subsequently obtained approval from the Board of Governors of the Federal Reserve System to be a bank holding company. On December 31, 1996, Western Sierra National Bank (WSNB) consummated a merger with Western Sierra Bancorp. On April 30, 1999, the Company consummated mergers with Roseville 1st Community Bancorp (R1CB) and Lake Community Bank (LCB). On May 5, 2000, Roseville 1st National Bank (R1NB) merged into WSNB and ceased to exist as a separate entity. On May 31, 2000, the Company completed its acquisition of Sentinel Community Bank (SCB) through the merger of SCB with and into WSNB. The mergers qualified as tax-free exchanges and were accounted for under the pooling-of-interests method of accounting. On April 1, 2002, the Company completed its acquisition of Central California Bank (CCB). The merger qualified for a tax-free reorganization and was accounted for under the purchase method of accounting. On July 15, 2002, the assets and liabilities of certain branches of SCB were transferred to CCB. WSNB, LCB and CCB (the "subsidiaries") engage in consumer, commercial and agricultural banking, offering a wide range of products and services to individuals and businesses in El Dorado, Placer, Sacramento, Lake, Tuolumne and Contra Costa counties.

        On July 31, 2001 and December 18, 2001, the Company formed two wholly-owned subsidiaries, Western Sierra Statutory Trust I and Western Sierra Statutory Trust II, both Connecticut statutory business trusts, for the purpose of issuing and selling trust preferred securities.

        On March 1, 2002, WSNB formed Western Sierra National Bank Investment Trust, a Maryland Real Estate Investment Trust (WSNBIT), to invest in certain of the Bank's real estate related assets. WSNBIT can be used as a means of generating capital and affords the Bank certain favorable income tax treatments.

        The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and prevailing practices within the financial services industry.

Reclassifications

        Certain reclassifications have been made to prior years' balances to conform to classifications used in 2002.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompnay transactions and accounts have been eliminated in consolidation.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Investment Securities

        Investment securities are classified into the following categories:

  •
  Trading securities, reported at fair value, with unrealized gains and losses included in earnings.

  •
  Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

  •
  Held-to-maturity securities, which Management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

        Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

        Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

Restricted Investment Securities

        As a member of the Federal Home Loan Bank and Federal Reserve Bank, the Company is required to maintain an investment in the capital stock of these institutions. The investments are carried at cost. On the consolidated balance sheet, these investments are included in available-for-sale investment securities.

Loan Sales and Servicing

        Mortgage loans are designated for the Bank's loan portfolio or for sale in the secondary market at the date of origination. Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date which investors have committed to purchase the loans. At the time the loans are sold, the related right to service the loans are either retained, earning future servicing income, or released in exchange for a one-time servicing-released premium. Mortgage loans subsequently transferred to the loan portfolio are transferred at the lower of cost or market value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance is recognized as an adjustment to yield by the interest method.

        On December 21, 2000, the Company sold its rights to service the above-mentioned loans to another financial institution and recognized a pre-tax gain of $76,000. Cash proceeds of $58,000 were received upon the close of escrow and a receivable of $134,000 was recorded. Under the terms of the sales agreement, the Company continued to service those loans until March 2001.

        The guaranteed portion of certain Small Business Administration (SBA) loans are sold to third parties with the unguaranteed portion retained. A premium in excess of the adjusted carrying value of the loan is generally recognized at the time of sale. A portion of this premium may be required to be refunded if the borrower defaults or the loan prepays within ninety days of the settlement date. However, there were no sales of loans subject to these recourse provisions at December 31, 2002, 2001 or 2000. SBA loans with unpaid balances of $6,288,000 and $6,924,000 were being serviced for others at December 31, 2002 and 2001, respectively.

        Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing rights were not considered material for disclosure purposes.

        In addition, participations in commercial loans totaling $33,747,000 and $24,261,000 were serviced for others as of December 31, 2002 and 2001, respectively. These loans were sold without recourse and, therefore, their balances are not included in the balance sheet.

Loans and Leases

        Loans and leases are stated at principal balances outstanding, except for loans transferred from loans held for sale, which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan and lease balances. However, when, in the opinion of Management, loans and leases are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans and leases are placed on non-accrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans and leases, or payments received on non-accrual loans and leases for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

        An impaired loan or lease is measured based on the present value of expected future cash flows discounted at the instrument's effective interest rate or, as a practical matter, at the instrument's observable market price or the fair value of collateral if the loan or lease is collateral dependent. A loan or lease is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan or lease agreement.

        Loan and lease origination fees, commitment fees, direct loan and lease origination costs and purchase premiums and discounts on loans and leases are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan or lease. The unamortized balance of deferred fees and costs is reported as a component of net loans and leases.

Allowance for Loan and Lease Losses

        The allowance for loan and lease losses is maintained to provide for probable losses related to impaired loans and leases and other losses on loans and leases identified by Management as doubtful, substandard and special mention, as well as losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by Management, to include consideration of the character of the loan and lease portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Company's service area.

        Loans and leases determined to be impaired or classified are individually evaluated by Management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans and leases based on Management's assessment of the following for each identified loan and lease type: (1) inherent credit risk, (2) historical losses and, (3) where the Company has not experienced losses, the loss experience of peer banks. These estimates are particularly susceptible to changes in the economic environment and market conditions.

        The Company's Loan Committee reviews the adequacy of the allowance for loan and lease losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance for loan and lease losses are adjusted based on that review if, in the judgment of the Loan Committee and Management, changes are warranted.

        The allowance is established through a provision for loan and lease losses, which is charged to expense. Additions to the allowance for loan and lease losses are expected to maintain the adequacy of the total allowance for loan and lease losses after credit losses and loan and lease growth. The allowance for loan and lease losses at December 31, 2002 and 2001, respectively, reflects Management's estimate of possible losses in the portfolio.

Other Real Estate

        Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property, net of estimated selling costs, is charged against the allowance for loan and lease losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate, which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expense as incurred. On the consolidated balance sheet, other real estate is included in accrued interest receivable and other assets.

Premises and Equipment

        Premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of premises are estimated to be thirty to forty years. The useful lives of furniture, fixtures and equipment are estimated to be one to fifteen years. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Income Taxes

        The Company files its income taxes on a consolidated basis with its subsidiaries. The allocation of income tax expense (benefit) represents each entity's proportionate share of the consolidated provision for income taxes.

        Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the consolidated balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

Cash Equivalents

        For the purpose of the consolidated statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one-day periods.

Earnings Per Share

        Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock, which shares in the earnings of the Company. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS. Earnings per share is retroactively adjusted for stock dividends for all periods presented. In addition, EPS has been restated on an equivalent share basis for all periods presented in connection with the mergers previously noted that were accounted for using the pooling of interests method.

Stock-Based Compensation

        At December 31, 2002, the Company has four stock-based employee compensation plans, which are described more fully in Note 11. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (dollars in thousands, except per share data). Pro forma adjustments to the Company's consolidated net earnings per share are disclosed during the years in which the options become vested.

	Year Ended December 31,
	2002	2001	2000
	(dollars in thousands, except per share data)
Net earnings—as reported	$8,004	$5,436	$3,884
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(388)	(177)	(136)

Net earnings—pro forma	$7,616	$5,259	$3,748

Basic earnings per share—as reported	$2.06	$1.44	$1.03
Basic earnings per share—pro forma	$1.96	$1.39	$0.99
Diluted earnings per share—as reported	$1.98	$1.40	$1.01
Diluted earnings per share—pro forma	$1.89	$1.36	$0.98

        The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

	December 31,
	2002	2001	2000
Dividend yield (not applicable)
Expected volatility	134.50%	79.36%	85.68%
Risk-free interest rate	4.81%-5.16%	5.23%-5.68%	5.85%-6.50%
Expected option life	10 years	10 years	10 years
Weighted average fair value of options granted during the year	$13.64	$6.93	$5.39

Impact of New Financial Accounting Standards

        In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. This Statement, which addresses financial accounting and reporting matters for the acquisition of all or part of a financial institution, applies to all such transactions except those between two or more mutual enterprises. This Statement removes acquisitions of financial institutions, other than transactions between two or more mutual enterprises, from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and related interpretations. This Statement requires a financial institution to apply SFAS No. 144 and evaluate long-term customer relationship intangible assets (core deposit intangibles) for impairment. Under SFAS No. 72, a financial institution may have recorded an unidentifiable intangible asset arising from a business combination. If certain criteria in SFAS No. 147 are met, the amount of the unidentifiable intangible asset will be reclassified to goodwill upon adoption of this Statement and any amortization amounts that were incurred after the adoption of SFAS No. 142 must be reversed. Reclassified goodwill would then be measured for impairment under the provisions of SFAS No. 142. Provisions of this Statement are applicable on or after October 1, 2002. In Management's opinion, the adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because the Company accounts for the compensation cost associated with its stock option plans under the intrinsic value method, the alternative methods of transition will not apply to the Company. The additional disclosure requirements of the Statement are included in these financial statements. In Management's opinion, the adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

2.     MERGERS AND ACQUISITIONS

        On April 1, 2002, pursuant to the Agreement and Plan of Reorganization dated November 15, 2001, Central California Bank (CCB) was acquired by the Company through a merger and tax-free reorganization whereby CCB became a wholly-owned subsidiary of the Company. The Company believes that its shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could accomplish individually. Both the Company and CCB provide similar and complementary financial products and services in the Northern California market.

        The total consideration paid to CCB's shareholders was approximately $8.7 million, which was comprised of $3.7 million in cash and 252,181 shares of common stock valued at approximately $5.0 million based on the market value of the Company's stock. The funds required to pay the cash portion of the consideration were obtained by the Company through the issuance of $10 million of trust preferred securities in December 2001 (Western Sierra Statutory Trust II). The accompanying consolidated financial statements include the accounts of CCB since April 1, 2002.

        The purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired was $2.4 million, which was recorded as goodwill. Assets acquired included a core deposit intangible of $1.9 million that is amortized using the straight-line method over a period of ten years. Amortization expense for the year ended December 31, 2002 totaled $142,000. Prospectively, goodwill will be evaluated for possible impairment under the provisions of SFAS No. 142. Based upon an initial evaluation as of October 1, 2002, no impairment was found to exist. In Management's opinion, the goodwill in this transaction arose from the synergies associated with the merger.

        The following supplemental pro forma information discloses selected financial information for the periods indicated as though the merger had been completed at the beginning of each year presented. Pro forma net income for the year ended December 31, 2002 includes a nonrecurring charge of approximately $425,000, on an after-tax basis, representing CCB's merger-related expenses and the cost of retiring the outstanding stock options of CCB at March 31, 2002. (dollars are in thousands except per share data).

	Year Ended December 31,
	2002	2001
Revenue	$47,529	$46,478
Net Income	$7,410	$6,171
Basic Earnings per share	$1.88	$1.52
Diluted Earnings per share	$1.81	$1.49

        The estimated fair value of CCB assets acquired and liabilities assumed are as follows (dollars in thousands):

Cash and cash equivalents	$12,930
Interest-bearing deposits in banks	2,675
Held-to-maturity investment securities	3,032
Loans, net of allowance for loan losses of $647	46,489
Premises and equipment	280
Core deposit intangible	1,886
Goodwill	2,361
Other assets	895

Total assets acquired	70,548

Deposits	(61,469)
Other liabilities	(385)

Total liabilities assumed	(61,854)

Purchase price	$8,694

        On May 31, 2000, the Company completed its acquisition of Sentinel Community Bank (SCB) through the merger of SCB with and into the Company's wholly owned subsidiary, Western Sierra National Bank. The Company exchanged 721,132 shares of its common stock (after adjustment for fractional shares) for all of the common stock of SCB. Each share of SCB was exchanged for 1.491 shares of the Company. In addition, SCB stock options were converted at the same exchange ratio into options to purchase 110,934 shares of the Company's common stock. The merger was accounted for as a pooling of interests.

        On May 5, 2000, R1NB, previously reported as a wholly-owned subsidiary of the Company, merged into Western Sierra National Bank (WSNB). All assets and liabilities of R1NB were transferred to

WSNB and R1NB ceased to exist as a separate entity. Merger related costs of $39,000 were charged to operations during the year ended December 31, 2000.

        The Company acquired certain assets and liabilities, principally deposits totaling $4,107,000, of the Columbia branch of Pacific State Bank on October 13, 2000. The deposit premium from the Columbia branch acquisition and deposit premiums related to branch acquisitions that occurred in prior years are included on the consolidated balance sheet in accrued interest receivable and other assets and are being amortized using the straight-line method over ten years. Amortization expense totaled $57,000, $57,000 and $55,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Acquisition related expenses of $47,000 were charged to operations during the year ended December 31, 2000.

3.     TRADING AND INVESTMENT SECURITIES

Trading Securities

        The estimated market value of trading securities at December 31, 2002 and 2001 totaled $18,000 and $16,000, respectively. Net unrealized appreciation on trading securities of $2,000, $1,000 and $21,000 was included in non-interest income for the years ended December 31, 2002, 2001 and 2000, respectively. Proceeds and gross realized gains from the sale of trading securities for the year ended December 31, 2000 totaled $242,000 and $9,000, respectively. There were no sales or transfers of trading securities for the years ended December 31, 2002, 2001 and 2000, respectively.

Investment Securities

        The amortized cost and estimated market value of investment securities at December 31, 2002 and 2001 consisted of the following (dollars in thousands):

        Available-for Sale:

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government agencies	$3,468	$14	$(18)	$3,464
Obligations of states and political subdivisions	28,236	777	(60)	28,953
Government guaranteed mortgage-backed securities	24,490	313	(35)	24,768
Corporate debt securities	1,994	46	(17)	2,023
Federal Reserve Bank stock	347			347
Federal Home Loan Bank stock	1,055			1,055
Pacific Coast Bankers' Bank stock	425			425
Other	3			3

	$60,018	$1,150	$(130)	$61,038

        Net unrealized gains on available-for-sale investment securities totaling $1,020,000 were recorded, net of $351,000 in tax expense, as accumulated other comprehensive income within shareholders' equity at December 31, 2002. Proceeds and gross realized gains from the sale and call of available-for-sale investment securities for the year ended December 31, 2002 totaled $2,738,000 and $49,000, respectively. There were no transfers of available-for-sale investment securities during the year ended December 31, 2002.

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government agencies	$5,340	$9	$(116)	$5,233
Obligations of states and political subdivisions	27,474	196	(458)	27,212
Government guaranteed mortgage-backed securities	27,629	125	(269)	27,485
Corporate debt securities	5,032	125	(38)	5,119
Federal Reserve Bank stock	302			302
Federal Home Loan Bank stock	961			961
Pacific Coast Bankers' Bank stock	325			325
Other	721	100		821

	$67,784	$555	$(881)	$67,458

        Net unrealized losses on available-for-sale investment securities totaling $326,000 were recorded, net of $111,000 in tax benefits, as accumulated other comprehensive loss within shareholders' equity at December 31, 2001. Proceeds and gross realized gains from the sale and call of available-for-sale investment securities for the year ended December 31, 2001 totaled $24,461,000 and $120,000, respectively. Proceeds and gross realized gains from the sale and call of available-for-sale investment securities for the year ended December 31, 2000 totaled $4,239,000 and $10,000, respectively. There were no transfers of available-for-sale investment securities during the years ended December 31, 2001 and 2000.

        Held-to-Maturity:

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Government agencies	$2,526	$13	$(7)	$2,532
Obligations of states and political subdivisions	3,383	150		3,533
Government guaranteed mortgage-backed securities	2,092	49	(3)	2,138

	$8,001	$212	$(10)	$8,203

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Obligations of states and political subdivisions	$3,414	$82	$(1)	$2,532
Government guaranteed mortgage-backed securities	3,770	43	(24)	3,533

	$7,184	$125	$(25)	$2,138

        There were no sales or transfers of held-to-maturity investment securities for the years ended December 31, 2002, 2001 and 2000.

        The amortized cost and estimated market value of investment securities at December 31, 2002 by contractual maturity are shown below (dollars in thousands). Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
Within one year	$1,750	$1,806	$514	$511
After one year through five years	310	338	2,012	2,021
After five years through ten years	1,369	1,475	765	815
After ten years	26,802	27,357	2,618	2,718

	30,231	30,976	5,909	6,065
Investment securities not due at a single maturity date:
Government guaranteed mortgage-backed securities	24,490	24,768	2,092	2,138
SBA loan pools	3,466	3,463
Federal Reserve Bank stock	347	347
Federal Home Loan Bank stock	1,055	1,055
Pacific Coast Bankers' Bank stock	425	425
Other	3	3

	$60,018	$61,038	$8,001	$8,203

        Investment securities with amortized costs totaling $45,993,000 and $22,938,000 and market values totaling $46,866,000 and $22,978,000 were pledged to secure treasury tax and loan accounts, public deposits and short-term borrowing arrangements at December 31, 2002 and 2001, respectively.

4.     LOANS AND LEASES

        Outstanding loans and leases are summarized as follows (dollars in thousands):

	December 31,
	2002	2001
Commercial	$88,084	$64,931
Real estate—mortgage	311,030	235,981
Real estate—construction	124,726	72,051
Agricultural	8,540	8,574
Lease financing	3,325	3,496
Installment	4,630	4,461

	540,335	389,494
Deferred loan and lease origination fees, net	(1,551)	(1,060)
Allowance for loan and lease losses	(7,113)	(5,097)

	$531,671	$383,337

        Certain loans have been pledged to secure borrowing arrangements (see Note 8).

        Changes in the allowance for loan and lease losses were as follows (dollars in thousands):

	Year Ended December 31,
	2002	2001	2000
Balance, beginning of year	$5,097	$4,395	$3,794
Allowance of CCB acquired (Note 2)	647
Provision charged to operations	2,026	925	380
Losses charged to allowance	(736)	(315)	(349)
Recoveries	79	92	570

Balance, end of year	$7,113	$5,097	$4,395

        The recorded investment in loans and leases that were considered to be impaired totaled $913,000 and $2,576,000 at December 31, 2002 and 2001, respectively. The related allowance for loan and lease losses for these loans and leases at December 31, 2002 and 2001 was $134,000 and $244,000, respectively. The average recorded investment in impaired loans and leases for the years ended December 31, 2002, 2001 and 2000 was $1,520,000, $2,486,000 and $693,000, respectively. The Company recognized $22,000, $27,000 and $26,000 in interest income on a cash basis on impaired loans and leases during these same periods.

        At December 31, 2002 and 2001, non-accrual loans and leases totaled $692,000 and $2,656,000, respectively. Interest foregone on non-accrual loans and leases totaled $55,000, $237,000 and $81,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Salaries and employee benefits totaling $1,914,000, $1,266,000 and $1,425,000 have been deferred as loan and lease origination costs during 2002, 2001 and 2000, respectively.

5.     PREMISES AND EQUIPMENT

        Premises and equipment consisted of the following (dollars in thousands):

	December 31,
	2002	2001
Land	$2,676	$2,672
Buildings and improvements	10,053	7,159
Furniture, fixtures and equipment	11,019	8,663
Leasehold improvements	637	552
Construction in progress	701	1,501

	25,086	20,547
Less accumulated depreciation and amortization	(9,052)	(8,031)

	$16,034	$12,516

        Depreciation and amortization included in occupancy and equipment expense totaled $2,093,000, $1,318,000 and $1,127,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

6.     ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

        Accrued interest receivable and other assets consisted of the following (dollars in thousands):

	December 31,
	2002	2001
Accrued interest receivable	$3,125	$2,949
Deferred tax assets, net (Note 13)	2,581	2,965
Cash surrender value of officer life insurance policies (Note 16)	4,692	2,875
Prepaid expenses	921	1,205
Other real estate	489
Other	1,180	1,239

	$12,988	$11,233

7.     INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following (dollars in thousands):

	December 31,
	2002	2001
Savings	$44,280	$31,770
NOW accounts	67,330	58,232
Money market	68,015	55,865
Time, $100,000 or more	124,020	87,169
Other time	123,620	115,633

	$427,265	$348,669

        Aggregate annual maturities of time deposits are as follows (dollars in thousands):

Year Ending December 31,
2003	$219,945
2004	13,110
2005	11,790
2006	2,688
2007	105
Thereafter	2

$247,640

        Interest expense recognized on interest-bearing deposits consisted of the following (dollars in thousands):

	Year Ended December 31,
	2002	2001	2000
Savings	$326	$446	$693
NOW accounts	255	487	690
Money market	1,150	1,378	1,598
Time, $100,000 or more	2,901	4,238	3,715
Other time	3,912	6,925	7,522

	$8,544	$13,474	$14,218

8.     BORROWING ARRANGEMENTS

Short-Term

        The Company has $22,000,000 in unsecured borrowing arrangements with three of its correspondent banks. In addition, as of December 31, 2002, the Company could borrow up to $1,000,000 on an overnight basis from the Federal Reserve Bank, secured by investment securities with amortized costs totaling $1,706,000 and estimated market values totaling $1,732,000. At December 31, 2002 and 2001, there was $2,000,000 in short-term borrowings bearing interest rates of 1.75% and 1.50%, respectively, under these arrangements.

        At December 31, 2002, the Company could also borrow up to $19,000,000 from the Federal Home Loan Bank on either a short-term or long-term basis, secured by investment securities with amortized costs totaling $4,764,000 and estimated market values totaling $4,919,000 and mortgage loans with carrying values totaling approximately $27,200,000. There was $12,500,000 in borrowings under this arrangement at December 31, 2002. There were no borrowings under this arrangement at December 31, 2001.

        On March 23, 1999, the Company's Employee Stock Ownership Plan entered into an agreement with a director to establish a $300,000 revolving line of credit with a fixed interest rate of 8.5% and maturity date of March 23, 2002. The loan is guaranteed by Western Sierra Bancorp. Advances on the line of credit totaled $300,000 at December 31, 2001.

Long-Term

        On April 19, 2000, the Company's Employee Stock Ownership Plan entered into an agreement with a director to establish a $200,000 revolving line of credit with a fixed interest rate of 8.5% and maturity date of April 19, 2003. The loan is guaranteed by Western Sierra Bancorp. There were no advances on the line of credit at December 31, 2002. Advances on the line of credit totaled $100,000 at December 31, 2001.

9.     COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases certain of its branch offices under non-cancelable operating leases. These leases expire on various dates through 2013 and have various renewal options ranging from five to ten years. Rental payments include minimum rentals, plus adjustments for changing price indexes. Future minimum lease payments and sublease rental income are as follows (dollars in thousands):

Year Ending December 31,	Minimum Lease Payments	Minimum Sublease Rental Income
2003	$861	$51
2004	855	7
2005	725	7
2006	651	7
2007	556	6
Thereafter	1,716

	$5,364	$78

        Rental expense included in occupancy expense totaled $607,000, $453,000 and $381,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Financial Instruments With Off-Balance-Sheet Risk

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the consolidated balance sheet.

        The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and letters of credit as they do for loans and leases included on the consolidated balance sheet.

        The following financial instruments represent off-balance-sheet credit risk (dollars in thousands):

	December 31,
	2002	2001
Commitments to extend credit:
Revolving lines of credit secured by 1-4 family residences	$5,463	$6,537
Commercial real estate, construction and land development commitments:
Secured by real estate	95,277	72,527
Not secured by real estate		746
Other commercial commitments not secured by real estate	35,420	31,686
Agricultural commitments	6,092	5,042
Other commitments	4,415	4,154

	$146,667	$120,692

Letters of credit	$1,139	$978

        Real estate commitments are generally secured by property with loan-to-value ratios not to exceed 80%. In addition, the majority of the Company's commitments have variable interest rates.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on Management's credit evaluation of the borrower. Collateral held varies, but may include deposits, accounts receivable, inventory, equipment, income-producing commercial properties and residential real estate.

        Letters of credit are conditional commitments to guarantee the performance or financial obligation of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        Commitments to sell loans are agreements to sell to another party loans originated by the Company. The Company only sells loans to third parties without recourse. The Company is not exposed to credit loss if the borrower fails to perform accordingly to the promissory note as long as the Company has fulfilled its obligations stated in the sales commitment.

Significant Concentrations of Credit Risk

        The Company grants real estate mortgage, real estate construction, commercial, agricultural and installment loans and leases to customers throughout El Dorado, Placer, Sacramento, Lake, Tuolumne and Contra Costa counties.

        In Management's judgment, a concentration exists in real estate-related loans, which represented approximately 81% and 79% of the Company's loan portfolio at December 31, 2002 and 2001, respectively. Although Management believes such concentrations to have no more than the normal risk of collectibility, a substantial decline in the economy in general, or a decline in real estate values in the Company's primary market areas in particular, could have an adverse impact on the collectibility of these loans. Personal and business income represent the primary source of repayment for a majority of these loans and leases.

        In addition, a substantial portion of the loans and leases in the Lake County area are dependent upon the agribusiness and resort and recreational economic sectors.

Contingencies

        The Company is subject to legal proceedings and claims, which arise, in the ordinary course of business. In the opinion of Management, the amount of ultimate liability with respect to such actions will not materially affect the consolidated financial position or results of operations of the Company.

Federal Reserve Requirement

        Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The reserve balances held by the Company's banking subsidiaries with the Federal Reserve Bank totaled $50,000 and $25,000 at December 31, 2002 and 2001, respectively.

Correspondent Banking Agreements

        The Company maintains funds on deposit with other federally insured institutions under correspondent banking agreements. Uninsured deposits totaled $5,196,000 at December 31, 2002.

10.   MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY GRANTOR TRUSTS

        Western Sierra Statutory Trust I (Trust I) and Western Sierra Statutory Trust II (Trust II) are Connecticut statutory business trusts formed by the Company for the sole purpose of issuing trust preferred securities fully and unconditionally guaranteed by the Company.

        In July and December 2001, the Company issued to Trust I and Trust II subordinated deferrable interest debentures due July 31, 2031 and December 18, 2031, respectively. Simultaneously, Trust I and Trust II issued 6,000 and 10,000 floating rate capital securities, with liquidation values of $1,000 per security, for gross proceeds of $16,000,000. The subordinated debentures represent the sole assets of the Trusts. The subordinated debentures are redeemable by the Company, subject to the receipt by the Company of prior approval from the Federal Reserve Bank (FRB), if then required under applicable capital guidelines or policies of the FRB. The Company may redeem Trust I on any July 31st on or after July 31, 2006. The Company may redeem Trust II on any December 18 on or after December 18, 2006. The redemption price shall be par plus accrued and unpaid interest, except in the case of redemption under a special event, which is defined in the debenture. The floating rate capital securities are subject to mandatory redemption to the extent of any early redemption of the subordinated debentures and upon maturity of the subordinated debentures on July 31, 2031 and December 18, 2031.

        Holders of the securities are entitled to cumulative cash distributions on the liquidation amount of $1,000 per security. Interest rates on each set of capital securities and debentures are the same and are computed on a 360-day basis. For the $6,000,000 in debentures and capital securities issued in July 2001, the rate is the three-month London Interbank Offered Rate (LIBOR) plus 3.58%, with a maximum rate of 12.5% annually, adjustable quarterly. For the $10,000,000 in debentures and capital securities issued in December 2001, the rate is LIBOR plus 3.60%, with a maximum rate of 12.5% annually, adjustable quarterly. The average LIBOR rate for the year ended December 31, 2002 was 1.73%

        The subordinated debentures and related trust investments in the subordinated debentures have been eliminated in consolidation and the capital securities are reflected as outstanding in the accompanying consolidated balance sheet. Under applicable regulatory guidelines, all of the capital securities qualify as Tier 1 capital for the Company at December 31, 2002 and 2001.

11.   SHAREHOLDERS' EQUITY

Dividends

        Upon declaration by the Board of Directors of the Company, all shareholders of record will be entitled to receive dividends. Under applicable Federal laws, the Comptroller of the Currency restricts the total dividend payment of any national banking association in any calendar year to the net income of the year, as defined, combined with the net income for the two preceding years, less distributions made to shareholders during the same three-year period. In addition, the California Financial Code restricts the total dividend payment of any State banking association in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 2002, the subsidiaries had $10,716,000 in retained earnings available for dividend payments to the Company.

Earnings Per Share

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows (dollars in thousands, except per share data):

For the Year Ended	Net Income	Weighted Average Number of Shares Outstanding	Per Share Amount
December 31, 2002
Basic earnings per share	$8,004	3,885,014	$2.06

Effect of dilutive stock options		151,620

Diluted earnings per share	$8,004	4,036,634	$1.98

December 31, 2001
Basic earnings per share	$5,436	3,777,368	$1.44

Effect of dilutive stock options		93,792

Diluted earnings per share	$5,436	3,871,160	$1.40

December 31, 2000
Basic earnings per share	$3,884	3,770,988	$1.03

Effect of dilutive stock options		62,036

Diluted earnings per share	$3,884	3,833,024	$1.01

        Shares of common stock issuable under stock options for which the exercise prices were greater than the average market prices were not included in the computation of diluted earnings per share due to their antidilutive effect. Stock option grants for the issuance of 28,000 shares were not included in the computation of diluted earnings per share during the third quarter of the year ended December 31, 2002. Stock option grants for the issuance of 3,675 shares were not included in the computation of diluted earnings per share during the third quarter of the year ended December 31, 2001. Stock options not included in the computation of diluted earnings per share ranged from 19,175 during the first quarter to 83,769 for the remainder of the year ended December 31, 2000.

Stock Options

        In 1999, 1997, 1990 and 1989, the Board of Directors adopted stock option plans for which 493,083 shares of common stock remain reserved for issuance to employees and Directors under incentive and nonstatutory agreements. There was 142,746 shares available for grant at December 31, 2002. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid in full at the time the option is exercised. The options expire on a date determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over five years. Outstanding options under the 1997, 1990 and 1989 plans are exercisable until their expiration; however, no new options will be granted under these plans.

        A summary of the combined activity within the plans follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding beginning of year	311,574	$10.22	320,263	$8.35	362,921	$8.02
Options granted	78,295	$21.89	98,552	$13.28	45,453	$9.34
Options exercised	(28,820)	$11.99	(81,456)	$6.25	(67,761)	$6.70
Options canceled	(10,712)	$12.73	(25,785)	$11.23	(20,350)	$10.19

Options outstanding, end of year	350,337	$12.61	311,574	$10.22	320,263	$8.35

Options exercisable, end of year	229,365	$10.34	207,715	$9.18	245,289	$7.92

        A summary of options outstanding at December 31, 2002 follows:

Range of Exercise Prices	Number of Options Outstanding December 31, 2002	Weighted Average Remaining Contractual Life	Number of Options Exercisable December 31, 2002
$3.80-$7.06	61,311	3.1 years	61,311
$8.98-$10.43	87,302	5.8 years	75,497
$10.49-$15.48	131,409	7.8 years	77,654
$21.34-$23.67	70,315	9.4 years	14,903

	350,337		229,365

Common Stock Repurchase Program

        During 2002 and 2001, the Board of Directors authorized the repurchase of up to 180,000 and 329,000 shares, respectively, of the Company's common stock. Repurchases were generally made in the open market at market prices. At December 31, 2002, approximately 175,000 shares authorized under the 2002 plan remain available for repurchase. The repurchase is in contemplation of reissuing such shares as part of the Company's recurring declaration of annual stock dividends.

Regulatory Capital

        The Company and its banking subsidiaries are subject to certain regulatory capital requirements administered by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiaries to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets as set forth on the following page. Each of these components is defined in the regulations. Management believes that the Company and its banking subsidiaries meet all their capital adequacy requirements as of December 31, 2002 and 2001.

        In addition, the most recent notifications from the OCC and FDIC categorized each of the banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the banking subsidiaries must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that Management believes have changed the categories.

	December 31,
	2002		2001
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Leverage Ratio
Western Sierra Bancorp and Subsidiaries	$65,306	9.6%	$53,000	10.2%
Minimum regulatory requirement	$27,144	4.0%	$20,752	4.0%
Western Sierra National Bank	$31,612	8.3%	$31,912	7.8%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$19,085	5.0%	$20,444	5.0%
Minimum regulatory requirement	$15,268	4.0%	$16,355	4.0%
Lake Community Bank	$9,701	8.5%	$8,621	8.4%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$5,720	5.0%	$5,135	5.0%
Minimum regulatory requirement	$4,576	4.0%	$4,108	4.0%
Central California Bank	$13,077	7.0%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$9,398	5.0%
Minimum regulatory requirement	$7,518	4.0%
Tier 1 Risk-Based Capital Ratio
Western Sierra Bancorp and Subsidiaries	$65,306	11.4%	$53,000	12.4%
Minimum regulatory requirement	$22,878	4.0%	$17,106	4.0%
Western Sierra National Bank	$31,612	9.5%	$31,912	9.8%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$20,056	6.0%	$19,608	6.0%
Minimum regulatory requirement	$13,370	4.0%	$13,072	4.0%
Lake Community Bank	$9,701	9.2%	$8,621	9.2%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$6,353	6.0%	$5,619	6.0%
Minimum regulatory requirement	$4,236	4.0%	$3,746	4.0%
Central California Bank	$13,077	10.2%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$7,733	6.0%
Minimum regulatory requirement	$5,155	4.0%

	December 31,
	2002		2001
	Amount	Ratio	Amount	Ratio
Total Risk-Based Capital Ratio
Western Sierra Bancorp and Subsidiaries	$72,419	12.7%	$60,847	14.2%
Minimum regulatory requirement	$45,755	8.0%	$34,213	8.0%
Western Sierra National Bank	$35,713	10.7%	$35,688	10.9%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$33,426	10.0%	$32,681	10.0%
Minimum regulatory requirement	$26,740	8.0%	$26,145	8.0%
Lake Community Bank	$11,024	10.4%	$9,792	10.5%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$10,589	10.0%	$9,365	10.0%
Minimum regulatory requirement	$8,471	8.0%	$7,492	8.0%
Central California Bank	$14,636	11.4%
Minimum requirement for "Well-Capitalized" institution under prompt corrective action	$12,888	10.0%
Minimum regulatory requirement	$10,310	8.0%

12.   OTHER EXPENSES

        Other expenses consisted of the following (dollars in thousands):

	Year Ended December 31,
	2002	2001	2000
Professional fees	$1,593	$1,529	$799
Data processing	1,083	496	621
Stationery and supplies	517	432	410
Advertising and promotion	258	218	245
Other operating expenses	3,829	2,894	2,522

	$7,280	$5,569	$4,597

        Professional fees include amounts paid to outside vendors to perform accounting, data processing, courier and other deposit related services for companies maintaining large non-interest bearing deposits with the Company. Total costs incurred are dependent upon the volume of deposits and totaled $182,000, $369,000 and $376,000 for the years ended December 31, 2002, 2001 and 2000, respectively. During the same periods, the companies maintained average available balances of $25,044,000, $17,259,000 and $14,376,000, respectively. The companies' non-interest bearing deposits at December 31, 2002 and 2001 totaled $45,234,000 and $20,577,000, respectively.

13.   INCOME TAXES

        The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 consisted of the following (dollars in thousands):

	Federal	State	Total
2002
Current	$3,141	$374	$3,515
Deferred	162	(240)	(78)

Income tax expense	$3,303	$134	$3,437

2001
Current	$3,006	$993	$3,999
Deferred	(610)	(151)	(761)

Income tax expense	$2,396	$842	$3,238

2000
Current	$1,469	$612	$2,081
Deferred	186	65	251

Income tax expense	$1,655	$677	$2,332

        Deferred tax assets (liabilities) are comprised of the following at December 31, 2002 and 2001 (dollars in thousands):

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan and lease losses	$2,778	$1,882
Deferred compensation	758	591
Net operating loss carryforward	86	40
Future benefit of State tax deduction	49	364
Organization costs		336
Deposit purchase premium	48	39
Premises and equipment	86
Unrealized loss on available-for-sale investment securities		111
Other	12	19

Total deferred tax assets	3,817	3,382

Deferred tax liabilities:
Future liability of State deferred tax assets	(291)	(209)
Adjustment for change in tax accounting method		(29)
Federal Home Loan Bank stock dividends	(164)	(139)
Unrealized gains on available-for-sale investment securities	(351)
Organization costs	(430)
Other		(40)

Total deferred tax liabilities	(1,236)	(417)

Net deferred tax assets	$2,581	$2,965

        As of December 31, 2002, the Company has Federal net operating loss carryforwards totaling approximately $230,000, which were acquired as a result of the merger with R1CB and CCB. The remaining loss carryforward from R1CB totals approximately $59,000 and expires in 2004. The loss carryforward from CCB totals approximately $171,000 and expires in 2022.

        The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to operating income before income taxes. The items comprising these differences consisted of the following (dollars in thousands):

	Year Ended December 31,
	2002		2001		2000
	Amount	Rate %	Amount	Rate %	Amount	Rate %
Federal income tax expense, at statutory rate	$3,890	34.0	$2,949	34.0	$2,113	34.0
State franchise tax, net of Federal tax effect	743	6.5	622	7.1	471	7.6
Benefit of tax-exempt income	(1,337)	(11.7)	(383)	(4.4)	(256)	(4.1)
Tax-exempt income from life insurance policies	(71)	(.6)	(16)	(.2)	(22)	(.3)
Other	212	2.0	66.8		26.3

Total income tax expense	$3,437	30.2	$3,238	37.3	$2,332	37.5

14.   RELATED PARTY TRANSACTIONS

        During the normal course of business, the Company enters into transactions with related parties, including directors. These transactions are on substantially the same terms and conditions as those prevailing for comparable transactions with unrelated parties.

        The following is a summary of the aggregate activity involving related parties during 2002 (dollars in thousands):

Borrowings

Balance, January 1, 2002	$7,999
Disbursements	279
Amounts repaid	(2,014)

Balance, December 31, 2002	$6,264

Undisbursed commitments to related parties, December 31, 2002	$2,024

Loans to the Company

        The Company's Employee Stock Ownership Plan established revolving lines of credit in the amount of $200,000 and $300,000 with a director during 2000 and 1999, respectively (Note 8).

15.   BENEFIT PLANS

Profit Sharing Plan

        The Western Sierra Bancorp and Subsidiaries 401KSOP is available to employees meeting certain service requirements. Under the plan, employees may defer a selected percentage of their annual compensation. The Company's contribution to the plan is discretionary and is allocated as follows:

  •
  A matching contribution to be determined by the Board of Directors each plan year under which a percentage of each participant's contribution is matched.

  •
  Additional employer contributions to the plan may be made at the discretion of the Board of Directors and shall be allocated in the same ratio as each participant's contribution bears to total compensation.

        Employer contributions totaled $184,000, $90,000 and $56,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Employee Stock Ownership Plan

        The Employee Stock Ownership Plan (ESOP) is designed to invest primarily in securities of the Company purchased on the open market. The purchase of shares is funded through contributions to the ESOP by the Company and loans from certain members of the Board of Directors (see Note 8). Contributions to the plan are at the sole discretion of the Board of Directors and are limited on a participant-by-participant basis to the lesser of $30,000 or 25% of the participant's compensation for the plan year. Compensation is defined as all compensation paid during the plan year which is considered to be W-2 income, to include amounts deferred under the Company's 401KSOP. Employer contributions vest at a rate of 20% per year after two years of employment. Employee contributions are not permitted. Benefits may be distributed in the form of qualifying Company securities or cash. However, participants have the right to demand that their benefits be distributed in the form of qualifying Company securities.

        During 1999, the ESOP purchased 21,517 shares of the Company's common stock with the proceeds of a $300,000 loan to the ESOP by a member of the Board of Directors. During 2000, the ESOP purchased 18,294 shares of the Company's common stock with the proceeds of a $200,000 loan to the ESOP by a member of the Board of Directors. Interest expense related to these loans totaled $24,000, $37,000 and $40,000 during the years ended December 31, 2002, 2001 and 2000, respectively.

        The debt of the ESOP is recorded as debt of the Company and the shares purchased with the proceeds are reported as unearned ESOP shares in shareholders' equity. As the debt is repaid, shares are committed to be released and the Company reports compensation expense equal to the current market price of the shares. Committed to be released shares are subsequently allocated to active employees and are recognized as outstanding for earnings per share and capital ratio computations. Cash dividends on allocated ESOP shares are recorded as a reduction of retained earnings and are allocated to the participants; cash dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest.

        Contributions to the ESOP recognized as compensation expense totaled $350,000, $201,000 and $152,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Allocated, committed-to-be-released and unallocated ESOP shares as of December 31, 2002, 2001 and 2000, adjusted for stock dividends, were as follows (dollars in thousands):

	2002	2001	2000
Allocated	55,825	46,627	30,415
Committed-to-be-released	34,106	15,018	21,015
Unallocated		34,106	37,126

Total ESOP shares	89,931	95,751	88,556

Fair value of unallocated shares		$528	$362

Salary Continuation Plan

        Under the salary continuation plan, the Company is obligated to provide seven key executives, or their designated beneficiaries, with annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under split dollar life insurance policies purchased by the Company on the lives of the executives. The estimated present value of these future benefits are accrued over the period from the effective date of the plan until the executives' expected retirement dates. The expense recognized under this plan totaled $267,000, $132,000 and $186,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Under this plan, the Company invested in single premium life insurance policies with cash surrender values totaling $4,692,000 and $2,875,000 at December 31, 2002 and 2001, respectively. On the consolidated balance sheet, the cash surrender value of life insurance polices is included in accrued interest receivable and other assets. Income on these policies, net of expense, totaled $185,000, $47,000 and $66,000 and for the years ended December 31, 2002, 2001 and 2000, respectively.

Director Retirement Plan

        During 2001, the Board of Directors approved a retirement plan for certain directors electing early retirement from the Company. The plan provides for annual payments of $7,200 for ten years and became effective with their retirement on June 30, 2001. The estimated present value of these future payments, totaling $140,000, was included in other expense in the consolidated statement of income for the year ended December 31, 2001.

16.   COMPREHENSIVE INCOME

        Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Company's available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the consolidated statement of changes in shareholders' equity.

        At December 31, 2002, 2001 and 2000, the Company held securities classified as available-for-sale which had unrealized gains as follows (dollars in thousands):

	Before Tax	Tax Expense	After Tax
For the Year Ended December 31, 2002
Other comprehensive income:
Unrealized holding gains	$1,395	$(479)	$916
Less: reclassification adjustment for gains included in net income	49	(17)	32

Net unrealized holding gains	$1,346	$(462)	$884

For the Year Ended December 31, 2001
Other comprehensive income:
Unrealized holding gains	$340	$(149)	$191
Less: reclassification adjustment for gains included in net income	120	(45)	75

Net unrealized holding gains	$220	$(104)	$116

For the Year Ended December 31, 2000
Other comprehensive income:
Unrealized holding gains	$2,479	$(866)	$1,613
Less: reclassification adjustment for gains included in net income	10	(4)	6

Net unrealized holding gains	$2,469	$(862)	$1,607

17.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        Estimated fair values are disclosed for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Company's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

        The following methods and assumptions were used by the Company to estimate the fair value of its financial instruments at December 31, 2002 and 2001:

        Cash, cash equivalents and short-term borrowings:    For cash, cash equivalents and short-term borrowings, the carrying amount is estimated to be fair value.

        Interest-bearing deposits in banks:    The fair values of interest-bearing deposits in banks are estimated by discounting their future cash flow using rates at each reporting date for instruments with similar remaining maturities offered by comparable financial institutions.

        Trading and investment securities:    For trading and investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

        Loans and leases:    For variable-rate loans and leases that reprice frequently with no significant change in credit risk, fair values are based on carrying values. Fair values of loans held for sale are estimated using quoted market prices for similar loans. The fair values for other loans and leases are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans and leases with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

        Cash surrender value of life insurance policies:    The fair value of life insurance policies are based on cash surrender values at each reporting date as provided by the insurers.

        Deposits:    The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow analysis using interest rates offered by the Company at each reporting date for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

        Long-term debt:    The fair value of long-term debt is estimated using a discounted cash flow analysis using interest rates currently available for similar debt instruments.

        Mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts:    The fair value of mandatorily redeemable cumulative trust preferred securities of subsidiary grantor trusts was determined based on the current market value for like kind instruments of a similar maturity and structure.

        Commitments to extend credit:    Commitments to extend credit are primarily for variable rate loans and letters of credit. For these commitments, there is no difference between the commitment amounts and their fair values. Commitments to fund fixed rate loans are at rates which approximate fair value at each reporting date.

        The estimated fair value of the Company's financial instruments are as follows (dollars in thousands):

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$29,064	$29,064	$17,273	$17,273
Federal funds sold	7,900	7,900	5,765	5,765
Interest-bearing deposits in banks	1,784	1,784	396	396
Loans held for sale	4,926	5,060	5,128	5,144
Trading and investment securities	69,057	69,259	74,658	74,758
Loans and leases	531,671	555,512	383,337	403,064
Cash surrender value of life insurance policies	4,692	4,692	2,875	2,875
Accrued interest receivable	3,125	3,125	2,949	2,949
Financial liabilities:
Deposits	$589,373	$590,615	$448,631	$450,657
Short-term borrowings	14,500	14,500	2,300	2,300
Long-term debt			100	100
Mandatorily redeemable cumulative trust preferred securities	16,000	16,000	16,000	16,000
Accrued interest payable	983	983	1,005	1,005
Off-balance-sheet financial instruments:
Commitments to extend credit	$146,667	$146,667	$120,692	$120,692
Letters of credit	1,139	1,139	978	978

18.   PARENT ONLY CONDENSED FINANCIAL STATEMENTS

BALANCE SHEET

December 31, 2002 and 2001
(Dollars in thousands)

	2002	2001
ASSETS
Cash and due from banks	$7,105	$10,344
Investment in subsidiaries	59,918	41,205
Trading securities	18	16
Available-for-sale investment securities	1	821
Premises and equipment	5,633	3,132
Other assets	1,626	2,011

Total assets	$74,301	$57,529

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Short-term borrowings		$300
Long-term debt due to bank subsidiary	$2,390	100
Subordinated debentures due to non-bank subsidiaries	16,496	16,496
Accrued expenses and other liabilities	1,076	722

Total liabilities	19,962	17,618

Shareholders' equity:
Common stock	30,958	20,926
Retained earnings	22,712	19,600
Unearned ESOP shares		(400)
Accumulated other comprehensive income (loss)	669	(215)

Total shareholders' equity	54,339	39,911

Total liabilities and shareholders' equity	$74,301	$57,529

STATEMENT OF INCOME

For the Years Ended December 31, 2002, 2001 and 2000
(Dollars in thousands)

	2002	2001	2000
Income:
Dividends declared by subsidiaries—eliminated in consolidation	$9,250	$2,000	$1,000
Management and service fees from subsidiaries	3,115	2,876	2,729
Interest income from subsidiaries	84	1	1
Trading securities income	2	1	30
Loss on sale of available-for-sale investment securities	(72)
Other income	5

Total income	12,384	4,878	3,760

Expenses:
Salaries and benefits	3,154	2,526	2,884
Occupancy and equipment	1,240	739	357
Interest expense	1,060	274	69
Data processing fees	400	367	427
Professional fees	726	840	89
Director fees and retirement expense	46	190	64
Merger costs			498
Other expenses	982	714	527

Total expenses	7,608	5,650	4,915

Income (loss) before equity in undistributed income of subsidiaries	4,776	(772)	(1,155)
Equity in undistributed income of subsidiaries	1,497	5,173	4,271

Income before income tax benefit	6,273	4,401	3,116
Income tax benefit	1,731	1,035	768

Net income	$8,004	$5,436	$3,884

STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000
(Dollars in thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income	$8,004	$5,436	$3,884
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiaries	(1,497)	(5,173)	(4,271)
(Increase) decrease in trading securities	(2)	(1)	160
Loss on sale of available-for-sale investment securities	72
Loss on sale of premises and equipment	175
Compensation costs associated with the ESOP	400	100
Depreciation	835	451	296
Decrease (increase) in other assets	450	(409)	(8)
Increase in other liabilities	354	303	16

Net cash provided by operating activities	8,791	707	77

Cash flows from investing activities:
Purchase of available-for-sale investment securities		(700)
Proceeds from the sale of available-for-sale investment securities	648		149
Purchases of premises and equipment	(3,548)	(1,664)	(1,564)
Proceeds from the sale of equipment	37
Investment in subsidiaries	(11,273)	(1,996)	(120)

Net cash used in investing activities	(14,136)	(4,360)	(1,535)

Cash flows from financing activities:
Proceeds from (repayment of) short-term borrowings		(650)	650
Proceeds from long-term debt	2,400
Repayments of long-term debt	(10)
Repurchase of common stock	(105)	(2,418)	(400)
Repayment of ESOP borrowings	(400)	(100)	200
Purchase of unearned ESOP shares			(200)
Payments for fractional shares	(31)	(9)	(12)
Proceeds from exercise of stock options	252	508	450
Proceeds from issuance of subordinated debentures to non-bank subsidiaries		16,496

Net cash provided by financing activities	2,106	13,827	688

Net (decrease) increase in cash and cash equivalents	(3,239)	10,174	(770)
Cash and cash equivalents at beginning of year	10,344	170	940

Cash and cash equivalents at end of year	$7,105	$10,344	$170

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$1,047	$198	$32
Non-cash investing activities:
Stock issued in acquisition of CCB	$4,998
Net change in unrealized gain on available-for-sale investment securities	$1,346	$220	$2,469
Payment of cash dividend by Sentinel Community Bank prior to merger			$164

19.   SUBSEQUENT EVENT

Agreement and Plan of Reorganization and Merger

        On March 13, 2003, the Company and Central Sierra Bank (CSB) announced the signing of a definitive Agreement and Plan of Reorganization and Merger (the "Agreement"). Under the terms of the Agreement, the Company will pay $10,700,000 in cash and issue 385,000 shares of common stock for all of the outstanding common shares and options of CSB. The Agreement, which has been approved by the Board of Directors of both companies, is subject to approval by CSB shareholders and bank regulatory authorities. It is anticipated that the merger will be completed during July 2003, at which time CSB will be merged into Central California Bank, a wholly owned subsidiary of the Company.

INDEPENDENT AUDITOR'S REPORT

The Shareholders and
    Board of Directors
Central Sierra Bank

        We have audited the accompanying balance sheet of Central Sierra Bank (the "Bank") as of December 31, 2002 and the related statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Bank for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 1, 2002.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Central Sierra Bank as of December 31, 2002 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PERRY-SMITH LLP

Sacramento, California
January 31, 2003, except for
    Note 15, as to which the
    date is March 13, 2003

Report of Independent Public Accountants

To The Board of Directors of Central Sierra Bank:

        We have audited the accompanying balance sheets of Central Sierra Bank (a California corporation) as of December 31, 2001 and 2000 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Sierra Bank as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

San Francisco, California
February 1, 2002

CENTRAL SIERRA BANK

BALANCE SHEET

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from banks	$7,588,890	$14,043,494
Federal funds sold	19,681,000	21,898,000
Interest-bearing deposits in banks	9,898,000	15,398,000
Held-to-maturity investment securities (market value of $11,637,000 in 2002 and $6,460,300 in 2001) (Note 2)	11,486,825	6,344,574
Loans, less allowance for loan losses of $1,210,315 in 2002 and $1,153,075 in 2001 (Notes 3, 7, 9 and 11)	85,474,065	78,558,692
Bank premises and equipment, net (Note 4)	1,652,194	1,724,367
Accrued interest receivable and other assets (Note 6)	1,896,095	1,781,053

	$137,677,069	$139,748,180

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$24,840,004	$21,917,443
Interest bearing (Note 5)	93,771,709	98,885,879

Total deposits	118,611,713	120,803,322
Federal Home Loan Bank borrowings (Note 9)	7,650,000	7,650,000
Accrued interest payable and other liabilities	637,002	1,083,682

Total liabilities	126,898,715	129,537,004

Commitments and contingencies (Note 7)
Shareholders' equity (Note 10):
Serial preferred stock—no par value; 750,000 shares authorized; none issued
Common stock—no par value; 1,500,000 shares authorized, issued and outstanding—908,745 shares	4,500,565	4,500,565
Retained earnings	6,277,789	5,710,611

Total shareholders' equity	10,778,354	10,211,176

	$137,677,069	$139,748,180

The accompanying notes are an integral part of these financial statements.

CENTRAL SIERRA BANK

STATEMENT OF INCOME

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Interest income:
Interest and fees on loans	$6,543,626	$7,570,447		$7,230,366
Interest and dividends on investment securities:
Taxable	542,906	437,821		700,609
Exempt from Federal income taxes	46,624	55,238		58,754
Interest on Federal funds sold	217,053	627,877		511,111
Interest on deposits with other banks	272,175	905,404		774,851

Total interest income	7,622,384	9,596,787		9,275,691

Interest expense:
Interest expense on deposits (Note 5)	1,701,756	3,520,373		3,138,318
Interest expense on Federal Home Loan Bank advances (Note 9)	538,855	538,851		334,903

Total interest expense	2,240,611	4,059,224		3,473,221

Net interest income	5,381,773	5,537,563		5,802,470
Provision for loan losses (Note 3)	45,000	140,000		160,000

Net interest income after provision for loan losses	5,336,773	5,397,563		5,642,470

Non-interest income:
Service charges and fees	653,163	604,542		600,234
Gain on sale of loans	30,807
Other income	170,248	158,636		150,257

Total non-interest income	854,218	763,178		750,491

Non-interest expenses:
Salaries and employee benefits (Notes 3 and 13)	2,402,692	2,372,504		2,216,396
Occupancy and equipment (Notes 4 and 7)	591,197	591,923		582,836
Other (Note 12)	1,600,269	1,624,510		1,440,333

Total non-interest expenses	4,594,158	4,588,937		4,239,565

Income before income taxes	1,596,833	1,571,804		2,153,396
Income taxes (Note 6)	640,000	628,160		867,460

Net income	$956,833	$943,644		$1,285,936

Basic earnings per share (Note 10)	$1.05	$1.04		$1.42

Diluted earnings per share (Note 10)	$1.04	$1.04	$	N/A

The accompanying notes are an integral part of these financial statements.

CENTRAL SIERRA BANK

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

	Common Stock
			Retained Earnings	Shareholders' Equity
	Shares	Amount
Balance, January 1, 2000	908,745	$4,500,565	$4,779,884	$9,280,449
Net income			1,285,936	1,285,936
Cash dividends ($.86 per share)			(779,312)	(779,312)

Balance, December 31, 2000	908,745	4,500,565	5,286,508	9,787,073
Net income			943,644	943,644
Cash dividends ($.57 per share)			(519,541)	(519,541)

Balance, December 31, 2001	908,745	4,500,565	5,710,611	10,211,176
Net income			956,833	956,833
Cash dividends ($.43 per share)			(389,655)	(389,655)

Balance, December 31, 2002	908,745	$4,500,565	$6,277,789	$10,778,354

The accompanying notes are an integral part of these financial statements.

CENTRAL SIERRA BANK

STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities:
Net income	$956,833	$943,644	$1,285,936
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	45,000	140,000	160,000
Depreciation and amortization	323,818	303,119	322,610
Federal Home Loan Bank stock dividends	(23,700)	(24,600)	(30,600)
Loss on disposition of premises and equipment	4,863	3,808
Gain on sale of other real estate			(8,428)
(Increase) decrease in accrued interest receivable and other assets	(1,342)	224,962	(92,608)
(Decrease) increase in accrued interest payable and other liabilities	(536,680)	(156,868)	403,033
Increase (decrease) in deferred loan origination fees, net	158,841	(42,192)	119,599

Net cash provided by operating activities	927,633	1,391,873	2,159,542

Cash flows from investing activities:
Proceeds from called held-to-maturity investment securities	13,500,000
Proceeds from matured held-to-maturity investment securities	5,550,000	7,331,275	4,554,743
Purchase of held-to-maturity investment securities	(24,301,983)	(2,000,000)	(1,114,043)
Proceeds from principal repayments for held-to-maturity investment securities	14,050
Net decrease (increase) in interest-bearing deposits in banks	5,500,000	1,100,000	(7,175,000)
Net increase in loans	(7,119,214)	(2,005,275)	(10,898,700)
Proceeds from sale of other real estate			320,456
Purchase of premises and equipment	(160,826)	(325,574)	(131,006)

Net cash (used in) provided by investing activities	(7,017,973)	4,100,426	(14,443,550)

Cash flows from financing activities:
Net increase in demand, interest bearing and savings deposits	$10,009,660	$6,407,513	$4,254,364
Net (decrease) increase in time deposits	(12,201,269)	9,157,578	10,584,045
Increase in Federal Home Loan Bank borrowings			7,650,000
Payment of cash dividends	(389,655)	(519,541)	(909,197)

Net cash (used in) provided by financing activities	(2,581,264)	15,045,550	21,579,212

(Decrease) increase in cash and cash equivalents	(8,671,604)	20,537,849	9,295,204
Cash and cash equivalents at beginning of year	35,941,494	15,403,645	6,108,441

Cash and cash equivalents at end of year	$27,269,890	$35,941,494	$15,403,645

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$2,931,298	$4,059,224	$3,473,221
Income taxes	$336,000	$713,500	$855,000
Noncash investing and financing activities:
Transfers to other real estate			$25,073

The accompanying notes are an integral part of these financial statements.

CENTRAL SIERRA BANK

NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Central Sierra Bank (the "Bank") is a California state chartered bank which commenced operations on November 12, 1981. The Bank operates seven branches in four counties, Calaveras, Tuolumne, San Joaquin and Amador. The Bank's primary source of revenue is providing loans to customers who are predominately small to medium size businesses and individuals.

        The accounting and reporting policies of the Bank conform with generally accepted accounting principles and prevailing practices within the banking industry.

Reclassifications

        Certain reclassifications have been made to prior years' balances to conform to classifications used in 2002.

Investment Securities

        Investments are classified into the following categories:

  •
  Available-for-sale securities reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

  •
  Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

        Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

        At December 31, 2002 and 2001 all investment securities have been classified as held-to-maturity. Management has the positive intent and the ability to hold these securities to their maturity. Accordingly, they are reported at amortized cost.

        Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

Investment in Federal Home Loan Bank Stock

        As a member of the Federal Home Loan Bank System, the Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank. The investment is carried at cost and is included in accrued interest receivable and other assets on the balance sheet.

Loans

        Loans are stated at principal balances outstanding and interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

        An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

        Loan origination fees, commitment fees, direct loan origination costs and purchased premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

Loan Sales and Servicing

        The Bank originates residential mortgage loans that are either held in the Bank's loan portfolio or sold in the secondary market. Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date which the purchasers have committed to purchase the loans. At the time the loan is sold, the related right to service the loan is either retained, with the Bank earning future servicing income, or released in exchange for a one-time servicing-released premium. Loans subsequently transferred to the loan portfolio are transferred at the lower of cost or market value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance at the time of transfer is recognized as an adjustment to yield by the interest method. There were no loans held for sale at December 31, 2002 or 2001. Loans with unpaid balances of $8,055,422 and $10,789,959 were being serviced for others at December 31, 2002 and 2001, respectively.

        Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities. Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense. Servicing assets are periodically evaluated for impairment. Servicing rights were not considered material for disclosure purposes.

Allowance for Loan Losses

        The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area.

        Loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on inherent credit risk and historical losses for each identified loan type. Management also computes specific and expected loss reserves for loan commitments. These estimates are particularly susceptible to changes in the economic environment and market conditions.

        The Bank's Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

        The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. The allowance for loan losses at December 31, 2002 and 2001, respectively, reflects management's estimate of possible losses in the portfolio.

Bank Premises and Equipment

        Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of leasehold improvements are estimated to be ten years or the lease term, whichever is shorter. The useful lives of furniture, fixtures and equipment are estimated to be two to twenty years. The useful lives of building and improvements is ten to thirty years. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

Other Real Estate

        Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for loan losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expenses as incurred. There was no other real estate held by the Bank at December 31, 2002 and 2001.

Income Taxes

        Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

Comprehensive Income

        The Bank had no items of other comprehensive income in 2002, 2001 and 2000. Accordingly, total comprehensive income was equal to net income for each of these years.

Earnings Per Share

        Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS. Earnings per share have been retroactively adjusted for a 5% dividend declared in January 2003.

Cash Equivalents

        For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. Generally, Federal funds are sold for one day periods.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Stock-Based Compensation

        At December 31, 2002, the Bank had one stock-based employee compensation plan, the Central Sierra Bank 2000 Stock Option Plan, which is described more fully in Note 10. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

        Pro forma adjustments to the Bank's net earnings and earnings per share are disclosed during the years in which the options become vested. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2002	2001
Net income, as reported	$956,833	$943,644
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	49,179	16,311

Pro forma net income	$907,654	$927,333

Basic earnings per share—as reported	$1.05	$1.04
Basic earnings per share—pro forma	$1.00	$1.02
Diluted earnings per share—as reported	$1.04	$1.04
Diluted earnings per share—pro forma	$.99	$1.02
Weighted average fair value of options granted during the year		$2.15

        The fair value of each option was estimated on the date of grant using an option-pricing model with the following assumptions:

2001
Dividend yield	4.29%
Expected volatility	22.77%
Risk-free interest rate	4.45%
Expected option life	5 years

Impact of New Financial Accounting Standards

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This Statement amends SFAS

No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because the Bank accounts for the compensation cost associated with its stock option plan under the intrinsic value method, the alternative methods of transition will not apply to the Bank. The additional disclosure requirements of the statement are included in these financial statements. In management's opinion, the adoption of this Statement did not have a material impact on the Bank's financial position or results of operations.

2.     HELD-TO-MATURITY INVESTMENT SECURITIES

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$3,613,561	$109,439		$3,723,000
U.S. Government agencies	7,144,280	23,720		7,168,000
Obligations of states and political sub-divisions	728,984	17,016		746,000

	$11,486,825	$150,175	$—	$11,637,000

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
U.S. Treasury securities	$2,021,436	$34,504		$2,055,940
U.S. Government agencies	1,133,370			1,133,370
Obligations of states and political subdivisions	1,179,904	30,608		1,210,512
Corporate bonds	2,009,864	50,614		2,060,478

	$6,344,574	$115,726	$—	$6,460,300

        There were no sales or transfers of held-to-maturity investment securities for the years ended December 31, 2002, 2001 and 2000.

        Investment securities with amortized costs totaling $1,008,257 and $1,021,594 and estimated market values totaling $1,028,750 and $1,046,250 were pledged to secure public deposits at December 31, 2002 and 2001, respectively.

        The amortized cost and estimated market value of investment securities at December 31, 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Market Value
Within one year	$2,178,753	$2,212,000
After one year through five years	8,686,268	8,793,000
After five years through ten years	502,484	512,000

	11,367,505	11,517,000
Investment securities not due at a single maturity date:
SBA loan pools	119,320	120,000

	$11,486,825	$11,637,000

3.     LOANS

        Outstanding loans are summarized below:

	December 31,
	2002	2001
Commercial	$10,069,718	$7,698,321
Agricultural	116,020	118,537
Real estate—mortgage	30,396,833	27,639,197
Real estate—construction	22,440,138	21,018,448
Real estate—development and lot loans	22,534,689	21,536,645
Installment	1,372,042	1,835,609
Other	313,799	265,028

	87,243,239	80,111,785
Deferred loan fees, net	(558,859)	(400,018)
Allowance for loan losses	(1,210,315)	(1,153,075)

	$85,474,065	$78,558,692

        Changes in the allowance for loan losses were as follows:

	Year Ended December 31,
	2002	2001	2000
Balance, beginning of year	$1,153,075	$1,027,138	$926,984
Provision charged to operations	45,000	140,000	160,000
Losses charged to allowance	(5,103)	(14,868)	(60,209)
Recoveries	17,343	805	363

Balance, end of year	$1,210,315	$1,153,075	$1,027,138

        There were no significant loans that were considered to be impaired during the years ended December 31, 2002, 2001 and 2000, respectively. No interest income on impaired loans was recognized for the years ended December 31, 2002, 2001 and 2000.

        There were no significant nonaccrual loans during the years ended December 31, 2002 and 2001. No interest income was foregone on nonaccrual loans for the years ended December 31, 2002, 2001 and 2000.

        Salaries and employee benefits totaling $400,179, $290,727 and $285,328 have been deferred as loan origination costs for the years ended December 31, 2002, 2001 and 2000, respectively.

        Certain loans have been pledged to secure Federal Home Loan Bank borrowings (see Note 9).

4.     BANK PREMISES AND EQUIPMENT

        Bank premises and equipment consisted of the following:

	December 31,
	2002	2001
Buildings	$2,032,243	$2,092,417
Furniture, fixtures and equipment	2,575,634	2,449,956
Leasehold improvements	430,572	424,607

	5,038,449	4,966,980
Less accumulated depreciation and amortization	(3,386,255)	(3,242,613)

	$1,652,194	$1,724,367

        Depreciation and amortization included in occupancy and equipment expenses totaled $228,136, $240,520 and $243,859 for the years ended December 31, 2002, 2001 and 2000, respectively.

5.     INTEREST-BEARING DEPOSITS

        Interest-bearing deposits consisted of the following:

	December 31,
	2002	2001
Savings	$23,073,100	$18,756,107
Money market	5,961,849	8,663,132
NOW accounts	19,188,641	13,717,252
Time, $100,000 or more	11,326,741	13,313,179
Other time	34,221,378	44,436,209

	$93,771,709	$98,885,879

        Aggregate annual maturities of time deposits are as follows:

Year Ending December 31,
2003	$43,346,126
2004	2,132,725
2005	57,605
2006	11,663

$45,548,119

        Interest expense recognized on interest-bearing deposits consisted of the following:

	Year Ended December 31,
	2002	2001	2000
Savings	$112,880	$306,036	$425,120
Money market	46,944	156,643	120,441
NOW accounts	52,201	109,187	181,426
Time, $100,000 or more	330,563	601,022	481,497
Other time	1,159,168	2,347,485	1,929,834

	$1,701,756	$3,520,373	$3,138,318

6.     INCOME TAXES

        The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 consisted of the following:

	Federal	State	Total
2002
Current	$605,000	$125,000	$730,000
Deferred	(65,000)	(25,000)	(90,000)

Income tax expense	$540,000	$100,000	$640,000

2001
Current	$508,880	$180,288	$689,168
Deferred	(67,126)	6,118	(61,008)

Income tax expense	$441,754	$186,406	$628,160

2000
Current	$690,655	$243,184	$933,839
Deferred	(63,583)	(2,796)	(66,379)

Income tax expense	$627,072	$240,388	$867,460

        Deferred tax assets (liabilities) consisted of the following:

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$461,000	$339,433
Future benefit of State tax deduction	28,000	38,493
Bank premises and equipment	119,000	128,532

Total deferred tax assets	608,000	506,458

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(67,000)	(55,458)

Net deferred tax assets	$541,000	$451,000

        The provision for income taxes differs from amounts computed by applying the statutory Federal income tax rate to income before income taxes. The items comprising these differences consisted of the following:

	Year Ended December 31,
	2002		2001		2000
	Amount	Rate %	Amount	Rate %	Amount	Rate %
Federal income tax expense, at statutory rate	$542,928	34.0	$534,413	34.0	$732,154	34.0
State franchise tax, net of Federal tax effect	114,598	7.2	123,028	7.8	154,596	7.2
Interest on tax exempt obligations of states and political sub-divisions	(17,526)	(1.1)	(29,281)	(1.8)	(19,290)	(.9)

Total income tax expense	$640,000	40.1	$628,160	40.0	$867,460	40.3

7.     COMMITMENTS AND CONTINGENCIES

Leases

        The Bank leases certain of its branch offices under noncancelable operating leases. The leases were originated at various times beginning in 1981 and have terms between 24 and 120 months. These leases expire at different times between 2004 and 2011, with some leases containing renewal options ranging from two to five years. Rental payments include minimum rentals, plus adjustments for changing price indexes. Future minimum lease payments are as follows:

Year Ending December 31,
2003	$167,270
2004	151,902
2005	135,744
2006	113,672
2007	67,028
Thereafter	184,469

$820,085

        Rental expense included in occupancy and equipment expense totaled $173,867, $161,037 and $141,837 for the years ended December 31, 2002, 2001 and 2000, respectively.

Federal Reserve Requirements

        Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The reserve balance required to be held with the Federal Reserve Bank totaled $729,000 as of December 31, 2002.

Financial Instruments With Off-Balance-Sheet Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

        The following financial instruments represent off-balance-sheet credit risk:

	December 31,
	2002	2001
Commitments to extend credit	$21,734,028	$19,859,279
Letters of credit	$174,800	$139,800

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income- producing commercial properties, crops, farmland and residential real estate.

        Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        At December 31, 2002, total commitments are generally secured by real property with a loan-to-value ratio not to exceed 80%. The majority of commitments have variable interest rates.

Significant Concentrations of Credit Risk

        The Bank grants real estate mortgage, real estate construction, commercial and consumer loans to customers in the Bank's geographic service area. Although the Bank has a diversified loan portfolio, a substantial portion of its portfolio is secured by real estate.

        As of December 31, 2002, in management's judgment, a concentration existed in real estate loans. At that date, approximately 86% of the Bank's loans were real estate related, with real estate mortgage representing 35%, real estate construction representing 25% and real estate development and lot loans representing 26%.

        As of December 31, 2001, in management's judgment, a concentration existed in real estate loans. At that date, approximately 88% of the Bank's loans were real estate related, with real estate mortgage representing 35%, real estate construction representing 26% and real estate development and lot loans representing 27%.

        Although management believes that the loans within these concentrations have no more than the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the Bank's primary market area, in particular, could have an adverse impact on collectibility, increase the level of commercial and real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Bank. Personal and business income represent the primary source of repayment for a majority of these loans.

Correspondent Banking Arrangements

        The Bank maintains funds on deposit with other Federally insured financial institutions under correspondent banking arrangements. Uninsured deposits totaled $4,456,000 at December 31, 2002.

Contingencies

        The Bank is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Bank.

8.     SHORT-TERM BORROWING ARRANGEMENTS

        The Bank has a total of $5,000,000 in unsecured borrowing arrangements with two of its correspondent banks. There were no short-term borrowings outstanding under these arrangements at December 31, 2002 and 2001.

9.     FEDERAL HOME LOAN BANK BORROWINGS

        The Bank can borrow from the Federal Home Loan Bank up to approximately $7,870,000 and $9,490,000 as of December 31, 2002 and 2001, respectively, based on specified percentages of the pledged collateral. Various residential mortgage and commercial loans totaling $10,551,000 and $13,532,000 as of December 31, 2002 and 2001, respectively, secure this borrowing arrangement.

        Long term advances from the Federal Home Loan Bank at December 31, 2002 and 2001 consisted of the following:

Amount	Rate	Maturity Date
$4,000,000	7.02%	March 20, 2005
3,650,000	7.07%	July 20, 2005

$7,650,000

10.   SHAREHOLDERS' EQUITY

Dividends

        Upon declaration by the Board of Directors, all shareholders of record will be entitled to receive dividends. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. At December 31, 2002, the Bank had $1,497,905 in retained earnings available for dividend payments.

Earnings Per Share

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years ended December 31, 2002, 2001 and 2000 is shown below. For the year ended December 31, 2000, only the basic earnings per share computation is shown because the Bank had not yet granted any stock options.

For the Year Ended	Net Income	Weighted Average Number of Shares Outstanding	Per Share Amount
December 31, 2002
Basic earnings per share	$956,833	908,745	$1.05

Effect of dilutive stock options		7,069

Diluted earnings per share	$956,833	915,814	$1.04

December 31, 2001
Basic earnings per share	$943,644	908,745	$1.04

Effect of dilutive stock options		340

Diluted earnings per share	$943,644	909,085	$1.04

December 31, 2000
Basic earnings per share	$1,285,936	908,745	$1.42

        Shares of common stock issuable under stock options for which the exercise prices were greater than the average market prices were not included in the computation of diluted earnings per share due to their antidilutive effect. Stock options not included in the computation of diluted earnings per share were 104,963 for the fourth quarter of the year ended December 31, 2002.

Stock Options

        During 2000, the Board of Directors adopted a stock option plan for which 262,500 shares of common stock are reserved for issuance to employees under incentive agreements. The plan requires that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid for in full at the time the option is exercised. All options expire on a date determined by the Board of Directors, but not later than ten years from the date of grant. Options vest ratably over a five year period. The activity within this plan is summarized as follows:

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	119,959	$13.33
Options granted	7,140	$14.00	119,959	$13.33
Options canceled	(14,996)	$13.33

Options outstanding, end of year	112,103	$13.37	119,959	$13.33

Options exercisable, end of year	43,419	$13.35	23,992	$13.33

        A summary of options outstanding at December 31, 2002 follows:

Range of Exercise Prices	Number of Options Outstanding December 31, 2002	Weighted Average Remaining Contractual Life	Number of Options Exercisable December 31, 2002
Incentive Options
$13.33	104,963	3.4 years	41,991
$14.00	7,140	4.9 years	1,428

	112,103		43,419

Regulatory Capital

        The Bank is subject to certain regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank met all its capital adequacy requirements as of December 31, 2002 and 2001.

        In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

	2002		2001
	Amount	Ratio	Amount	Ratio
Leverage Ratio
Central Sierra Bank	$10,778,354	7.9%	$10,211,176	7.5%
Minimum requirement for "Well-Capitalized" institution	$6,803,000	5.0%	$6,816,400	5.0%
Minimum regulatory requirement	$5,443,000	4.0%	$5,453,100	4.0%
Tier 1 Risk-Based Capital Ratio
Central Sierra Bank	$10,778,354	11.7%	$10,211,176	12.4%
Minimum requirement for "Well-Capitalized" institution	$5,510,000	6.0%	$4,942,600	6.0%
Minimum regulatory requirement	$3,673,000	4.0%	$3,295,000	4.0%
Total Risk-Based Capital Ratio
Central Sierra Bank	$11,926,962	13.0%	$11,242,399	13.7%
Minimum requirement for "Well-Capitalized" institution	$9,183,000	10.0%	$8,237,600	10.0%
Minimum regulatory requirement	$7,346,000	8.0%	$6,590,100	8.0%

11.   RELATED PARTY TRANSACTIONS

        During the normal course of business, the Bank enters into transactions with related parties, including Directors and executive officers. These transactions include borrowings from the Bank with substantially the same terms, including rates and collateral, as those with other customers of the Bank. The following is a summary of activity involving related party transactions during 2002:

Loan balances, January 1, 2002	$666,269
Disbursements	229,049
Amounts repaid	(41,685)

Loan balances, December 31, 2002	$853,633

Undisbursed loan commitments to related parties, December 31, 2002	$73,521

12.   OTHER EXPENSES

        Other expenses consisted of the following:

	Year Ended December 31,
	2002	2001	2000
Outside services	$421,288	$418,579	$339,035
Computer services	377,355	380,787	376,615
Stationery and supplies	214,873	226,020	218,338
Phone and postage	132,306	143,310	130,202
Advertising and marketing	73,382	96,520	69,031
Other	381,065	359,294	307,112

	$1,600,269	$1,624,510	$1,440,333

13.   EMPLOYEE BENEFIT PLANS

Central Sierra Bank 401(k) Plan

        The Central Sierra Bank 401(k) Plan was initially adopted January 1, 1992 and was amended effective January 1, 1997. The plan is available to all employees meeting certain length of service requirements. Under the plan, participants are allowed to contribute up to 15% of their annual compensation. Employer contributions are discretionary and vest ratably over a six or seven year period as defined in the plan. For the years ended December 31, 2002, 2001 and 2000, respectively, the Bank did not make any contributions to the plan.

Employee Stock Ownership Plan

        The Central Sierra Bank Employee Stock Ownership Plan was initially adopted January 1, 1987. The plan is available to all employees meeting certain length of service requirements. Under the plan, employer contributions are discretionary and are determined by the Board of Directors. Participant contributions are not permitted. The Bank contributed $18,000 to the plan in each of the years ended December 31, 2001 and 2000. For the year ended December 31, 2002, the Bank did not make any contributions to the plan.

14.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

        The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments at December 31, 2002 and 2001:

        Cash and cash equivalents:    For cash and cash equivalents, the carrying amount is estimated to be fair value.

        Interest-bearing deposits in banks:    The fair values of interest-bearing deposits in banks are estimated by discounting future cash flows using rates at each reporting date for instruments with similar remaining maturities offered by comparable financial institutions.

        Held-to-maturity investment securities:    For held-to-maturity investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

        Investment in Federal Home Loan Bank stock:    The stock may be redeemed at par at the Federal Home Loan Bank. Accordingly, the carrying amount is used as a reasonable estimate of fair value.

        Loans:    For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

        Deposits:    The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

        Federal Home Loan Bank borrowings:    The fair value of Federal Home Loan Bank borrowings is estimated using a discounted cash flow analysis using interest rates currently available to the Bank for similar debt instruments.

        Commitments to extend credit and stand-by letters of credit:    Commitments to extend credit are primarily for variable rate loans. For these commitments, there is no difference between the committed amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value at each reporting date.

        The estimated fair values of the Bank's financial instruments are as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$7,588,890	$7,588,890	$14,043,494	$14,043,494
Interest-bearing deposits in banks	9,898,000	9,898,000	15,398,000	15,398,000
Federal funds sold	19,681,000	19,681,000	21,898,000	21,898,000
Investment securities	11,616,825	11,767,000	6,474,574	6,590,301
Investment in Federal Home Loan Bank stock	444,000	444,000	420,300	420,300
Loans	85,474,065	85,842,000	78,558,692	79,424,925
Accrued interest receivable	476,910	476,910	598,020	598,020
Financial liabilities:
Deposits	$118,611,713	$118,841,000	$120,803,322	$121,403,916
Federal Home Loan Bank borrowings	7,650,000	8,507,000	7,650,000	8,346,000
Accrued interest payable	178,748	178,748	869,435	869,435
Off-balance-sheet financial instruments:
Commitments to extend credit	$21,734,028	$21,734,028	$19,859,279	$19,859,279
Standby letters of credit	174,800	174,800	139,800	139,800

15.   SUBSEQUENT EVENTS

Stock Dividend

        On January 14, 2003, the Board of Directors declared a 5% stock dividend payable on January 22, 2003 to shareholders of record on January 14, 2003. All per share and stock option data included in the financial statements have been retroactively restated to reflect the stock dividend.

Agreement and Plan of Reorganization and Merger

        On March 13, 2003, the Bank and Western Sierra Bancorp announced the signing of a definitive Agreement and Plan of Reorganization and Merger (the "Agreement"). Under the terms of the Agreement, Western Sierra Bancorp will pay $10,700,000 in cash and issue 385,000 shares of common stock for all of the outstanding common shares and options of the Bank. The Agreement, which has been approved by the Board of Directors of both companies, is subject to approval by the Bank's shareholders and bank regulatory authorities. It is anticipated that the merger will be completed during July 2003, at which time Central Sierra Bank will be merged into Central California Bank, a wholly owned subsidiary of Western Sierra Bancorp.

Appendix A

Agreement and Plan of Reorganization

and Merger

and First Amendment to

Agreement and Plan of Reorganization

and Merger

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

        This Agreement and Plan of Reorganization and Merger (the "Agreement") is entered into as of March 12, 2003, by and among Western Sierra Bancorp, a California corporation ("Bancorp"); Central California Bank, a California banking corporation and wholly-owned subsidiary of Bancorp ("CCB") and Central Sierra Bank, a California banking corporation ("CSB").

RECITALS:

        WHEREAS, the respective Boards of Directors of CSB and Bancorp have determined that it is in the best interests of CSB and Bancorp and their respective shareholders for CSB to be merged with CCB, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code and other applicable laws;

        WHEREAS, each of the Boards of Directors of CSB and Bancorp have approved this Agreement and the transactions contemplated hereby;

        WHEREAS, CSB's Board of Directors has resolved to recommend approval of the Merger of CSB and CCB to its shareholders; and

        WHEREAS, upon the consummation of the Merger of CSB with and into CCB, CCB shall remain a wholly-owned subsidiary of Bancorp.

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, CSB, CCB and Bancorp hereby agree as follows:

ARTICLE 1. DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth below:

          "Acquisition Event" shall mean any of the following:

            (a)   CSB's Board of Directors shall have approved or CSB shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than Bancorp or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving CSB, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of CSB or any asset or assets of CSB the disposition or lease of which would result in a material change in the business or business operations of CSB, a transfer of any shares of stock or other securities of CSB by CSB, or a material change in the assets, liabilities or results of operations or the future prospects of CSB, including, but not limited to a grant of an option entitling any Person to acquire any shares of stock of CSB or any assets material to the business of CSB; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by CSB (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of CSB Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of CSB Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of CSB; or

            (b)   Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director Shareholder Agreement) shall have increased the number of shares of

    CSB Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 1% of the then outstanding shares of CSB Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 5% of the outstanding shares of CSB Common Stock, or (ii) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 5% of the then outstanding shares of CSB Common Stock.

          "Acquisition Proposal" shall have the meaning given such term in Section 6.2.5.

          "Affected Party" shall have the meaning given to it in Section 5.7.

          "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

          "Affiliate Agreements" shall have the meaning given such term in Section 5.3.3.

          "Average Closing Price" shall mean the average of the daily closing price of a share of Bancorp Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time.

          "Bancorp" shall mean Western Sierra Bancorp.

          "Bancorp Common Stock" shall mean the common stock, no par value per share, of Bancorp.

          "Bancorp Filings" shall have the meanings given such term in Section 4.5.

          "Bancorp Financial Statements" shall mean the financial statements of Bancorp for the year ended December 31, 2002.

          "Bancorp Material Adverse Event" shall have the meaning given to such term in Section 8.1.9

          "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

          "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

          "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

          "CDFI" shall mean the California Department of Financial Institutions.

          "California Corporations Code" shall mean the General Corporation Law of the State of California.

          "California Financial Code" shall mean the Financial Code of the State of California.

          "CCB" shall mean Central California Bank.

          "Classified Assets" shall have the meaning given to such term in Section 6.1.14.

          "Closing" shall have the meaning given to such term in Section 2.1.

          "Closing Date" shall have the meaning given to such term in Section 2.1.

          "Closing Schedules" shall have the meaning given to such term in Section 5.7.

          "CSB" shall mean Central Sierra Bank.

          "CSB Collateralizing Real Estate" shall have the meaning given such term in Section 3.23.1.

          "CSB Common Stock" shall mean the common stock, no par value, of CSB.

          "CSB Fairness Opinion" shall have the meaning given to such term in Section 7.3.4.

          "CSB Filings" shall have the meaning given such term in Section 3.6.

          "CSB Financial Statements" shall have the meaning given to such term in Section 3.7.3.

          "CSB Material Adverse Event" shall have the meaning given such term in Section 8.1.8.

          "CSB Properties" shall have the meaning given such term in Section 3.23.1.

          "CSB Stock Options" shall mean any options to purchase any shares of CSB Common Stock or any other Equity Securities of CSB granted on or prior to the Effective Time, whether pursuant to the CSB Stock Option Plan or otherwise.

          "CSB Stock Option Plan" shall mean CSB's written Stock Option Plan as described in Section 3.24 hereto.

          "CSB Superior Proposal" shall have the meaning set forth in Section 6.2.5.

          "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

          "Derivatives Contract" shall have the meaning given such term in Section 3.26.

          "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

          "Director-Shareholder Agreement" shall have the meaning given such term in Section 7.2.9.

          "Dissenting Shares" shall mean shares of CSB Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (b) of Section 1300 of the California Corporations Code.

          "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of Section 1301 of the California Corporations Code.

          "Effective Time" shall have the meaning given such term in Section 2.1.

          "Employee Plan" shall have the meaning given such term in Section 3.21.3.

          "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

          "Equity Securities" shall have the meaning given to such term in the Exchange Act.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall mean Computershare or such other Person as Bancorp shall have appointed to perform the duties set forth in Section 2.8.

          "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of CSB Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of CSB Common Stock.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FDI Act" shall mean the Federal Deposit Insurance Act.

          "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles.

          "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

          "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended.

          "Proxy Statement/Prospectus" shall have the meaning given to such term in Section 3.7.2.

          "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of CSB or Bancorp.

          "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

          "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Agreement" shall have the meaning given to such term in Section 2.1.

          "Odd Lot Holder" shall mean a CSB shareholder who has less than 100 shares, exclusive of Perfected Dissenting Shares.

          "OREO" shall have the meaning given such term in Section 3.13.

          "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on CSB in accordance with Paragraph (b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

          "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

          "Registration Statement" shall have the meaning given to such term in Section 3.7.2.

          "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

          "Requisite Regulatory Approvals" shall have the meaning set forth in Section 7.1.2.

          "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stock Option Consideration" shall have the meaning set forth in Section 2.6.1(a).

          "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          "Surviving Corporation" shall have the meaning given to such term in Section 2.1.

          "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

          "Tax Filings" shall mean any applications, reports, statements or other Returns related to any Persons taxes required to be filed with any local, state or federal Governmental Entity before the Merger may become effective.

          "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of CSB Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of CSB.

          "Understanding" shall have the meaning set forth in Section 6.1.5.

          "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

ARTICLE 2. THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, CSB shall be merged with CCB, with CCB being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by Bancorp and reasonably concurred to by CSB (the "Closing Date") which shall not, however, be later than thirty (30) days after receipt of the Last Regulatory Approval, expiration of all applicable waiting periods and CSB shareholder approval. The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI, and "Surviving Corporation" shall mean CCB.

        Section 2.2    Effect of Merger.    By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of CSB and CCB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of CSB and CCB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of CSB and CCB immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either CSB or CCB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of CSB and CCB shall be preserved unimpaired and all debts, liabilities and duties of CSB and CCB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        Section 2.3    Articles of Incorporation and Bylaws.    The Articles of Incorporation and Bylaws of CCB in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be "Central California Bank."

        Section 2.4    CCB Stock.    The authorized and issued capital stock of CCB immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of CCB shall remain unchanged and shall be held by Bancorp.

        Section 2.5    CSB Stock Options.    Prior to the Effective Time, CSB shall make arrangements satisfactory to Bancorp for either (i) the exercise of each option outstanding ("CSB Stock Option") under CSB's Stock Option Plan (the "CSB Stock Option Plan") by the holder ("Option Holder") thereof by such holder paying to CSB the exercise price as provided in the stock option agreements that govern each CSB Option, or (ii) the delivery of an agreement between CSB and each Option Holder who has not exercised all CSB Stock Options prior to the Effective Time canceling each Option Holder's CSB Stock Options in return for receipt following the Effective Time of the Stock Option Consideration. As of the Effective Time, consistent with the provisions of the CSB Stock Option Plan, each unexercised CSB Option shall terminate and no holder of an unexercised CSB Stock Option shall have further right or entitlement with respect to the common stock of CSB or Bancorp.

        Section 2.6    Exchange Amount; Conversion of CSB Common Stock.

          2.6.1    Conversion of CSB Common Stock.

          At the Effective Time the conversion of each outstanding share of CSB Common Stock shall proceed as follows:

          The terms used in this provision shall have the following meanings:

            Initial Cash Component shall mean $10,700,000 in cash.

            Initial Stock Component shall mean 385,000 shares of common stock of Bancorp Common Stock.

            Exercised Option Adjustment shall be the reduction in the Initial Cash Component which shall be equal to $9.21 multiplied by the number of outstanding options for CSB Common Stock.

            Adjusted Cash Component shall mean the Initial Cash Component minus the Exercised Option Adjustment.

            Adjusted Stock Component shall mean the Initial Stock Component plus the adjustment pursuant to Section 2.6.1 (c), if any.

            Adjusted Value of the Stock Component shall mean the Adjusted Stock Component multiplied by the Average Closing Price.

            Adjusted Merger Consideration shall mean the sum of: (x) the Adjusted Cash Component, plus (y) the Adjusted Value of the Stock Component.

            Pro Forma Shares shall mean the sum of all outstanding shares of CSB Common Stock, issued and outstanding immediately prior to the Effective Time.

            Adjusted Per Share Merger Consideration shall mean the Adjusted Merger Consideration divided by the Pro Forma Shares.

            Remaining Adjusted Cash Component shall mean the remainder of (x) the Adjusted Cash Component, minus (y) cash equal to the Adjusted Per Share Merger Consideration multiplied by the total number of Perfected Dissenting Shares.

            Adjusted Per Share Stock Component shall mean the Adjusted Stock Component divided by the remainder of (x) the Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares and shares held by the Odd Lot Holders.

            Adjusted Value of the Per Share Stock Component shall mean the Adjusted Value of the Stock Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

            Remaining Adjusted Per Share Cash Component shall mean the Remaining Adjusted Cash Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

              (a)   Bancorp shall deliver to an independent exchange agent to be selected by Bancorp (the "Exchange Agent") the Adjusted Stock Component and the Remaining Adjusted Cash Component. Each share of CSB Common Stock, (except for Perfected Dissenting Shares, if applicable, and shares held by Odd Lot Holders) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 hereof, be converted into the right to receive cash, Bancorp Common Stock, or a combination thereof. CSB shall pay to the holder of each outstanding, unexercised CSB Stock Option who has delivered the agreement anticipated by Section 2.5, in cash, $9.21 per share (the "Stock Option Consideration") for each such option. The payment of cash to the holders of outstanding, unexercised CSB Options shall reduce the Initial Cash Component. Bancorp shall set aside, in cash out of the Adjusted Cash Component, for each Perfected Dissenting Share the Adjusted Per Share Merger Consideration (the "Dissenters' Set Aside").

              (b)   The holders of certificates formerly representing shares of CSB Common Stock shall cease to have any rights as shareholders of CSB, except such rights, if any, as they may have pursuant to the California General Corporations Law ("CGCL"). Except as provided above, until certificates representing shares of CSB Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

              (c)   If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Bancorp Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Initial Stock Component.

          2.6.2    Cash/Stock Election.

          The terms used in this provision shall have the following meanings:

            Cash/Stock Election shall mean the process described herein by which each CSB shareholder other than an Odd Lot Holder or holder of Perfected Dissenting Shares shall be permitted to state a preference to receive all cash or all stock in exchange for his or her shares of CSB Common Stock.

            Odd Lot Set Aside shall mean the amount equal to the Per Share Merger Consideration times the aggregate number of shares of CSB Common Stock owned by all Odd Lot Holders immediately prior to the Effective Time.

            Modified Remaining Adjusted Cash Component shall mean the Remaining Adjusted Cash Component minus the Odd Lot Set Aside.

            Modified Remaining Adjusted Per Share Cash Component shall mean the Modified Remaining Adjusted Cash Component divided by the remainder of (x) the Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares and shares held by the Odd Lot Holders.

            Default Consideration shall mean that each share of CSB Common Stock shall have the right to receive the Adjusted Per Share Stock Component and the Modified Remaining Adjusted Per Share Cash Component.

            Stock Elector shall mean a CSB shareholder who has timely submitted the proper form expressing a request to receive all shares of Bancorp Common Stock as his or her Per Share Merger Consideration.

            Cash Elector shall mean a CSB shareholder who has timely submitted the proper form expressing a request to receive all cash as his or her Per Share Merger Consideration.

            Per Share Merger Consideration shall mean the combined value of the Adjusted Value of the Per Share Stock Component and the Remaining Adjusted Per Share Cash Component as of the Effective Time.

              (a)   Each CSB shareholder other than an Odd Lot Holder or holder of Perfected Dissenting Shares may state a preference to receive his or her Per Share Merger Consideration in any of the following: (x) the Default Consideration; (y) all shares of Bancorp Common Stock; or (z) all cash. An Odd Lot Holder shall receive his or her Per Share Merger Consideration in all cash. If no election is made, the shareholder will be deemed to have elected and will receive the Default Consideration for each share of CSB Common Stock owned. The order in which the Adjusted Merger Consideration shall be allocated is as follows: (A) cash from the Adjusted Cash Component in the amount of the

      Dissenters' Set Aside; (B) cash from the Remaining Adjusted Cash Component in the amount of the Odd Lot Set Aside and (C) the Default Consideration. Thereafter the Adjusted Merger Consideration shall be allocated in accordance with the following provisions of this Section 2.6.2.

              (b)   The Cash/Stock Election is subject to the limitation that the aggregate shall not exceed the Modified Remaining Adjusted Cash Component and the Adjusted Stock Component.

              (c)   After allocating the Dissenters' Set Aside, Odd Lot Set Aside and the Default Consideration, then the election process shall proceed as follows:

                First, the election of the Cash Electors shall be fulfilled by providing to each Cash Elector the Per Share Merger Consideration in cash from the left over Adjusted Cash Component, (and if the elections of all of the Cash Electors cannot be fulfilled then the left over Adjusted Cash Component shall be divided among the Cash Electors pro rata by the number of shares of their CSB Common Stock, and the Cash Electors shall receive shares of Bancorp Common Stock for their shares of CSB Common Stock which are not converted into cash "Remainder Cash Electors").

                Then, the balance of the left over Adjusted Cash Component, if any shall be divided among the Stock Electors and Remainder Cash Electors pro rata by the number of shares of their CSB Common Stock.

                Then, the balance of the Adjusted Stock Component shall be divided among the Stock Electors and Remainder Cash Electors pro rata by the number of shares of their CSB Common Stock.

              (d)   A CSB shareholder may not make a Cash/Stock Election until after the Effective Time and need not make a Cash/Stock Election at all. Promptly following the Effective Time, Bancorp shall send to each CSB shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election, as desired.

              (e)   The Cash/Stock Election, if made, must be made for all shares held in the name of the CSB shareholder. A CSB shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held. However, shares represented by a single certificate may make only one Cash/Stock Election.

              (f)    CSB shareholders who make a Cash/Stock Election have no assurance that they will receive all cash or all stock or any specific proportion thereof.

          2.6.3    Reservation of Shares.    Prior to the Effective Time, the Board of Directors of Bancorp shall reserve for issuance a sufficient number of shares of Bancorp Common Stock for the purpose of issuing its shares to the shareholders of CSB in accordance herewith.

          2.6.4    Exchange of CSB Common Stock.

              (a)   As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of CSB Common Stock ("Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Bancorp shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Bancorp or the Exchange Agent.

              (b)   After the Effective Time, each holder of a Certificate that surrenders such Certificate to Bancorp or the Exchange Agent will, upon acceptance thereof by Bancorp or the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 2.6.2.

              (c)   Bancorp or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Bancorp or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Bancorp or the Exchange Agent may reasonably require.

              (d)   Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to Bancorp or the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

              (e)   After the Effective Time, holders of Certificates shall cease to have rights with respect to the CSB Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration. At the Effective Time, CSB shall deliver a certified copy of a list of its shareholders to Bancorp or the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of CSB, and if such Certificates are presented to CSB for transfer, they shall be canceled against delivery of the Per Share Merger Consideration. Bancorp shall not be obligated to deliver any Per Share Merger Consideration to any holder of CSB Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Bancorp Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Bancorp Common Stock, at which time such dividends on whole shares of Bancorp Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Certificates surrendered for exchange by any person constituting an "affiliate" of CSB for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing Bancorp Common Stock until Bancorp has received a written agreement from such person as specified in Section 5.3. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of CSB Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Bancorp and the Exchange Agent shall be entitled to rely upon the stock transfer books of CSB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Bancorp or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

              (f)    If any Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Bancorp or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Bancorp or the Exchange Agent that such tax has been paid or is not applicable.

              (g)   In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Bancorp or the Exchange Agent an affidavit stating such fact, in form satisfactory to Bancorp, and, at Bancorp's discretion, a bond in such reasonable sum as Bancorp or the Exchange Agent may direct as indemnity against any claim that may be made against Bancorp or CSB or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

          2.6.5    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Bancorp Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Bancorp Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

        2.7    Dissenters' Rights.    Shares of CSB Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Chapter 13 of the California Corporations Code ("Chapter 13") and have timely filed with CSB a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to Section 1302 of Chapter 13, are herein called "Dissenting Shares." Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters' rights under Chapter 13 ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.6 but the holders thereof shall be entitled only to such rights as are granted by Chapter 13. Each holder of Perfected Dissenting Shares who is entitled to payment for his or her CSB Common Stock pursuant to the provisions of Chapter 13 shall receive payment therefor from Bancorp (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

        If any holder of Dissenting Shares has effectively withdrawn or lost his or her dissenter's rights under Chapter 13 prior to the Election Deadline, an Effective Election Statement submitted with respect to such shares will be given effect in the same manner as other Effective Election Statements but if no Effective Election Statement is submitted, such shares will be treated as No Election Shares. If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter's rights under Chapter 13 after the Election Deadline, the Dissenting Shares owned by such holder shall be treated as No Election Shares.

        Section 2.8    Board of Directors of Bancorp and CCB following the Effective Time.    At the Effective Time, the then existing Board of Directors of Bancorp shall remain the Board of Directors. At the Effective Time, three directors of CSB shall be appointed as additional directors of CCB as the Surviving Corporation, each to serve until the next annual meeting of shareholder of CCB and until such successors are elected and qualified. The directors of CSB to be appointed to CCB's board shall be determined by Bancorp and CSB.

        Section 2.9    Change of Structure.    Bancorp and CSB agree that Bancorp may change the structure of the Merger so long as the consideration received by CSB shareholders under Section 2.6 hereof is not modified and the Closing of the Merger is not materially delayed.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF CSB

        CSB represents and warrants to Bancorp as follows:

        Section 3.1    Organization; Corporate Power; Etc.    CSB is a California state chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. CSB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on CSB or the ability of CSB to consummate the transactions contemplated by this Agreement. CSB has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals, CSB will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.

        Section 3.2    Licenses and Permits.    Except as disclosed on Schedule 3.2, CSB has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on CSB or on the ability of CSB to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of CSB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 3.3    Subsidiaries.    Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which CSB owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 3.4    Authorization of Agreement; No Conflicts.

          3.4.1   The execution and delivery of this Agreement and the Merger Agreement by CSB, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of CSB, subject only to the approval of this Agreement, the Merger Agreement and the Merger by CSB's shareholders. This Agreement has been duly executed and delivered by CSB and constitutes a legal, valid and binding obligation of CSB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of CSB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

          3.4.2   Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of CSB, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CSB or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on CSB, or on Bancorp following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.

        Section 3.5    Capital Structure.    The authorized capital stock of CSB consists of 1,500,000 shares of CSB Common Stock, no par value per share and 750,000 shares of CSB Preferred Stock, no par value. On the date of this Agreement, 911,745 shares of CSB Common Stock were outstanding, 100,848 shares of CSB Common Stock were reserved for issuance pursuant to outstanding CSB Stock Options under the CSB Stock Option Plan, and no shares of CSB Preferred Stock were outstanding or reserved for issuance by CSB. All outstanding shares of CSB Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the CSB Stock Options described on Schedule 3.5 to this Agreement, CSB does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which CSB is a party or by which it is bound obligating CSB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CSB or obligating CSB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.6    CSB Filings.    Since January 1, 2000, CSB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC; (b) the CDFI; or (c) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to CSB's shareholders during the three-year period ended December 31, 2002 (whether or not filed with any Regulatory Authority), are collectively referred to as the "CSB Filings". Except to the extent prohibited by law, copies of the CSB Filings have been made available to Bancorp. As of their respective filing or mailing dates, each of the past CSB Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.7    Accuracy of Information Supplied.

          3.7.1   No representation or warranty of CSB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of CSB to Bancorp in connection herewith and none of the information supplied or to be supplied by CSB to Bancorp hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.7.2   None of the information supplied or to be supplied by CSB or relating to CSB and approved by CSB which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Bancorp in connection with the issuance of shares of Bancorp Common Stock in the Merger (including the Proxy Statement of CSB and the Prospectus of Bancorp ("Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of CSB through the date of the meeting of shareholders of CSB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Bancorp Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Bancorp and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          3.7.3   CSB has delivered or will deliver to Bancorp copies of: (a) the audited balance sheets as of December 31, 2002, 2001 and 2000 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants or Arthur Anderson, independent public accountants (the "CSB Financial Statements"), and CSB will hereafter until the Closing Date deliver to Bancorp copies of additional financial statements of CSB as provided in Sections 5.1.1(iii) and 6.1.11(iii). The CSB Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of CSB as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, CSB has delivered or made available to Bancorp copies of all management or other letters delivered to CSB by its independent accountants in connection with any of the CSB Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of CSB issued at any time since January 1, 2000, and will make available for inspection by Bancorp or its representatives, at such times and places as Bancorp may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 3.8    Compliance with Applicable Laws.    Except as disclosed on Schedule 3.8, to the Knowledge of CSB, the respective businesses of CSB are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on CSB. Except as set forth in Schedule 3.8, to the Knowledge of CSB no investigation or review by any Governmental Entity with respect to CSB, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to CSB an intention to conduct the same.

        Section 3.9    Litigation.    Except as set forth in Schedule 3.9, to the Knowledge of CSB there is no suit, action or proceeding or investigation pending or threatened against or affecting CSB which, if adversely determined, would have a Material Adverse Effect on CSB; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CSB that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which CSB is a named party of which CSB has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with CSB's prior business practices.

        Section 3.10    Agreements with Banking Authorities.    Except as set forth in Schedule 3.10, CSB is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 3.11    Insurance.    CSB has in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by CSB. CSB is not in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding thereunder have been filed in timely fashion. CSB has filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

        Section 3.12    Title to Assets other than Real Property.    CSB has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), used in its business, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the CSB Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of CSB or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12. All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

        Section 3.13    Real Property.    Schedule 3.13 is an accurate list and general description of all real property owned or leased by CSB, including Other Real Estate Owned ("OREO"). CSB has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of CSB to dispose, of CSB's interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. CSB has valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. To the best of CSB's Knowledge, the activities of CSB with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, CSB enjoys quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Materially all buildings and improvements on real properties owned or leased by CSB are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 3.14    Taxes.

          3.14.1    Filing of Returns.    Except as set forth on Schedule 3.14.1, CSB has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of CSB or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 3.14.1, no extension of time within which CSB may file any Return is currently in force.

          3.14.2    Payment of Taxes.    Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on CSB or for which CSB is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of CSB to taxing authorities or others on or before the date hereof have been paid.

          3.14.3    Audit History.    Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of CSB currently in progress of which CSB has Knowledge. Except as disclosed on Schedule 3.14.3, CSB has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of CSB for any period. CSB currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of CSB or any Subsidiaries filed for fiscal years ended on or after December 31, 1999 through the Closing Date, nor to the Knowledge of CSB is there reason to believe that any material deficiency will be assessed.

          3.14.4    Statute of Limitations.    Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of CSB for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises exist concerning Taxes of CSB.

          3.14.5    Withholding Obligations.    Except as set forth on Schedule 3.14.5, CSB has withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

          3.14.6    Tax Liens.    There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by CSB except for liens for Taxes that are not yet due and payable.

          3.14.7    Tax Reserves.    CSB has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The CSB Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the CSB Financial Statements and all periods prior thereto.

          3.14.8    IRC Section 382 Applicability.    CSB, including any party joining in any consolidated return to which CSB is not a member, has not undergone an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

          3.14.9    Disclosure Information.    Within 45 days of the date of this Agreement, CSB will deliver to Bancorp a schedule setting forth the following information with respect to CSB and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) CSB's basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to CSB; and (c) the amount of any deferred gain or loss allocable to CSB and arising out of any deferred intercompany transactions.

        Section 3.15    Performance of Obligations.    CSB has performed all material obligations required to be performed by it to date and CSB is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on CSB. To the Knowledge of CSB, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom CSB has an agreement that is of material importance to the businesses of CSB is in default thereunder.

        Section 3.16    Loans and Investments.    Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of CSB are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on Schedule 3.16, as of December 31, 2002, no loans or investments held by CSB are: (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by CSB or any banking regulators; or (iii) on a nonaccrual status in accordance with CSB's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by CSB to any Affiliates of CSB are disclosed on Schedule 3.16. For outstanding loans or extensions of credit where the original principal amounts are in excess of $50,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to CSB and to CSB's Knowledge, is still in full force and effect.

        Section 3.17    Brokers and Finders.    Except as set forth on Schedule 3.17, CSB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. CSB agrees to indemnify and hold harmless Bancorp and its affiliates, and to defend with counsel selected by Bancorp and reasonably satisfactory to CSB, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

        Section 3.18    Material Contracts.    Schedule 3.18 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which CSB is a party as of the date of this Agreement, except for loans and other extensions of credit made by CSB in the ordinary course of its business and those items specifically disclosed in the CSB Financial Statements.

        Section 3.19    Absence of Material Adverse Effect.    Since January 1, 2000, the business of CSB has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to CSB's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on CSB.

        Section 3.20    Undisclosed Liabilities.    Except as disclosed on Schedule 3.20, to CSB's Knowledge CSB has no liabilities or obligations, either accrued, contingent or otherwise, that are material to CSB and that have not been: (a) reflected or disclosed in the CSB Financial Statements; or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. CSB has no Knowledge of any basis for the assertion against CSB of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on CSB that is not fully and fairly reflected and disclosed in the CSB Financial Statements or on Schedule 3.20.

        Section 3.21    Employees; Employee Benefit Plans; ERISA.

          3.21.1   All material obligations of CSB for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the CSB Financial Statements and paid when due. All material obligations of CSB, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the CSB Financial Statements for the periods covered thereby and paid when due. There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of CSB, attempts to unionize or controversies threatened between CSB or any of its Affiliates and or relating to, any of their employees that are likely to have a Material Adverse Effect on CSB, taken as a whole. CSB is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, CSB is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of CSB which are not terminable by CSB without liability on not more than thirty (30) days' notice. Except as disclosed in the CSB Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.21.1, no director, officer or employee of CSB is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. To CSB's Knowledge, CSB has materially complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

          3.21.2   CSB has delivered as Schedule 3.21.2 a complete list of:

              (a)   All current employees of CSB together with each employee's tenure with CSB, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

              (b)   All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

          3.21.3   Except as disclosed on Schedule 3.21.3, CSB does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of CSB or any of its Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to Bancorp, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of CSB or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and none of CSB has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of CSB is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and CSB is not aware of any fact which has occurred that would cause the loss of such qualification or exemption.

          3.21.4   Except as disclosed in Schedule 3.21.4, CSB does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of CSB or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21.4, CSB does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of CSB, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to Bancorp, shall be herein referred to as a "Benefit Arrangement."

          3.21.5   All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangement, materially comply with or will be amended to materially comply with applicable legal requirements. Neither CSB, nor any Employee Plan nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject CSB or Bancorp to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to CSB's Knowledge, no employee of CSB, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject CSB or any of its Subsidiaries to liability if CSB or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, CSB has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

          3.21.6   Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, to CSB's Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan that could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

          3.21.7   Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

          3.21.8   Except as disclosed in Schedule 3.21.8, CSB does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by CSB or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of CSB or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

        Section 3.22    Powers of Attorney.    No power of attorney or similar authorization given by CSB thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 3.23    Hazardous Materials.    Except as set forth on Schedule 3.23:

          3.23.1   Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of CSB and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the CSB Properties (as defined below), CSB has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To CSB's Knowledge, no material amount of Hazardous Substances has been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 2000, or which is currently or during the past three years was leased, by CSB, including OREO (collectively, the "CSB Properties"), or to CSB's Knowledge, on or in any real property in which CSB now holds any security interest, mortgage or other lien or interest ("CSB Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; and (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental

  Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such CSB Properties. To CSB's Knowledge, no activity has been undertaken on any of the CSB Properties since January l, 2000, and to the Knowledge of CSB no activities have been or are being undertaken on any of the CSB Collateralizing Real Estate, that would cause or contribute to:

              (a)   any of the CSB Properties or CSB Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

              (b)   a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

              (c)   the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the CSB Property or CSB Collateralizing Real Estate involved.

          3.23.2   Except as disclosed on Schedule 3.23, to the Knowledge of CSB, there are not, and never have been, any underground storage tanks located in or under any of the CSB Properties or the CSB Collateralizing Real Estate.

          3.23.3   CSB has not received any written notice of, and to the Knowledge of CSB has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the CSB Properties or CSB Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the CSB Properties or CSB Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of CSB, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

          3.23.4   "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

        Section 3.24    Stock Options.    Schedule 3.5 to this Agreement contains a description of the CSB Stock Option Plan and list of all CSB Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

        Section 3.25    Parachute Payments.    Except as set forth in Schedule 3.25, the consummation of the Merger will not entitle any director, officer or employee of CSB to any payment that would constitute a parachute payment under IRC 280G.

        Section 3.26    Risk Management Instruments.    Neither CSB nor any Subsidiary of CSB is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof)(each, a "Derivatives Contract") or owns securities that (i) are referred yo generally as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii)(are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance and previously disclosed to Bancorp.

        Section 3.27    Liability Under Regulation C, Truth in Lending Law and HMDA.    Except as disclosed in Schedule 3.27, CSB has no liabilities or obligations either accrued, contingent or otherwise, that are material to CSB with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BANCORP

        Bancorp and CCB, jointly and severally, represent and warrant to CSB that:

        Section 4.1    Organization; Corporate Power; Etc.    Each of Bancorp and CCB is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. Bancorp is a bank holding company registered under the BHCA. Each of Bancorp's Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Bancorp taken as a whole or the ability of Bancorp to consummate the transactions contemplated by this Agreement. Bancorp has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Bancorp will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. Bancorp is the sole shareholder of CCB. CCB is a state chartered banking corporation licensed to conduct banking business in California. CCB is a member of the Federal Reserve System. CCB's deposits are insured by the FDIC in the manner and to the full extent provided by law.

        Section 4.2    Licenses and Permits.    Except as disclosed on Schedule 4.2, Bancorp and CCB have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp taken as a whole, or on the ability of Bancorp to consummate the transactions contemplated by this Agreement.

        Section 4.3    Authorization of Agreement; No Conflicts.

          4.3.1   The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bancorp and CCB. This Agreement has been duly executed and delivered by Bancorp and CCB, and constitutes a legal, valid and binding obligation of Bancorp and CCB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Bancorp and CCB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

          4.3.2   Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Bancorp and CCB, or any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancorp or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Bancorp taken as a whole; or (ii) will be cured or waived prior to the Effective Time.

        Section 4.4    Capital Structure of Bancorp.    The authorized capital stock of Bancorp consists of 10,000,000 shares of Bancorp Common Stock, no par value per share and 10,000,000 shares of Bancorp preferred stock. On March 1, 2003, 3,994,090 shares of Bancorp Common Stock were outstanding, 348,536 shares of Bancorp Common Stock have been granted and are unexercised pursuant to employee stock option and other employee stock plans (the "Bancorp Stock Plans"), and no shares of Bancorp preferred stock were outstanding or were reserved for issuance by Bancorp. All outstanding shares of Bancorp Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of Bancorp Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of Bancorp, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Bancorp Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the Bancorp Stock Plans, Bancorp does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Bancorp is a party or by which it is bound obligating Bancorp to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Bancorp or obligating Bancorp to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.5    Bancorp Filings.    Since January 1, 2000, Bancorp has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve or any Federal Reserve Bank; (b) the CDFI; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the Bancorp Financial Statements are collectively referred to as the "Bancorp Filings". Except to the extent prohibited by law, copies of the Bancorp Filings have previously been made available to CSB. As of their respective filing or mailing dates, each of the past Bancorp Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.6    Accuracy of Information Supplied.

          4.6.1   No representation or warranty of Bancorp and CCB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Bancorp or any of its Subsidiaries to CSB in connection herewith and none of the information supplied or to be supplied by Bancorp to CSB hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.6.2   None of the information supplied or to be supplied by Bancorp or relating to Bancorp which is included or incorporated by reference in (i) the Registration Statement in connection the issuance of shares of Bancorp Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of CSB through the date of the meeting of shareholders of CSB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Bancorp Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to CSB) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          4.6.3   Bancorp has delivered or will deliver to CSB copies of: (a) the audited balance sheets of Bancorp and its Subsidiaries as of December 31, 2002, 2001 and 2000 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants (the "Bancorp Financial Statements"). The Bancorp Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Bancorp and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).

        Section 4.7    Compliance With Applicable Laws.    Except as disclosed on Schedule 4.7, to the best of Bancorp's Knowledge, the respective businesses of Bancorp and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Bancorp and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to Bancorp is pending or, to the Knowledge of Bancorp, threatened, nor has any Governmental Entity indicated to Bancorp an intention to conduct the same, other than regular bank examinations and those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on Bancorp and its Subsidiaries, taken as a whole.

        Section 4.8    Performance of Obligations.    Each of Bancorp and CCB has performed all material obligations required to be performed by them to date, and each of Bancorp and CCB is not in material default under or in material breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Bancorp. To the best Knowledge of Bancorp, and except as disclosed on Schedule 4.8, no party with whom Bancorp or its Subsidiaries has an agreement that is of material importance to the business of Bancorp is in default thereunder.

        Section 4.9    Absence of Material Adverse Effect.    Since January 1, 2000, no event or circumstance has occurred or is expected to occur which to Bancorp's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Bancorp and its Subsidiaries, taken as a whole.

        Section 4.10    Undisclosed Liabilities.    Except as disclosed on Schedule 4.10, none of Bancorp or any of its Subsidiaries to Bancorp's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Bancorp and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the Bancorp Financial Statements; or (b) incurred subsequent to December 31, 2002 in the ordinary course of business. Bancorp has no Knowledge of any basis for the assertion against Bancorp or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Bancorp and its Subsidiaries, taken as a whole, that is not fairly reflected in the Bancorp Financial Statements or on Schedule 4.10.

        Section 4.11    Litigation.    Except as set forth in Schedule 4.11, to the Knowledge of Bancorp there is no suit, action or proceeding or investigation pending or threatened against or affecting Bancorp which, if adversely determined, would have a Material Adverse Effect on Bancorp, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bancorp or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 4.11 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which Bancorp or its Subsidiaries, is a named party of which Bancorp has Knowledge, and except as disclosed on Schedule 4.11, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Bancorp's prior business practices.

        Section 4.12    Agreements with Banking Authorities.    Except as set forth in Schedule 4.12, neither Bancorp nor CCB is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

ARTICLE 5. ADDITIONAL AGREEMENTS

        Section 5.1    Access to Information, Due Diligence, etc.

          5.1.1   Upon reasonable notice, CSB shall permit Bancorp and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to Bancorp as soon as practicable, (i) a copy of each of CSB's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of CSB shall be furnished to Bancorp at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of Bancorp, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by CSB during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of CSB as of the end of such month; and (iv) all other information concerning CSB's business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Bancorp may reasonably request.

          5.1.2   Until the Effective Time, a representative of Bancorp shall be entitled and shall be invited to attend meetings of the Board of Directors of CSB and of the Loan Committee of CSB, and at least five (5) days' prior written notice of the dates, times and places of such meetings shall be given to Bancorp except that in the case of special meetings Bancorp shall receive the same number of days' prior notice as CSB's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by CSB, (ii) involve discussions between such Board of Directors or such Loan Committee and legal counsel for CSB that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Bancorp, or (iii) constitute the Executive Session of any Board of Directors meeting.

          5.1.3   Bancorp and CSB each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

        Section 5.2    Shareholder Approval.

          5.2.1   CSB shall promptly call a meeting of its shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is declared effective by the SEC, but in no event later than July 30, 2003, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. CSB's Board of Directors will recommend to the shareholders approval of this Agreement, the Merger Agreement and the Merger; provided, however, that CSB's Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a CSB Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for CSB's Board of Directors to comply with its fiduciary duties under applicable law.

          5.2.2   If the Merger is approved by vote of the shareholders of CSB, then, within ten (10) days thereafter CSB shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

        Section 5.3    Taking of Necessary Action.

          5.3.1   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of CSB's or Bancorp's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, Bancorp and CSB will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of Bancorp or CSB advisable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of CSB, the proper officers or directors of Bancorp, CCB or CSB, as the case may be, shall take all such necessary action.

          5.3.2   The obligations of CSB contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or CSB's receipt of a CSB Superior Proposal (defined below) and any Default under Section 6.2.5 by CSB shall entitle Bancorp to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders.

          5.3.3   CSB shall use its best efforts to cause each director, executive officer and other person who is an "Affiliate" of CSB (for purposes of Rule 145 under the Securities Act) to deliver to Bancorp, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliates Agreement").

        Section 5.4    Registration Statement and Applications.

          5.4.1   Bancorp and CSB will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. Each of Bancorp and CSB shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CSB shall thereafter mail the Proxy Statement/Prospectus to the shareholders of CSB. Each party will furnish all financial or other information, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

          5.4.2   Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

        Section 5.5    Expenses.

          5.5.1   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, except that the costs associated with EDGARization of the Registration Statement shall be split by the parties.

          5.5.2   CSB shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Closing Date and that such expenses are properly reflected on the books of CSB.

        Section 5.6    Notification of Certain Events.

          5.6.1   CSB shall provide to Bancorp, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.2   Bancorp shall provide to CSB, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.3   Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

          5.6.4   CSB and Bancorp shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. Bancorp shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning or provided by CSB, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by CSB.

        Section 5.7    Closing Schedules.    CSB has delivered to Bancorp on or before the date of this Agreement all of the Schedules to this Agreement which CSB is required to deliver to Bancorp hereunder (the "CSB Schedules"). Bancorp has delivered to CSB on or before the date of this Agreement all of the Schedules to this Agreement which Bancorp is required to deliver to CSB hereunder (the "Bancorp Schedules"). Immediately prior to the Closing Date, CSB shall have prepared updates of the CSB Schedules provided for in this Agreement and shall deliver to Bancorp revised schedules containing the updated information (or a certificate signed by CSB's Chief Executive Officer stating that there have been no changes on the applicable schedules); and Bancorp shall have prepared updates of the Bancorp Schedules provided for in this Agreement and shall deliver to CSB revised Schedules containing updated information (or a certificate signed by Bancorp's Chief Executive Officer stating that there has been no change on the applicable schedules). Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules." The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances. In the event the Closing Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on CSB, on the one hand, or on Bancorp, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, the party delivering such Closing Schedules (the "Affected Party") shall so notify the other party in the letter of transmittal for such Closing Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Schedules that disclose such event, occurrence or circumstance. In the event of any such termination, the terminating party shall have no liability for such termination. The Affected Party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in Section 8.5 hereof.

        Section 5.8    Additional Accruals/Appraisals.    Immediately prior to the Closing Date, at Bancorp's request, CSB shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be necessary to conform CSB's accounting and credit and OREO loss reserve practices and methods to those of Bancorp, provided, however, that no accrual or reserve made by CSB pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on CSB resulting from CSB's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        Section 5.9    Employee Plans.    Immediately prior to the Closing Date, at Bancorp's request, CSB shall terminate any Employment Plan or Benefit arrangement, provided, however, that no accrual or reserve made by CSB as a result of a termination requested by Bancorp pursuant to this Section 5.9, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on CSB resulting from CSB's compliance with this Section 5.9, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE 6. CONDUCT OF BUSINESS

        Section 6.1    Affirmative Conduct of CSB.    During the period from the date of execution of this Agreement through the Effective Time, CSB shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all state-chartered banks or all nonmember banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          6.1.1   Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.1.2   Advise Bancorp promptly in writing of any change that would have a Material Adverse Effect on it, or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.1.3   Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

          6.1.4   Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Bancorp in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

          6.1.5   Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on CSB;

          6.1.6   Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on CSB;

          6.1.7   Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          6.1.8   Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

          6.1.9   Promptly advise Bancorp in writing of any event or any other transaction within the Knowledge of CSB, whereby any Person or related group of Persons acquires, or proposes to acquire, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of CSB Common Stock either prior to or after the record date fixed for the CSB shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

          6.1.10   (a) Maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in CSB's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

            (b)   Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by CSB, CSB has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

          6.1.11   Furnish to Bancorp, as soon as practicable, and in any event within fifteen (15) days after it is prepared: (i) a copy of any report submitted to the Board of Directors of CSB and access to the working papers related thereto, provided, however, that CSB need not furnish Bancorp any materials relating to deliberations of CSB's Board of Directors with respect to its approval of this Agreement, communications of CSB's legal counsel with the Board of Directors or officers of CSB regarding CSB's rights against or obligations to Bancorp or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to CSB or filed with or received from any CDFI, FDIC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for CSB and quarterly unaudited balance sheets, statements of income and changes in shareholders' equity for CSB, in each case prepared on a basis consistent with past practice; and (iv) such other reports as Bancorp may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to CSB. Each of the financial statements of CSB delivered pursuant to this Section 6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of CSB to the effect that such financial statements fairly present the financial information presented therein of CSB for the periods covered and as of the dates indicated, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice;

          6.1.12   CSB agrees that through the Effective Time, as of their respect dates, (i) each CSB Filing will be true and complete in all material respects; and (ii) each CSB Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such CSB Filings that is intended to present the financial position of CSB during the periods involved to which it relates will fairly present in all material respects the financial position of CSB and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

          6.1.13   Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

          6.1.14   Inform Bancorp of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). CSB will furnish to Bancorp, as soon as practicable, and in any event within fifteen (15) days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

          6.1.15   Furnish to Bancorp, upon Bancorp's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by CSB to any director or officer (at or above the Vice President level) of CSB or to any Person holding 5% or more of the capital stock of CSB, including, with respect to each such loan or lease, the identity and, to the best Knowledge of CSB, the relation of the borrower to CSB, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000); and

          6.1.16   Make available to Bancorp copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $250,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit, $100,000 in the case of unsecured loans or unsecured extensions of credit, and renewals of any classified or criticized loans which are considered by CSB after the date of this Agreement, concurrently with submission to CSB's loan committee.

          6.1.17   The Board of Directors of CSB shall promptly adopt resolutions required to cause the Employee Stock Ownership Plan ("ESOP"), CSB Stock Option Plan and any other plan or agreement providing shares of CSB Common Stock or equity-based rights to any Person to be terminated as of the Effective Time, and shall request an IRS termination letter with respect to the ESOP. CSB participants in the ESOP shall have the right to rollover their ESOP account balances into the Western Sierra Bancorp 401(k)SOP.

        Section 6.2    Negative Covenants of CSB.    During the period from the date of execution of this Agreement through the Effective Time, CSB agrees that without Bancorp's prior written consent, it shall not and its Subsidiaries shall not:

          6.2.1   (a) Declare or pay any dividend or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

          6.2.2   Take any action that would or might result in any of the representations and warranties of CSB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

          6.2.3   Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of CSB or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of CSB Common Stock pursuant to the exercise of CSB Stock Options set forth in Section 3.5;

          6.2.4   Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

          6.2.5   Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than Bancorp, and its representatives) concerning any such solicited Acquisition Proposal. CSB shall notify Bancorp immediately if any inquiry regarding an Acquisition Proposal is received by CSB, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than Bancorp would acquire or participate in a merger or other business combination or reorganization involving CSB; (b) proposal by which any Person or group, other than Bancorp, would acquire the right to vote ten percent (10%) or more of the capital stock of CSB entitled to vote for the election of directors; (c) acquisition of the assets of CSB other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of CSB, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent CSB or CSB's Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of CSB, if and only to the extent that (A) the Board of Directors of CSB has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to CSB's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "CSB Superior Proposal") and CSB's Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for CSB to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, CSB's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between CSB and Bancorp, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

          6.2.6   Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to CSB, other than in the ordinary course of business consistent with prior practice;

          6.2.7   Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to CSB, except in the ordinary course of business consistent with prior practice and after Notice to and consultation with Bancorp. Bancorp shall respond to CSB within five (5) business days of Notice by CSB which contains all appropriate documents;

          6.2.8   Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of CSB or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

          6.2.9   Enter into any Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

          6.2.10   Make or enter into a commitment to make any loan or other extension of credit in a secured amount in excess of $250,000, and an unsecured amount in excess of $100,000 and a renewal of any criticized or classified loan; provided further for purposes of this Section 6.2.10, if Bancorp has not provided written objection to CSB within five (5) days of Notice by CSB, Bancorp shall have consented to such commitment, loan or extension of credit. Notice by CSB for this Section 6.2.10 shall mean Bancorp's receipt of all written material presented to CSB's loan committee or other persons authorized to approve such loans. Any objection of Bancorp for any loan or extension of credit under this Section 6.2.10 shall be in writing and shall include a full description of the rationale for objection. Further provided that Bancorp shall not object to any commitment, loan or extension of credit that is made by CSB in the ordinary course of business and consistent with safe and sound underwriting practices. In case of any disagreement with respect to approval of a loan or extension of credit made under this Section 6.2.10, the disagreement shall be referred to CSB's third party loan review consultant, whose decision shall bind the parties;

          6.2.11   Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person, except the proposed payments to CSB's Board of Directors in the aggregate amount of $40,000;

          6.2.12   Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

          6.2.13   Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2002 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

          6.2.14   Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $10,000 individually or $30,000 in the aggregate;

          6.2.15   Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

          6.2.16   Acquire any investment security;

          6.2.17   Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by Bancorp, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to Bancorp for its approval, which it shall not unreasonably withhold or delay;

          6.2.18   Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

          6.2.19   Change its fiscal year or methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred to by CSB's independent public accountants or by Section 5.8 of this Agreement;

          6.2.20   Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

          6.2.21   Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to Bancorp prior to taking such property into OREO;

          6.2.22   Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by CSB. Bancorp shall be deemed to have consented in writing to any election CSB shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of Bancorp in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) Bancorp shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election;

          6.2.23   Incur any merger-related expenses (including attorneys', accountants' and advisors' fees, meeting costs, printing and mailing costs, and retention payments to employees not made under existing contract provisions), but not including contractual change-of-control payments to employees under existing agreements, in excess of $100,000 in the aggregate; or

          6.2.24   Materially change its pricing practices on loans or deposit products.

        Section 6.3    Affirmative Conduct of Bancorp.    During the period from the date of execution of this Agreement through the Effective Time, Bancorp shall carry on its business in a reasonable manner consistent with applicable laws and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers; and, to these ends, shall fulfill each of the following:

          6.3.1   Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.3.2   Advise CSB promptly in writing of any change that would have a Material Adverse Effect on it or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.3.3   Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on CSB;

          6.3.4   Duly and timely file as and when due all material regulatory reports and Returns required to be filed with any Governmental Entity;

          6.3.5   File all necessary applications with the Federal Reserve and CDFI for the transaction as soon as possible, but no later than June 1, 2003 and furnish to CSB, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the Federal Reserve and CDFI for approval of the Merger; and

          6.3.6   Bancorp agrees that through the Effective Time, as of their respect dates, (i) each Bancorp Filing will be true and complete in all material respects; and (ii) each Bancorp Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Bancorp Filings that is intended to present the financial position of Bancorp during the periods involved to which it relates will fairly present in all material respects the financial position of Bancorp and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein.

        Section 6.4    Negative Covenants of Bancorp.    During the period from the date of execution of this Agreement through the Effective Time, Bancorp agrees that without CSB's prior written consent, it shall not and its Subsidiaries shall not:

          6.4.1   Declare or pay any extraordinary cash dividend;

          6.4.2   Take any action that would or might result in any of the representations and warranties of Bancorp or CCB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied or otherwise materially delay or impair completion of the Merger, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority; or

          6.4.3   Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization.

ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING

        Section 7.1    Conditions to the Parties' Obligations.    The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

          7.1.1   This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of CSB Common Stock entitled to vote;

          7.1.2   All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

          7.1.3   There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by Bancorp of any material asset or of a material portion of the business of Bancorp; or (iii) imposes any condition upon Bancorp or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of Bancorp would be materially burdensome;

          7.1.4   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

          7.1.5   Bancorp and CSB shall have received an opinion from Perry-Smith LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to Bancorp and CSB, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that Bancorp and CSB will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

          7.1.6   Bancorp and CSB shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Exhibits 7.1.6A and 7.1.6B, respectively, dated as of the Closing Date;

          7.1.7   No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

          7.1.8   CSB and Clarence Hartley shall have executed a salary continuation agreement providing for salary continuation benefits of $60,000 per year for a period of ten years for Clarence Hartley, and an executed employment agreement providing for the employment of Mr. Hartley by CCB for a period of two years following the Effective Time.

        Section 7.2    Conditions to Bancorp's Obligations.    The obligations of Bancorp to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Bancorp) of each of the following conditions:

          7.2.1   Except as otherwise provided in this Section 7.2, (a) the representations and warranties of CSB contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby; (b) CSB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on CSB, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Bancorp to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) CSB shall have delivered to Bancorp certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

          7.2.2   There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which CSB is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on CSB, the Surviving Corporation or Bancorp at or following the Effective Time, or on the transactions contemplated by this Agreement;

          7.2.3   CSB shall have delivered its Closing Schedules to Bancorp on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the CSB Schedules (or in the CSB Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on CSB, the Surviving Corporation or Bancorp at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

          7.2.4   Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on CSB, and Bancorp shall have received a certificate signed on behalf of CSB by the President and Chief Executive Officer of CSB to such effect;

          7.2.5   Counsel for Bancorp shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Bancorp hereunder or that are reasonably requested by such counsel;

          7.2.6   The sale of the Bancorp Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked;

          7.2.7   CSB shall have delivered to Bancorp not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3.

          7.2.8   CSB shall not be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of its respective businesses, prospects and operations, so as to have a Material Adverse Effect;

          7.2.9   All of CSB's director-shareholders shall have delivered to Bancorp on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.9; and

          7.2.10   CSB's shareholders' equity as of the Determination Date shall be no less than the December 31, 2002 shareholders' equity of CSB plus eighty-five percent (85%) of CSB's 2002 net income calculated on a pro rata monthly basis for the number of months in 2003 which have occurred as of the Determination Date. For purposes of this Section 7.2.10 and the calculation of shareholders' equity as of the Determination Date, CSB shall not be required to expense the following: (a) merger-related expenses permitted under Section 6.2.23 up to $100,000; (b) payments paid to CSB's Board of Directors as provided in Section 6.2.11; (c) payments made to option holders for the cancellation of their options; (d) payments made to Clarence Hartley pursuant to Section 7.1.8; or (e) any other item that Bancorp agrees in writing need not be expensed for purposes of this Section 7.2.10. To confirm compliance with this Section, a reasonable period before Closing CSB shall provide to Bancorp a certificate of its chief financial officer, dated after the Determination Date, as to CSB's shareholders' equity as of the Determination Date, calculated in accordance with this Section, and written assurance of CSB's independent accountants under, or consistent with the standards of, SAS 71 to the effect that the accountants are not aware that the financial statements of CSB from which shareholders' equity is determined for purposes of this Section require any material modifications in order to comply with GAAP. Bancorp shall be permitted reasonable review and inquiry with respect to the calculation of shareholders' equity and the supporting certificate and accountant's assurance.

        Section 7.3    Conditions to CSB's Obligations.    The obligations of CSB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by CSB) of each of the following conditions:

          7.3.1   Except as otherwise provided in this Section 7.3, (a) the representations and warranties of Bancorp contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on Bancorp or upon consummation of the transactions contemplated hereby; (b) Bancorp shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Bancorp, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling CSB to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Bancorp shall have delivered to CSB certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

          7.3.2   Counsel for CSB shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to CSB hereunder or that are reasonably requested by such counsel;

          7.3.3   Bancorp shall have delivered its Closing Schedules to CSB on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Bancorp Schedules (or in the Bancorp Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on Bancorp and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

          7.3.4   The fairness opinion (the "CSB Fairness Opinion") commissioned by CSB's Board of Directors shall provide as of the date of mailing the Proxy Statement/Prospectus to CSB's shareholders that the terms of the Merger, from a financial standpoint, are fair to the shareholders of CSB, and shall not have been revoked, at any time prior to the meeting of CSB's shareholders at which the Merger is to be voted on. Bancorp shall be provided immediate notification by CSB of the revocation of the CSB Fairness Opinion;

          7.3.5   The sale of the Bancorp Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked; and

          7.3.6   Bancorp shall have obtained a three year director and officer liability insurance tail coverage policy for the benefit of the current directors and executive officers of CSB and will provide proof of director and officer liability insurance for those directors of CSB whom shall serve as directors of CCB following the Merger.

ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

          8.1.1   By mutual consent of the Boards of Directors of Bancorp and CSB;

          8.1.2   By Bancorp or CSB upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

          8.1.3   By Bancorp if an Acquisition Event involving CSB shall have occurred;

          8.1.4   By CSB if there shall have been a material breach of any of the representations or warranties of Bancorp or CCB set forth in this Agreement, which breach, in the reasonable opinion of CSB, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of CSB, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Bancorp or upon the consummation of the transactions contemplated hereby;

          8.1.5   By Bancorp if there shall have been a material breach of any of the representations or warranties of CSB set forth in this Agreement, which breach, in the reasonable opinion of Bancorp, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of Bancorp, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on CSB or upon the consummation of the transactions contemplated hereby;

          8.1.6   By CSB after the occurrence of a Default by Bancorp or CCB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of CSB, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

          8.1.7   By Bancorp after the occurrence of a Default by CSB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of Bancorp, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

          8.1.8   By Bancorp if the Closing Schedules delivered by CSB disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the CSB Financial Statements delivered to Bancorp on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on CSB or after the Effective Time, on

  Bancorp, or on the consummation of the transactions contemplated hereby (a "CSB Material Adverse Event");

          8.1.9   By CSB if the Closing Schedules delivered by Bancorp disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the Bancorp Financial Statements delivered to CSB on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on Bancorp or on the consummation of the transactions contemplated hereby (a "Bancorp Material Adverse Event");

          8.1.10   By CSB upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to September 30, 2003 (or October 31, 2003 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that CSB may not terminate this Agreement under this Section 8.1.10 if the relevant condition shall have failed to occur as a result of any act, delay or omission by CSB;

          8.1.11   By Bancorp upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to September 30, 2003 (or October 31, 2003 if any applicable waiting period for Requisite Regulatory Approval requires additional time) provided that Bancorp may not terminate this Agreement under this Section 8.1.11 if the relevant conditions shall have failed to occur as a result of any act, delay or omission by Bancorp;

          8.1.12   By Bancorp if CSB's Fairness Opinion is revoked at the fault of CSB; or

          8.1.13   By Bancorp or CSB if CSB's Fairness Opinion is revoked at no fault of CSB.

        Section 8.2    Effect of Termination; Survival.    Except as provided in Section 8.5, no termination under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

        Section 8.3    Amendment.    This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of CSB; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

        Section 8.4    Waiver.    Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

        Section 8.5    Liquidated Damages; Cancellation Fee.

          8.5.1   In the event of the occurrence of an Acquisition Event involving CSB, then CSB shall pay to Bancorp the sum of Five Hundred Thousand Dollars ($500,000) in cash.

          8.5.2   In the event of termination of this Agreement by Bancorp pursuant to Section 8.1.12 as a result of the revocation of the CSB Fairness Opinion; or a termination of this Agreement by Bancorp pursuant to (i) Section 8.1.2, only as a result of Section 7.1.1 (no approval by CSB shareholders), or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of CSB) or Section 8.1.7 (Default) or Section 8.1.8 (disclosure in the Closing Schedules of a CSB Material Adverse Event), where such breach of representation or warranty, Default or CSB Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of CSB or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any CSB Material Adverse Event that occurred after the date of this

  Agreement and was outside of the control of CSB, its directors and executive officers shall not come within this Section 8.5.2), then, CSB shall pay to Bancorp the sum of Two Hundred Thousand Dollars ($200,000), in cash; provided, however, that if an Acquisition Event occurs involving CSB within one year following any termination by Bancorp to which this Section 8.5.2 applies, CSB shall pay to Bancorp an additional Three Hundred Thousand Dollars ($300,000) in cash.

          8.5.3   In the event of a termination of this Agreement by CSB pursuant to 8.1.4 (breach of representations and warranties of Bancorp or CCB) or Section 8.1.6 (Default), or Section 8.1.9 (disclosure in Closing Schedules of a Bancorp Material Adverse Event), where such breach of representation or warranty, or such Default or Bancorp Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of Bancorp or any of its Subsidiaries, or any of their directors or executive officers (it being understood that any Bancorp material adverse effect that occurs after the date of this Agreement and was outside of the control of Bancorp, its Subsidiaries and their directors and executive officers, shall not come within this Section 8.5.3), then, Bancorp shall pay to CSB the sum of Two Hundred Thousand Dollars ($200,000) in cash.

          8.5.4   The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1, 8.5.2 or 8.5.3, as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.3, 5.5, 8.5.2 (in case of an Acquisition Event) and 9.5.

          8.5.5   In the event of the termination of this Agreement by Bancorp or CSB and for any reason other than as specified in Sections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.3, 5.5 and 9.5.

ARTICLE 9. GENERAL PROVISIONS

        Section 9.1    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to CSB at:	Central Sierra Bank 373 West St. Charles Street San Andreas, California 95249 Fax No. (209) 754-3709 Attention: Clarence E. Hartley, President/CEO
with a copy to:	Bartel Eng & Schroder 300 Capitol Mall, Suite 1100 Sacramento, California 95814 Fax No. (916) 442-3442 Attention: Daniel B. Eng, Esq.
If to Bancorp at:	Western Sierra Bancorp 4080 Plaza Goldorado Cameron Park, California 95682 Fax No. (530) 698-2279 Attention: Gary D. Gall, President/CEO
with a copy to:	Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806 Fax No. (714) 630-7910 Attention: Gary Steven Findley, Esq.

        Section 9.3    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.4    Entire Agreement/No Third Party Rights/Assignment.    This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

        Section 9.5    Nondisclosure of Agreement.    Bancorp and CSB agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

        Section 9.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

        Section 9.7    Headings/Table of Contents.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.8    Enforcement of Agreement.    The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

        Section 9.9    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 9.10    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        IN WITNESS WHEREOF, Bancorp, CCB and CSB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WESTERN SIERRA BANCORP		CENTRAL SIERRA BANK
By:	/s/ GARY D. GALL	By:	/s/ CLARENCE E. HARTLEY
Name:	Gary D. Gall	Name:	Clarence E. Hartley
CENTRAL CALIFORNIA BANK
By:	/s/ C. FREDERICK ROWDEN
Name:	C. Frederick Rowden

Exhibit 7.2.9

Director-Shareholder's Agreement

        This Director-Shareholder's Agreement ("Agreement"), dated as of March    , 2003 is entered into by and between Western Sierra Bancorp, a California corporation ("Bancorp"), and                        ("Shareholder").

RECITALS

        A.    Bancorp, Central California Bank and Central Sierra Bank, a California state-chartered bank ("CSB") entered into that certain Agreement and Plan of Reorganization and Merger dated as of March    , 2003 (the "Reorganization Agreement").

        B.    Shareholder is a member of the Board of Directors of CSB and owns shares of the common stock, no par value, of CSB ("CSB Stock").

        C.    Shareholder is willing to agree to vote or cause to be voted all shares of CSB Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

        D.    Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of Bancorp or any of Bancorp's Subsidiaries, or CSB as set forth in this Agreement.

        E.    Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

        NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Bancorp and Shareholder agree as follows:

ARTICLE I

DIRECTOR-SHAREHOLDER'S AGREEMENT

        1.1    Agreement to Vote.    Shareholder shall vote or cause to be voted at any meeting of shareholders of CSB to approve the Reorganization Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of CSB Stock as to which Shareholder has sole or shared voting power (the "Shares"), as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting or to give consent to action in writing (the "Record Date"), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Reorganization and Merger.

        1.2    Legend.    Shareholder agrees to stamp, print or type on the face of his or her certificates of CSB Stock evidencing the Shares the following legend:

    "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A DIRECTOR-SHAREHOLDER'S AGREEMENT DATED AS OF MARCH    , 2003 BY AND BETWEEN WESTERN SIERRA BANCORP, AND                        , COPIES OF WHICH ARE ON FILE AT THE OFFICES OF CENTRAL SIERRA BANK."

        1.3    Restrictions on Dispositions.    Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, he or she will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Bancorp or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

        1.4    Shareholder Approval.    Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the CSB shareholders at the Shareholders' Meeting and (ii) advise the CSB shareholders to reject any subsequent proposal or offer received by CSB relating to any purchase, sale, acquisition, merger or other form of business combination involving CSB or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of CSB is advised in writing by outside legal counsel, Bartel Eng & Schroder, that, in the exercise of his or her fiduciary duties, a director of CSB should not take such action.

        1.5    Noncompetition.    For a period of two years after the Effective Time of the Reorganization, Shareholder agrees not to, directly or indirectly, without the prior written consent of Bancorp, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within 50 miles of the head office of CSB. In the event that during the two year period Bancorp is acquired by another financial institution and is not the surviving entity of the acquisition, then this Section 1.5 shall terminate upon the date of Bancorp's acquisition.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder represents and warrants to Bancorp that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

        2.1    Ownership and Related Matters.

          (a)   Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder's voting power with respect thereto as of the date hereof. Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

          (b)   There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

        2.2    Authorization; Binding Agreement.    Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

        2.3    Noncontravention.    The execution, delivery and performance of this Agreement by Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which Shareholder or his or her spouse is a party or by which any of Shareholder's properties or his or her spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any third party consents; (c) result in the creation or imposition of any encumbrance on any of the Shares or any other assets of Shareholder or his or her spouse; or (d) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

ARTICLE III

GENERAL

        3.1    Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

        3.2    Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

        3.3    Specific Performance.    Shareholder and Bancorp each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Bancorp would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and Bancorp agree that Bancorp shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

        3.4    Termination.    This Agreement shall terminate automatically without further action at the earlier of two years following the Effective Time of the Reorganization or the termination of the Reorganization Agreement in accordance with its terms. Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

        3.5    No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Bancorp or Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

        3.6    Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        3.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        3.8    Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

            (i)  the masculine, feminine and neuter genders each includes the other;

           (ii)  the singular includes the plural, and the plural includes the singular; and

          (iii)  the past tense includes the present, and the present tense includes the past.

        3.9    Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Bancorp:
Western Sierra Bancorp 4080 Plaza Goldorado Circle Cameron Park, California 95682 Attention: Gary D. Gall Fax: (530) 698-2279
With a copy to:
Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806 Attention: Gary Steven Findley Fax: (714) 630-7910
If to Shareholder:

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

        3.10    Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

        3.11    Not in Director Capacity.    Except to the extent set forth in Section 1.4, no person executing this Agreement who is, during the term hereof, a director of CSB, makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners of or holders of the power to vote shares of CSB Stock.

        3.12    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        3.13    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

WESTERN SIERRA BANCORP
By:

Title:	President
SHAREHOLDER

SPOUSAL CONSENT

        I am the spouse of                        , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder's Spouse's Name)

FIRST AMENDMENT TO AGREEMENT
AND PLAN OF REORGANIZATION AND MERGER

        This First Amendment to the Agreement and Plan of Reorganization and Merger dated as of May 12, 2003 (the "Amendment") is entered into by and among Western Sierra Bancorp ("Bancorp"), a California corporation, Central California Bank ("CCB"), a California banking corporation, and Central Sierra Bank, ("CSB") a California banking corporation.

RECITALS

        WHEREAS, Bancorp, CCB and CSB have entered into that the Agreement and Plan of Reorganization and Merger dated as of March 12, 2003 (the "Agreement"); and

        WHEREAS, Bancorp, CCB and CSB each agree that it is in the best interests of the corporations to amend certain provisions of the Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bancorp, CCB and CSB hereby agree as follows:

        1.    Amendment of Article 1. Definitions.    Article 1 of the Agreement shall be amended to delete the definition of the term "Odd Lot Holder" in the entirety.

        2.    Amendment of Section 2.6.1    Section 2.6.1 of the Agreement shall be amended in the entirety to read as follows:

          2.6.1    Conversion of CSB Common Stock.

          At the Effective Time the conversion of each outstanding share of CSB Common Stock shall proceed as follows:

          The terms used in this provision shall have the following meanings:

            Initial Cash Component shall mean $10,700,000 in cash.

            Initial Stock Component shall mean 385,000 shares of common stock of Bancorp Common Stock.

            Exercised Option Adjustment shall be the reduction in the Initial Cash Component which shall be equal to $9.21 multiplied by the number of outstanding options for CSB Common Stock.

            Adjusted Cash Component shall mean the Initial Cash Component minus the Exercised Option Adjustment.

            Adjusted Stock Component shall mean the Initial Stock Component plus the adjustment pursuant to Section 2.6.1 (c), if any.

            Adjusted Value of the Stock Component shall mean the Adjusted Stock Component multiplied by the Average Closing Price.

            Adjusted Merger Consideration shall mean the sum of: (x) the Adjusted Cash Component, plus (y) the Adjusted Value of the Stock Component.

            Pro Forma Shares shall mean the sum of all outstanding shares of CSB Common Stock, issued and outstanding immediately prior to the Effective Time.

            Adjusted Per Share Merger Consideration shall mean the Adjusted Merger Consideration divided by the Pro Forma Shares.

            Remaining Adjusted Cash Component shall mean the remainder of (x) the Adjusted Cash Component, minus (y) cash equal to the Adjusted Per Share Merger Consideration multiplied by the total number of Perfected Dissenting Shares.

            Adjusted Value of the Per Share Stock Component shall mean the Adjusted Value of the Stock Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

            Remaining Adjusted Per Share Cash Component shall mean the Remaining Adjusted Cash Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

            Per Share Merger Consideration shall mean the combined value of the Adjusted Value of the Per Share Stock Component and the Remaining Adjusted Per Share Cash Component as of the Effective Time.

              (a)   Bancorp shall deliver to an independent exchange agent to be selected by Bancorp (the "Exchange Agent") the Adjusted Stock Component and the Remaining Adjusted Cash Component. Each share of CSB Common Stock, (except for Perfected Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 hereof, be converted into the right to receive cash, Bancorp Common Stock, or a combination thereof. CSB shall pay to the holder of each outstanding, unexercised CSB Stock Option who has delivered the agreement anticipated by Section 2.5, in cash, $9.21 per share (the "Stock Option Consideration") for each such option. The payment of cash to the holders of outstanding, unexercised CSB Options shall reduce the Initial Cash Component. Bancorp shall set aside, in cash out of the Adjusted Cash Component, for each Perfected Dissenting Share the Adjusted Per Share Merger Consideration (the "Dissenters' Set Aside").

              (b)   The holders of certificates formerly representing shares of CSB Common Stock shall cease to have any rights as shareholders of CSB, except such rights, if any, as they may have pursuant to the California General Corporations Law ("CGCL"). Except as provided above, until certificates representing shares of CSB Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

              (c)   If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Bancorp Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Initial Stock Component.

        3.    Amendment of Section 2.6.2    Section 2.6.2 of the Agreement shall be amended in the entirety to read as follows:

          2.6.2    Cash/Stock Election.

          The terms used in this provision shall have the following meanings:

            Cash/Stock Election shall mean the process described herein by which each CSB shareholder other than a holder of Perfected Dissenting Shares shall be permitted to state a preference to receive all cash or all stock or cash and/or stock in exchange for his or her shares of CSB Common Stock.

            Stock Elector shall mean a CSB shareholder who has timely submitted the proper form expressing a request to receive all shares of Bancorp Common Stock as his or her Per Share Merger Consideration.

            Cash Elector shall mean a CSB shareholder who has timely submitted the proper form expressing a request to receive all cash as his or her Per Share Merger Consideration.

            Cash/Stock Elector shall mean a CSB shareholder who has timely submitted the proper form expressing a request to receive cash and/or shares of Bancorp Common Stock as his or her Per Share Merger Consideration.

              (a)   Each CSB shareholder other than a holder of Perfected Dissenting Shares may state a preference to receive his or her Per Share Merger Consideration in any of the following: (x) all shares of Bancorp Common Stock; (y) all cash; or (z) cash and/or shares of Bancorp Common Stock. The Adjusted Merger Consideration shall be allocated in accordance with the following provisions of this Section 2.6.2.

              (b)   The Cash/Stock Election is subject to the limitation that the aggregate shall not exceed the Remaining Adjusted Cash Component and the Adjusted Stock Component. Shares of Bancorp Common Stock paid pursuant to the Cash/Stock Election shall be valued at the Average Closing Price.

              (c)   First, the election of the Stock Electors shall be fulfilled by providing to each Stock Elector for each share of CSB Common Stock he or she owns the Per Share Merger Consideration in shares of Bancorp Common Stock from the Adjusted Stock Component. If the elections of all of the Stock Electors cannot be fulfilled, then the Adjusted Stock Component shall be divided among the Stock Electors pro rata by the number of shares of their CSB Common Stock, and each Stock Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of CSB Common Stock which is not converted into shares of Bancorp Common Stock and all other shareholders will only receive cash.

            If there are any shares of Bancorp Common Stock remaining from the Adjusted Stock Component after payment to the Stock Electors, then each Cash/Stock Elector shall receive for each share of CSB Common Stock he or she owns the Per Share Merger Consideration in shares of Bancorp Common Stock. In the event there are insufficient shares of Bancorp Common Stock available to pay all the Cash/Stock Electors in full with shares of Bancorp Common Stock, then the left over Adjusted Stock Component shall be divided among the Cash/Stock Electors pro rata by the number of shares of their CSB Common Stock and each such Cash/Stock Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of CSB Common Stock which is not converted into shares of Bancorp Common Stock and all other shareholders will only receive cash.

            If there are any shares of Bancorp Common Stock remaining after payment to the Stock Electors and Cash/Stock Electors, then, each holder of CSB Common Stock other than a holder of Perfected Dissenting Shares that makes no election or an improper election ("No Election Shareholder") shall receive for each share of CSB Common Stock he or she owns the Per Share Merger Consideration in shares of Bancorp Common Stock. In the event there are insufficient shares of Bancorp Common Stock available to pay all the No Election Shareholders in full with shares of Bancorp Common Stock, then the left over Adjusted Stock Component shall be divided among the No Election Shareholders pro rata by the number of shares of their CSB Common Stock and each such No Election Shareholder shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger

    Consideration for each share of CSB Common Stock which is not converted into shares of Bancorp Common Stock and all other shareholders will only receive cash.

            If there are any shares of Bancorp Common Stock remaining after payment to the Stock Electors, Cash/Stock Electors and the No Election Shareholders, then the left over Adjusted Stock Component shall be divided among the Cash Electors pro rata by the number of shares of their CSB Common Stock and each such Cash Elector shall receive cash from the Remaining Adjusted Cash Component for the remainder of the Per Share Merger Consideration for each share of CSB Common Stock which is not converted into shares of Bancorp Common Stock.

              (d)   A CSB shareholder may not make a Cash/Stock Election until after the Effective Time and need not make a Cash/Stock Election at all. Promptly following the Effective Time, Bancorp shall send to each CSB shareholder a letter of transmittal describing the Cash/Stock Election in more detail and providing forms for making the Cash/Stock Election, as desired.

              (e)   The Cash/Stock Election, if made, must be made by the CSB shareholder and received by the Exchange Agent within 20 calendar days following the Effective Time for all shares held in the name of the CSB shareholder. A CSB shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held. However, holders whose shares are represented by one or more certificates may make only one Cash/Stock Election for each such certificate.

              (f)    CSB shareholders who make Cash/Stock Elections have no assurance that they will receive all cash or all stock or any specific proportion thereof.

        4.    References.    Upon execution and delivery of this Amendment, all references in the Agreement to the "Agreement," and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

        5.    No Other Amendments or Changes.    Except as expressly amended or modified by this Agreement, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

        6.    Definitions.    All capitalized terms used herein and not otherwise defined or amended shall have the meanings given to them in the Agreement.

        IN WITNESS WHEREOF, Bancorp, CCB, CSB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

WESTERN SIERRA BANCORP		CENTRAL CALIFORNIA BANK
By:	/s/ GARY D. GALL	By:	/s/ CLARENCE E. HARTLEY
Name:	Gary D. Gall	Name:	Clarence E. Hartley
CENTRAL SIERRA BANK
By:	/s/ C. FREDERICK ROWDEN
Name:	C. Frederick Rowden

Appendix B

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

        § 1300.   Reorganization or Short Form Merger; dissenting shares; corporate purchase at the fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e)or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        § 1301.   Notice to holders of dissenting shares in reorganizations; demand for purchase; time contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

        § 1302.   Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        § 1303.   Payment of agreed price with interest; agreement fixing fair market value; filing time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        § 1304.   Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        § 1305.   Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        § 1306.   Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        § 1307.   Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

        § 1308.   Rights of dissenting shareholders pending valuation; withdrawal and demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        § 1309.   Termination of dissenting shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        § 1310.   Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        § 1311.   Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        § 1312.   Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Appendix C

Fairness Opinion of Hoefer & Arnett

May 12, 2003

Members of the Board of Directors
Central Sierra Bank
P.O. Box 729
San Andreas, California 95249

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Central Sierra Bank, San Andreas, California ("Central Sierra") of the consideration to be paid in connection with the proposed merger of Central Sierra with and into Western Sierra Bancorp, Cameron Park, California ("Western") in accordance with the terms and conditions of the Agreement and Plan of Reorganization and Merger, dated as of March 12, 2003, (the "Agreement") and the First Amendment, dated as of May 12, 2003, (the "Amendment"). Pursuant to the Agreement as amended and subject to the terms and conditions therein, each share of Central Sierra Common Stock, (except for Perfected Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 thereof, be converted into the right to receive cash, Western Common Stock, or a combination thereof. Central Sierra shall pay to the holder of each outstanding, unexercised Central Sierra Stock Option who has delivered the agreement anticipated by Section 2.5, in cash, $9.21 per share (the "Stock Option Consideration") for each such option. The payment of cash to the holders of outstanding, unexercised Central Sierra Options shall reduce the Initial Cash Component. Western shall set aside, in cash out of the Adjusted Cash Component, for each Perfected Dissenting Share the Adjusted Per Share Merger Consideration (the "Dissenters' Set Aside").

        Based on the Initial Cash Component of $10,700,000 in cash, the Initial Stock Component of 385,000 shares of common stock of Western Common Stock, the Exercised Option Adjustment of $9.21 per option outstanding, a market price of $30.29 per share for Western Common Stock (closing price on April 21, 2003) and 100,848 options outstanding, the total transaction value equals $22,361,650. Based on 911,745 shares of Central Sierra common stock outstanding, each Central Sierra shareholder will be entitled to receive a transaction value equivalent to $23.51 per share. A total transaction value of $22,361,650 represents a price to stated book value at December 31, 2002 of 2.07x, a price to tangible book value at December 31, 2002 of 2.07x, a price to 2002 earnings multiple of 23.37x, a price to December 31, 2002 assets of 16.24% and a tangible premium on core deposits of 10.80%.

        As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have not previously provided investment banking and financial advisory services to Central Sierra or Western. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Central Sierra and Western for its own account and for the accounts of customers.

        In connection with this assignment, we have reviewed and analyzed, among other things, the following: (i) the Agreement and Plan of Reorganization and Merger dated March 12, 2003 and the Amendment; (ii) Quarterly Reports of Condition and Income for the quarters ended December 31, 2002, September 30, 2002, June 30, 2002, March, 31, 2002 and December 31, 2001; and internal

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financial statements as of March 31, 2003; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K of Western for December 31, 2002, December 31, 2001 and December 31, 2000; Quarterly Reports on Form 10-Q of Western for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002; and the press release announcing March 31, 2003 financial results of Western; (iv) certain other publicly available financial and other information concerning Central Sierra and Western; (v) publicly reported historical prices and trading activity for Central Sierra and Western common stock; and (vi) the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of Central Sierra concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

        In conducting our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Central Sierra as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of Central Sierra. Hoefer & Arnett relied on First Call consensus earnings per share estimates for Western for the year 2003. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowance for loan losses for Central Sierra and Western is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Central Sierra or Western, nor have we examined any individual loan credit files. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the common shares of Central Sierra of the terms of the proposed merger of Central Sierra with and into Western and does not address Central Sierra's underlying business decision to proceed with the transaction.

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Central Sierra and Western, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Central Sierra and Western; (ii) the assets and liabilities of Central Sierra and Western, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

        Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of Central Sierra with and into Western are fair, from a financial point of view, to the holders of shares of Central Sierra common stock.

        Our opinion is directed to the Board of Directors of Central Sierra for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of Central Sierra as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement-prospectus related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement-prospectus related to the transaction.

Respectfully Submitted,

Hoefer & Arnett, Incorporated

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Central Sierra Bank
Proxy

This proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders to be held on June 25, 2003.

        The undersigned hereby appoints Clarence E. Hartley and Marilyn Goode as proxyholders with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Central Sierra common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on June 25, 2003 at 4:00 p.m., at Central Sierra's head office located at 373 West St. Charles Street, San Andreas, California or any adjournment(s) thereof, with all the powers the undersigned would possess if personally present as follows:

          1.     To approve the merger agreement by and between Central Sierra and Western Sierra Bancorp and the transactions contemplated therein as described more fully in the accompanying proxy statement-prospectus.

  ☐ FOR              ☐ AGAINST               ☐ ABSTAIN

          2.     To transact such other business as may properly come before the meeting and any adjournments or adjournments thereof.

Please Sign and Date Below

        The Board of Directors recommends a vote "FOR" management's proposal. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of management's proposal. If any other business is presented at the meeting, this proxy confers authority to and shall be voted in accordance with the recommendations of management.

        (Please date this proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐ I Do              ☐ I Do Not              Expect to Attend the Meeting.

(Number of Shares)
(Please Print Your Name)
(Please Print Your Name)
(Date)
(Signature of Shareholder)
(Signature of Shareholder)

        This proxy may be revoked prior to its exercise by filing with the Secretary of Central Sierra a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.

QuickLinks

Table of Contents
Questions and Answers About the Merger
Summary
Risk Factors
A Warning about Forward Looking Statements
Markets; Market Prices And Dividends
Western Sierra Bancorp Pro Forma
The Central Sierra Meeting
The Merger
Unaudited Pro Forma Condensed Combined Financial Statements
Information Regarding Western
Summary of Consolidated Financial Data and Performance Ratios
Financial Condition
Results of Operations
Information Regarding Central Sierra
Comparison of Shareholder Rights
Supervision and Regulation
Validity of Western's Common Stock
Experts
Index to Financial Statements
INDEPENDENT AUDITOR'S REPORT
WESTERN SIERRA BANCORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET December 31, 2002 and 2001 (Dollars in thousands)
WESTERN SIERRA BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in thousands, except per share data)
WESTERN SIERRA BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in thousands)
WESTERN SIERRA BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in thousands)
WESTERN SIERRA BANCORP AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
Report of Independent Public Accountants
CENTRAL SIERRA BANK BALANCE SHEET December 31, 2002 and 2001
CENTRAL SIERRA BANK STATEMENT OF INCOME For the Years Ended December 31, 2002, 2001 and 2000
CENTRAL SIERRA BANK STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the Years Ended December 31, 2002, 2001 and 2000
CENTRAL SIERRA BANK STATEMENT OF CASH FLOWS For the Years Ended December 31, 2002, 2001 and 2000
CENTRAL SIERRA BANK NOTES TO FINANCIAL STATEMENTS
  Appendix A
Agreement and Plan of Reorganization and Merger and First Amendment to Agreement and Plan of Reorganization and Merger
  Exhibit 7.2.9
Director-Shareholder's Agreement
FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
RECITALS
  Appendix B
CALIFORNIA CORPORATIONS CODE TITLE 1. CORPORATIONS DIVISION 1. GENERAL CORPORATION LAW CHAPTER 13. Dissenters' Rights
  Appendix C
Fairness Opinion of Hoefer & Arnett
Central Sierra Bank Proxy